Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

SPRAGUE OPERATING RESOURCES LLC,
as U.S. Borrower,

and

KILDAIR SERVICE ULC,
as Canadian Borrower,

and

The Several Lenders
from time to time Parties Hereto,

and

MUFG BANK, LTD.,
as Administrative Agent

Dated as of May 19, 2020

BNP PARIBAS,

CITIZENS BANK, N.A.,

SOCIÉTÉ GÉNÉRALE,

WELLS FARGO BANK, N.A., and

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,
as Co-Syndication Agents,

and

ABN AMRO CAPITAL USA LLC, and

SANTANDER BANK, N.A.,
as Co-Documentation Agents,

and

MUFG BANK, LTD., and

BNP PARIBAS,

as Co-Collateral Agents

and

MUFG BANK, LTD.,
BNP PARIBAS,
CITIZENS BANK, N.A.,
SOCIÉTÉ GÉNÉRALE,
WELLS FARGO SECURITIES, LLC, and
COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,
as Joint Lead Arrangers and Joint Bookrunners

THIS AGREEMENT PROVIDES FOR AN UNCOMMITTED TRANCHE.
ALL ADVANCES AND ISSUANCES OF LETTERS OF CREDITS
UNDER SUCH UNCOMMITTED TRANCHE ARE DISCRETIONARY
ON THE PART OF THE APPLICABLE LENDERS IN THEIR SOLE AND ABSOLUTE
DISCRETION.

-i-

4.3	Conversion and Continuation Options	134
4.4	Minimum Amounts of Tranches; Maximum Number of Tranches	135
4.5	Repayment of Loans; Evidence of Debt	135
4.6	Optional Prepayments	136
4.7	Mandatory Prepayments	137
4.8	Computation of Interest and Fees	139
4.9	Pro Rata Treatment and Payments	140
4.10	Requirements of Law	141
4.11	Taxes	143
4.12	Lending Offices	148
4.13	Credit Utilization Reporting	148
4.14	Indemnity	148
4.15	Market Disruption and Inability to Determine Interest Rate	148
4.16	Illegality	149
4.17	Replacement of Lenders	150
4.18	Defaulting Lender	151
4.19	Interest Act (Canada)	155
4.20	Limitations on Interest	155
4.21	Replacement Facility	156
4.22	Election of Approving Lenders to Continue Funding	157
4.23	Effect of Benchmark Transition Event	158

SECTION 5	REPRESENTATIONS AND WARRANTIES	159

5.1	Financial Condition	160
5.2	No Change	160
5.3	Existence; Compliance with Law	161
5.4	Power; Authorization; Enforceable Obligations	161
5.5	No Legal Bar	161
5.6	No Material Litigation	162
5.7	No Default	162
5.8	Ownership of Property; Liens	162
5.9	Intellectual Property	162
5.10	No Burdensome Restrictions	162
5.11	Taxes	163
5.12	Federal Regulations	163
5.13	ERISA	163
5.14	Investment Company Act; Other Regulations	164
5.15	Subsidiaries	164
5.16	Security Documents	165
5.17	Accuracy and Completeness of Information	166
5.18	Labor Relations	166
5.19	Insurance	167
5.20	Solvency	167
5.21	Use of Letters of Credit and Proceeds of Loans	167
5.22	Environmental Matters	169

-ii-

5.23	Risk Management Policy	170
5.24	Anti-Corruption Laws and Sanctions	170
5.25	Canadian Pension Plan and Benefit Plans	171
5.26	EEA Financial Institutions	171
5.27	Beneficial Ownership Certification	171

SECTION 6	CONDITIONS PRECEDENT	172

6.1	Conditions Precedent	172
6.2	Conditions to Each Credit Extension	180

SECTION 7	AFFIRMATIVE COVENANTS	183

7.1	Financial Statements	183
7.2	Certificates; Other Information	185
7.3	Payment of Obligations	186
7.4	Conduct of Business and Maintenance of Existence	186
7.5	Maintenance of Property; Insurance	186
7.6	Inspection of Property; Books and Records; Discussions	187
7.7	Notices	187
7.8	Environmental Laws	188
7.9	Periodic Audit of Borrowing Base Assets	189
7.10	Risk Management Policy	189
7.11	Collections of Accounts Receivable	190
7.12	Taxes	190
7.13	Additional Collateral; Further Actions	190
7.14	Use of Proceeds	193
7.15	Cash Management	193
7.16	New Business Valuations of Approved Acquisition Assets	194
7.17	Post-Closing Matters	194
7.18	Canadian Pension Plans and Benefit Plans	194

SECTION 8	NEGATIVE COVENANTS	195

8.1	Financial Condition Covenants	195
8.2	Limitation on Indebtedness	196
8.3	Limitation on Liens	197
8.4	Limitation on Fundamental Changes	199
8.5	Restricted Payments	200
8.6	Limitation on Sale of Assets	201
8.7	Limitation on Capital Expenditures	202
8.8	Limitation on Investments, Loans and Advances	203
8.9	Limitation on Payments or Modifications of Junior Debt Instruments	203
8.10	Limitation on Transactions with Affiliates	204
8.11	Accounting Changes	205
8.12	Limitation on Negative Pledge Clauses	205

-iii-

8.13	Limitation on Lines of Business	206
8.14	Governing Documents	206
8.15	Limitations on Clauses Restricting Subsidiary Distributions	206
8.16	Canadian Pension Plan	206
8.17	Use of Proceeds	207
8.18	Loan Parties	207

SECTION 9	EVENTS OF DEFAULT	207

9.1	Events of Default	207

SECTION 10	THE ADMINISTRATIVE AGENT	211

10.1	Appointment	211
10.2	Delegation of Duties	213
10.3	Exculpatory Provisions	213
10.4	Reliance by Administrative Agent	214
10.5	Notice of Default	214
10.6	Non-Reliance on Administrative Agent and Other Lenders	214
10.7	Indemnification	215
10.8	Administrative Agent in Its Individual Capacity	216
10.9	Successor Administrative Agent	216
10.10	Collateral Matters	216
10.11	Arrangers, Co-Documentation Agents, Co-Collateral Agents and the Co-Syndication Agents	217
10.12	Credit Bidding	217
10.13	Single Action Rule	218
10.14	Collateral Sharing Provisions	219
10.15	Certain ERISA Matters	219

SECTION 11	MISCELLANEOUS	221

11.1	Amendments and Waivers	221
11.2	Notices	223
11.3	No Waiver; Cumulative Remedies	226
11.4	Survival of Representations and Warranties	227
11.5	Release of Collateral and Guarantee Obligations	227
11.6	Payment of Costs and Expenses	227
11.7	Successors and Assigns; Participations and Assignments	228
11.8	Adjustments; Set-off	233
11.9	Counterparts	234
11.10	Severability	235
11.11	Integration	235
11.12	Governing Law	235
11.13	Submission to Jurisdiction; Waiver of Certain Damages	235
11.14	Acknowledgements	236

-iv-

11.15	Waivers of Jury Trial	236
11.16	Confidentiality	236
11.17	Specified Laws	238
11.18	No Fiduciary Duty, etc.	238
11.19	Additional Borrowers	239
11.20	Joint and Several Liability	240
11.21	Contribution and Indemnification among the Borrower Parties; Subordination	242
11.22	Express Waivers by Borrower Parties in Respect of Cross Guaranties and Cross Collateralization	242
11.23	Limitation on Obligations of Borrower Parties	243
11.24	Keepwell	244
11.25	Judgment Currency	244
11.26	English Language	245
11.27	Effect of Amendment and Restatement	245
11.28	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	246
11.29	Acknowledgement Regarding Any Supported QFCs	246
11.30	Approved Organizational Changes	247

-v-

SCHEDULES

Schedule 1.0	Lenders, Commitments, Dollar Working Capital Facility Uncommitted Tranche Portions and Applicable Lending Offices

Schedule 1.1(A)	Approved Inventory Locations
Schedule 1.1(B)	Cash Management Banks
Schedule 1.1(C)	Eligible Foreign Counterparties
Schedule 1.1(D)	Independent Entity Schedule
Schedule 1.1(E)	Mortgaged Property
Schedule 1.1(F)	Specified Account Debtors
Schedule 1.1(G)	Issuance Caps
Schedule 1.1(H)	Swing Line Caps
Schedule 1.1(I)	Excluded Accounts
Schedule 2.2	Wire Instructions for Working Capital Facility Loans and Swing Line Loans
Schedule 3.1(a)	Existing Dollar Working Capital Facility Letters of Credit
Schedule 3.1(b)	Existing Multicurrency Working Capital Facility Letters of Credit
Schedule 3.2	Existing Acquisition Facility Letters of Credit
Schedule 5.1(c)	Liabilities
Schedule 5.1(f)	Acquisitions
Schedule 5.4	Consents and Authorizations
Schedule 5.9	Intellectual Property
Schedule 5.15	Subsidiaries
Schedule 5.16	Filing Jurisdictions
Schedule 5.18	Labor Relations
Schedule 5.19	Insurance
Schedule 5.22	Environmental Matters
Schedule 5.25	Canadian Pension Plans and Benefit Plans
Schedule 8.2	Existing Indebtedness
Schedule 8.3	Existing Liens
Schedule 8.6	Dispositions
Schedule 8.8	Investments
Schedule 8.10	Transactions with Affiliates

EXHIBITS

Exhibit A-1	Form of Dollar Working Capital Facility Committed Tranche Note
Exhibit A-2	Form of Dollar Working Capital Facility Uncommitted Tranche Note
Exhibit A-3	Form of Multicurrency Working Capital Facility Note
Exhibit A-4	Form of Dollar Committed Tranche Swing Line Note
Exhibit A-5	Form of Dollar Uncommitted Tranche Swing Line Note
Exhibit A-6	Form of Multicurrency Swing Line Note
Exhibit A-7	Form of Acquisition Facility Note
Exhibit B	[Reserved]
Exhibit C	[Reserved]
Exhibit D-1	Form of Section 4.11 Certificate (For Non-U.S. Lenders That Are Not Partnerships)

-vi-

Exhibit D-2	Form of Section 4.11 Certificate (For Non-U.S. Participants That Are Not Partnerships)
Exhibit D-3	Form of Section 4.11 Certificate (For Non-U.S. Participants That Are Partnerships)
Exhibit D-4	Form of Section 4.11 Certificate (For Non-U.S. Lenders That Are Partnerships)
Exhibit E	Form of Secretary’s Certificate
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Borrowing Base Report
Exhibit H-1	Form of Intercompany Subordination Agreement
Exhibit H-2	Form of Axel Johnson Subordination Agreement
Exhibit I	Risk Management Policy
Exhibit J	[Reserved]
Exhibit K	Cash Collateral Documentation
Exhibit L	Form of U.S. Mortgage and Security Agreement
Exhibit M	Form of Position Report
Exhibit N	[Reserved]
Exhibit O	Form of Compliance Certificate
Exhibit P	Form of Increase and New Lender Agreement
Exhibit Q	Form of Perfection Certificate
Exhibit R	Form of Marked-to-Market Report
Exhibit S	Form of Borrower’s Certificate
Exhibit T	Form of Hedging Agreement Qualification Notification
Exhibit U	Form of Joinder Agreement
Exhibit V	Form of Solvency Certificate

ANNEXES

Annex I	Form of Borrowing Notice
Annex II	Form of Continuation/Conversion Notice
Annex III	Form of Notice of Prepayment
Annex IV	Form of Credit Utilization Summary
Annex V	Form of Declining Lender Notice

-vii-

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 19, 2020, among SPRAGUE OPERATING RESOURCES LLC, a Delaware limited liability company (the “U.S. Borrower”), Kildair Service ULC, a corporation originally formed under the laws of Canada and continued under the laws of British Columbia (“Kildair” or the “Canadian Borrower” and, together with the U.S. Borrower, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement, as lenders (the “Lenders”), and MUFG BANK, LTD., (“MUFG”), as administrative agent (together with any successor Administrative Agent appointed pursuant to Section 10.9, in such capacity the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers are party to the Existing Credit Agreement (as defined below) with the several banks and other financial institutions parties thereto and MUFG, as successor administrative agent, successor Canadian agent and successor collateral agent;

WHEREAS, the Borrowers, the Lenders and the Administrative Agent have, subject to the terms and conditions set forth herein, agreed to amend and restate the Existing Credit Agreement as provided in this Agreement;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of each Borrower outstanding thereunder;

NOW, THEREFORE, in consideration of the above premises, each Borrower, each Lender and the Administrative Agent (in its capacity as successor administrative agent, successor Canadian agent and successor collateral agent under the Existing Credit Agreement) agree that on the Restatement Effective Date (as defined below) the Existing Credit Agreement shall be amended and restated in its entirety as follows:

SECTION 1        DEFINITIONS

1.1              Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Investment Grade Credit Enhancement”: with respect to any Account Receivable, (i) a letter of credit in form and substance reasonably acceptable to the Administrative Agent issued by a bank which is Investment Grade and which letter of credit does not terminate earlier than fifteen (15) days after the expected payment date of such Account Receivable; provided, that, upon the request of the Administrative Agent during the continuance of an Event of Default, with respect to each letter of credit described in this clause (i), the applicable Loan Party shall (A) assign the proceeds of such letter of credit to the Administrative Agent, (B) cause the issuing bank of such letter of credit to consent to such assignment and (C) cause any such letter of credit issued to be advised by the Administrative Agent, or (ii) a parent guarantee, insurance policy, surety bond or other customary credit support, in each case, (A) provided by any Person who is Investment Grade and (B) in form and substance reasonably acceptable to the Administrative Agent.

“Account”: any “account” as defined in Section 9-102 of the UCC and any “account” as defined under the PPSA and any “claim” for purposes of the Civil Code of Quebec.

“Account Control Agreements”: with respect to any Deposit Account, Commodity Account or Securities Account of a Loan Party (other than Excluded Accounts), an account control agreement in form and substance reasonably acceptable to the applicable Loan Party and the Administrative Agent.

“Account Debtor”: a Person who is obligated to a Loan Party under an Account Receivable or Exchange Receivable of such Loan Party.

“Account Receivable”: an Account or Payment Intangible of a Loan Party.

“Acquisition”: as to any Person, the acquisition by such Person of (a) Capital Stock of any other Person if, after giving effect to the acquisition of such Capital Stock, such other Person would be a Subsidiary, (b) all or substantially all of the assets of any other Person or (c) assets constituting one or more business units of any other Person.

“Acquisition Assets”: all assets of the Loan Parties other than (a) assets of any Exempt CFC or any Subsidiary thereof, (b) assets included in the U.S. Borrowing Base or the Kildair Borrowing Base and (c) Excluded Assets (as defined in the U.S. Security Agreement or the Canadian Security Agreement, as applicable); provided that (i) subject to clause (ii) below, no such asset shall be an Acquisition Asset unless it is subject to a Perfected First Lien and is free and clear of all Liens other than Liens permitted hereunder and (ii) any asset that is acquired in an acquisition permitted by this Agreement and that would constitute an Acquisition Asset but for the fact that it is not subject to a Perfected First Lien shall be deemed to be an Acquisition Asset from the date of acquisition thereof, but shall cease to be an Acquisition Asset on the 60th day (or such longer time as may be agreed by the Administrative Agent) following the date of its acquisition unless on or prior to that day it has become, and then remains, subject to a Perfected First Lien and is free and clear of all Liens other than Liens permitted hereunder.

“Acquisition Facility”: the Acquisition Facility Commitments and the extensions of credit thereunder.

“Acquisition Facility Acquisition Extensions of Credit”: at any date, as to any Acquisition Facility Lender, that portion of the Acquisition Facility Extensions of Credit that are not Acquisition Facility Working Capital Extensions of Credit.

“Acquisition Facility Acquisition Letter of Credit”: each Acquisition Facility Letter of Credit that is an Acquisition Facility Acquisition Extension of Credit.

“Acquisition Facility Acquisition Loan”: each Acquisition Facility Loan that is an Acquisition Facility Acquisition Extension of Credit.

“Acquisition Facility Commitment”: at any date, as to any Acquisition Facility Lender, the obligation of such Acquisition Facility Lender to make Acquisition Facility Loans to the Borrowers pursuant to Section 2.4 and to participate in Acquisition Facility Letters of Credit in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Acquisition Facility Lender’s name on Schedule 1.0 under the caption “Acquisition Facility Commitment” or, as the case may be, in the Assignment and Acceptance pursuant to which such Acquisition Facility Lender becomes a party hereto, as such amount may be changed from time to time in accordance with the terms of this Agreement. As of the Restatement Effective Date, the original aggregate amount of the Acquisition Facility Commitments is $430,000,000.

“Acquisition Facility Commitment Percentage”: as to any Acquisition Facility Lender at any time, the percentage which such Acquisition Facility Lender’s Acquisition Facility Commitment then constitutes of the aggregate Acquisition Facility Commitments of all Acquisition Facility Lenders at such time (or, at any time after the Acquisition Facility Commitments shall have expired or terminated, such Acquisition Facility Lender’s Acquisition Facility Credit Exposure Percentage).

“Acquisition Facility Commitment Period”: the period from and including the Restatement Effective Date to but not including the Acquisition Facility Commitment Termination Date or such earlier date on which all of the Acquisition Facility Commitments shall terminate as provided herein.

“Acquisition Facility Commitment Termination Date”: May 19, 2022, or, if such date is not a Business Day, the next preceding Business Day.

“Acquisition Facility Credit Exposure”: as to any Acquisition Facility Lender at any time, the Available Acquisition Facility Commitment of such Acquisition Facility Lender plus, the amount of the Acquisition Facility Extensions of Credit of such Acquisition Facility Lender.

“Acquisition Facility Credit Exposure Percentage”: as to any Acquisition Facility Lender at any time, the fraction (expressed as a percentage), the numerator of which is the Acquisition Facility Credit Exposure of such Acquisition Facility Lender at such time and the denominator of which is the aggregate Acquisition Facility Credit Exposures of all of the Acquisition Facility Lenders at such time.

“Acquisition Facility Extensions of Credit”: at any date, as to any Acquisition Facility Lender at any time, an amount equal to the aggregate principal amount of Acquisition Facility Loans made by such Acquisition Facility Lender plus the amount of the undivided interest of such Acquisition Facility Lender (based on such Acquisition Facility Lenders’ Acquisition Facility Credit Exposure Percentage) in any then-outstanding Acquisition Facility L/C Obligations.

“Acquisition Facility Increase”: as defined in Section 4.1(b).

“Acquisition Facility Issuing Lenders”: MUFG, BNP Paribas, Société Générale, Wells Fargo Bank, N.A., and each other Acquisition Facility Lender from time to time designated by the U.S. Borrower (and agreed to by such Lender) as an Acquisition Facility Issuing Lender with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) (and upon such designation and agreement, each such Lender shall set forth its Issuance Cap on Schedule 1.1(G) pursuant to the terms of this Agreement), each in its capacity as issuer of any Acquisition Facility Letter of Credit.

“Acquisition Facility L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Acquisition Facility Letters of Credit and (b) the aggregate amount of drawings under Acquisition Facility Letters of Credit which have not then been reimbursed or converted to an Acquisition Facility Loan pursuant to Section 3.7.

“Acquisition Facility L/C Participants”: with respect to any Acquisition Facility Letter of Credit, all of the Acquisition Facility Lenders other than the Acquisition Facility Issuing Lender thereof.

“Acquisition Facility L/C Participation Obligations”: the obligations of the Acquisition Facility L/C Participants to purchase participations in the obligations of the Acquisition Facility Issuing Lenders under outstanding Acquisition Facility Letters of Credit pursuant to Section 3.6.

“Acquisition Facility Lender”: each Lender having an Acquisition Facility Commitment (or, after the termination of the Acquisition Facility Commitments, each Lender holding Acquisition Facility Extensions of Credit), and, as the context requires, includes the Acquisition Facility Issuing Lenders. As of the Restatement Effective Date, each Acquisition Facility Lender is specified on Schedule 1.0.

“Acquisition Facility Letter of Credit”: as defined in Section 3.2.

“Acquisition Facility Letter of Credit Sub-Limit”: $50,000,000 at any time outstanding.

“Acquisition Facility Loans”: as defined in Section 2.4(a).

“Acquisition Facility Maintenance Cap-Ex Extensions of Credit”: Acquisition Facility Loans and Acquisition Facility Letters of Credit which are used to finance Capital Expenditures for the maintenance of existing assets or property of the Loan Parties, as designated by the applicable Borrower in good faith.

“Acquisition Facility Maintenance Cap-Ex Sub-Limit”: $25,000,000 during any Fiscal Year.

“Acquisition Facility Maturity Date”: with respect to any Acquisition Facility Loan, the earliest to occur of (i) the date on which the Acquisition Facility Loans become due and payable pursuant to Section 9, (ii) the date on which the Acquisition Facility Commitments terminate pursuant to Section 4.1 and (iii) the Acquisition Facility Commitment Termination Date.

“Acquisition Facility Performance Letters of Credit”: Acquisition Facility Letters of Credit that are Performance Letters of Credit.

“Acquisition Facility Transportation Letter of Credit”: an Acquisition Facility Performance Letter of Credit that is issued to support the transportation of Eligible Commodities (other than the obligation to pay for the purchase of Eligible Commodities).

“Acquisition Facility Transportation Letter of Credit Sub-Limit”: $25,000,000 at any time outstanding.

“Acquisition Facility Working Capital Availability Time”: any time during the period commencing on August 1 of any year and ending on March 31 of the next year when the sum of the aggregate Available Dollar Working Capital Facility Uncommitted Tranche Portions, aggregate Available Dollar Working Capital Facility Commitments and aggregate Available Multicurrency Working Capital Facility Commitments is $0.

“Acquisition Facility Working Capital Extensions of Credit”: Acquisition Facility Loans and Acquisition Facility Letters of Credit which are used for general working capital purposes, including to finance assets included in the U.S. Borrowing Base or the Kildair Borrowing Base.

“Acquisition Facility Working Capital Letter of Credit”: each Acquisition Facility Letter of Credit that is an Acquisition Facility Working Capital Extension of Credit.

“Acquisition Facility Working Capital Loan”: each Acquisition Facility Loan that is an Acquisition Facility Working Capital Extension of Credit.

“Acquisition Facility Working Capital Sub-Limit”: an amount at the time of the incurrence of any Acquisition Facility Working Capital Extension of Credit equal to (a) at any time when an Acquisition Facility Working Capital Availability Time is in effect, the lesser of (i) the Borrowing Base Availability and (ii) the Available Acquisition Facility Commitment, and (b) at any time other than when an Acquisition Facility Working Capital Availability Time is in effect, $0.

“Additional Borrower”: as defined in Section 11.19.

“Additional Borrower Collateral Risk Review”: as defined in Section 11.19.

“Adjusted Total Dollar Working Capital Facility Uncommitted Tranche Portion”: as of any date, the sum of the Total Dollar Working Capital Facility Uncommitted Tranche Portion plus the aggregate sum of the Dollar Working Capital Facility Uncommitted Tranche Extensions of Credit of all Declining Lenders as of such date.

“Adjusted Dollar Working Capital Facility Uncommitted Tranche Percentage”: with respect to any Dollar Working Capital Facility Uncommitted Tranche Lender as of any date, the Dollar Working Capital Facility Uncommitted Tranche Percentage of such Lender adjusted for the aggregate Dollar Working Capital Facility Uncommitted Tranche Extensions of Credit of all Declining Lenders as of such date, if any, as determined below:

(a)             prior to the first Conversion to Approving Lenders Date, with respect to any Dollar Working Capital Facility Uncommitted Tranche Lender as of any date, such Dollar Working Capital Facility Uncommitted Tranche Lender’s Dollar Working Capital Facility Uncommitted Tranche Percentage as of such date,

(b)             thereafter:

(i)              with respect to any Approving Lender as of any date, the percentage equivalent of the quotient (rounded to the ninth decimal place) obtained by dividing such Approving Lender’s Dollar Working Capital Facility Uncommitted Tranche Portion by the Adjusted Total Dollar Working Capital Facility Uncommitted Tranche Portion;

(ii)               with respect to any Declining Lender as of any date,

(A)            for the purpose of determining such Declining Lender’s percentage with respect to then outstanding Dollar Working Capital Facility Uncommitted Tranche Loans as of such date, the percentage equivalent of the quotient (rounded to the ninth decimal place) obtained by dividing the aggregate principal amount of such Declining Lender’s then outstanding Dollar Working Capital Facility Uncommitted Tranche Loans by the aggregate principal amount of all then outstanding Dollar Working Capital Facility Uncommitted Tranche Loans;

(B)             for the purpose of determining such Declining Lender’s percentage with respect to any Refunded Dollar Uncommitted Tranche Swing Line Loan, the percentage equivalent of the quotient (rounded to the ninth decimal place) obtained by dividing the principal amount of such Declining Lender’s participation in such Refunded Dollar Uncommitted Tranche Swing Line Loan by the aggregate principal amount of such Refunded Dollar Uncommitted Tranche Swing Line Loan;

(C)             for the purpose of determining such Declining Lender’s percentage with respect to then outstanding Dollar Working Capital Facility Uncommitted Tranche L/C Obligations as of such date, the percentage equivalent of the quotient (rounded to the ninth decimal place) obtained by dividing the aggregate principal amount of such Declining Lender’s then outstanding Dollar Working Capital Facility Uncommitted Tranche L/C Obligations by the aggregate principal amount of all then outstanding Dollar Working Capital Facility Uncommitted Tranche L/C Obligations; provided that with respect to any Dollar Working Capital Facility Uncommitted Tranche Letter of Credit for which such Declining Lender is the Dollar Working Capital Facility Uncommitted Tranche Issuing Lender, the Dollar Working Capital Facility Uncommitted Tranche L/C Obligation amount for such Dollar Working Capital Facility Uncommitted Tranche Letter of Credit shall be deemed to be the maximum available amount under such Letter of Credit as of such date minus the aggregate sum of all Dollar Working Capital Facility Uncommitted Tranche L/C Obligation in such Letter of Credit as of the close of business on the date immediately prior to the determination date; and

(D)             for the purpose of determining such Declining Lender’s percentage for purposes of Section 10.7 as of such date, the percentage equivalent of the quotient (rounded to the ninth decimal place) obtained by dividing such Declining Lender’s Dollar Working Capital Facility Uncommitted Tranche Extensions of Credit by the Total Dollar Working Capital Facility Uncommitted Tranche Extensions of Credit (or, if no Dollar Working Capital Facility Uncommitted Tranche Extensions of Credit are then outstanding, such Declining Lender’s Dollar Working Capital Facility Uncommitted Tranche Percentage).

“Administrative Agent”: as defined in the introductory paragraph of this Agreement. For the avoidance of doubt, the “Administrative Agent” as used herein and in the other Loan Documents shall include, on the Restatement Effective Date, MUFG acting in its capacity as successor administrative agent, successor Canadian agent and successor collateral agent under the Existing Credit Agreement and the loan documents related thereto.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person (including, with its correlative meanings, “controlled by” and “under common control with”) means the power, directly or indirectly, either to (a) vote 25% or more of the securities having ordinary voting power for the election of directors (or, if such Person is not a corporation, similar governing Persons) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent-Related Person”: as defined in Section 10.3.

“Aggregate Borrowing Base Amount”: on any date, an amount equal to the sum of the U.S. Borrowing Base and the Kildair Borrowing Base.

“Aggregate Eligible In the Money Forward Contract Amount”: the aggregate of all Eligible In the Money Forward Contract Amounts with respect to all Forward Contract Counterparties.

“Agreement”: this Second Amended and Restated Credit Agreement.

“Allowed Reserve”: with respect to any Fiscal Year, an amount equal to the transportation and hedged storage gains or losses arising under contracts in place that the Borrowers and the other Loan Parties have elected to defer for use in calculations hereunder, which shall be reflected in the Borrowers’ and the other Loan Parties’ Reconciliation Summary.

“Annual Budget”: the annual budget of the MLP and its consolidated Subsidiaries which encompasses, among other things, environmental matters, in form and substance satisfactory to the Administrative Agent, as updated from time to time pursuant to Section 7.1(d).

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the U.S. Borrower, the Canadian Borrower or their respective Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee Rate”: on any day,

(a)               with respect to the Dollar Working Capital Facility Committed Tranche, the rate per annum set forth in the table below as the Applicable Commitment Fee Rate opposite the applicable Working Capital Facility Utilization for the immediately preceding fiscal quarter; provided, that solely for purposes of determining such Applicable Commitment Fee Rate, as used in this definition, the amount of outstanding Swing Line Loans under the Dollar Working Capital Facility Committed Tranche shall be deemed to be zero and such applicable Working Capital Facility Utilization shall be so calculated accordingly.

Working Capital Facility Utilization	Applicable Commitment Fee Rate
Category 1: ≥ 75%	0.500%
Category 2: < 75% and ≥ 40%	0.375%
Category 3: < 40%	0.375%

(b)               with respect to the Multicurrency Working Capital Facility, the rate per annum set forth in the table below as the Applicable Commitment Fee Rate opposite the applicable Working Capital Facility Utilization for the immediately preceding fiscal quarter; provided, that solely for purposes of determining such Applicable Commitment Fee Rate, as used in this definition, the amount of outstanding Swing Line Loans under the Multicurrency Working Capital Facility shall be deemed to be zero and such applicable Working Capital Facility Utilization shall be so calculated accordingly.

Working Capital Facility Utilization	Applicable Commitment Fee Rate
Category 1: ≥ 75%	0.500%
Category 2: < 75% and ≥ 40%	0.375%
Category 3: < 40%	0.375%

(c)               with respect to the Acquisition Facility, the rate per annum set forth in the table below as the Applicable Commitment Fee Rate opposite the applicable Consolidated Total Leverage Ratio for the immediately preceding fiscal quarter; provided, that solely for purposes of determining such Applicable Commitment Fee Rate, as used in this definition, the amount of outstanding Swing Line Loans under the Acquisition Facility shall be deemed to be zero and such applicable Consolidated Total Leverage Ratio shall be so calculated accordingly.

Consolidated Total Leverage Ratio	Applicable Commitment Fee Rate
Category 1: ≥ 4.00:1.0	0.500%
Category 2: < 4.00:1.0 and ≥ 3.50:1.0	0.450%
Category 3: < 3.50:1.0 and ≥ 3.00:1.0	0.400%
Category 4: < 3.00:1.0 and ≥ 2.50:1.0	0.375%
Category 5: < 2.50:1.0	0.350%

For purposes of the foregoing, (i) the Applicable Commitment Fee Rate shall be determined as of the end of each fiscal quarter of the U.S. Borrower, and (A) in the case of any determination of the Applicable Commitment Fee Rate based on Working Capital Facility Utilization, shall be based on the Borrowing Base Reports that are delivered from time to time pursuant to Section 7.2 and the Applicable Commitment Fee Rate so determined shall become effective as of the first day of the month succeeding the applicable Borrowing Base Date of the last Borrowing Base Report delivered for a date included in the applicable fiscal quarter and (B) in the case of any determination of the Applicable Commitment Fee Rate based on the Consolidated Total Leverage Ratio, based upon those monthly consolidated financial statements of the MLP that are delivered after the end of each fiscal quarter pursuant to Section 7.1(c) and (ii) each change in the Applicable Commitment Fee Rate resulting from a change in the Consolidated Total Leverage Ratio shall be effective during the period commencing on the first day of the month (the “Commitment Fee Adjustment Date”) succeeding the date of delivery to the Administrative Agent of the last set of consolidated financial statements for a period included in the applicable fiscal quarter and ending on the date immediately preceding the next Commitment Fee Adjustment Date, provided that (x) subject to clause (y) below, the Applicable Commitment Fee Rate determined pursuant to each of clauses (a) and (b) shall be deemed to be Category 2 until the delivery pursuant to Section 7.2 of the first Borrowing Base Report delivered after the end of the first fiscal quarter ending after the Restatement Effective Date (it being understood that the first determination of the Applicable Commitment Fee Rate pursuant to clauses (a) and (b) in accordance with this clause (x) shall be calculated with respect to Working Capital Facility Utilization for the portion of the preceding fiscal quarter ended on and after the Restatement Effective Date) and the Applicable Commitment Fee Rate determined pursuant to clause (c) shall be deemed to be Category 2 until the delivery pursuant to Section 7.1(c) of the first financial statements after the end of the first fiscal quarter ending after the Restatement Effective Date and (y) the Applicable Commitment Fee Rate determined pursuant to each of clauses (a), (b) and (c) shall be deemed to be Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Committed Lenders if the U.S. Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 7.1(c) or any Borrowing Base Report required to be delivered by it pursuant to Section 7.2, during the period from the expiration of the time for delivery thereof specified in Section 7.1 or Section 7.2, as applicable, until such consolidated financial statements or Borrowing Base Report, as applicable, are delivered.

“Applicable Facility Termination Date”: the applicable Commitment Termination Date or the Dollar Working Capital Facility Uncommitted Tranche Termination Date, as applicable.

“Applicable L/C Fee Rate”: on any day,

(a)               with respect to each Dollar Working Capital Facility Committed Tranche Letter of Credit, the rate per annum set forth in the table below for such Dollar Working Capital Facility Committed Tranche Letter of Credit opposite the applicable Working Capital Facility Utilization for the immediately preceding fiscal quarter.

Working Capital Facility Utilization	Applicable L/C Fee Rate (Trade Letters of Credit – Dollar Working Capital Facility Committed Tranche )	Applicable L/C Fee Rate (Performance Letters of Credit – Dollar Working Capital Facility Committed Tranche)
Category 1: ≥ 75%	2.00%	2.125%
Category 2: < 75% but ≥ 40%	1.75%	1.875%
Category 3: < 40%	1.50%	1.625%

(b)               with respect to each Dollar Working Capital Facility Uncommitted Tranche Letter of Credit, the rate per annum set forth in the table below for such Dollar Working Capital Facility Uncommitted Tranche Letter of Credit opposite the applicable Working Capital Facility Utilization for the immediately preceding fiscal quarter.

Working Capital Facility Utilization	Applicable L/C Fee Rate (Trade Letters of Credit – Dollar Working Capital Facility Uncommitted Tranche )	Applicable L/C Fee Rate (Performance Letters of Credit – Dollar Working Capital Facility Uncommitted Tranche)
Category 1: ≥ 75%	1.75%	1.875%
Category 2: < 75% but ≥ 40%	1.50%	1.625%
Category 3: < 40%	1.25%	1.375%

(c)               with respect to each Multicurrency Working Capital Facility Letter of Credit, the rate per annum set forth in the table below for such Multicurrency Working Capital Facility Letter of Credit opposite the applicable Working Capital Facility Utilization for the immediately preceding fiscal quarter.

Working Capital Facility Utilization	Applicable L/C Fee Rate (Trade Letters of Credit – Multicurrency Working Capital Facility)	Applicable L/C Fee Rate (Performance Letters of Credit – Multicurrency Working Capital Facility)
Category 1: ≥ 75%	2.00%	2.125%
Category 2: < 75% but ≥ 40%	1.75%	1.875%
Category 3: < 40%	1.50%	1.625%

(d)               with respect to any Acquisition Facility Letter of Credit, the rate per annum set forth in the table below for such Acquisition Facility Letter of Credit opposite the applicable Consolidated Total Leverage Ratio for the immediately preceding fiscal quarter.

Consolidated Total Leverage Ratio	Applicable L/C Fee Rate (Acquisition Facility Letters of Credit)
Category 1: ≥ 4.00:1.0	2.625%
Category 2: < 4.00:1.0 and ≥ 3.50:1.0	2.375%
Category 3: < 3.50:1.0 and ≥ 3.00:1.0	2.125%
Category 4: < 3.00:1.0 and ≥ 2.50:1.0	1.875%
Category 5: < 2.50:1.0	1.625%

For purposes of the foregoing, (i) the Applicable L/C Fee Rate shall be determined as of the end of each fiscal quarter of the U.S. Borrower, and (A) in the case of any determination of the Applicable L/C Fee Rate based on Working Capital Facility Utilization shall be based on the Borrowing Base Reports that are delivered from time to time pursuant to Section 7.2 and the Applicable L/C Fee Rate so determined shall become effective as of the first day of the month succeeding the applicable Borrowing Base Date of the last Borrowing Base Report delivered for a date included in the applicable fiscal quarter and (B) in the case of any determination of the Applicable L/C Fee Rate based on the Consolidated Total Leverage Ratio, based upon those monthly consolidated financial statements of the MLP that are delivered after the end of each fiscal quarter pursuant to Section 7.1(c) and (ii) each change in the Applicable L/C Fee Rate resulting from a change in the Consolidated Total Leverage Ratio shall be effective during the period commencing on the first day of the month (the “L/C Fee Adjustment Date”) succeeding the date of delivery to the Administrative Agent of the last set of consolidated financial statements for a period included in the applicable fiscal quarter and ending on the date immediately preceding the next L/C Fee Adjustment Date, provided that (x) subject to clause (y) below, the Applicable L/C Fee Rate determined pursuant to clause (a) and (b) shall be determined to be Category 2 and the Applicable L/C Fee Rate determined pursuant to clause (c) shall be deemed to be Category 2, in each case until the delivery pursuant to Section 7.2 of the first Borrowing Base Report delivered after the end of the first fiscal quarter ending after the Restatement Effective Date (it being understood that the first determination of the Applicable L/C Fee Rate pursuant to clauses (a), (b) and (c) in accordance with this clause (x) shall be calculated with respect to Working Capital Facility Utilization for the portion of the preceding fiscal quarter ended on and after the Restatement Effective Date) and the Applicable L/C Fee Rate determined pursuant to clause (d) shall be deemed to be Category 2 until the delivery pursuant to Section 7.1(c) of the first financial statements after the end of the first fiscal quarter ending after the Restatement Effective Date and (y) the Applicable L/C Fee Rate determined pursuant to each of clauses (a), (b), (c) and (d) shall be deemed to be Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the U.S. Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 7.1(c) or any Borrowing Base Report required to be delivered by it pursuant to Section 7.2, during the period from the expiration of the time for delivery thereof specified in Section 7.1 or Section 7.2, as applicable, until such consolidated financial statements or Borrowing Base Report, as applicable, are delivered.

“Applicable Lending Office”: for each Lender and for each Type of Loan, and/or participation in any Reimbursement Obligation, the lending office of such Lender designated on Schedule 1.0 (or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto) for such Type of Loan and/or participation in any Reimbursement Obligation (or any other lending office from time to time notified to the Administrative Agent by such Lender) as the office at which its Loans and/or participation in any Reimbursement Obligation of such Type are to be made and maintained.

“Applicable Margin”: on any date:

(a)               on any day with respect to each Dollar Working Capital Facility Committed Tranche Loan or Dollar Committed Tranche Swing Line Loan, the rate per annum set forth in the table below for such Loans opposite the applicable Working Capital Facility Utilization for the immediately preceding fiscal quarter.

Working Capital Facility Utilization	Applicable Margin (Base Rate Loans) (Specified Period)	Applicable Margin (Base Rate Loans) (Non- Specified Period)	Applicable Margin (Eurocurrency Loans) (Specified Period)	Applicable Margin (Eurocurrency Loans) (Non- Specified Period)
Category 1: ≥ 75%	1.75%	1.25%	2.75%	2.25%
Category 2: <75% but ≥ 40%	1.50%	1.00%	2.50%	2.00%
Category 3: < 40%	1.25%	0.75%	2.25%	1.75%

(b)               on any day with respect to each Dollar Working Capital Facility Uncommitted Tranche Loan or Dollar Uncommitted Tranche Swing Line Loan, the rate per annum set forth in the table below for such Loans opposite the applicable Working Capital Facility Utilization for the immediately preceding fiscal quarter.

Working Capital Facility Utilization	Applicable Margin (Base Rate Loans) (Specified Period)	Applicable Margin (Base Rate Loans) (Non- Specified Period)	Applicable Margin (Eurocurrency Loans) (Specified Period)	Applicable Margin (Eurocurrency Loans) (Non- Specified Period)
Category 1: ≥ 75%	1.50%	1.00%	2.50%	2.00%
Category 2: <75% but ≥ 40%	1.25%	0.75%	2.25%	1.75%
Category 3: < 40%	1.00%	0.50%	2.00%	1.50%

(c)               on any day with respect to each Multicurrency Working Capital Facility Loan or Multicurrency Swing Line Loan, the rate per annum set forth in the table below for such Loans opposite the applicable Working Capital Facility Utilization for the immediately preceding fiscal quarter.

Working Capital Facility Utilization	Applicable Margin (Base Rate Loans) (Specified Period)	Applicable Margin (Base Rate Loans) (Non- Specified Period)	Applicable Margin (Eurocurrency Loans) (Specified Period)	Applicable Margin (Eurocurrency Loans) (Non- Specified Period)
Category 1: ≥ 75%	1.75%	1.25%	2.75%	2.25%
Category 2: <75% but ≥ 40%	1.50%	1.00%	2.50%	2.00%
Category 3: < 40%	1.25%	0.75%	2.25%	1.75%

(d)               on any day with respect to any Acquisition Facility Loan, the rate per annum set forth in the table below opposite the applicable Consolidated Total Leverage Ratio for the immediately preceding fiscal quarter.

Consolidated Total Leverage Ratio	Applicable Margin (Base Rate Loans)	Applicable Margin (Eurocurrency Loans)
Category 1: ≥ 4.00:1.0	2.25%	3.25%
Category 2: < 4.00:1.0 and ≥ 3.50:1.0	2.00%	3.00%
Category 3: < 3.50:1.0 and ≥ 3.00:1.0	1.75%	2.75%
Category 4: < 3.00:1.0 and ≥ 2.50:1.0	1.50%	2.50%
Category 5: < 2.50:1.0	1.25%	2.25%

For purposes of the foregoing, (i) any rates identified above under a column including “(Specified Period)” shall be applicable during the Specified Period and any rates identified above under a column including “(Non-Specified Period)” shall be applicable during the Non-Specified Period, (ii) the Applicable Margin shall be determined as of the end of each fiscal quarter of the U.S. Borrower (A) in the case of any determination of the Applicable Margin based on Working Capital Facility Utilization shall be based on the Borrowing Base Reports that are delivered from time to time pursuant to Section 7.2 and the Applicable Margin so determined shall become effective as of the first day of the month succeeding the applicable Borrowing Base Date of the last Borrowing Base Report delivered for a date included in the applicable fiscal quarter and (B) in the case of any determination of the Applicable Margin based on the Consolidated Total Leverage Ratio shall be based upon those monthly consolidated financial statements of the MLP that are delivered after the end of each fiscal quarter pursuant to Section 7.1(c) and (iii) each change in the Applicable Margin resulting from a change in the Consolidated Total Leverage Ratio shall be effective during the period commencing on the first day of the month (the “Margin Adjustment Date”) succeeding the date of delivery to the Administrative Agent of the last set of consolidated financial statements for a period included in the applicable fiscal quarter and ending on the date immediately preceding the next Margin Adjustment Date, provided that (x) subject to clause (y) below, the Applicable Margin determined pursuant to clause (a) and (b) shall be deemed to be Category 2 and the Applicable Margin determined pursuant to clause (c) shall be deemed to be Category 2, in each case until the delivery pursuant to Section 7.2 of the first Borrowing Base Report delivered after the end of the first fiscal quarter ending after the Restatement Effective Date (it being understood that the first determination of the Applicable Margin pursuant to clauses (a), (b) and (c) in accordance with this clause (x) shall be calculated with respect to Working Capital Facility Utilization for the portion of the preceding fiscal quarter ended on and after the Restatement Effective Date) and the Applicable Margin determined pursuant to clause (d) shall be deemed to be Category 2 until the delivery pursuant to Section 7.1(c) of the first financial statements after the end of the first fiscal quarter ending after the Restatement Effective Date and (y) the Applicable Margin determined pursuant to each of clauses (a), (b), (c) and (d) shall be deemed to be Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the U.S. Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 7.1(c) or any Borrowing Base Report required to be delivered by it pursuant to Section 7.2, during the period from the expiration of the time for delivery thereof specified in Section 7.1 or Section 7.2, as applicable, until such consolidated financial statements or Borrowing Base Report, as applicable, are delivered.

“Applicable Sub-Limit”: each of the following:

(a)               with respect to Dollar Swing Line Loans, the Dollar Swing Line Loan Sub-Limit;

(b)               with respect to Multicurrency Swing Line Loans, the Multicurrency Swing Line Loan Sub-Limit;

(c)               with respect to Dollar Working Capital Facility Letters of Credit, the Dollar Working Capital Facility Letter of Credit Sub-Limit;

(d)               with respect to Multicurrency Working Capital Facility Letters of Credit, the Multicurrency Working Capital Facility Letter of Credit Sub-Limit;

(e)                with respect to Dollar Working Capital Facility Performance Letters of Credit, the Dollar Performance Letter of Credit Sub-Limit;

(f)                with respect to Multicurrency Working Capital Facility Performance Letters of Credit, the Multicurrency Performance Letter of Credit Sub-Limit;

(g)                with respect to Dollar Working Capital Facility Long Tenor Letters of Credit, the Dollar Long Tenor Letter of Credit Sub-Limit;

(h)                with respect to Multicurrency Working Capital Facility Long Tenor Letters of Credit, the Multicurrency Long Tenor Letter of Credit Sub-Limit;

(i)                 with respect to Acquisition Facility Letters of Credit, the Acquisition Facility Letter of Credit Sub-Limit;

(j)            with respect to Acquisition Facility Transportation Letters of Credit, the Acquisition Facility Transportation Letter of Credit Sub-Limit;

(k)           with respect to Acquisition Facility Working Capital Extensions of Credit, the Acquisition Facility Working Capital Sub-Limit; and

(l)            with respect to Acquisition Facility Maintenance Cap-Ex Extensions of Credit, the Acquisition Facility Maintenance Cap-Ex Sub-Limit.

“Approved Acquisition Assets”: each Acquisition Asset for which the Administrative Agent has received a Business Valuation meeting the requirements of the definition therefor; provided that no asset shall be an Approved Acquisition Asset unless it is subject to a Perfected First Lien and is free and clear of all Liens other than Liens permitted hereunder.

“Approved Fund”: (a) with respect to any Lender, any Bank CLO of such Lender, and (b) with respect to any Lender that is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate or Subsidiary of such investment advisor.

“Approved Inventory Location”: (a) any pipeline or storage facility owned by any Loan Party and (b) any other pipeline, third-party carrier or third party storage facility that (i) has been sent notice of the Administrative Agent’s Perfected First Lien on the inventory owned by any Loan Party located in or at such pipeline, third party carrier or third party storage facility in accordance with the U.S. Security Agreement or the Canadian Security Documents, as applicable, and (ii) (A) is identified on Schedule 1.1(A) (the “Approved Inventory Location Schedule”) or (B) has been approved by the Administrative Agent, in its sole discretion (exercised in good faith), from time to time after the Restatement Effective Date, unless in each case, the status of such pipeline, third party carrier or third party storage facility as an Approved Inventory Location has been revoked upon ten (10) Business Days’ notice to the U.S. Borrower from the Administrative Agent, acting in its reasonable discretion. The Approved Inventory Location Schedule shall be deemed amended to include such Approved Inventory Locations without further action immediately upon the Administrative Agent’s approval.

“Approving Lender”: as defined in Section 4.22(a).

“Approved Organizational Changes”: as defined in Section 11.30.

“Arrangers”: the Lead Arranger, BNP Paribas, Citizens Bank, N.A. Coöperatieve Rabobank U.A., New York Branch, Société Générale and Wells Fargo Securities, LLC.

“Asset Sale”: any conveyance, sale, lease, sub-lease, assignment, transfer or other disposition of property or series of related sales, leases or other dispositions of property (excluding any such sale, lease or other disposition permitted by Section 8.6) which yields Net Cash Proceeds to any Borrower or any other Loan Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

“Assignee”: as defined in Section 11.7(c).

“Assignment and Acceptance”: as defined in Section 11.7(c).

“Assignment of Claims Act”: the Federal Assignment of Claims Act of 1940 (31 U.S.C. §3727 et seq.) and any similar state or local laws, together with all rules, regulations, interpretations and binding court decisions related thereto.

“Auto-Renewal Letter of Credit”: as defined in Section 3.4(c).

“Availability Certification”: as defined in Section 6.2(e)(ix).

“Available Acquisition Facility Commitment”: as to any Acquisition Facility Lender at any time, an amount equal to the excess, if any, of (i) the amount of such Acquisition Facility Lender’s Acquisition Facility Commitment at such time over (ii) such Acquisition Facility Lender’s Acquisition Facility Extensions of Credit outstanding at such time; provided, that such amount shall never be less than zero.

“Available Commitment”: at any time as to any Lender, all or any of the Available Dollar Working Capital Facility Commitment, the Available Multicurrency Working Capital Facility Commitment and/or the Available Acquisition Facility Commitment of such Lender at such time, as the context requires.

“Available Dollar Working Capital Facility Commitment”: as to any Dollar Working Capital Facility Committed Tranche Lender at any time, an amount equal to the excess, if any, of (i) the amount of such Dollar Working Capital Facility Committed Tranche Lender’s Dollar Working Capital Facility Commitment at such time over (ii) such Dollar Working Capital Facility Committed Tranche Lender’s Dollar Working Capital Facility Committed Tranche Extensions of Credit outstanding at such time; provided, that such amount shall never be less than zero; provided further that solely for purposes of determining fees pursuant to Section 2.8, the amount of outstanding Dollar Working Capital Facility Committed Tranche Extensions of Credit consisting of Dollar Committed Tranche Swing Line Loans shall be deemed to be zero.

“Available Dollar Working Capital Facility Uncommitted Tranche Portion”: as to any Dollar Working Capital Facility Uncommitted Tranche Lender at any time, an amount equal to the excess, if any, of (i) the amount of such Dollar Working Capital Facility Uncommitted Tranche Lender’s Dollar Working Capital Facility Uncommitted Tranche Portion at such time over (ii) such Dollar Working Capital Facility Uncommitted Tranche Lender’s Dollar Working Capital Facility Uncommitted Tranche Extensions of Credit outstanding at such time; provided, that such amount shall never be less than zero.

“Available Multicurrency Working Capital Facility Commitment”: as to any Multicurrency Working Capital Facility Lender at any time, an amount equal to the excess, if any, of (i) the amount of such Multicurrency Working Capital Facility Lender’s Multicurrency Working Capital Facility Commitment at such time over (ii) the Dollar Equivalent of such Multicurrency Working Capital Facility Lender’s Multicurrency Working Capital Facility Extensions of Credit outstanding at such time; provided, that such amount shall never be less than zero; provided further that solely for purposes of determining fees pursuant to Section 2.8, the amount of outstanding Multicurrency Working Capital Facility Extensions of Credit consisting of Multicurrency Swing Line Loans shall be deemed to be zero.

“Axel Johnson Affiliate”: any Person that is directly or indirectly in control of, controlled by, or under common control with, Axel Johnson Inc., excluding any Loan Party and any other Person with respect to whom any Loan Party has the power, directly or indirectly to (x) vote any of the securities having ordinary voting power for the election of directors (or, if such Person is not a corporation, similar governing Persons) of such Person or (y) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. For purposes of this definition, “control” of a Person (including, with its correlative meanings, “controlled by” and “under common control with”) means the power, directly or indirectly, either to (a) vote more than 50% of the securities having ordinary voting power for the election of directors (or, if such Person is not a corporation, similar governing Persons) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Axel Johnson Subordinated Indebtedness”: with respect to any Loan Party, unsecured Indebtedness owed by such Loan Party to any Axel Johnson Affiliate that is subject to a subordination agreement substantially in the form of Exhibit H-2, which such form provides that there shall be no restriction as to the incurrence of such Indebtedness by any Loan Party, or the interest rate or stated maturity applicable thereto, or, except as provided in Section 8.9, as to the repayment of such Indebtedness.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank CLO”: as to any Lender, any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate or Subsidiary of such Lender.

“Banking Services”: each and any of the following bank services provided to any Loan Party or its Subsidiaries: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) merchant processing services.

“Bankruptcy Code”: Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Barrel”: forty-two U.S. gallons.

“Base Rate”: for any day, the rate per annum equal to the greatest of (a) the NYFRB Rate in effect on such day plus 1/2 of 1.00%, (b) the U.S. Prime Rate in effect on such day (rounded upward, if necessary, to the next 1/16 of 1.00%) and (c) the one-month Eurocurrency Rate for United States Dollars in effect on such day plus 1.00% (or if the LIBOR Screen Rate is not available for a one-month period Interest Period, the Interpolated Rate). For purposes hereof: “U.S. Prime Rate” shall mean the rate of interest per annum that is equal to the corporate base rate of interest established by MUFG from time to time and provided to the Borrowers or publicly announced prior to the delivery of the relevant Borrowing Notice; provided, that such rate of interest is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the U.S. Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate shall be effective as of the opening of business on the day such change in the U.S. Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate becomes effective, respectively.

“Base Rate Loans”: Loans the rate of interest of which is based upon the Base Rate.

“Benchmark”: initially, the Eurocurrency Base Rate for Eurocurrency Loans denominated in a given currency; provided, however, that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, has occurred with respect to such benchmark rate, then “Benchmark” means, with respect to such currency, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of pursuant to Section 4.23.

“Benchmark Replacement”: with respect to any then-current Benchmark, the sum of: (a) the alternate benchmark rate (which, with respect to Loans denominated in United States Dollars, may include Term SOFR) that has been selected by the Administrative Agent and the Borrowers as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable currency and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 0.50%, the Benchmark Replacement will be deemed to be 0.50% for the purposes of this Agreement.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers, giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities at such time denominated in the applicable currency.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Eurocurrency Base Rate,” the definition of “Eurocurrency Rate”, the definition of “Base Rate”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date”: the earlier to occur of the following events with respect to any then-current Benchmark:

(1)             in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component); or

(2)             in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to any then-current Benchmark:

(1)             a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component);

(2)             a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component); or

(3)             a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component) is no longer representative.

“Benchmark Transition Start Date”: (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrowers, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period”: with respect to any then-current Benchmark, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to such Benchmark and solely to the extent that such Benchmark has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder in accordance with Section 4.23 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder pursuant to Section 4.23.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender”: as defined in Section 11.8(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower Materials”: as defined in Section 11.2.

“Borrowers”: as defined in the introductory paragraph of this Agreement.

“Borrower Parties”: collectively, the Borrowers and any Additional Borrowers.

“Borrowing Base Availability”: at any time, an amount equal to the Aggregate Borrowing Base Amount at such time minus the Total Working Capital Facility Extensions of Credit at such time minus the Total Acquisition Facility Working Capital Extensions of Credit.

“Borrowing Base Date”: the most recent date as of which the U.S. Borrower has based a Borrowing Base Report to be delivered by the U.S. Borrower pursuant to Section 7.2(c).

“Borrowing Base Report”: a report certified by a Responsible Person of the U.S. Borrower, substantially in the form of Exhibit G, with appropriate insertions and schedules, showing the Aggregate Borrowing Base Amount, the U.S. Borrowing Base and the Kildair Borrowing Base, in each case as of the date set forth therein and the basis on which it was calculated, together with the following detailed supporting information:

(i)            for each of the U.S. Borrowing Base and the Kildair Borrowing Base, for Eligible Cash and Cash Equivalents, a statement as of the applicable Borrowing Base Date of the account balance, issued by each Cash Management Bank;

(ii)           for each of the U.S. Borrowing Base and the Kildair Borrowing Base, for Eligible L/C Backed Accounts Receivable, Eligible Tier 1 Accounts Receivable, Eligible Tier 2 Accounts Receivable, Eligible Unbilled Tier 1 Accounts Receivable, and Eligible Unbilled Tier 2 Accounts Receivable,

(A)            a schedule listing each Account Receivable which is supported by a letter of credit, together with the amount of such Account Receivable, the Account Debtor of such Account Receivable, the issuing bank, the applicant and the expiration date of the related letter of credit, the terms of the auto-renewal provision, if any, and the face amount of the related letter of credit (or, if applicable, the maximum value of the related letter of credit after giving effect to any tolerance included therein, and the amount of such tolerance);

(B)            a schedule of each Eligible Account Receivable and Eligible Unbilled Account Receivable, listing the counterparty thereof, and each of the offsets and deductions to the amount of such Eligible Account Receivable or Eligible Unbilled Account Receivable, as applicable, including, if applicable, (1) the contra account balance thereof, (2) any offset or counterclaim resulting from trade liabilities, (3) the net marked-to-market net-off calculation of any losses applied to the Account Debtor after deduction for all margin monies received and/or paid and the details of any related letters of credit described in clause (A) above, (4) any Out of the Money Forward Contract Amounts applied thereto pursuant to clause (F) of the definition of “U.S. Borrowing Base” or “Kildair Borrowing Base”, as applicable) and (5) any adjustments described in the definitions of U.S. Borrowing Base or Kildair Borrowing Base, as applicable, to the extent applicable; and

(C)             with respect to each Eligible Account Receivable, other than Eligible Unbilled Accounts Receivable, to the extent applicable, an aging report in form and substance satisfactory to the Administrative Agent;

(iii)          for each of the U.S. Borrowing Base and the Kildair Borrowing Base, for Eligible Inventory, a schedule of (A) inventory locations, (B) Market Value and inventory volumes by location and type of Eligible Commodity, (C) if requested by the Administrative Agent, in the case of Eligible Hedged Petroleum Inventory and (in the case of the U.S. Borrowing Base) Eligible Hedged Natural Gas Inventory, evidence of the hedge as demonstrated to the reasonable satisfaction of the Administrative Agent in the Position Report delivered concurrently with the applicable Borrowing Base Report, (D) each of the offsets and deductions used in determining the value of the Eligible Inventory, including any exchange payable or other offsets and any adjustments described in the definitions of U.S. Borrowing Base or Kildair Borrowing Base, as applicable, to the extent applicable, (E) except to the extent covered by clause (F) or clause (G) below, available supporting documentation for the inventory volumes as of such Borrowing Base Date, (F) within thirty (30) days after each Borrowing Base Date with respect to a calendar month (provided that the U.S. Borrower shall use best efforts to provide within thirty (30) days following receipt therefor a Borrowing Base Report requested by the Administrative Agent), a volume difference reconciliation comparing the inventory volumes reflected in the U.S. Borrower’s accounting records with the U.S. Borrower’s third party statements, together with a copy of such statements (provided, that a copy of such third party statements shall not be required with respect to any storage site not owned or operated by the U.S. Borrower or any of its Affiliates where less than 5,000 Barrels of Eligible Petroleum Inventory is held) and (G) within thirty (30) days after each Borrowing Base Date that occurs on the last day of March, June, September and December of each year, if requested by the Administrative Agent, inventory and field reports supplied by 25% of the terminals owned by the Loan Parties (so that, in one calendar year, reports with respect to each terminal owned by any Loan Party shall have been delivered);

(iv)         for each of the U.S. Borrowing Base and the Kildair Borrowing Base, for Eligible Net Liquidity in Futures Accounts, copies of summary account statements (or if requested by the Administrative Agent, the full account statements) issued by the Eligible Broker where such assets are held as of the applicable Borrowing Base Date together with additional statements for each commodities futures account that account for any (x) discounted face value of any U.S. Treasury Securities held in such account that are zero coupon securities issued by the United States of America and (y) unearned interest on such U.S. Treasury Securities;

(v)          for the U.S. Borrowing Base, for Eligible Exchange Receivables, (A) a schedule of each Eligible Exchange Receivable, the counterparty thereof, the time outstanding and each of the offsets and deductions to the amount of such Eligible Exchange Receivable used in determining the value of Eligible Exchange Receivables, including any contra account balance thereof and, if applicable, any Out of the Money Forward Contract Amounts applied thereto pursuant to clause (F) of the definition of “U.S. Borrowing Base” and any other adjustments described in the definitions of Borrowing Base, to the extent applicable, and (B) to the extent applicable, information described in clause (ii)(A) above;

(vi)         for each of the U.S. Borrowing Base and the Kildair Borrowing Base, for the Eligible Short Term Unrealized Forward Gains and, solely with respect to the U.S. Borrowing Base, for the Eligible Medium Term Unrealized Forward Gains and Eligible Long Term Unrealized Forward Gains, a summary schedule thereof listing:

(A)            the Marked-to-Market Value and the date of the final cash or physical settlement of each Forward Contract;

(B)            the aggregate amount of each of the offsets and deductions to the Marked-to-Market Value of such Forward Contracts included in the calculation of the Counterparty Forward Contract Amount with respect to a Forward Contract Counterparty, including, to the extent applicable, the aggregate contra account balance of such Forward Contract Counterparty (and the calculation of such contra balance), all margin monies received and/or paid with respect to such Forward Contracts and the details of any related letters of credit and any adjustments described in the definitions of U.S. Borrowing Base or Kildair Borrowing Base, as applicable, to the extent applicable; and

(C)             the Counterparty Forward Contract Amount for each Forward Contract Counterparty;

(vii)        for each of the U.S. Borrowing Base and the Kildair Borrowing Base, for Eligible Letters of Credit Issued for Commodities Not Yet Received, (A) a schedule listing each Letter of Credit giving rise to Eligible Letters of Credit Issued for Commodities Not Yet Received, together with the name of the applicant, the expiration date of the related Letter of Credit and the face value thereof (or, if applicable, the maximum value of such Letter of Credit after giving effect to any tolerance included therein, and the amount of such tolerance), (B) a calculation supporting the value of physical volume delivered and the liability owed by the applicable Loan Party to the beneficiary of the Letter of Credit in connection therewith versus the face amount of such Letters of Credit, and (C) a schedule of each of the offsets and deductions used in determining the value of Eligible Letters of Credit Issued for Commodities Not Yet Received, including the amounts and a calculation, by type (i.e., mark-to-market loss, exchange payables and other type of liability owed), supporting the value of any other liabilities owed by the applicable Loan Party to the beneficiary of the Letter of Credit versus the face amount of such Letters of Credit and any adjustments described in the definitions of U.S. Borrowing Base or Kildair Borrowing Base, as applicable, to the extent applicable;

(viii)       for each of the U.S. Borrowing Base and the Kildair Borrowing Base, for Paid but Unexpired Letters of Credit, (A) a schedule listing each Letter of Credit giving rise to Paid but Unexpired Letters of Credit, together with the name of the applicant, the expiration date of the related Letter of Credit and the face value thereof (or, if applicable, the maximum value of such Letter of Credit after giving effect to any tolerance included therein, and the amount of such tolerance), (B) a statement describing the existing liabilities that may be satisfied with such Letter of Credit and the amount therefor, (C) a schedule of any payments made by the applicable Loan Party to satisfy the obligations for which such Letter of Credit was issued, (D) a schedule of the underlying “operational tolerance” with respect to any such Trade Letter of Credit (if applicable) and (E) a schedule of each of the offsets and deductions used in determining the value of Paid but Unexpired Letters of Credit, including the amounts and a calculation, by type (i.e. mark-to-market loss, exchange payables and other type of liability owed), supporting the value of any other liabilities owed by the applicable Loan Party to the beneficiary of the Letter of Credit versus the face amount of such Letters of Credit and any adjustments described in the definitions of U.S. Borrowing Base or Kildair Borrowing Base, as applicable, to the extent applicable;

(ix)          for the U.S. Borrowing Base, for Eligible RINs, a schedule summarizing the value of the RINs inventory available for sale, including the total RINs volume separated by fuel category. For each fuel category the RINs volumes and values for each RINs year for which there is inventory also will be shown;

(x)           for the U.S. Borrowing Base, for the First Purchaser Lien Amount, a schedule setting forth the holder of each First Purchaser Lien, the amount of the obligations outstanding giving rise to the First Purchaser Lien Amount to such holder, each of the offsets and deductions to the amount of such obligations used in determining the First Purchaser Lien Amount, including the portion thereof reduced by any Letter of Credit, and any adjustments described in the definitions of Borrowing Base, to the extent applicable;

(xi)          for each of the U.S. Borrowing Base and the Kildair Borrowing Base, for Product Taxes, a schedule listing the amounts of each tax liability by taxing authority, the description thereof and the period(s) for which such taxes were assessed;

(xii)         for each of the U.S. Borrowing Base and the Kildair Borrowing Base, for Swap Amounts due to Qualified Counterparties, a schedule listing the aggregate net unrealized gains or losses with respect to each Commodity OTC Agreement with a Qualified Counterparty and each Financial Hedging Agreement with a Qualified Counterparty (whether or not the Swap Amounts due to Qualified Counterparties is equal to or in excess of $20,000,000 (in the case of the U.S. Borrowing Base) or $5,000,000 (in the case of the Kildair Borrowing Base));

(xiii)        a summary report showing the total amount outstanding under each type of extension of credit made hereunder; and

(xiv)            a summary of the Working Capital Facility Utilization for the period from the immediately preceding Borrowing Base Date (or, in the case of the first Borrowing Base Report, the Restatement Effective Date) to (but not including) the Borrowing Base Date for such Borrowing Base Report.

“Borrowing Date”: any Business Day specified (i) in a Borrowing Notice as a date on which a Loan requested by a Borrower is to be made or (ii) in a Letter of Credit Request as a date on which a Letter of Credit requested by a Borrower is to be issued, amended or renewed.

“Borrowing Notice”: as defined in Section 2.5(a).

“Brokerage Account Deducts”: as defined in the definition of “Eligible Net Liquidity in Futures Accounts” in this Section 1.1.

“Business”: as defined in Section 5.22(b).

“Business Day”: (i) for all purposes other than as covered by clauses (ii) and (iii) of this definition, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans, any day which is a Business Day as described in clause (i) of this definition and which is also a day on which dealings in United States Dollar deposits are carried out in the London interbank market and (iii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Loans made to the Canadian Borrower or made in Canadian Dollars, any day which is a Business Day as described in clause (i) of this definition and which is also a day on which banks are open for dealings in Canadian Dollars in Toronto, Ontario and Montreal, Quebec.

“Business Valuation”: with respect to any Approved Acquisition Asset, a business valuation commissioned by and addressed to the Administrative Agent and in form and substance reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned or delayed) and prepared by a Valuation Agent.

“CAML”: the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws.

“Calculation Date”: the last Business Day of each calendar month (or any other day selected by the Administrative Agent); provided that (a) the second Business Day preceding (or such other Business Day as the Administrative Agent shall deem applicable with respect to Canadian Dollars in accordance with rate-setting convention for Canadian Dollars) (i) each Borrowing Date with respect to any Loan denominated in Canadian Dollars or (ii) any date on which a Loan denominated in Canadian Dollars is continued shall also be a “Calculation Date”, (b) each Borrowing Date with respect to any other Loan made hereunder shall also be a “Calculation Date” and (c) the date of issuance, amendment, renewal or extension of a Letter of Credit shall also be a Calculation Date.

“Canadian Benefit Plans”: any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party or any Subsidiary of any Loan Party that carries on business in Canada, has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.

“Canadian Borrower”: as defined in the introductory paragraph of this Agreement.

“Canadian Dollar Equivalent”: with respect to (i) an amount denominated in any currency other than Canadian Dollars, the equivalent in Canadian Dollars of such amount determined at the Exchange Rate on the most recent Calculation Date and (ii) an amount denominated in Canadian Dollars, such amount.

“Canadian Dollars” and “C$”: dollars in lawful currency of Canada.

“Canadian Loan Parties”: collectively, (a) the Canadian Borrower, (b) the Loan Parties which are organized under the laws of Canada or any province or territory thereof and (c) each other Person organized under the laws of Canada or any province or territory thereof that at any time becomes a Loan Party under the Loan Documents; each sometimes being referred to herein individually as a “Canadian Loan Party”.

“Canadian Omnibus Amendment Agreement: the Omnibus Amendment Agreement, dated as of the Restatement Effective Date, by and among each Loan Party party thereto and the Administrative Agent, which shall amend the Canadian Security Agreement and the Canadian Pledge Agreement.

“Canadian Pension Plans”: each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Loan Party or any Subsidiary of any Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as administered by the Government of Canada or the Province of Quebec, respectively.

“Canadian Pledge Agreement”: the Canadian Pledge Agreement, dated as of December 9, 2014, by (a) each Loan Party pledging Capital Stock of any Person organized under the laws of Canada or any province or territory thereof and (b) with respect to the pledge of Capital Stock of any Person not organized under the laws of Canada or any province or territory thereof, any Loan Party organized under the laws of Canada or any province or territory thereof or having its chief executive office or domicile in Canada, in favor of the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Canadian Security Agreement”: the Canadian Security Agreement, dated as of December 9, 2014, by the Loan Parties organized under the laws of Canada or any province or territory thereof, having its chief executive office (or domicile) in Canada or any province or territory thereof or having tangible assets in Canada, in favor of the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Canadian Security Documents”: collectively, the Canadian Security Agreement, the Canadian Pledge Agreement, the Quebec Security Documents and each Mortgage and Security Agreement in respect of any real property located in Canada and, in each case, any Successor Agent Document in respect of any of the foregoing.

“Canadian Subsidiary”: any Subsidiary of the U.S. Borrower organized or incorporated under the laws of Canada or any province or territory thereof.

“Capital Expenditures”: for any period with respect to any Person, all expenditures made by such Person during such period that, in accordance with GAAP, should be classified as a capital expenditure.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or unlimited liability company, all membership interests in a limited liability company, all partnership interests in a limited partnership or partnership, all membership rights in a cooperative or any and all similar ownership interests in a Person (other than a corporation, unlimited liability company, limited liability company, limited partnership or partnership) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash and Carry Transaction”: in respect of a particular commodity, all transactions that occur during a Contango Market consisting of:

(a)               the entering into of future or swap contracts for the purchase of such commodity offset by the concurrent entering into of future or swap contracts for the sale of the same quantity of such commodity for a later delivery date and a maximum period not exceeding twelve (12) months; and/or

(b)               the physical purchase by the U.S. Borrower or any other Loan Party of such commodity which shall be stored for a period not exceeding twelve (12) months from the date of delivery of such commodity to the U.S. Borrower or such Loan Party, and the sale of which shall be Hedged by hedges that have a maximum tenor not exceeding twelve (12) months; and/or

(c)                any combination of the foregoing.

“Cash (100%) Collateralize”; “Cash (100%) Collateralized”: with respect to any Letter of Credit, to pledge and deposit as collateral for the Obligations Cash Collateral in the currency in which such Letter of Credit is denominated and in an amount equal to 100% of the undrawn face amount of such Letter of Credit plus unpaid fees associated with such Letter of Credit (including any letter of credit commissions) then due and payable or to be owed with respect to such Letter of Credit for the period from the time such Cash Collateral is deposited as collateral until the expiration date of such Letter of Credit, pursuant to documentation substantially in the form of Exhibit K or such other substantially similar form reasonably satisfactory to the Administrative Agent.

“Cash Collateral”: with respect to any Letter of Credit, cash or deposit account balances denominated in United States Dollars or Canadian Dollars that have been pledged and deposited with or delivered to the Administrative Agent for the ratable benefit of the Secured Parties as collateral for the Obligations, including the repayment of such Letter of Credit.

“Cash Collateralize”, “Cash Collateralized”, “Cash Collateralization”: with respect to any Letter of Credit, to pledge and deposit as collateral for the Obligations Cash Collateral in the currency in which such Letter of Credit is denominated and in an amount equal to 105% of the undrawn face amount of such Letter of Credit plus unpaid fees associated with such Letter of Credit (including any letter of credit commissions) then due and payable or to be owed with respect to such Letter of Credit for the period from the time such Cash Collateral is deposited as collateral until the expiration date of such Letter of Credit, pursuant to documentation substantially in the form of Exhibit K or such other substantially similar form reasonably satisfactory to the Administrative Agent.

“Cash Equivalents”: (a) securities with maturities of twelve (12) months or less from the date of acquisition or acceptance which are issued or fully guaranteed or insured by the United States, Canada or any agency or instrumentality thereof, (b) bankers’ acceptances, certificates of deposit and eurodollar time deposits with maturities of nine (9) months or less from the date of acquisition and overnight bank deposits, in each case, of any Lender or of any international or national commercial bank with commercial paper rated, on the day of such purchase, at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s, (c) commercial paper, variable rate or auction rate securities, or any other short term, liquid investment having a rating, on the date of purchase, of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and that matures or resets not more than nine (9) months after the date of acquisition, (d) obligations of any U.S. state, Canadian province or territory or a division, public instrumentality or taxing authority thereof, having on the date of purchase a rating of at least AA or the equivalent thereof by S&P or at least Aa2 or the equivalent thereof by Moody’s and (e) investments in money market funds, mutual funds or other pooled investment vehicles, in each case acceptable to the Administrative Agent in its sole discretion, the assets of which consist solely of the foregoing.

“Cash Management Account”: a Deposit Account or Securities Account maintained with any Cash Management Bank.

“Cash Management Bank”: JPMorgan Chase Bank, N.A. and each of the banks and other financial institutions listed on Schedule 1.1(B) and any other bank or financial institution (which is reasonably acceptable to the Administrative Agent) from time to time designated by the U.S. Borrower as a bank or financial institution (i) at which any Borrower or any other Loan Party or any of their Subsidiaries maintains any Controlled Account or (ii) with which any Borrower or any other Loan Party or any of their Subsidiaries engages in Banking Services.

“Cash Management Bank Agreement”: any (i) account agreement, account control agreement or other agreement governing the relationship between a Cash Management Bank and a Loan Party with respect to a Cash Management Account and (ii) any agreement governing Banking Services.

“CDOR Screen Rate”: with respect to any Interest Period, (i) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the CDOR page of the Reuters screen (or on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) as of the Specified Time on the Quotation Day for such Interest Period (as adjusted by the Administrative Agent after the Specified Time to reflect any error in the posted rate of interest or in the posted average annual rate of interest); plus (ii) 0.10% per annum.

“Change of Control”: the occurrence of any of the following events: (a) the Permitted Investors shall cease to own and control, of record and beneficially, directly or indirectly, more than 50% of the total voting power of all classes of Capital Stock of (i) prior to the effectiveness of the Approved Organizational Changes, the General Partner or (ii) after the effectiveness of the Approved Organizational Changes, the MLP, in each case, entitled to vote generally in the election of directors free and clear of all Liens, other than Liens of the type permitted pursuant to Section 8.3 (and with respect to the General Partner, as if Section 8.3 were applicable), (b) prior to the effectiveness of the Approved Organizational Changes, the General Partner shall cease to own and control, of record and beneficially, 100% of the general partnership interests of the MLP free and clear of all Liens, other than Liens of the type permitted pursuant to Section 8.3 (as if Section 8.3 were applicable) or (c) the MLP shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each Borrower and each other Loan Party (other than the MLP) free and clear of all Liens, other than Liens permitted pursuant to Section 8.3.

“Chapter 11 Debtor”: as defined in the definition of “Eligible Account Receivable” in this Section 1.1.

“Coal Products”: coal and any other product or by-product of the foregoing and all rights to transmit, transport or store the foregoing.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all property and interests in property of the Loan Parties now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document; provided, that notwithstanding anything to the contrary herein or in any other Loan Document, no shares, interests, participations or other equivalents of capital stock of an Unlimited Liability Company (as defined in the Canadian Pledge Agreement), together with all stock certificates, options or rights of any nature whatsoever which may be issued or granted by an Unlimited Liability Company, shall constitute “Collateral” under any Security Document other than the Canadian Pledge Agreement and the deed of hypothec securing the Obligations forming part of the Quebec Security Documents, as provided for therein.

“Commitment”: at any date, as to any Lender, the Dollar Working Capital Facility Commitments, the Multicurrency Working Capital Facility Commitments and/or the Acquisition Facility Commitments of such Lender, as the context requires.

“Commitment Percentage”: at any time, as to any Lender, the Acquisition Facility Commitment Percentage, the Dollar Working Capital Facility Commitment Percentage or the Multicurrency Working Capital Facility Commitment Percentage of such Lender at such time, as the context requires.

“Commitment Period”: the Acquisition Facility Commitment Period, the Dollar Working Capital Facility Commitment Period or the Multicurrency Working Capital Facility Commitment Period, as the context requires.

“Commitment Termination Date”: the Acquisition Facility Commitment Termination Date, the Dollar Working Capital Facility Commitment Termination Date or the Multicurrency Working Capital Facility Commitment Termination Date, as the context requires.

“Committed Facilities”: collectively, the Dollar Working Capital Facility Committed Tranche, the Multicurrency Working Capital Facility and the Acquisition Facility.

“Committed Facilities Credit Exposure”: as to any Committed Lender at any time, the Dollar Working Capital Facility Committed Tranche Credit Exposure of such Committed Lender plus the Multicurrency Working Capital Facility Credit Exposure of such Committed Lender plus the Acquisition Facility Credit Exposure of such Committed Lender.

“Committed Facilities Credit Exposure Percentage”: as to any Committed Lender at any time, the fraction (expressed as a percentage), the numerator of which is the Committed Facilities Credit Exposure of such Committed Lender at such time and the denominator of which is the aggregate Committed Facilities Credit Exposures of all of the Committed Lenders at such time.

“Committed Lenders”: the Dollar Working Capital Facility Committed Tranche Lenders, the Multicurrency Working Capital Facility Lenders and the Acquisition Facility Lenders.

“Commodity Account”: any “Commodity Account” as defined in Section 9-102 of the UCC, any “futures account” as defined under the PPSA and any “securities account” as defined in the Quebec STA in which is held “commodity futures contracts”, “security futures contracts”, “financial instrument futures contracts” and other similar “futures contracts”, as such terms are defined in the Quebec STA.

“Commodity Contract”: (a) a Physical Commodity Contract, (b) any Commodity OTC Agreement or (c) a contract for the storage or transportation of any physical Eligible Commodity.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity OTC Agreement”: (i) any forward commodity contract (excluding any Forward Contract which is a Physical Commodity Contract), swap, option, collar, cap or floor transaction, in each case based on Eligible Commodities and (ii) any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the U.S. Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group which includes the U.S. Borrower and which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”: as defined in Section 7.2(b).

“Conduit Lender”: any special purpose entity organized and administered by any Lender (or an affiliate of such Lender) for the purpose of making Loans required to be made by such Lender or of funding such Lender’s participation in any unpaid Reimbursement Obligation and designated as its Conduit Lender by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan or a participation in any unpaid Reimbursement Obligation under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan or participation in any unpaid Reimbursement Obligation, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 11.6 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any commitment hereunder.

“Confidential Information”: as defined in Section 11.16.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets”: as of any date of determination, all assets of the Loan Parties that, in accordance with GAAP adjusted on an Economic Basis, would be classified as current assets on a consolidated balance sheet of the Loan Parties; provided, that amounts otherwise classified as current assets which are due from any Affiliate (including shareholders (other than public limited partners of the MLP)) or Subsidiary of any Loan Party shall not be classified as current assets.

“Consolidated Current Liabilities”: as of any date of determination, all liabilities of the Loan Parties that, in accordance with GAAP adjusted on an Economic Basis, would be classified as current liabilities on a consolidated balance sheet of the Loan Parties; provided that “Consolidated Current Liabilities” shall (i) include (A) except to the extent excluded in clause (ii) below, all Loans outstanding hereunder from time to time, and (B) the current portion of all Indebtedness with a maturity (as of such date of determination) of longer than one (1) year, and (ii) exclude any (A) Axel Johnson Subordinated Indebtedness, (B) Intercompany Subordinated Indebtedness, (C) unsecured Indebtedness permitted under Section 8.2(h) and (D) Acquisition Facility Loans.

“Consolidated EBITDA”: for any period, Consolidated Net Income of the Loan Parties for such period, plus, without duplication and to the extent used in determining such Consolidated Net Income, the sum of:

(1)               provisions for income taxes, interest expense, and depreciation and amortization expense;

(2)               amounts deducted in respect of other non-cash expenses;

(3)               the amount of any aggregate net loss (or minus the amount of any gain) arising from the Disposition of capital assets by such Person and its Subsidiaries; and

(4)               extraordinary, unusual or non-recurring losses and charges;

provided that (i) each of the foregoing items (1)-(4) shall be calculated in accordance with GAAP adjusted on an Economic Basis, (ii) for the purposes of this definition, with respect to a business or assets acquired by the Loan Parties pursuant to an Acquisition permitted under this Agreement, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP and such calculation shall be determined in good faith by a financial officer of the U.S. Borrower (and the U.S. Borrower will provide to the Administrative Agent such supporting information as the Administrative Agent may reasonably request), without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated EBITDA, and in a manner which is reasonably satisfactory to the Administrative Agent in all respects, adjusted on an Economic Basis plus or minus any Allowed Reserve, as if the acquisition had been consummated on the first day of such period and (iii) for the purposes of this definition, with respect to a business or assets disposed of by the Loan Parties pursuant to a disposition permitted under this Agreement, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP and such calculation shall be determined in good faith by a financial officer of the U.S. Borrower (and the U.S. Borrower will provide to the Administrative Agent such supporting information as the Administrative Agent may reasonably request), without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated EBITDA, and in a manner which is reasonably satisfactory to the Administrative Agent in all respects, as if such disposition had been consummated on the first day of such period. Notwithstanding the foregoing, but subject to clauses (ii) and (iii) of the proviso above, Consolidated EBITDA shall be deemed to be (x) $13,973,408 with respect to the fiscal quarter ending September 30, 2019, (y) $31,495,006 with respect to the fiscal quarter ending December 31, 2019 and (z) $47,932,245 with respect to the fiscal quarter ending March 31, 2020.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of Consolidated EBITDA to Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period with respect to the Loan Parties, the sum (without duplication) of (i) the amounts deducted for the cash portion of Consolidated Interest Expense in determining Consolidated Net Income for such period, (ii) letter of credit fees to the extent paid in cash during such period, and (iii) principal paid or payable during such period in respect of Indebtedness (excluding (A) principal on any Loan, (B) principal on the Axel Johnson Subordinated Indebtedness, (C) principal on any Intercompany Subordinated Indebtedness, (D) principal on unsecured Indebtedness permitted under Section 8.2(h) incurred for working capital purposes in an aggregate outstanding amount (as of such date of determination) of $50,000,000 or less with a maturity (as of such date of determination) of less than one (1) year that is not a note (other than a promissory note evidencing commercial Indebtedness), debenture, bond or other like obligation) of the Loan Parties and (E) principal on any Indebtedness outstanding under a Contango Facility). For purposes of the above calculation, (1) with respect to a business or assets acquired by the Loan Parties pursuant to an Acquisition permitted under this Agreement, Consolidated Interest Expense shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP and such calculation shall be determined in good faith by a financial officer of the U.S. Borrower (and the U.S. Borrower will provide to the Administrative Agent such supporting information as Administrative Agent may reasonably request), without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated Interest Expense, and in a manner which is reasonably satisfactory to the Administrative Agent in all respects, as if the Indebtedness associated with the Acquisition had been incurred on the first day of such period (it being understood that, with respect to any Indebtedness incurred in connection with such Acquisition, if such Indebtedness has a floating or formula rate, it shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination) and (2) with respect to a business or assets disposed of by the Loan Parties pursuant to a disposition permitted under this Agreement, Consolidated Interest Expense shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP and such calculation shall be determined in good faith by a financial officer of the U.S. Borrower (and the U.S. Borrower will provide to the Administrative Agent such supporting information as the Administrative Agent may reasonably request), without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated Interest Expense, and in a manner which is reasonably satisfactory to the Administrative Agent in all respects, as if such disposition had been consummated on the first day of such period.

Notwithstanding the foregoing, but subject to clauses (1) and (2) above, Consolidated Fixed Charges shall be deemed to be (i) $10,010,213 with respect to the fiscal quarter ending September 30, 2019, (ii) $11,149,675 with respect to the fiscal quarter ending December 31, 2019 and (iii) $10,533,833 with respect to the fiscal quarter ending March 31, 2020.

“Consolidated Interest Expense”: for any period with respect to the Loan Parties, the amount which, in conformity with GAAP adjusted on an Economic Basis plus or minus any Allowed Reserve, as applicable, would be set forth opposite the caption “interest expense” or any like caption (including imputed interest included in payments under Financing Leases) on a consolidated income statement of the Loan Parties for such period excluding the amortization of any original issue discount; provided that “Consolidated Interest Expense” shall not include interest expense with respect to the Maine Dock Liability Obligations.

“Consolidated Net Income”: for any period, the consolidated net income (or deficit) of the Loan Parties for such period (taken as a cumulative whole) determined in accordance with GAAP adjusted on an Economic Basis plus or minus any Allowed Reserve, as applicable; provided that there shall be excluded (a) the income (or deficit) of any Loan Party accrued prior to the date it becomes a Subsidiary or is merged into or consolidated or amalgamated with any Loan Party, (b) any write-up of any fixed asset (other than write-ups as the result of the application of purchase accounting), (c) any net gain from the collection of the proceeds of life insurance policies, and (d) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of any Loan Party.

“Consolidated Net Working Capital”: as of any date of determination, (a) Consolidated Current Assets as of such date minus (b) Consolidated Current Liabilities as of such date.

“Consolidated Total Leverage Ratio”: as of any date of determination, the ratio of (a) the Dollar Equivalent of the aggregate outstanding principal amount of Indebtedness (excluding any (A) Axel Johnson Subordinated Indebtedness, (B) Intercompany Subordinated Indebtedness or (C) unsecured Indebtedness permitted under Section 8.2(h) incurred for working capital purposes in an aggregate outstanding amount (as of such date of determination) of $50,000,000 or less with a maturity (as of such date of determination) of less than one (1) year that is not a note (other than a promissory note evidencing commercial Indebtedness), debenture, bond or other like obligation) of the Loan Parties as of such date minus (x) the aggregate outstanding principal amount of Dollar Working Capital Facility Loans, the aggregate outstanding face amount of issued, but undrawn, Dollar Working Capital Facility Letters of Credit and any Unreimbursed Amounts in respect of Dollar Working Capital Facility Letters of Credit outstanding at such time, (y) the Dollar Equivalent of the aggregate outstanding principal amount of Multicurrency Working Capital Facility Loans, the aggregate outstanding face amount of issued, but undrawn, Multicurrency Working Capital Facility Letters of Credit and any Unreimbursed Amounts in respect of Multicurrency Working Capital Facility Letters of Credit outstanding at such time and (z) the aggregate outstanding face amount of issued, but undrawn, Acquisition Facility Transportation Letters of Credit outstanding at such time to (b) Consolidated EBITDA for the twelve (12) month period ending as of such date.

“Contango Facility”: a senior secured credit facility of any Loan Party solely to be used to finance Cash and Carry Transactions, the recourse to such Loan Party with respect to such credit facility Indebtedness is limited to its interest in the inventory, forward contracts and receivables related to such Cash and Carry Transactions (and the proceeds thereof); provided, that (a) any release of Collateral hereunder for inclusion as collateral for the Contango Facility has been approved by the Administrative Agent and the Supermajority Lenders and (b) such facility is subject to an intercreditor agreement in form and substance satisfactory to the Administrative Agent and the Supermajority Lenders.

“Contango Market”: the market condition in which the price of a commodity for forward delivery is higher than the price that is quoted for spot settlement, or where a far forward delivery price is higher than a nearer forward delivery price.

“Continuation/Conversion Notice”: as defined in Section 4.3(a)

“Continue”, “Continuation” and “Continued”: the continuation of a Eurocurrency Loan from one Interest Period to the next Interest Period.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Account”: each Pledged Account that is subject to an Account Control Agreement.

“Conversion to Approving Lenders Date”: with respect to any Declining Lender Notice, the Business Day on which the Administrative Agent receives such Declining Lender Notice; provided that if the Administrative Agent receives a Declining Lender Notice (a) after the time specified in Section 4.22(a) or (b) on any day that is not a Business Day, in the case of each of clause (a) and (b), the “Conversion to Approving Lenders Date” for such Declining Lender Notice shall be deemed to be the immediately succeeding Business Day.

“Convert”, “Conversion” and “Converted”: a conversion of Base Rate Loans or Prime Rate Loans into Eurocurrency Loans, or a conversion of Eurocurrency Loans into Base Rate Loans or Prime Rate Loans, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.

“Counterparty Forward Contract Amount”: with respect to any Forward Contract Counterparty, an amount equal to (a) the aggregate Marked-to-Market Value of all Eligible Forward Contracts of the Loan Parties with such Forward Contract Counterparty with a positive value, net of (i) cash and Cash Equivalents held by the Loan Parties from such Forward Contract Counterparty for such Eligible Forward Contract and (ii) any claim of offset or other counterclaim known to the Loan Parties to have been asserted in respect of those Eligible Forward Contracts by such Forward Contract Counterparty, minus, (b) the aggregate Marked-to-Market Value of all Forward Contracts of the Loan Parties with such Forward Contract Counterparty with a negative value, net of cash and Cash Equivalents posted by the Loan Parties with such Forward Contract Counterparty for such Forward Contract.

“Co-Collateral Agents”: MUFG and BNP Paribas.

“Co-Documentation Agents”: ABN AMRO Capital USA LLC and Santander Bank, N.A.

“Co-Syndication Agents”: BNP Paribas, Citizens Bank, N.A., Société Générale, Wells Fargo Bank, N.A. and Coöperatieve Rabobank U.A., New York Branch.

“Credit Exposure”: as to any Lender at any time, the sum of its Acquisition Facility Credit Exposure, its Dollar Working Capital Facility Committed Tranche Credit Exposure, its Dollar Working Capital Facility Uncommitted Tranche Credit Exposure and its Multicurrency Working Capital Facility Credit Exposure.

“Credit Exposure Percentage”: as to any Lender at any time, the fraction (expressed as a percentage), the numerator of which is the Credit Exposure of such Lender at such time and the denominator of which is the aggregate Credit Exposures of all of the Lenders at such time.

“Credit Utilization Summary”: as defined in Section 4.13.

“Declining Lender”: as defined in Section 4.22(a) hereof.

“Declining Lender Notice”: a notice substantially in the form of Annex V.

“Default”: any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: at any time, any Lender that (a) within two (2) Business Days of when due, has failed to fund any portion of any Working Capital Facility Loan, Acquisition Facility Loan, Swing Line Loan, Refunded Swing Line Loan, Dollar Swing Line Participation Amount, Multicurrency Swing Line Participation Amount or L/C Participation Obligation (or any participation in the foregoing) to, as applicable, any Borrower, the Administrative Agent, any Swing Line Lender or any Issuing Lender required pursuant to the terms of this Agreement to be funded by such Lender, or has notified the Administrative Agent that it does not intend to do so unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in writing) has not been satisfied; or (b) notified any Borrower, the Administrative Agent, any Issuing Lender, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement (unless such writing states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in writing) cannot be satisfied) or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit; or (c) failed, within three (3) Business Day after request by the Administrative Agent or the U.S. Borrower, to confirm that it will comply with the terms of this Agreement relating to any of its obligations to fund prospective Working Capital Facility Loans, Acquisition Facility Loans, Swing Line Loans, Refunded Swing Line Loans, Dollar Swing Line Participation Amounts, Multicurrency Swing Line Participation Amounts or L/C Participation Obligations; or (d) otherwise failed to pay over to the Administrative Agent, any Issuing Lender, or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute; or (e) (i) has become or is insolvent or has a parent company that has become or is insolvent, (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) has, or has a parent company that has, become the subject of a Bail-In Action. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock of such Lender or a parent company of such Lender by a Governmental Authority.

“Deposit Account”: as defined in Section 9-102 of the UCC.

“Designated Account Receivable”: any Account Receivable arising from the sale or transfer of refined products by a Loan Party to any Person that is located in the New York metropolitan area that is a commercial or industrial customer of the line of business acquired by the Loan Parties through the acquisition of certain assets of the Castle Oil Corporation.

“Disclosing Party”: as defined in Section 11.16(b).

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar Committed Tranche L/C Exposure”: at any time, the total L/C Obligations with respect to Dollar Working Capital Facility Committed Tranche Letters of Credit. The Dollar Committed Tranche L/C Exposure of any Dollar Working Capital Facility Committed Tranche Lender at any time shall be its Dollar Working Capital Facility Commitment Percentage of the total Dollar Committed Tranche L/C Exposure at such time.

“Dollar Committed Tranche Swing Line Exposure”: at any time, the sum of the aggregate amount of all outstanding Dollar Committed Tranche Swing Line Loans at such time. The Dollar Committed Tranche Swing Line Exposure of any Dollar Working Capital Facility Committed Tranche Lender at any time shall be the sum of (a) its Dollar Working Capital Facility Commitment Percentage of the total Dollar Committed Tranche Swing Line Exposure at such time related to Dollar Committed Tranche Swing Line Loans other than any Dollar Committed Tranche Swing Line Loans made by such Lender in its capacity as a Dollar Committed Tranche Swing Line Lender and (b) if such Lender shall be a Dollar Committed Tranche Swing Line Lender, the principal amount of all Dollar Committed Tranche Swing Line Loans made by such Lender outstanding at such time (to the extent that the other Dollar Working Capital Facility Committed Tranche Lenders shall not have funded their participations in such Swing Line Loans).

“Dollar Committed Tranche Swing Line Lenders”: MUFG, Wells Fargo Bank, N.A. and each other Dollar Working Capital Facility Committed Tranche Lender from time to time designated by the U.S. Borrower (and agreed to by such Lender) as a Dollar Committed Tranche Swing Line Lender with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) (and upon such designation and agreement, each such Lender shall set forth its Swing Line Cap on Schedule 1.1(H) pursuant to the terms of this Agreement), in each case in its capacity as lender of Dollar Committed Tranche Swing Line Loans hereunder.

“Dollar Committed Tranche Swing Line Loans”: as defined in Section 2.3(a).

“Dollar Committed Tranche Swing Line Participation Amount”: as defined in Section 2.6(b)(i)

“Dollar Equivalent”: with respect to (i) an amount denominated in any currency other than United States Dollars, the equivalent in United States Dollars of such amount determined at the Exchange Rate on the most recent Calculation Date and (ii) an amount denominated in United States Dollars, such amount.

“Dollar Long Tenor Letter of Credit Sub-Limit”: $75,000,000 at any time outstanding.

“Dollar Performance Letter of Credit Sub-Limit”: $50,000,000 at any time outstanding.

“Dollar Swing Line Loan”: a Dollar Committed Tranche Swing Line Loan and/or a Dollar Uncommitted Tranche Swing Line Loan, as the context requires.

“Dollar Swing Line Loan Sub-Limit”: $70,000,000 at any time outstanding.

“Dollar Swing Line Participation Amount”: the Dollar Committed Tranche Swing Line Participation Amount and/or the Dollar Uncommitted Tranche Swing Line Participation Amount, as the context requires.

“Dollar Uncommitted Tranche L/C Exposure”: at any time, the total L/C Obligations with respect to Dollar Working Capital Facility Uncommitted Tranche Letters of Credit. The Dollar Uncommitted Tranche L/C Exposure of any Dollar Working Capital Facility Uncommitted Tranche Lender at any time shall be its Adjusted Dollar Working Capital Facility Uncommitted Tranche Percentage of the total Dollar Uncommitted Tranche L/C Exposure at such time.

“Dollar Uncommitted Tranche Swing Line Exposure”: at any time, the sum of the aggregate amount of all outstanding Dollar Uncommitted Tranche Swing Line Loans at such time. The Dollar Uncommitted Tranche Swing Line Exposure of any Dollar Working Capital Facility Uncommitted Tranche Lender at any time shall be the sum of (a) its Adjusted Dollar Working Capital Facility Uncommitted Tranche Percentage of the total Dollar Uncommitted Tranche Swing Line Exposure at such time related to Dollar Uncommitted Tranche Swing Line Loans other than any Dollar Uncommitted Tranche Swing Line Loans made by such Lender in its capacity as a Dollar Uncommitted Tranche Swing Line Lender and (b) if such Lender shall be a Dollar Uncommitted Tranche Swing Line Lender, the principal amount of all Dollar Uncommitted Tranche Swing Line Loans made by such Lender outstanding at such time (to the extent that the other Dollar Working Capital Facility Uncommitted Tranche Lenders shall not have funded their participations in such Swing Line Loans).

“Dollar Uncommitted Tranche Swing Line Lenders”: MUFG, Wells Fargo Bank, N.A. and each other Dollar Working Capital Facility Uncommitted Tranche Lender from time to time designated by the U.S. Borrower (and agreed to by such Lender) as a Dollar Uncommitted Tranche Swing Line Lender with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) (and upon such designation and agreement, each such Lender shall set forth its Swing Line Cap on Schedule 1.1(H) pursuant to the terms of this Agreement), in each case in its capacity as lender of Dollar Uncommitted Tranche Swing Line Loans hereunder.

“Dollar Uncommitted Tranche Swing Line Loans”: as defined in Section 2.3(b)

“Dollar Uncommitted Tranche Swing Line Participation Amount”: as defined in Section 2.6(b)(ii).

“Dollar Working Capital Facility”: the Dollar Working Capital Facility Committed Tranche and/or the Dollar Working Capital Facility Uncommitted Tranche, as the context requires.

“Dollar Working Capital Facility Commitment”: at any date, as to any Dollar Working Capital Facility Committed Tranche Lender, the obligation of such Dollar Working Capital Facility Committed Tranche Lender to make Dollar Working Capital Facility Committed Tranche Loans to the Borrowers pursuant to Section 2.1(a) and to participate in Dollar Committed Tranche Swing Line Loans and Dollar Working Capital Facility Committed Tranche Letters of Credit in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Dollar Working Capital Facility Committed Tranche Lender’s name on Schedule 1.0 under the caption “Dollar Working Capital Facility Commitment” or, as the case may be, in the Assignment and Acceptance pursuant to which such Dollar Working Capital Facility Committed Tranche Lender becomes a party hereto, as such amount may be changed from time to time in accordance with the terms of this Agreement. As of the Restatement Effective Date, the original aggregate amount of the Dollar Working Capital Facility Commitments is $465,000,000.

“Dollar Working Capital Facility Commitment Percentage”: as to any Dollar Working Capital Facility Committed Tranche Lender at any time, the percentage which such Dollar Working Capital Facility Committed Tranche Lender’s Dollar Working Capital Facility Commitment then constitutes of the aggregate Dollar Working Capital Facility Commitments of all Dollar Working Capital Facility Committed Tranche Lenders at such time (or, at any time after the Dollar Working Capital Facility Commitments shall have expired or terminated, such Dollar Working Capital Facility Committed Tranche Lenders’ Dollar Working Capital Facility Committed Tranche Credit Exposure Percentage).

“Dollar Working Capital Facility Commitment Period”: the period from and including the Restatement Effective Date to but not including the Dollar Working Capital Facility Commitment Termination Date or such earlier date on which all of the Dollar Working Capital Facility Commitments shall terminate as provided herein.

“Dollar Working Capital Facility Commitment Termination Date”: May 19, 2022, or, if such date is not a Business Day, the next preceding Business Day.

“Dollar Working Capital Facility Committed Tranche”: the Dollar Working Capital Facility Commitments and the extensions of credit thereunder.

“Dollar Working Capital Facility Committed Tranche Credit Exposure”: as to any Dollar Working Capital Facility Committed Tranche Lender at any time, the Available Dollar Working Capital Facility Commitment of such Dollar Working Capital Facility Committed Tranche Lender plus the amount of the Dollar Working Capital Facility Committed Tranche Extensions of Credit of such Dollar Working Capital Facility Committed Tranche Lender.

“Dollar Working Capital Facility Committed Tranche Credit Exposure Percentage”: as to any Dollar Working Capital Facility Committed Tranche Lender at any time, the fraction (expressed as a percentage), the numerator of which is the Dollar Working Capital Facility Committed Tranche Credit Exposure of such Dollar Working Capital Facility Committed Tranche Lender at such time and the denominator of which is the aggregate Dollar Working Capital Facility Committed Tranche Credit Exposures of all of the Dollar Working Capital Facility Committed Tranche Lenders at such time.

“Dollar Working Capital Facility Committed Tranche Extensions of Credit”: at any date, as to any Dollar Working Capital Facility Committed Tranche Lender at any time, the aggregate outstanding principal amount of Dollar Working Capital Facility Committed Tranche Loans made by such Dollar Working Capital Facility Committed Tranche Lender, plus the amount of the undivided interest of such Dollar Working Capital Facility Committed Tranche Lender in any then-outstanding Dollar Working Capital Facility Committed Tranche L/C Obligations, plus such Dollar Working Capital Facility Committed Tranche Lender’s Dollar Committed Tranche Swing Line Exposure.

“Dollar Working Capital Facility Committed Tranche Issuing Lenders”: MUFG, BNP Paribas, Société Générale, Wells Fargo Bank, N.A., Coöperatieve Rabobank U.A., New York Branch and each other Dollar Working Capital Facility Committed Tranche Lender from time to time designated by the U.S. Borrower (and agreed to by such Lender) as a Dollar Working Capital Facility Committed Tranche Issuing Lender with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) (and upon such designation and agreement, each such Lender shall set forth its Issuance Cap on Schedule 1.1(G) pursuant to the terms of this Agreement), each in its capacity as issuer of any Dollar Working Capital Facility Committed Tranche Letter of Credit.

“Dollar Working Capital Facility Committed Tranche L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Dollar Working Capital Facility Committed Tranche Letters of Credit and (b) the aggregate amount of drawings under Dollar Working Capital Facility Committed Tranche Letters of Credit which have not then been reimbursed or converted to a Dollar Working Capital Facility Committed Tranche Loan pursuant to Section 3.7.

“Dollar Working Capital Facility Committed Tranche L/C Participants”: with respect to any Dollar Working Capital Facility Committed Tranche Letter of Credit, all of the Dollar Working Capital Facility Committed Tranche Lenders other than the Dollar Working Capital Facility Committed Tranche Issuing Lender thereof.

“Dollar Working Capital Facility Committed Tranche L/C Participation Obligations”: the obligations of the Dollar Working Capital Facility Committed Tranche L/C Participants to purchase participations in the obligations of the Dollar Working Capital Facility Committed Tranche Issuing Lenders under outstanding Dollar Working Capital Facility Committed Tranche Letters of Credit pursuant to Section 3.6.

“Dollar Working Capital Facility Committed Tranche Lender”: each Lender having a Dollar Working Capital Facility Commitment (or, after the termination of the Dollar Working Capital Facility Commitments, each Lender holding Dollar Working Capital Facility Committed Tranche Extensions of Credit), and, as the context requires, includes the Dollar Working Capital Facility Committed Tranche Issuing Lenders. As of the Restatement Effective Date, each Dollar Working Capital Facility Committed Tranche Lender is specified on Schedule 1.0.

“Dollar Working Capital Facility Committed Tranche Letter of Credit”: as defined in Section 3.1.

“Dollar Working Capital Facility Committed Tranche Loans”: as defined in Section 2.1(a).

“Dollar Working Capital Facility Committed Tranche Maturity Date”: with respect to any Dollar Working Capital Facility Committed Tranche Loan, the earliest to occur of (i) the date on which the Dollar Working Capital Facility Committed Tranche Loans become due and payable pursuant to Section 9, (ii) the date on which the Dollar Working Capital Facility Commitments terminate pursuant to Section 4.1 and (iii) the Dollar Working Capital Facility Commitment Termination Date.

“Dollar Working Capital Facility Increase”: as defined in Section 4.1(b).

“Dollar Working Capital Facility Letter of Credit”: a Dollar Working Capital Facility Committed Tranche Letter of Credit and/or a Dollar Working Capital Facility Uncommitted Tranche Letter of Credit, as the context requires.

“Dollar Working Capital Facility Letter of Credit Sub-Limit”: $300,000,000 at any time outstanding.

“Dollar Working Capital Facility Loans”: collectively, the Dollar Working Capital Facility Committed Tranche Loans and the Dollar Working Capital Facility Uncommitted Tranche Loans.

“Dollar Working Capital Facility Long Tenor Letters of Credit”: Dollar Working Capital Facility Letters of Credit that are Long Tenor Letters of Credit.

“Dollar Working Capital Facility Performance Letters of Credit”: Dollar Working Capital Facility Letters of Credit that are Performance Letters of Credit.

“Dollar Working Capital Facility Uncommitted Tranche”: the Dollar Working Capital Facility Uncommitted Tranche Portions and the extensions of credit thereunder.

“Dollar Working Capital Facility Uncommitted Tranche Credit Exposure”: as to any Dollar Working Capital Facility Uncommitted Tranche Lender at any time, the Available Dollar Working Capital Facility Uncommitted Tranche Portion of such Dollar Working Capital Facility Uncommitted Tranche Lender plus the amount of the Dollar Working Capital Facility Uncommitted Tranche Extensions of Credit of such Dollar Working Capital Facility Uncommitted Tranche Lender.

“Dollar Working Capital Facility Uncommitted Tranche Credit Exposure Percentage”: as to any Dollar Working Capital Facility Uncommitted Tranche Lender at any time, the fraction (expressed as a percentage), the numerator of which is the Dollar Working Capital Facility Uncommitted Tranche Credit Exposure of such Dollar Working Capital Facility Uncommitted Tranche Lender at such time and the denominator of which is the aggregate Dollar Working Capital Facility Uncommitted Tranche Credit Exposures of all of the Dollar Working Capital Facility Uncommitted Tranche Lenders at such time.

“Dollar Working Capital Facility Uncommitted Tranche Extensions of Credit”: at any date, as to any Dollar Working Capital Facility Uncommitted Tranche Lender at any time, the aggregate outstanding principal amount of Dollar Working Capital Facility Uncommitted Tranche Loans made by such Dollar Working Capital Facility Uncommitted Tranche Lender, plus the amount of the undivided interest of such Dollar Working Capital Facility Uncommitted Tranche Lender in any then-outstanding Dollar Working Capital Facility Uncommitted Tranche L/C Obligations, plus such Dollar Working Capital Facility Uncommitted Tranche Lender’s Dollar Uncommitted Tranche Swing Line Exposure.

“Dollar Working Capital Facility Uncommitted Tranche Issuing Lenders”: MUFG, BNP Paribas, Société Générale, Wells Fargo Bank, N.A., Coöperatieve Rabobank U.A., New York Branch and each other Dollar Working Capital Facility Uncommitted Tranche Lender from time to time designated by the U.S. Borrower (and agreed to by such Lender) as a Dollar Working Capital Facility Uncommitted Tranche Issuing Lender with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) (and upon such designation and agreement, each such Lender shall set forth its Issuance Cap on Schedule 1.1(G) pursuant to the terms of this Agreement), each in its capacity as issuer of any Dollar Working Capital Facility Uncommitted Tranche Letter of Credit.

“Dollar Working Capital Facility Uncommitted Tranche L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Dollar Working Capital Facility Uncommitted Tranche Letters of Credit and (b) the aggregate amount of drawings under Dollar Working Capital Facility Uncommitted Tranche Letters of Credit which have not then been reimbursed or converted to a Dollar Working Capital Facility Uncommitted Tranche Loan pursuant to Section 3.7.

“Dollar Working Capital Facility Uncommitted Tranche L/C Participants”: with respect to any Dollar Working Capital Facility Uncommitted Tranche Letter of Credit, all of the Dollar Working Capital Facility Uncommitted Tranche Lenders other than the Dollar Working Capital Facility Uncommitted Tranche Issuing Lender thereof.

“Dollar Working Capital Facility Uncommitted Tranche L/C Participation Obligations”: the obligations of the Dollar Working Capital Facility Uncommitted Tranche L/C Participants to purchase participations in the obligations of the Dollar Working Capital Facility Uncommitted Tranche Issuing Lenders under outstanding Dollar Working Capital Facility Uncommitted Tranche Letters of Credit pursuant to Section 3.6.

“Dollar Working Capital Facility Uncommitted Tranche Lender”: each Lender having a Dollar Working Capital Facility Uncommitted Tranche Portion (or, after the termination of the Dollar Working Capital Facility Uncommitted Tranche Portions, each Lender holding Dollar Working Capital Facility Uncommitted Tranche Extensions of Credit), and, as the context requires, includes the Dollar Working Capital Facility Uncommitted Tranche Issuing Lenders. As of the Restatement Effective Date, each Dollar Working Capital Facility Uncommitted Tranche Lender is specified on Schedule 1.0.

“Dollar Working Capital Facility Uncommitted Tranche Letter of Credit”: as defined in Section 3.1.

“Dollar Working Capital Facility Uncommitted Tranche Loans”: as defined in Section 2.1(b).

“Dollar Working Capital Facility Uncommitted Tranche Maturity Date”: with respect to any Dollar Working Capital Facility Uncommitted Tranche Loan, the earliest to occur of (i) the date on which the Dollar Working Capital Facility Uncommitted Tranche Loans become due and payable pursuant to Section 9, (ii) the date on which the Dollar Working Capital Facility Uncommitted Tranche Portions terminate pursuant to Section 4.1 and (iii) the Dollar Working Capital Facility Uncommitted Tranche Termination Date.

“Dollar Working Capital Facility Uncommitted Tranche Percentage”: as to any Dollar Working Capital Facility Uncommitted Tranche Lender at any time, the percentage which such Dollar Working Capital Facility Uncommitted Tranche Lender’s Dollar Working Capital Facility Uncommitted Tranche Portion then constitutes of the Total Dollar Working Capital Facility Uncommitted Tranche Portions at such time (or, at any time after the Dollar Working Capital Facility Uncommitted Tranche Portions shall have expired or terminated, such Dollar Working Capital Facility Uncommitted Tranche Lenders’ Dollar Working Capital Facility Uncommitted Tranche Credit Exposure Percentage).

“Dollar Working Capital Facility Uncommitted Tranche Period”: the period from and including the Restatement Effective Date to but not including the Dollar Working Capital Facility Uncommitted Tranche Termination Date or such earlier date on which all of the Dollar Working Capital Facility Uncommitted Tranche Portions shall terminate as provided herein.

“Dollar Working Capital Facility Uncommitted Tranche Portion”: at any date, as to any Dollar Working Capital Facility Uncommitted Tranche Lender, the obligation of such Dollar Working Capital Facility Uncommitted Tranche Lender to consider making Dollar Working Capital Facility Uncommitted Tranche Loans to the Borrowers pursuant to Section 2.1(b) and to participate in Dollar Uncommitted Tranche Swing Line Loans and Dollar Working Capital Facility Uncommitted Tranche Letters of Credit in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Dollar Working Capital Facility Uncommitted Tranche Lender’s name on Schedule 1.0 under the caption “Dollar Working Capital Facility Uncommitted Tranche Portion” or, as the case may be, in the Assignment and Acceptance pursuant to which such Dollar Working Capital Facility Uncommitted Tranche Lender becomes a party hereto, as such amount may be changed from time to time in accordance with the terms of this Agreement. The Dollar Working Capital Facility Uncommitted Tranche Portion of any Declining Lender shall be deemed to be zero (0) from and after the date such Dollar Working Capital Facility Uncommitted Tranche Lender becomes a Declining Lender, except that such Declining Lender’s Dollar Working Capital Facility Uncommitted Tranche Portion shall not be reduced to zero (0) for the limited purpose of an assignment by such Declining Lender to an assignee of such Declining Lender’s Dollar Working Capital Facility Uncommitted Tranche Portion pursuant to the terms of Section 4.17.

“Dollar Working Capital Facility Uncommitted Tranche Termination Date”: May 19, 2022, or, if such date is not a Business Day, the next preceding Business Day.

“Early Opt-in Election”: with respect to any then-current Benchmark, the occurrence of:

(1)               (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrowers) that the Required Lenders have determined that syndicated credit facilities denominated in the applicable currency being executed at such time, or that include language similar to that contained in Section 4.23, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace such Benchmark, and

(2)               (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election for such Benchmark has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrowers and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“Economic Basis”: GAAP adjusted to include, as applicable and to the extent not already included in the calculation of GAAP at such time, (a) the positive Market Value of inventory and exchanges in respect of transactions that do not qualify for hedging treatment under GAAP; (b) the positive or negative Marked-to-Market Value of Forward Contracts, including, but not limited to, forward physical purchase and sales contracts, that do not qualify as derivatives under GAAP, such as storage and transportation; provided that the preceding clause (b), with respect to storage and transportation contracts, shall be limited to the intrinsic value of the underlying contracts, net of any demand charges; and (c) other marked-to-market changes or adjustment as determined by the U.S. Borrower with agreement from the Administrative Agent; provided, that in its reasonable discretion the Administrative Agent may require the vote of the Required Lenders.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account Receivable”: with respect to any Loan Party, as of any date, an Account Receivable as to which the following requirements have been fulfilled:

(a)              such Account Receivable relates to a Materials Handling Contract, rail car lease or sublease, transportation services agreement, Commodity Contract or Financial Hedging Agreement;

(b)               the relevant Loan Party has lawful and absolute title to such Account Receivable subject only to Permitted Borrowing Base Liens or Liens in favor of the Administrative Agent for the benefit of the Secured Parties under the Loan Documents; provided that the amount of the Eligible Account Receivable, if any, included in the U.S. Borrowing Base or Kildair Borrowing Base, as applicable, shall be net of the aggregate amount secured by such Permitted Borrowing Base Lien (other than Liens created by the Security Documents);

(c)               with respect to any such Account Receivable relating to a Financial Hedging Agreement, the amount of such Account Receivable payable by the Account Debtor thereof has been determined;

(d)              such Account Receivable is a valid, legally enforceable obligation of the party who is obligated under such Account Receivable;

(e)               the amount of such Account Receivable included as an Eligible Account Receivable shall have been reduced by any portion that is, or which any Loan Party has a reasonable basis to believe may be, subject to any dispute, offset, counterclaim or other claim or defense on the part of the Account Debtor (including offset or netting relating to trade or any other payables, contra, accrued liabilities, unrealized forward losses and net exchange payables specific to such Account Debtor) or to any claim on the part of the Account Debtor denying payment liability under such Account Receivable (provided that any amount so deducted shall not be further deducted from the U.S. Borrowing Base or Kildair Borrowing Base, as applicable);

(f)               such Account Receivable is not evidenced by any chattel paper, promissory note or other instrument unless such chattel paper, promissory note or other instrument is subject to a Perfected First Lien and delivered to the Administrative Agent for the benefit of the Secured Parties;

(g)              such Account Receivable is subject to a Perfected First Lien, and such Account Receivable is not subject to any Liens other than Perfected First Liens or Permitted Borrowing Base Liens;

(h)               (i) such Account Receivable has been fully earned (or in the case of rail car leases or subleases, invoiced no earlier than 30 days in advance of the relevant lease period and earned as a result of the passage of time over the course of such lease period) and such Account Receivable has been invoiced (if the issuance of such an invoice is a condition precedent to the Account Debtor’s obligation to pay) or is, as of such date, within four (4) Business Days of being invoiced or (ii) payment of the Account Receivable is otherwise due and payable; provided that such Account Receivable shall qualify as an Eligible Account Receivable only (A) with respect to the U.S. Borrowing Base, if such Account Receivable arises from the sale of wholesale Natural Gas Products where it is customary industry practice for the payment for such Natural Gas Product to be due on the 25th of each month, not more than 30 days have elapsed after the due date specified in the original invoice; (B) if such Account Receivable arises from a Financial Hedging Agreement and not more than five (5) Business Days have elapsed after the date on which the payment of the Account Receivable is required to be paid under the terms of such Financial Hedging Agreement; (C) with respect to a Designated Account Receivable, if not more than 90 days have elapsed after the due date specified in the original invoice; and (D) for any other Account Receivable not covered by clauses (A), (B) or (C), if not more than 60 days have elapsed after the due date specified in the original invoice; provided, further, that an “Eligible Account Receivable” shall not include (i) any Designated Account Receivable that is outstanding longer than 120 days after the date such Account Receivable arose and (ii) any Account Receivable (other than a Designated Account Receivable) that is outstanding longer than 90 days after the date such Account Receivable arose; provided, further, that the aggregate amount of Eligible Accounts Receivable invoiced in advance in respect of rail car leases or subleases shall not exceed $2,000,000;

(i)               such Account Receivable complies with all applicable Laws (excluding any prohibition, limitation or restriction in any agreement with a Governmental Authority to the extent that such prohibition, limitation or restriction would be ineffective under applicable Law (including as provided under Sections 9-406 and 9-408 of the Uniform Commercial Code or Section 40(4) of the Personal Property Security Act of Ontario (or the corresponding Section of such other applicable PPSA) as from time to time in effect in the applicable jurisdiction)) to which the relevant Loan Party is subject;

(j)               such Account Receivable is reduced by any prepayment or cash collateral from the applicable Account Debtor;

(k)              if the Account Debtor of such Account Receivable is a debtor under the Bankruptcy Code or in respect of which a proceeding, petition, application or plan of arrangement has commenced under Insolvency Laws (any of the foregoing, a “Chapter 11 Debtor”), such Account Receivable arose after the commencement of the bankruptcy case or such proceeding, petition, application or plan (the “Petition Date”) of such Account Debtor or has been assumed by such Account Debtor;

(l)               at the time of the sale giving rise to such Account Receivable, the Account Debtor is not in contractual default on any other obligations to any Loan Party (other than (i) any amounts subject to a good faith dispute under the applicable contract, (ii) amounts due and owing within the applicable time periods specified in clause (h) above and (iii) with respect to any Account Debtor that is a Chapter 11 Debtor, payment defaults that occurred prior to the Petition Date of such Chapter 11 Debtor or other defaults that arose as a result of such Account Debtor becoming a Chapter 11 Debtor); provided, however, that this clause (l) shall not apply to any Account Debtor to which a Loan Party, consistent with its internal credit policies, has granted a waiver of a contractual default to lift a specified volume of product;

(m)             except with respect to an Account Receivable described in clause (k) above, the Account Debtor obligated on such Account Receivable (i) has not admitted in writing its inability to pay its debts generally or made a general assignment for the benefit of its creditors, (ii) has not instituted or had instituted against it a proceeding seeking to adjudicate it a debtor, bankrupt or insolvent or seeking liquidation, winding up, reorganization, compromise, arrangement, adjustment, stay of proceedings, protection, relief or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors or corporate law or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, receiver and manager, monitor, trustee or other similar official of it or for any substantial part of its property, and (iii) has not taken any corporate action to authorize any of the foregoing;

(n)              (i) the Account Debtor of such Account Receivable shall not be a Governmental Authority unless all actions required under any Assignment of Claims Act, the Financial Administration Act (Canada) and any similar local, provincial or territorial laws, rules or regulations applicable to such Account Receivable and such Governmental Authority shall have been taken to approve and permit the assignment of rights to payment thereunder or thereon to the Administrative Agent, for the ratable benefit of the Secured Parties, under the Security Documents and (ii) the Account Debtor of such Account Receivable shall not be a Governmental Authority of a State within the United States unless such state has waived any claim of sovereign immunity with respect to such Account Receivable by statute, applicable case law, contract or otherwise; provided that at the Administrative Agent’s discretion, exercised in good faith, any Accounts Receivable that would otherwise be considered ineligible pursuant to this clause (n) shall not be deemed ineligible solely as a result of this clause (n);

(o)              if the Account Debtor of such Account Receivable is a Subsidiary or an Affiliate of the U.S. Borrower, such Account Debtor is approved by the Required Lenders in their sole discretion (exercised in good faith);

(p)              if the Account Debtor of such Account Receivable is incorporated in, or primarily conducts business in, any jurisdiction outside the United States or Canada, such Account Debtor is an Eligible Foreign Counterparty;

(q)              the Account Debtor of such Account Receivable is creditworthy in accordance with the Risk Management Policy; provided, that such Account Debtor may be deemed non-creditworthy (and therefore such Account Receivable thereof shall be ineligible for inclusion as an “Eligible Account Receivable”) in the judgment of the Administrative Agent after consultation with the U.S. Borrower;

(r)               such Account Receivable is denominated in United States Dollars or Canadian Dollars and payable in the United States or Canada;

(s)              such Account Receivable is not inclusive of any demurrage claim;

(t)               with respect to any such Account Receivable relating to a Materials Handling Contract, such Account Receivable has been billed in arrears; and

(u)              solely with respect to any Account Receivable of a Kildair Loan Party, such Account Receivable is not an Excess Concentration Account Receivable.

“Eligible Acquisition Asset Value”: 70% multiplied by the aggregate Estimated Going Concern Value of the Approved Acquisition Assets taken as a whole.

“Eligible Asphalt Inventory”: as of any date, all Eligible Inventory of the Loan Parties consisting of asphalt.

“Eligible Broker”: as defined in the definition of “Eligible Net Liquidity in Futures Accounts” in this Section 1.1.

“Eligible Cash and Cash Equivalents”: as of any date and with respect to any Loan Party, currency consisting of United States Dollars, Canadian Dollars or Cash Equivalents, in each case, which (i) has been deposited in a Deposit Account or a Securities Account of such Loan Party with a Cash Management Bank that is subject to an Account Control Agreement, (ii) is subject to a Perfected First Lien, (iii) is subject to no other Liens other than Permitted Cash Management Liens and (iv) does not constitute Cash Collateral.

“Eligible Coal Inventory”: as of any date, all Eligible Inventory of the Loan Parties consisting of Coal Products.

“Eligible Commodities”: collectively, Coal Products, Natural Gas Products, Petroleum Products and asphalt.

“Eligible Exchange Receivable”: an Exchange Receivable of any Loan Party that would be an Eligible Account Receivable but for the fact that the consideration to be received by such Loan Party consists in whole or in part of the delivery of Eligible Commodities; provided, however, that the value of an Eligible Exchange Receivable shall be the Value as of any date of the Eligible Commodities required to be delivered to such Loan Party.

“Eligible Foreign Counterparty”: with respect to any Loan Party, an Account Debtor that is incorporated in, or primarily conducts business in, any jurisdiction outside the United States or Canada, and (A) is set forth on Schedule 1.1(C) or (B) has been approved by the Required Lenders, in their sole discretion, from time to time after the Restatement Effective Date in accordance with the following procedure: (x) the U.S. Borrower shall deliver a written request to the Administrative Agent for such approval by the Required Lenders of such counterparty and credit exposure, which request shall be provided by the Administrative Agent to the Lenders, including, if requested by a Lender, through posting on Intralinks or other web site in use to distribute information to the Lenders, or by other electronic mail, or other notice procedure permitted under Section 11.2; and (y) the Required Lenders shall inform the Administrative Agent of such approval in writing (by electronic communication, telecopy or facsimile) within five (5) Business Days after receipt of notice from the Administrative Agent; provided that failure of a Lender to respond to any request for approval within the time period provided for hereby shall be deemed to be an acceptance of such counterparty as an Eligible Foreign Counterparty by such Lender; provided, further, that, the Supermajority Lenders, in their sole discretion, may from time to time revoke the Eligible Foreign Counterparty status of any counterparty previously approved as an Eligible Foreign Counterparty or reduce the previously-approved credit exposure of the Loan Parties to such counterparty, which revocation or reduction shall be effective as of the date that is at least ten (10) days after the delivery of written notice of such revocation or reduction by the Administrative Agent to the U.S. Borrower. The Administrative Agent may, in its sole discretion, extend such five (5) Business Day period if the Administrative Agent determines that any counterparty requires additional review by the Lenders. Schedule 1.1(C) shall be deemed amended to include such Eligible Foreign Counterparties and the related credit exposure without further action immediately upon the Required Lenders’ approval of such Eligible Foreign Counterparty and the related credit exposure in accordance with the procedure described in this definition.

“Eligible Forward Contract”: a Forward Contract of a Loan Party as to which all of the following requirements have been fulfilled:

(a)              such Forward Contract conforms to the Risk Management Policy;

(b)              the Forward Contract Counterparty to such Forward Contract is not a Subsidiary of a Loan Party or an Affiliate of a Loan Party;

(c)              such Forward Contract is evidenced by a written agreement or a trade confirmation enforceable against the Forward Contract Counterparty thereto;

(d)              (i) such Forward Contract is subject to a Perfected First Lien, subject only to Permitted Borrowing Base Liens, and (ii) (A) the grant of the Perfected First Lien over such Forward Contract is not prohibited by any contract, agreement or instrument evidencing or governing such Forward Contract, (B) the grant of the Perfected First Lien over such Forward Contract does not terminate such Forward Contract or give any other party thereto or to any such contract, agreement or instrument the right to terminate such Forward Contract or such party’s obligations under any such Forward Contract or (C) if the grant of the Perfected First Lien over such Forward Contract is only permitted under the terms of any contract, agreement or instrument evidencing or governing such Forward Contract with the consent of any other Person party thereto, such consent has been obtained, unless, in the case of any of sub-clauses (A) through (C) of this clause (ii), any such prohibition, limitation or restriction would be ineffective under applicable Law (including as provided under Sections 9-406 and 9-408 of the UCC or Section 40(4) of the Personal Property Security Act of Ontario (or the corresponding Section of such other applicable PPSA) as from time to time in effect in the applicable jurisdiction));

(e)             such Forward Contract has not been terminated and is not currently subject to termination by reason of any default, other termination event or other similar event having occurred thereunder;

(f)               if the Forward Contract Counterparty to such Forward Contract is a Chapter 11 Debtor, such Forward Contract was entered into after the Petition Date of such Forward Contract Counterparty or has been assumed by such Forward Contract Counterparty;

(g)              the Forward Contract Counterparty to such Forward Contract is not in contractual default on any other obligations to any Loan Party (other than (i) any amounts subject to a good faith dispute under the applicable contract and (ii) with respect to any Forward Contract Counterparty that is a Chapter 11 Debtor, payment defaults that occurred prior to the Petition Date of such Chapter 11 Debtor or other defaults that arose as a result of such Forward Contract Counterparty becoming a Chapter 11 Debtor); provided, however, that this clause (g) shall not apply to any Forward Contract Counterparty to which a Loan Party, consistent with its internal credit policies, has granted a waiver of a contractual default;

(h)              except with respect to a Forward Contract described in clause (f) or (g) above, the Forward Contract Counterparty to such Forward Contract (i) has not admitted in writing its inability to pay its debts generally or made a general assignment for the benefit of its creditors, (ii) has not instituted or had instituted against it a proceeding seeking to adjudicate it a debtor, bankrupt or insolvent or seeking liquidation, winding up, reorganization, compromise, arrangement, adjustment, stay of proceedings, protection, relief or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, receiver and manager, monitor, trustee or other similar official of it or for any substantial part of its property, and (iii) has not taken any corporate action to authorize any of the foregoing;

(i)               such Forward Contract has not been deemed ineligible as to its form by the Administrative Agent acting in its sole discretion; and

(j)                (i) the Forward Contract Counterparty to such Forward Contract shall not be a Governmental Authority unless all actions required under any applicable Assignment of Claims Act, the Financial Administration Act (Canada), and any other similar local, provincial, or territorial laws, rules or regulations, if any, applicable to such Forward Contract and such Governmental Authority shall have been taken to approve and permit the assignment of rights to payment thereunder or thereon to the Administrative Agent, for the ratable benefit of the Secured Parties under the Security Documents and (ii) the Forward Contract Counterparty to such Forward Contract shall not be a Governmental Authority of a State within the United States unless such state has waived any claim of sovereign immunity with respect to such Forward Contract by statute, applicable case law, contract or otherwise; provided that at the Administrative Agent’s discretion, exercised in good faith, any Forward Contract that would otherwise be considered ineligible pursuant to this clause (j) shall not be deemed ineligible solely as a result of this clause (j).

“Eligible Hedged Natural Gas Inventory”: as of any date, the Value of Eligible Natural Gas Inventory as of such date that has been Hedged.

“Eligible Hedged Petroleum Inventory”: as of any date, the Value of Eligible Petroleum Inventory as of such date that has been Hedged.

“Eligible In the Money Forward Contract Amount”: as of any date and with respect to any Loan Party, to the extent that the Counterparty Forward Contract Amount with respect to any Forward Contract Counterparty is positive, such Counterparty Forward Contract Amount.

“Eligible Inventory”: as of any date, all inventory of any Loan Party consisting of Eligible Commodities valued at the then current Value, and in all instances as to which the following requirements have been fulfilled:

(a)               the inventory is owned by such Loan Party;

(b)               the inventory is subject to a Perfected First Lien and is free and clear of all other Liens except Permitted Borrowing Base Liens;

(c)              all requirements set forth in Section 5(k) of the U.S. Security Agreement or Section 5(k) of the Canadian Security Agreement, as applicable, applicable to such inventory have been satisfied;

(d)              the inventory has not been identified for deliveries with the result that a buyer may have rights to the inventory that could be superior to the Perfected First Liens, nor shall such inventory have become subject to a customer’s ownership or lien;

(e)               the inventory is in transit, in a pipeline or in a storage facility at an Approved Inventory Location in the U.S. or Canada and, if such inventory is in transit on a water borne vessel chartered, rented, owned or leased by such Loan Party, either a bill of lading related thereto has been issued to or endorsed to the order of such Loan Party (without further endorsement as of such date) or a letter of indemnity for payment, provided by the holder or named shipper thereof, has been issued to or addressed to such Loan Party;

(f)               the inventory is in good saleable condition, is not deteriorating in quality and is not obsolete;

(g)              with respect to any inventory consisting of biofuels, biodiesel or ethanol, not more than six (6) months has passed since the receipt thereof; and

(h)               the inventory has not been placed on consignment;

provided that (i) the value of Eligible Inventory shall be reduced by the Value of any net volumetric balance owed by any Loan Party to a counterparty with whom such Loan Party holds title to the inventory, and (ii) (A) line fill and tank bottoms (other than any tank bottoms consisting of distillates, gasolines or other light oil products or residual fuel oils acceptable to the Administrative Agent in its sole discretion) in transportation or storage facilities owned by any Loan Party and (B) the portion of commodities held in third party transportation or storage facilities (1) that are tank bottoms (other than any tank bottoms consisting of distillates, gasolines or other light oil products or residual fuel oils acceptable to the Administrative Agent in its sole discretion) or (2) line fill or working inventory (however designated) that is not subject to an agreement recognizing such Loan Party’s ownership and/or the withdrawal of which is subject to contractual restrictions (other than any tank bottoms consisting of distillates, gasolines or other light oil products or residual fuel oils acceptable to the Administrative Agent in its sole discretion), will not be considered “Eligible Inventory”. For the purposes of this definition, “tank bottoms” with respect to asphalt shall be deemed to be that portion of asphalt that is located at or below the suction point.

“Eligible L/C Backed Account Receivable”: at the time of any determination thereof, each Eligible Account Receivable which is supported by a letter of credit in form and substance reasonably acceptable to the Administrative Agent issued by a bank which is Investment Grade and which letter of credit does not terminate earlier than fifteen (15) days after the expected payment date of the Account Receivable supported by such letter of credit; provided, that, following the occurrence and during the continuance of an Event of Default with respect to any new letter of credit described in this definition, the applicable Loan Party shall have (A) at the request of the Administrative Agent, assigned the proceeds of such letter of credit to the Administrative Agent, (B) at the request of the Administrative Agent, caused the issuing bank of such letter of credit to consent to such assignment and (C) unless otherwise agreed by the Administrative Agent, caused such letter of credit to be advised by the Administrative Agent.

“Eligible Letters of Credit Issued for Commodities Not Yet Received”: as of any date, the aggregate face amount of either standby and/or documentary Letters of Credit for the purchase of Eligible Commodities for which title has passed to a Loan Party as of such date, as long as such Loan Party is able to calculate drawable liability thereof in a manner acceptable to the Administrative Agent in its sole discretion (exercised in good faith), which such manner shall be in such Loan Party’s normal course of business and consistent with its month-end reconciliation processes, minus any amounts drawn or paid under such Letters of Credit minus any other liabilities then existing that may be satisfied by any such Letters of Credit minus any other liabilities that may be owed by such Loan Party to the beneficiary of any such Letters of Credit and which may be satisfied by any such Letters of Credit.

“Eligible Long Term Unrealized Forward Gain”: as of any date and with respect to any Loan Party, the Aggregate Eligible In the Money Forward Contract Amount at such date for Eligible Forward Contract obligations whose final cash or physical settlement is during the period exceeding twenty-four (24) months but no greater than thirty-six (36) months after such date; provided that, notwithstanding the foregoing, an Eligible Forward Contract shall be excluded from the calculation of Eligible Long Term Unrealized Forward Gain if it is not in compliance with the Risk Management Policy or is a Futures Contract.

“Eligible Medium Term Unrealized Forward Gain”: as of any date and with respect to any Loan Party, the Aggregate Eligible In the Money Forward Contract Amount at such date for Eligible Forward Contract obligations whose final cash or physical settlement is during the period exceeding twelve (12) months but no greater than twenty-four (24) months after such date; provided that, notwithstanding the foregoing, an Eligible Forward Contract shall be excluded from the calculation of Eligible Medium Term Unrealized Forward Gain if it is not in compliance with the Risk Management Policy or is a Futures Contract.

“Eligible Natural Gas Inventory”: as of any date, all Eligible Inventory of the Loan Parties consisting of Natural Gas Products.

“Eligible Net Liquidity in Futures Accounts”: as of any date, the Net Liquidation Value of any Commodity Account of any Loan Party as of such date maintained with BNP Paribas Commodity Futures, Inc., Citigroup Global Markets Inc., SG Americas Securities LLC or a reputable broker reasonably acceptable to the Administrative Agent (each, so long as such Person remains qualified as such pursuant to the next succeeding sentence, an “Eligible Broker”) with respect to positions held by such Eligible Broker on a regulated exchange (including the New York Mercantile Exchange, the Intercontinental Commodities Exchange and CME ClearPort) that have been maintained at all times and in all respects in accordance with the Risk Management Policy and this Agreement (including for the avoidance of doubt, all transactions credited to such Commodity Account or related thereto) which such Commodity Account is subject to (i) a Perfected First Lien, subject only to Permitted Borrowing Base Liens and any Lien of such Eligible Broker in connection with any indebtedness of such Loan Party to such Eligible Broker permitted by the applicable Account Control Agreement (including, but not limited to, if permitted, any right of the Eligible Broker to close out open positions of such Loan Party without prior demand for additional margin and without prior notice) (such amounts in a Commodity Account subject to the liens and close-out rights of the Eligible Broker set forth in this clause (i), the “Brokerage Account Deducts”), and (ii) an Account Control Agreement among the Administrative Agent, such Loan Party holding such account and the Eligible Broker with which such account is maintained. For the avoidance of doubt, a broker may, at any time, cease to qualify as an “Eligible Broker” for all purposes hereunder upon two (2) Business Days’ notice thereof by the Administrative Agent, acting in its reasonable discretion, to the U.S. Borrower. Eligible Net Liquidity in Futures Accounts shall include any discounted face value of any U.S. Treasury Securities held as of such date in such account that are zero coupon securities issued by the United States of America, minus any unearned interest on such U.S. Treasury Securities as of such date; provided that the maturity date thereof is within six (6) months of the relevant Borrowing Base Date; provided, further, that the Eligible Net Liquidity in Futures Accounts as calculated pursuant to this definition shall be net of any Brokerage Account Deducts.

“Eligible Petroleum Inventory”: as of any date, all Eligible Inventory of the Loan Parties consisting of Petroleum Products.

“Eligible RINs”: as of any date, all inventory of any Loan Party consisting of RINs valued at the then current Value, and in all instances as to which the following requirements have been fulfilled:

(a)               the Eligible RIN is owned by such Loan Party;

(b)               the Eligible RIN is subject to a Perfected First Lien and is free and clear of all other Liens except Permitted Borrowing Base Liens;

(c)               if the Eligible RIN is credited to a Commodity Account or Securities Account, such account is a Controlled Account;

(d)               all requirements of applicable law with respect to the Eligible RIN have been satisfied; and

(e)               the Eligible RIN has an expiration date at least 31 days after such date.

“Eligible Short Term Unrealized Forward Gain”: as of any date and with respect to any Loan Party, the Aggregate Eligible In the Money Forward Contract Amount at such time for Eligible Forward Contract obligations whose final cash or physical settlement is during the period ending twelve (12) months after such date; provided that, notwithstanding the foregoing, an Eligible Forward Contract shall be excluded from the calculation of Eligible Short Term Unrealized Forward Gain if it is not in compliance with the Risk Management Policy or is a Futures Contract.

“Eligible Tier 1 Account Receivable”: at the time of any determination thereof, each Eligible Account Receivable the Account Debtor of which is a Tier 1 Counterparty.

“Eligible Tier 2 Account Receivable”: at the time of any determination thereof, each Eligible Account Receivable the Account Debtor of which is a Tier 2 Counterparty.

“Eligible Unbilled Account Receivable”: as of any date, each Account Receivable of any Loan Party which would be an Eligible Account Receivable but for the fact that such Account Receivable has not actually been invoiced prior to such date.

“Eligible Unbilled Tier 1 Account Receivable”: at the time of any determination thereof, each Eligible Unbilled Account Receivable the Account Debtor of which is a Tier 1 Counterparty.

“Eligible Unbilled Tier 2 Account Receivable”: at the time of any determination thereof, each Eligible Unbilled Account Receivable the Account Debtor of which is a Tier 2 Counterparty.

“Employee Benefit Plans”: any benefit plan or arrangements in respect of any employees (including employees who are employed in Canada) or past employees operated by any Loan Party or in which any Loan Party participates and which provides benefits on retirement or voluntary withdrawal from or involuntary termination of employment, including termination indemnity payments and post-retirement medical benefits.

“Environmental Laws”: any and all federal, state, provincial, territorial or local statutes, orders, regulations or other Law having the force and effect of law, including common law, guidelines, decrees, orders, orders-in-council, injunctions, rules, judgments, consents, directives, instructions, standards, judicial or administrative decisions or other requirements by Governmental Authority having the force and effect of law, including judicial interpretation of any of the foregoing concerning the environment or health and safety (including regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern) which are in existence now or in the future and are binding at any time on any Loan Party in the relevant jurisdiction in which such Loan Party has been or is operating (including by the export of its products or its waste to that jurisdiction). Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, the defined term “Laws” and the usage of such term (including as used in the defined term “Requirement of Law”) herein and in each other Loan Document shall not include any of the items in the definition of the term “Laws” to the extent they both (i) concern the environment or health and safety (including regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern) and (ii) do not have the force and effect of law.

“Environmental Permits”: any permit, license, registration, consent, approval and other authorization from a Governmental Authority required under any Environmental Law for the operation of the business, including facilities and equipment, of any Loan Party conducted on, at the Properties.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.

“ESA”: as defined in Section 6.1(x).

“Estimated Going Concern Value”: with respect to any Approved Acquisition Asset, the “going concern value” of such Approved Acquisition Asset as reflected in the most recent Business Valuation of such Approved Acquisition Asset obtained by the Administrative Agent on or prior to the Restatement Effective Date (or with respect to any Approved Acquisition Asset acquired after the Restatement Effective Date, upon acquisition thereof), pursuant to Section 7.16, or at the request of the U.S. Borrower (at the U.S. Borrower’s sole expense).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Base Rate”: with respect to (a) any Eurocurrency Loan denominated in United States Dollars for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for United States Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “LIBOR Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided that if any LIBOR Screen Rate shall be less than 0.50%, such rate shall be deemed to be 0.50% for purposes of this Agreement and (b) any Eurocurrency Loan denominated in Canadian Dollars for any Interest Period, the CDOR Screen Rate as of the Specified Time and on the Quotation Day for such Interest Period; provided that if any CDOR Screen Rate shall be less than 0.50%, such rate shall be deemed to be 0.50% for purposes of this Agreement; provided, further, if a LIBOR Screen Rate or CDOR Screen Rate, as applicable, shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the Eurocurrency Base Rate for such currency and Interest Period shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than 0.50%, such rate shall be deemed to be 0.50% for purposes of this Agreement); provided further that all of the foregoing shall be subject to Section 4.15(a).

“Eurocurrency Loans”: Loans for which the applicable rate of interest is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula:

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan in any currency, the aggregate of the maximum reserve, liquid asset or similar percentages (including basic, supplemental, marginal and emergency reserves) expressed as a decimal established by any Governmental Authority of the jurisdiction of such currency (or by any other Person) to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined. Such reserve, liquid assets or similar percentages shall, in the case of United States Dollars, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans denominated in Canadian Dollars shall be deemed to be the subject of such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Eurocurrency Reserve Requirements shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default”: any of the events specified in Section 9.1 for which all applicable requirements for the giving of notice, the lapse of time, or both, have been satisfied.

“Excess Concentration Accounts Receivable”: with respect to any Account Debtor, to the extent the aggregate amount of Accounts Receivable owing from such Account Debtor and its Affiliates to the Kildair Loan Parties exceeds 15% of the aggregate Eligible Accounts Receivable for all Kildair Loan Parties, any Accounts Receivable in excess of such threshold; provided that any Account Receivable that is either (i) owing from an Account Debtor listed on Schedule 1.1(F) (as such schedule may be updated by the U.S. Borrower from time to time with the approval of the Administrative Agent), (ii) owing from an Account Debtor who is Investment Grade or (iii) supported by an Acceptable Investment Grade Credit Enhancement, shall be excluded from the aggregate amount of Accounts Receivable owing from the applicable Account Debtor for purposes of the above calculation.

“Exchange Rate”: with respect to any non-United States Dollar or non-Canadian Dollar currency, as applicable, on any date, the rate at which such currency may be exchanged into United States Dollars or Canadian Dollars, as applicable, as set forth on such date on the relevant Reuters currency page at or about 11:00 A.M., London time, on such date. In the event that such rate does not appear on any Reuters currency page, the “Exchange Rate” with respect to such non-United States Dollar or non-Canadian Dollar currency, as applicable, shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the U.S. Borrower or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such non-United States Dollar or non-Canadian Dollar currency, as applicable, are then being conducted, at or about 10:00 A.M., local time, on such date for the purchase of United States Dollars or Canadian Dollars, as applicable, with such non-United States Dollar or non-Canadian Dollar currency, as applicable, for delivery two Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Exchange Receivable”: any right to receive consideration that would be an Account Receivable but for the fact that the consideration to be received by the relevant Loan Party consists in whole or in part of the delivery of Eligible Commodities.

“Excluded Accounts”: collectively, (a) the Deposit Accounts of Wintergreen set forth on Schedule 1.1(I) hereto solely to the extent that (i) such Deposit Accounts constitute payroll accounts containing funds to be used solely for payroll payments (including payroll taxes) and (ii) the amount on deposit in such Deposit Accounts, in aggregate, at any one time is less than $400,000 and (b) Deposit Accounts of any Grantor solely to the extent that the amount on deposit in such Deposit Accounts, in aggregate, at any one time is less than $200,000.

“Excluded Swap Obligation”: with respect to any Loan Party, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Exempt CFC”: any “controlled foreign corporation” (as defined in Section 957 of the Code) of which the MLP or a Subsidiary of the MLP is a “United States shareholder” (within the meaning of the Code).

“Existing Acquisition Facility Letter of Credit”: each outstanding “Acquisition Facility Letter of Credit” (as defined in the Existing Credit Agreement) set forth on Schedule 3.2.

“Existing Acquisition Facility Loan”: each “Acquisition Facility Loan” (as defined in the Existing Credit Agreement) that is outstanding immediately prior to the Restatement Effective Date.

“Existing Credit Agreement”: that certain Amended and Restated Credit Agreement, dated as of December 9, 2014, among the Borrowers, the lenders and agents party thereto, and MUFG, as successor administrative agent, successor Canadian agent and successor collateral agent, as amended, restated, supplemented or otherwise modified from time to time immediately prior to the Restatement Effective Date.

“Existing Dollar Working Capital Facility Letters of Credit”: each “Dollar Working Capital Facility Letter of Credit” (as defined in the Existing Credit Agreement) set forth on Schedule 3.1(a).

“Existing Dollar Working Capital Facility Loans”: each “Dollar Working Capital Facility Loan” (as defined in the Existing Credit Agreement) that is outstanding immediately prior to the Restatement Effective Date.

“Existing Lender”: MUFG in its capacity as the sole “Lender” (as defined in the Existing Credit Agreement) pursuant to the terms of the Successor Agent Agreement.

“Existing Mortgaged Property”: each property that is currently covered by a mortgage or deed of trust pursuant to the Existing Credit Agreement.

“Existing Multicurrency Working Capital Facility Letters of Credit”: each “Multicurrency Working Capital Facility Letter of Credit” (as defined in the Existing Credit Agreement) set forth on Schedule 3.1(b).

“Existing Multicurrency Working Capital Facility Loans”: each “Multicurrency Working Capital Facility Loan” (as defined in the Existing Credit Agreement) that is outstanding immediately prior to the Restatement Effective Date.

“Extensions of Credit”: at any date, as to any Lender at any time, the amount of its Dollar Working Capital Facility Committed Tranche Extensions of Credit, its Dollar Working Capital Facility Uncommitted Tranche Extensions of Credit, its Multicurrency Working Capital Facility Extensions of Credit or its Acquisition Facility Extensions of Credit at such time, as the context requires.

“Facility”: the Acquisition Facility, the Dollar Working Capital Facility Committed Tranche, the Dollar Working Capital Facility Uncommitted Tranche or the Multicurrency Working Capital Facility, as the context requires.

“Facility Increase”: as defined in Section 4.1(b).

“FATCA”: Sections 1471 through 1474 of the Code, as of the Restatement Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation or rules adopted pursuant to such intergovernmental agreements.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website”: the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter”: the fee letter dated as of February 28, 2020, between MUFG and the U.S. Borrower.

“FERC”: the U.S. Federal Energy Regulatory Commission.

“FERC Contract Collateral”: as defined in the Security Agreement.

“Financial Hedging Agreement”: any currency swap, cross-currency rate swap, currency option, interest rate option, interest rate swap, cap or collar agreement or similar arrangement or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing including any derivative relating to interest rate or currency rate risk, in each case which is not a Commodity OTC Agreement.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee; provided that the Borrowers may choose for any lease of any Person that are or would be characterized as an operating lease in accordance with GAAP on December 31, 2018 (whether or not such operating lease was in effect on such date) to be accounted for as an operating lease (and not as a Financing Lease) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such operating lease to be recharacterized (on a prospective or retroactive basis or otherwise) as a Financing Lease.

“First Purchaser Lien”: a so-called “first purchaser” Lien, as defined in Texas Bus. & Com. Code Section 9.343, comparable Laws of the states of North Dakota, Oklahoma, Kansas, Mississippi, Wyoming, Montana or New Mexico, or any other comparable Law of any such jurisdiction or any other applicable jurisdiction.

“First Purchaser Lien Amount”: as of any date, in respect of any property of a Loan Party subject to a First Purchaser Lien, the aggregate amount of the obligations outstanding as of such date giving rise to such First Purchaser Lien, less any portion of such obligations that are secured or supported by a Letter of Credit.

“Fiscal Year”: with respect to any Person, such Person’s fiscal year, which consists of a twelve (12) month period beginning on each January 1 and ending on each December 31.

“Foreign Lender”: a Lender that is not a U.S. Person.

“Forward Contract”: as of any date of determination, a Commodity Contract with a delivery date or, with respect to a Commodity OTC Agreement, price settlement date, one day or later after such date of determination.

“Forward Contract Counterparty”: any counterparty to a Forward Contract of any Loan Party.

“Futures Contracts”: contracts for making or taking delivery of Eligible Commodities that are traded on a market-recognized commodity exchange, which such contracts meet the specification and delivery requirements of futures contracts on such commodity exchange.

“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner”: Sprague Resources GP LLC, a Delaware limited liability company.

“Governing Documents”: with respect to (a) a corporation or unlimited liability company, its articles or notice of articles, as applicable, memorandum or certificate of incorporation, continuance or amalgamation, as applicable, and by-laws or articles, as applicable; (b) a partnership, its certificate of limited partnership or partnership declaration, as applicable, and partnership agreement; (c) a limited liability company, its certificate of formation and operating agreement; and (d) any other Person, the other organizational or governing documents of such Person.

“Governmental Authority”: any nation or government, any state, provincial, municipal, territorial or other political subdivision thereof and any agency, authority, instrumentality, court, central bank or other similar entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Grantor”: any Person executing and delivering a Security Document, or becoming party to a Security Document (by supplement or otherwise), as a grantor or pledgor (or in a similar role), pursuant to this Agreement.

“Guarantee”: the Amended and Restated Guarantee, dated as of December 9, 2014 by the Loan Parties in favor of the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of an obligation for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of a third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the U.S. Borrower in good faith. Guarantee Obligation shall not include any performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of any Loan Party or in connection with judgments that have not resulted in a Default or an Event of Default.

“Hedged”: at any time in relation to Eligible Inventory, if the purchase or sale price thereof has been effectively hedged as evidenced by the most recent Position Report or, if not in such Position Report, as otherwise reasonably acceptable to the Administrative Agent through one or a combination of Commodity Contracts or Futures Contracts entered into or held in accordance with the Risk Management Policy for the corresponding volume of physical Eligible Commodities held in Eligible Inventory; provided that the applicable Loan Parties’ rights under such Commodity Contracts or Futures Contracts and all amounts due or to become due to the relevant Loan Party under or in respect of such Commodity Contracts or Futures Contracts are subject to a Perfected First Lien.

“Hedging Agreement Qualification Notification”: a notification in substantially in the form of Exhibit T.

“Hydro-Québec Indemnity”: the indemnity provided by Kildair to Hydro-Québec pursuant to the Offer to Purchase between Kildair and Hydro-Québec with respect to potential environmental liability at the lands acquired pursuant thereto on November 28, 2011 that are situated in the town of Sorel-Tracy, Province of Québec and that are designated and known as lots 4 784 169 and 4 784 171, Cadastre of Québec, registration division of Richelieu.

“Immaterial Subsidiary”: any Subsidiary that has no assets.

“Increase Amount”: as defined in Section 4.1(b)(iii).

“Increase Effective Date”: as defined in Section 4.1(b).

“Increase and New Lender Agreement”: as defined in Section 4.1(b)(iii).

“Increase Period”: the period from the Restatement Effective Date until (but excluding) the Applicable Facility Termination Date.

“Increasing Lender”: as defined in Section 4.1(b)(iii).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practice), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases or Synthetic Leases, (d) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (e) all liabilities of a third party secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (e) above, and (g) for the purposes of Section 9.1(f) only, all obligations of such Person in respect of Commodity OTC Agreements and Financial Hedging Agreements. The amount of any Indebtedness under (x) clause (e) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the property subject to the relevant Lien, and (y) clause (g) shall be the net amount, including any net termination payments, required to be paid to a counterparty rather than the notional amount of the applicable Commodity OTC Agreement or Financial Hedging Agreement. Notwithstanding the foregoing, the Maine Dock Liability Obligations and the Hydro-Québec Indemnity shall not be considered Indebtedness for purposes of this Agreement.

“Indemnified Liabilities”: as defined in Section 11.6.

“Indemnitee”: as defined in Section 11.6.

“Independent Entity Schedule”: Schedule 1.1(D) hereto, which sets forth each counterparty with which any Loan Party transacts that has an Affiliate and/or Subsidiary that holds itself out as an independent credit and a separate legal entity, together with any of such counterparty’s independent Affiliates and/or Subsidiaries, provided, that (a) a new Person may be added to such Schedule 1.1(D) at the sole discretion (exercised in good faith) of the Administrative Agent after the Restatement Effective Date and (b) a Person may be removed from such Schedule 1.1(D) by the Administrative Agent, acting in its reasonable discretion, upon ten (10) Business Days’ notice to the U.S. Borrower.

“Ineligible Participant”: Persons identified by the U.S. Borrower to the Administrative Agent and the Lenders from time-to-time as Persons to whom no Participation may be sold pursuant to Section 11.7 for competitive reasons, and as to which the Administrative Agent has consented to the designation of such Person as an Ineligible Participant.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Laws”: each of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any corporate law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: as defined in Section 5.9.

“Intercompany Subordinated Indebtedness”: with respect to any Loan Party, Indebtedness owed by such Loan Party to the MLP or any Subsidiary that is subject to a subordination agreement substantially in the form of Exhibit H-1.

“Interest Payment Date”: (a) with respect to any Base Rate Loan or Prime Rate Loan (including, for the avoidance of doubt, any Swing Line Loan), (i) prior to the Dollar Working Capital Facility Committed Tranche Maturity Date, the Dollar Working Capital Facility Uncommitted Tranche Maturity Date, the Multicurrency Working Capital Facility Maturity Date or the Acquisition Facility Maturity Date, as applicable, the first Business Day of each month and (ii) the Dollar Working Capital Facility Committed Tranche Maturity Date, Dollar Working Capital Facility Uncommitted Tranche Maturity Date, the Multicurrency Working Capital Facility Maturity Date or the Acquisition Facility Maturity Date, as applicable, (b) with respect to any Eurocurrency Loan, the last day of each Interest Period with respect thereto and, with respect to any Eurocurrency Loan having an Interest Period of six (6) months, the last day of such Interest Period and the date which is three (3) months after the start of such Interest Period and (c) with respect to any Loan (other than as provided in the first sentence of Section 4.9(b)), the date of any repayment or prepayment of principal made in respect thereof.

“Interest Period”: (a) with respect to any Eurocurrency Loan:

(i)       initially, the period commencing on the Borrowing Date or Conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as irrevocably selected by the applicable Borrower in its Borrowing Notice or Continuation/Conversion Notice, as the case may be, given with respect thereto; and

(ii)      thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurocurrency Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as irrevocably selected by the applicable Borrower in its Continuation/Conversion Notice to the Administrative Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that:

(A)             if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B)              any Interest Period with respect to any Loan that would otherwise extend beyond the Applicable Facility Termination Date, shall end on the Applicable Facility Termination Date; and

(C)              any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month.

“Interpolated Rate”: at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as relevant Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which that Screen Rate is available in the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate (for the shortest period for which that Screen Rate is available in the applicable currency) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period.

“Investment”: any advance, loan or extension of credit (other than trade receivables incurred in the ordinary course of the applicable Person’s business and payable in accordance with customary market practices) or capital contribution to, investment in, or purchase or acquisition of any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, any Person.

“Investment Grade”: with respect to any Person, the long term senior unsecured non-credit enhanced credit rating or shadow rating of which is BBB- or higher by S&P or Baa3 or higher by Moody’s.

“IRS”: the U.S. Internal Revenue Service.

“Issuance Cap”: with respect to the obligation of an Issuing Lender to issue or consider issuing any Letter of Credit pursuant to Section 3.1 or 3.2, the aggregate amount of outstanding L/C Obligations attributable to Letters of Credits issued by such Issuing Lender (in its capacity as an Issuing Lender) as set forth on Schedule 1.1(G); provided, that Schedule 1.1(G) may be modified from time to time to add any new Issuing Lender and its Issuance Cap thereto, to remove any Issuing Lender and its Issuance Cap therefrom, or to increase or decrease the Issuance Cap of any Issuing Lender, in each case with the prior consent of the Borrowers, the Administrative Agent and any such Issuing Lender being so added or removed or the Issuance Cap of which is being so changed; provided, further, that the aggregate amount of outstanding L/C Obligations shall be subject to Sections 3.3 and 6.2(e).

“ISP 98”: as defined in Section 3.4(g).

“Issuing Lenders”: collectively, the Acquisition Facility Issuing Lenders, the Dollar Working Capital Facility Committed Tranche Issuing Lenders, the Dollar Working Capital Facility Uncommitted Tranche Issuing Lenders and the Multicurrency Working Capital Facility Issuing Lenders; provided that there shall be no more than seven Issuing Lenders at any time unless otherwise agreed by the Administrative Agent and notified to Lenders (it being understood that any financial institution may be an Acquisition Facility Issuing Lender, a Dollar Working Capital Facility Issuing Lender and a Multicurrency Working Capital Facility Issuing Lender (or any combination thereof) and shall for purposes of this proviso be considered one Issuing Lender).

“Junior Indebtedness”: as defined in Section 8.9.

“Kildair”: as defined in the introductory paragraph of this Agreement.

“Kildair Borrowing Base”: on any date, solely with respect to the assets of the Kildair Loan Parties, an amount equal to:

(i)       100% of Eligible Cash and Cash Equivalents; plus

(ii)       90% of Eligible Tier 1 Accounts Receivable; plus

(iii)      85% of Eligible Unbilled Tier 1 Accounts Receivable; plus

(iv)      85% of Eligible Tier 2 Accounts Receivable; plus

(v)       80% of Eligible Unbilled Tier 2 Accounts Receivable; plus

(vi)      90% of Eligible Hedged Petroleum Inventory; plus

(vii)     85% of Eligible Petroleum Inventory; plus

(viii)    [reserved]; plus

(ix)       [reserved]; plus

(x)        [reserved]; plus

(xi)       70% of Eligible Asphalt Inventory; plus

(xii)      80% of Kildair Prepaid Purchases; plus

(xiii)     90% of Eligible Net Liquidity in Futures Accounts; plus

(xiv)     [reserved]; plus

(xv)      80% of Eligible Short Term Unrealized Forward Gains; plus

(xvi)     [reserved]; plus

(xvii)    [reserved]; plus

(xviii)   85% of Eligible Letters of Credit Issued for Commodities Not Yet Received; plus

(xix)     100% of Paid But Unexpired Letters of Credit; plus

(xx)      [reserved]; plus

(xxi)     95% of Eligible L/C Backed Accounts Receivable; less

(1)          Reserves taken at the reasonable discretion of the Administrative Agent; less

(2)          100% of Product Taxes; less

(3)          110% of any Swap Amounts due to Qualified Counterparties solely to the extent, and if, such Swap Amounts due to Qualified Counterparties are in excess of $5,000,000; less

(4)          100% of the Overcollateralization Amount.

Any amounts described in categories (i) through (xxi) and (1) through (4) above which may fall into more than one of such categories shall be counted only once under the category with the highest applicable advance rate percentage, when making the calculation under this definition. In addition, any deductions made from the value of any asset included in the Kildair Borrowing Base in respect of counterparty contra, offsets, counterclaims, unrealized forward losses and any other similar charges or claims shall be without duplication. In calculating the Kildair Borrowing Base, the following adjustments shall be made:

(A)         [reserved];

(B)        the value of that portion of the Kildair Borrowing Base described in clause (xv) shall not exceed, together with the value of that portion of the U.S. Borrowing Base described in clauses (xv) through (xvii) thereof (1) in the aggregate (and after giving effect to the sublimits set forth in clauses (B)(i)(2), (B)(i)(3) and (B)(ii) of the U.S. Borrowing Base), the lesser of (a) 30% of the Aggregate Borrowing Base Amount then in effect and (b) $325,000,000, (2) $175,000,000 from Forward Contracts relating to Petroleum Products, or (3) $165,000,000 from Forward Contracts relating to Natural Gas Products;

(C)         any category of the Kildair Borrowing Base shall be calculated taking into account any elimination and reduction related to any potential offset to such asset category;

(D)         the Administrative Agent may, in its reasonable discretion, determine that one or more assets described in clauses (ii), (iii), (iv), (v), (xv) or (xxi) does not meet the eligibility requirements for inclusion in the Kildair Borrowing Base, and any such assets shall not be included in the Kildair Borrowing Base;

(E)          notwithstanding anything herein to the contrary, no asset shall be eligible in whole or in part for inclusion in the Kildair Borrowing Base to the extent such asset is in violation of the Risk Management Policy;

(F)          the calculation of the value of the assets included in clauses (ii), (iii), (iv), (v), (xiii) and (xxi) with respect to a counterparty shall be net of any Out of the Money Forward Contract Amount attributable to such counterparty (for purposes of this clause (F), any reference to a counterparty shall include all Subsidiaries and Affiliates of such counterparty which affiliation is known or should be known by the Loan Parties, except for a counterparty that holds itself out as an independent credit and separate legal entity with respect to its Subsidiaries and Affiliates, together with such counterparty’s independent Subsidiaries and Affiliates, and is listed on the Independent Entity Schedule); and

(G)          the calculation of the value of the assets included in clauses (ii), (iii), (iv), (v), (xii) and (xv) and (xxi) (to the extent that any of the following constitutes a defense to drawing on the letter of credit supporting the applicable Eligible L/C Backed Account Receivable) that are attributable to a single counterparty shall be netted against any contra, offset, counterclaim, unrealized forward losses or obligations of the Kildair Loan Parties with such counterparty including amounts payable to such counterparty (for purposes of this clause (G), any reference to a counterparty shall include all Subsidiaries and Affiliates of such counterparty which affiliation is known or should be known by the Loan Parties, except for a counterparty that holds itself out as an independent credit and separate legal entity with respect to its Subsidiaries and Affiliates, together with such counterparty’s independent Subsidiaries and Affiliates, and is listed on the Independent Entity Schedule).

The value of the Kildair Borrowing Base at any time shall be the value of the Kildair Borrowing Base as of such date.

“Kildair Loan Parties”: the Canadian Borrower and each Canadian Subsidiary of the Canadian Borrower that is a Loan Party.

“Kildair Prepaid Purchases”: as of any date, Eligible Commodities (consisting of Petroleum Products) valued at the then current Value purchased and prepaid by the Kildair Loan Parties from suppliers reasonably acceptable to the Administrative Agent in its sole discretion, with respect to which (w) title shall not have passed to the any Loan Party, (x) such Eligible Commodities shall not have been delivered to any Loan Party; provided that such products must be supported by an invoice from said supplier (i) specifying the purpose of the applicable prepayment, and (ii) including a copy of the underlying purchase contract; (y) with respect to prepayment by any Loan Party under any agreement or arrangement, not more than five (5) Business Days shall have elapsed since such prepayment was made and (z) the Administrative Agent shall have a Perfected First Lien in the right of such Loan Party to receive such Eligible Commodities (including that no provision of any agreement between such supplier and such Loan Party shall prohibit the assignment of a security interest by such Loan Party to the Administrative Agent in such Loan Party’s right to receive such Eligible Commodities).

“Laws”: collectively, all international, foreign, Federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Fee Payment Date”: (a) the fifth day after the first Business Day of each January, April, July and October (or, if such day is not on a Business Day, the next succeeding Business Day) and (b) the expiration date of the last outstanding Post-Termination LOC.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of the then-outstanding Letters of Credit and (b) the Dollar Equivalent of the aggregate amount of drawings under Letters of Credit that have not then been reimbursed or converted into a Loan pursuant to Section 3.7(b) or (c).

“L/C Participants”: with respect to any Acquisition Facility Letter of Credit, the Acquisition Facility L/C Participants, with respect to any Dollar Working Capital Facility Committed Tranche Letter of Credit, the Dollar Working Capital Facility Committed Tranche L/C Participants, with respect to any Dollar Working Capital Facility Uncommitted Tranche Letter of Credit, the Dollar Working Capital Facility Uncommitted Tranche L/C Participants and with respect to any Multicurrency Working Capital Facility Letter of Credit, the Multicurrency Working Capital Facility L/C Participants.

“L/C Participation Obligations”: at any time, the Acquisition Facility L/C Participation Obligations, the Dollar Working Capital Facility Committed Tranche L/C Participation Obligations, the Dollar Working Capital Facility Uncommitted Tranche L/C Participation Obligations and/or the Multicurrency Working Capital Facility L/C Participation Obligations at such time, as the context requires.

“L/C Reimbursement Loan”: as defined in Section 3.7(c).

“Lead Arranger”: MUFG.

“Lender Party”: the Administrative Agent, each Lender, each Co-Documentation Agent, each Co-Collateral Agent and each Co-Syndication Agent.

“Lenders”: as defined in the introductory paragraph to this Agreement and, as the context requires, includes, the Issuing Lenders and the Swing Line Lenders.

“Letter of Credit”: any Acquisition Facility Letter of Credit and any Working Capital Facility Letter of Credit.

“Letter of Credit Request”: a request by a Borrower for a new Letter of Credit or an amendment to an existing Letter of Credit, in each case pursuant to Section 3.3, which request for a new Letter of Credit shall be in form reasonably satisfactory to the relevant Issuing Lender and the Administrative Agent and which request for an amendment to an existing Letter of Credit shall be in form reasonably satisfactory to the relevant Issuing Lender and the Administrative Agent.

“LIBOR Screen Rate”: as defined in the definition of Eurocurrency Base Rate.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the Uniform Commercial Code, PPSA or comparable Law of any jurisdiction in order to perfect any of the foregoing; provided that “Lien” shall refer to neither (a) any interest or title of a lessor under any leases or subleases (other than Financing Leases) entered into by the Loan Parties in the ordinary course of business nor (b) licenses, sub-licenses, leases or sub-leases (other than Financing Leases) granted to third parties in the ordinary course of business consistent with past practices.

“Loan”: any loan made pursuant to this Agreement.

“Loan Documents”: (i) this Agreement, the Notes, any Letter of Credit Requests, the Perfection Certificate, the Guarantee, the Security Documents and the Successor Agent Documents and (ii) any document or agreement entered into with a Loan Party that, in accordance with its terms, is a Loan Document.

“Loan Parties”: collectively, each Borrower, the MLP and each Subsidiary Guarantor.

“Long Tenor Letter of Credit”: any Trade Letter of Credit that is a Working Capital Facility Letter of Credit that is issued to support the purchase of Eligible Commodities that is (a) initially issued with a maximum tenor of more than ninety (90) days but less than one (1) year or (b) an Auto-Renewal Letter of Credit.

“Maine Dock Liability Obligations”: indebtedness of the U.S. Borrower with respect to the State of Maine Port Authority dock liability in an aggregate principal amount of $9,280,594 as of September 30, 2014 (which amount may be reduced (but not increased) from time to time).

“Majority Facility Lenders”: at any time, (a) with respect to the Acquisition Facility, Lenders having Acquisition Facility Credit Exposure Percentages which aggregate more than 50%; provided, that the Acquisition Facility Credit Exposure of any Defaulting Lender shall be excluded from the calculation of Acquisition Facility Credit Exposure Percentages in determining the Majority Facility Lenders, (b) with respect to the Dollar Working Capital Facility Committed Tranche, Lenders having Dollar Working Capital Facility Committed Tranche Credit Exposure Percentages which aggregate more than 50%; provided, that the Dollar Working Capital Facility Committed Tranche Credit Exposure of any Defaulting Lender shall be excluded from the calculation of Dollar Working Capital Facility Committed Tranche Credit Exposure Percentages in determining the Majority Facility Lenders, (c) with respect to the Dollar Working Capital Facility Uncommitted Tranche, Lenders having Adjusted Dollar Working Capital Facility Uncommitted Tranche Credit Exposure Percentages which aggregate more than 50%; provided, that the Dollar Working Capital Facility Uncommitted Tranche Credit Exposure of any Defaulting Lender shall be excluded from the calculation of Dollar Working Capital Facility Uncommitted Tranche Credit Exposure Percentages in determining the Majority Facility Lenders and (d) with respect to the Multicurrency Working Capital Facility, Lenders having Multicurrency Working Capital Facility Credit Exposure Percentages which aggregate more than 50%; provided, that the Multicurrency Working Capital Facility Credit Exposure of any Defaulting Lender shall be excluded from the calculation of Multicurrency Working Capital Facility Credit Exposure Percentages in determining the Majority Facility Lenders.

“Marked-to-Market Report”: a comprehensive marked-to-market report, in form and substance reasonably similar to Exhibit R, of the Product purchase and sale positions identified in the related Position Report of, as applicable, either (i) all Loan Parties (other than the Canadian Borrower and its Subsidiaries) or (ii) only the Canadian Borrower and its Subsidiaries. Such report shall include all positions for all future time periods and cover all instruments that create either an obligation to purchase or sell Product or that generate price exposure and shall include unrealized marked-to-market margin for the position considered. The positions shall include, but not be limited to, positions under Physical Commodity Contracts for spot purchase and sale of Eligible Commodities, Forward Contracts, exchanges, Commodity OTC Agreements, Financial Hedging Agreements and Futures Contracts. The report shall exclude positions in carbon credits, wood pellets and any other energy products approved by the Required Lenders as “Product” pursuant to Section 5.21 after the Restatement Effective Date, in each case, to the extent that the Loan Parties’ positions in any such energy product are not material.

“Marked-to-Market Value”: with respect to any Commodity Contract of any Person on any date:

(a)               in the case of a Commodity Contract for the purchase, sale, transfer or exchange of any physical Eligible Commodities, the unrealized gain or loss on such Commodity Contract, determined by comparing (i) the amount to be paid or received under such Commodity Contract for such Eligible Commodities pursuant to the terms thereof to (ii) the Value of such Eligible Commodities on such date, and

(b)               in the case of any other Commodity Contract, the unrealized gain or loss on such Commodity Contract determined by calculating the amount to be paid or received under such other Commodity Contract pursuant to the terms thereof as if the cash settlement of such other Commodity Contract were to be calculated on such date of determination by reference to the Value of the Eligible Commodities that are the subject of such other Commodity Contract;

provided, that (i) in the case of any Commodity Contract that is, in whole or in part, an option by its terms, the amount so calculated shall reflect industry standard valuation models approved by the Administrative Agent and (ii) the Marked-to-Market Value of any Commodity Contract for the storage or transportation of any physical Eligible Commodity shall be limited to its intrinsic value and shall take into account any demand charges associated with such Commodity Contract.

“Market Value”: with respect to an Eligible Commodity or Eligible RIN on any date, the price at which such Eligible Commodity or Eligible RIN could be purchased or sold for delivery on that date or during the applicable period adjusted to reflect the specifications thereof and the location and transportation differential, determined by using prices (a) on the New York Mercantile Exchange, the COMEX, the London Metal Exchange, the New York Board of Trade, the International Petroleum Exchange, the Intercontinental Commodities Exchange, the Chicago Board of Trade, the Chicago Mercantile Exchange or, if a price for any such Eligible Commodity or Eligible RIN (or, in each case, delivery period or location) is not available on such exchanges, such other markets or exchanges recognized as such in the commodities trading industry, including over-the-counter markets and private quotations, or as published in an independent industry recognized source, in each case reasonably selected by the U.S. Borrower, (b) if such a price for any such Eligible Commodity or Eligible RIN is not available in any market or exchange described in clause (a) above, any other exchange or market reasonably selected by the U.S. Borrower and reasonably satisfactory to the Administrative Agent on such date or (c) if such a price for any such Eligible Commodity or Eligible RIN is not available in any market or exchange described in clause (a) or (b) above, such other value determined pursuant to methodology reasonably selected by the U.S. Borrower and reasonably satisfactory to the Administrative Agent. With respect to any Eligible Commodity consisting of tank bottoms consisting of distillates, gasolines or other light oil products or residual fuel oils acceptable to the Administrative Agent in its sole discretion (exercised in good faith), the Market Value thereof shall be 50% of the value as determined by the immediately preceding sentence.

“Material Acquisition”: any Acquisition by a Loan Party permitted hereunder with an aggregate purchase price that is payable in anything other than Capital Stock of the MLP in an amount in excess of $30,000,000.

“Material Adverse Effect”: a development or an event that has resulted in a material adverse change in (a) the operations, business, assets, properties or condition (financial or other condition) of the MLP and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Loan Documents, or (c) the legality, validity, binding effect or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials Handling Contract”: any fee-based contractual arrangement entered into by any Loan Party whereby such Loan Party performs business services relating to materials handling or through-put for a third party.

“Materials of Environmental Concern”: any gasoline, natural gas, petroleum and any other solid, liquid or gas hydrocarbon (including, without limitation, crude oil or any fraction or derivative thereof) or any hydrocarbon-based products (including, without limitation, any petroleum products) or any other pollutant, contaminant, hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or which form the basis of liability under, any Environmental Law or Environmental Permit, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste, radioactive materials and electromagnetic fields.

“Maturity Date”: the Acquisition Facility Maturity Date, the Dollar Working Capital Facility Committed Tranche Maturity Date, the Dollar Working Capital Facility Uncommitted Tranche Maturity Date and/or the Multicurrency Working Capital Facility Maturity Date, as the context requires.

“Maximum Consolidated Total Leverage Ratio”: 4.50:1.0; provided that upon the consummation of a Material Acquisition, the Maximum Consolidated Total Leverage Ratio shall be 5.00:1.0 for three consecutive fiscal quarters beginning with the fiscal quarter ending immediately after consummation of such Material Acquisition (or the fiscal quarter ending upon consummation of such Material Acquisition, in the event such consummation occurs on a fiscal quarter end).

“Minimum Consolidated Fixed Charge Coverage Ratio”: 1.20:1.0.

“Minimum Consolidated Net Working Capital Amount”: $35,000,000.

“MLP”: Sprague Resources LP, together with, for the avoidance of doubt, following the effectiveness of the Approved Organizational Changes, any successor-in-interest thereto.

“MLP Operational Document”: (a) prior to the effectiveness of the Approved Organizational Changes, that certain First Amended and Restated Agreement of Limited Partnership of Sprague Resources LP, dated October 30, 2013, by and among the General Partner and the limited partners from time to time parties thereto, as amended by that certain Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership, effective December 20, 2017, and that certain Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership, effective October 25, 2019 and (b) after the effectiveness of the Approved Organizational Changes, the limited liability company agreement of the successor-in-interest to the MLP, provided that such limited liability company agreement is in form and substance acceptable to the Administrative Agent in its reasonable discretion.

“Moody’s”: Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Mortgage and Security Agreement”: (i) each Quebec Security Document with respect to Mortgaged Properties located in the Province of Quebec covering the Mortgaged Properties owned on the Restatement Effective Date, (ii) each Mortgage Security Agreement, Assignment of Leases and Rents and Fixture Filings or other similar documents covering the Mortgaged Properties located in the United States owned on the Restatement Effective Date and (iii) each Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing (and such other instrument as required by the applicable province of Canada), substantially in the form of Exhibit L (in the case of real property located in the United States), substantially in the form of the Quebec Security Documents (in the case of real or immovable property located in the Province of Quebec) or in such form as reasonably acceptable to the Administrative Agent (in the case of real property located in Canada (other than in the Province of Quebec)), with respect to each Mortgaged Property acquired after the Restatement Effective Date located in the United States or Canada, respectively, and, in each case, any Successor Agent Document in respect of any of the foregoing.

“Mortgaged Properties”: each property listed on Schedule 1.1(E) and any other properties as to which the Administrative Agent, for the ratable benefit of the Secured Parties, has after the Restatement Effective Date been granted a Lien pursuant to one or more Mortgage and Security Agreements.

“Multicurrency L/C Exposure”: at any time, the total L/C Obligations with respect to Multicurrency Working Capital Facility Letters of Credit. The Multicurrency L/C Exposure of any Multicurrency Working Capital Facility Lender at any time shall be its Multicurrency Working Capital Facility Commitment Percentage of the total Multicurrency L/C Exposure at such time.

“Multicurrency Long Tenor Letter of Credit Sub-Limit”: $25,000,000 at any time outstanding.

“Multicurrency Performance Letter of Credit Sub-Limit”: $5,000,000 at any time outstanding.

“Multicurrency Swing Line Exposure”: at any time, the sum of the aggregate amount of all outstanding Multicurrency Swing Line Loans at such time. The Multicurrency Swing Line Exposure of any Multicurrency Working Capital Facility Lender at any time shall be the sum of (a) its Multicurrency Working Capital Facility Commitment Percentage of the total Multicurrency Swing Line Exposure at such time related to Multicurrency Swing Line Loans other than any Multicurrency Swing Line Loans made by such Lender in its capacity as a Multicurrency Swing Line Lender and (b) if such Lender shall be a Multicurrency Swing Line Lender, the principal amount of all Multicurrency Swing Line Loans made by such Lender outstanding at such time (to the extent that the other Multicurrency Working Capital Facility Lenders shall not have funded their participations in such Swing Line Loans).

“Multicurrency Swing Line Lenders”: MUFG Bank, Ltd., Canada Branch, Wells Fargo Bank, N.A. and each other Multicurrency Working Capital Facility Lender from time to time designated by the U.S. Borrower (and agreed to by such Lender) as a Multicurrency Swing Line Lender with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) (and upon such designation and agreement, each such Lender shall set forth its Swing Line Cap on Schedule 1.1(H) pursuant to the terms of this Agreement), in each case in its capacity as lender of Multicurrency Swing Line Loans hereunder.

“Multicurrency Swing Line Loan Sub-Limit”: $20,000,000 at any time outstanding.

“Multicurrency Swing Line Loans”: as defined in Section 2.3(b).

“Multicurrency Swing Line Participation Amount”: as defined in Section 2.6(b)(ii).

“Multicurrency Working Capital Facility”: the Multicurrency Working Capital Facility Commitments and the extensions of credit thereunder.

“Multicurrency Working Capital Facility Commitment”: at any date, as to any Multicurrency Working Capital Facility Lender, the obligation of such Multicurrency Working Capital Facility Lender to make Multicurrency Working Capital Facility Loans to the Borrowers pursuant to Section 2.1(b) and to participate in Multicurrency Swing Line Loans and Multicurrency Working Capital Facility Letters of Credit in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Multicurrency Working Capital Facility Lender’s name on Schedule 1.0 under the caption “Multicurrency Working Capital Facility Commitment” or, as the case may be, in the Assignment and Acceptance pursuant to which such Multicurrency Working Capital Facility Lender becomes a party hereto, as such amount may be changed from time to time in accordance with the terms of this Agreement. As of the Restatement Effective Date, the original aggregate amount of the Multicurrency Working Capital Facility Commitments is $85,000,000.

“Multicurrency Working Capital Facility Commitment Percentage”: as to any Multicurrency Working Capital Facility Lender at any time, the percentage which such Multicurrency Working Capital Facility Lender’s Multicurrency Working Capital Facility Commitment then constitutes of the aggregate Multicurrency Working Capital Facility Commitments of all Multicurrency Working Capital Facility Lenders at such time (or, at any time after the Multicurrency Working Capital Facility Commitments shall have expired or terminated, such Multicurrency Working Capital Facility Lenders’ Multicurrency Working Capital Facility Credit Exposure Percentage).

“Multicurrency Working Capital Facility Commitment Period”: the period from and including the Restatement Effective Date to but not including the Multicurrency Working Capital Facility Commitment Termination Date or such earlier date on which all of the Multicurrency Working Capital Facility Commitments shall terminate as provided herein.

“Multicurrency Working Capital Facility Commitment Termination Date”: May 19, 2022, or, if such date is not a Business Day, the next preceding Business Day.

“Multicurrency Working Capital Facility Credit Exposure”: as to any Multicurrency Working Capital Facility Lender at any time, the Available Multicurrency Working Capital Facility Commitment of such Multicurrency Working Capital Facility Lender plus the Dollar Equivalent of the amount of the Multicurrency Working Capital Facility Extensions of Credit of such Multicurrency Working Capital Facility Lender.

“Multicurrency Working Capital Facility Credit Exposure Percentage”: as to any Multicurrency Working Capital Facility Lender at any time, the fraction (expressed as a percentage), the numerator of which is the Multicurrency Working Capital Facility Credit Exposure of such Multicurrency Working Capital Facility Lender at such time and the denominator of which is the aggregate Multicurrency Working Capital Facility Credit Exposures of all of the Multicurrency Working Capital Facility Lenders at such time.

“Multicurrency Working Capital Facility Extensions of Credit”: at any date, as to any Multicurrency Working Capital Facility Lender at any time, the aggregate outstanding principal amount of Multicurrency Working Capital Facility Loans made by such Multicurrency Working Capital Facility Lender, plus the amount of the undivided interest of such Multicurrency Working Capital Facility Lender in any then-outstanding Multicurrency Working Capital Facility L/C Obligations, plus such Multicurrency Working Capital Facility Lender’s Multicurrency Swing Line Exposure.

“Multicurrency Working Capital Facility Increase”: as defined in Section 4.1(b).

“Multicurrency Working Capital Facility Issuing Lenders”: MUFG, BNP Paribas, acting through its Canada branch, Wells Fargo Bank, N.A., Coöperatieve Rabobank U.A., New York Branch and each other Multicurrency Working Capital Facility Lender from time to time designated by the U.S. Borrower (and agreed to by such Lender) as a Multicurrency Working Capital Facility Issuing Lender with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) (and upon such designation and agreement, each such Lender shall set forth its Issuance Cap on Schedule 1.1(G) pursuant to the terms of this Agreement), each in its capacity as issuer of any Multicurrency Working Capital Facility Letter of Credit.

“Multicurrency Working Capital Facility L/C Obligations”: at any time, an amount equal to the sum of (a) the Dollar Equivalent of the aggregate then undrawn and unexpired amount of the then outstanding Multicurrency Working Capital Facility Letters of Credit and (b) the Dollar Equivalent of the aggregate amount of drawings under Multicurrency Working Capital Facility Letters of Credit which have not then been reimbursed or converted to a Multicurrency Working Capital Facility Loan pursuant to Section 3.7.

“Multicurrency Working Capital Facility L/C Participants”: with respect to any Multicurrency Working Capital Facility Letter of Credit, all of the Multicurrency Working Capital Facility Lenders other than the Multicurrency Working Capital Facility Issuing Lender thereof.

“Multicurrency Working Capital Facility L/C Participation Obligations”: the obligations of the Multicurrency Working Capital Facility L/C Participants to purchase participations in the obligations of the Multicurrency Working Capital Facility Issuing Lenders under outstanding Multicurrency Working Capital Facility Letters of Credit pursuant to Section 3.6.

“Multicurrency Working Capital Facility Lender”: each Lender having a Multicurrency Working Capital Facility Commitment (or, after the termination of the Multicurrency Working Capital Facility Commitments, each Lender holding Multicurrency Working Capital Facility Extensions of Credit), and, as the context requires, includes the Multicurrency Working Capital Facility Issuing Lenders. As of the Restatement Effective Date, each Multicurrency Working Capital Facility Lender is specified on Schedule 1.0.

“Multicurrency Working Capital Facility Letter of Credit”: as defined in Section 3.1.

“Multicurrency Working Capital Facility Letter of Credit Sub-Limit”: $50,000,000 at any time outstanding.

“Multicurrency Working Capital Facility Loans”: as defined in Section 2.1(b).

“Multicurrency Working Capital Facility Long Tenor Letters of Credit”: Multicurrency Working Capital Facility Letters of Credit that are Long Tenor Letters of Credit.

“Multicurrency Working Capital Facility Maturity Date”: with respect to any Multicurrency Working Capital Facility Loan, the earliest to occur of (i) the date on which the Multicurrency Working Capital Facility Loans become due and payable pursuant to Section 9, (ii) the date on which the Multicurrency Working Capital Facility Commitments terminate pursuant to Section 4.1 and (iii) the Multicurrency Working Capital Facility Commitment Termination Date.

“Multicurrency Working Capital Facility Performance Letters of Credit”: Multicurrency Working Capital Facility Letters of Credit that are Performance Letters of Credit.

“Multiemployer Plan”: a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and which is subject to Title IV of ERISA.

“Natural Gas Products”: natural gas and natural gas liquids and any other product or by-product of any of the foregoing, and all rights to transmit, transport or store any of the foregoing.

“Natural Gas Transactions”: those certain transactions entered into by a Loan Party in the ordinary course of business with one or more natural gas utilities (each, a “Subject Utility” and, collectively, the “Subject Utilities”) pursuant to which the applicable Loan Party will sell to a Subject Utility, and the applicable Subject Utility will purchase from such Loan Party, certain accounts receivable owing to such Loan Party from its natural gas customers (such receivables are hereinafter referred to as the “Subject Natural Gas Receivables”) and, in connection therewith, the applicable Subject Utility will be responsible for all billing and collection duties and credit and other risks associated with such Subject Natural Gas Receivables.

“net after-Tax basis”: with respect to any payment to be received by a Person from the Borrowers pursuant to Section 4.10 (a “Section 4.10 Payment”) or pursuant to Section 11.6 in respect of an Indemnified Liability (a “Section 11.6 Payment”), the amount of such Section 4.10 Payment or Section 11.6 Payment plus a further payment or payments so that the net amount received by such Person, after all Taxes imposed on such Person with respect to such amounts (net of any actual current reduction in Taxes payable by such Person as a result of the costs or expenses for which such Person receives a Section 4.10 Payment or Section 11.6 Payment) is equal to the original payment required to be received pursuant to Section 4.10 or Section 11.6, respectively. For avoidance of doubt, if a Lender incurs a cost of $100 for which the Borrowers pay the Lender $100 pursuant to Section 11.6, and the cost gives rise to a tax deduction that reduces such Person’s Taxes by $35, and the payment increases such Person’s Taxes by $35, then the net after-Tax basis payment shall be $100 because the increase in Tax of $35 with respect to the Indemnified Liability is offset by the reduction in Taxes of $35 that arises from the cost. However, if the cost was not deductible and the payment increased such Person’s Taxes by $35, then the net-after Tax basis payment would be at least $135.

“Net Cash Proceeds”: with respect to any Disposition of any Property or assets by any Person or any Recovery Event with respect to any asset of any Person, the aggregate amount of cash received from time to time by or on behalf of such Person for its own account in connection with any such transaction, after deducting therefrom (a) brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees, costs and commissions and reasonable related expenses that, in each case, are incurred in connection with such event and are actually paid to or earned by a Person that is not a Subsidiary or Affiliate of any of the Loan Parties or any of their Subsidiaries or Affiliates, (b) reasonable reserves for liabilities, indemnities, escrows and purchase price adjustments in connection with any such Disposition or Recovery Event and (c) the amount of taxes payable by such Person (or, in the case of a Person that is a disregarded entity for U.S. federal income tax purposes, by the owner of such Person, in the case of a Person that is a partnership for U.S. federal income tax purposes, by the owners of such Person, or in the case of a Person that is a member of a consolidated or unitary tax group, by such group, in each case, only to the extent the payor of such taxes is the U.S. Borrower or a direct or indirect Subsidiary of the U.S. Borrower) in connection with or as a result of such transaction that, in each case, are actually paid at the time of receipt of such cash to the applicable taxation authority or other Governmental Authority or, so long as such Person is not otherwise indemnified therefor, are reserved for in accordance with GAAP, as in effect at the time of receipt of such cash, based upon such Person’s reasonable estimate of such taxes, and paid to the applicable taxation authority or other Governmental Authority within 16 months after the date of receipt of such cash; provided that if, at the time any of the liabilities, indemnities, escrows or purchase price adjustments referred to in clause (b) and/or taxes referred to in clause (c) are actually paid or otherwise satisfied, the reserve therefor exceeds the amount paid or otherwise satisfied, then the amount of such excess reserve shall constitute “Net Cash Proceeds” on and as of the date of such payment or other satisfaction for all purposes of this Agreement.

“Net Liquidation Value”: with respect to any Commodity Account, the sum of (i) the aggregate marked-to-market value of all futures positions, (ii) the aggregate liquidation value of all option positions, and (iii) the cash balance, in each case credited to such Commodity Account.

“New Lenders”: as defined in Section 4.1(b)(iii).

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Excluded Taxes”: as defined in Section 4.11(a).

“Non-Specified Period”: the period of time beginning upon the conclusion of the Specified Period and ending once the Commitments and the Dollar Working Capital Facility Uncommitted Tranche Portions have been terminated, the Loans and all other Obligations payable under this Agreement or any other Loan Document have been paid in full (except indemnification obligations for which no claim has been made and of which no Responsible Person of any Loan Party has knowledge and Hedging and Bank Product Obligations) and all Letters of Credit have been terminated, expired, Cash Collateralized or otherwise dealt with to the satisfaction of the applicable Issuing Lender.

“Non-Renewal Notice Date”: as defined in Section 3.4(c).

“Non-U.S. Subsidiary”: any Subsidiary that is not a U.S. Subsidiary.

“Note” and “Notes”: as defined in Section 4.5(e).

“Notice of Prepayment”: as defined in Section 4.6.

“NYFRB”: the Federal Reserve Base Rate of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations”: the unpaid principal amount of, and interest (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization, arrangement or like proceeding, relating to any of the Loan Parties, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans and Reimbursement Obligations, and all other obligations and liabilities of any of the Loan Parties to the Secured Parties and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with this Agreement, the Notes, the Security Documents, any other Loan Documents, any Letter of Credit, any Commodity OTC Agreement with a Qualified Counterparty, any Financial Hedging Agreement with a Qualified Counterparty or any Cash Management Bank Agreement with a Qualified Cash Management Bank, or any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by a Loan Party pursuant to the terms of the Loan Documents or other agreement or instrument evidencing such obligations or liabilities) or otherwise; provided further, that for purposes of determining any Guarantee Obligations of any Loan Party with respect to the Obligations, the definition of “Obligations” shall not create any guarantee by any Loan Party of any Excluded Swap Obligations of such Loan Party; provided further that, (i) obligations of any Loan Party under any Commodity OTC Agreement to a Qualified Counterparty, Financial Hedging Agreement to a Qualified Counterparty or any Cash Management Bank Agreement to a Qualified Cash Management Bank (such obligations, the “Hedging and Bank Product Obligations”), shall be secured pursuant to the Security Documents and guaranteed pursuant to the Guarantee only to the extent that, and for so long as, those obligations and liabilities of the Loan Parties listed above not consisting of Hedging and Bank Product Obligations (the “Other Obligations”) are so secured and guaranteed, unless the Other Obligations cease to be so secured and guaranteed either (A) as a result of the Administrative Agent undertaking an Enforcement Action (as defined in the U.S. Security Agreement or the Canadian Security Agreement, as applicable) or (B) following an Insolvency Proceeding (as defined in the U.S. Security Agreement or the Canadian Security Agreement, as applicable) with respect to any Loan Party, in which cases the Hedging and Bank Product Obligations shall continue to be secured pursuant to the Security Documents and guaranteed pursuant to the Guarantee and (ii) any release of Collateral or the MLP or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of any Hedging and Bank Product Obligations. The Hedging and Bank Product Obligations shall be subordinated to the Other Obligations pursuant to the terms of the U.S. Security Agreement or Canadian Security Documents, as applicable. For the avoidance of doubt, for the purpose of any Mortgage, the “Obligations” shall be deemed to be not fully paid or fully performed if, among other things and in addition to any other Obligations then outstanding, any Letter of Credit remains outstanding hereunder that has not been Cash Collateralized.

“Operating Forecast”: the monthly operating forecast of the income statement and balance sheet of the MLP and its consolidated Subsidiaries in form and substance satisfactory to the Administrative Agent, as updated from time to time pursuant to Section 7.1(e).

“Original Closing Date”: the date on which the conditions precedent set forth in Section 6.1 of the Original Credit Agreement were satisfied, which date was October 30, 2013.

“Original Credit Agreement”: that certain Credit Agreement, dated as of October 30, 2013, among the U.S. Borrower, the lenders and agents party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

“Other Connection Taxes”: with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising solely from such Lender or the Administrative Agent, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: as defined in Section 4.11(b).

“Out of the Money Forward Contract Amount”: as of any date and with respect to any Loan Party, to the extent that the Counterparty Forward Contract Amount with respect to any Forward Contract Counterparty is negative, the absolute value of such Counterparty Forward Contract Amount.

“Out of the Money Swap Amount”: as of any date, to the extent that the Qualified Counterparty Swap Amount with respect to any Qualified Counterparty is negative, the absolute value of such Qualified Counterparty Swap Amount.

“Overcollateralization Amount”: with respect to any counterparty under a Commodity Contract of any Loan Party, the amount by which the cash collateral deposited with or prepayments made to such Loan Party by such counterparty exceeds the amount of the obligations such cash collateral was pledged to secure or with respect to which such prepayment was made.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Paid but Unexpired Letters of Credit”: as of any date, with respect to any Loan Party, the sum of (a) the amount of any payment made by any Loan Party within 45 calendar days prior to such date to satisfy the obligation for which a Letter of Credit was issued solely to the extent that such Letter of Credit has not been reduced, cancelled or drawn upon and (b) for any Trade Letter of Credit with respect to which no amount can be drawn with respect to mark-to-market liability, an amount equal to 20%, times, the lesser of (i) the then applicable undrawn portion of such Trade Letter of Credit and (ii) the operational tolerance with respect to the underlying purchase contract with respect to which such Trade Letter of Credit was issued.

“Participant” and “Participants”: as defined in Section 11.7(b).

“Participant Register”: as defined in Section 11.7(b).

“Participation”: as defined in Section 11.7(b).

“Payment Intangible”: as defined in Section 9-102 of the UCC.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Perfected First Lien”: any perfected, first priority Lien or security interest (or its substantial equivalent under applicable Laws) granted by a Loan Party pursuant to a Security Document in favor of the Administrative Agent, for the ratable benefit of the Secured Parties; provided that, in the case of inventory that is not located in the United States or contracts, Forward Contracts, Accounts Receivable or Payment Intangibles not governed by Laws of the United States of America or any state or political subdivision thereof, the validity and, if customarily available, priority of such Lien shall be confirmed by an opinion of special local counsel, the form and substance of which shall be customary and reasonably satisfactory to the Administrative Agent; provided further that no Lien or security interest (or its substantial equivalent under applicable Laws) granted by a Loan Party pursuant to a Security Document shall constitute a Perfected First Lien unless it secures all Obligations, including U.S. Obligations.

“Perfection Certificate”: the Perfection Certificate to be executed and delivered by the Loan Parties, substantially in the form of Exhibit Q.

“Performance Letter of Credit”: a standby Working Capital Facility Letter of Credit or a standby Acquisition Facility Letter of Credit, in each case, issued to support bonding, swap transaction, performance, transportation and tariff requirements relating to Eligible Commodities (other than the obligation to pay for the purchase of Eligible Commodities) that is (a) initially issued with a maximum tenor of less than one (1) year or (b) an Auto-Renewal Letter of Credit.

“Permitted Borrowing Base Liens”: (a) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings or which have been bonded over or otherwise adequately secured against, (b) Permitted Cash Management Liens, (c) Liens created pursuant to the Security Documents and the other Loan Documents (provided, that such permitted Liens shall not include any Liens purported to be granted to any commodity intermediary on assets other than assets credited to a Controlled Account maintained with such commodity intermediary or such Controlled Account as a result of the incorporation by reference of a separate security agreement), (d) First Purchaser Liens, (e) inchoate tax Liens, (f) Liens arising from unauthorized UCC or PPSA financing statements or applications for registration of a hypothec under the Register of Personal and Movable Real Rights (Quebec) under the Civil Code of Quebec, (g) Prior Claims that are unregistered and that secure amounts that are not yet due and payable and (h) netting and other offset rights granted by any Loan Party to counterparties under Commodity Contracts and Financial Hedging Agreements on or with respect to payment and other obligations owed by such Loan Party to such counterparties.

“Permitted Cash Management Liens”: (a) Liens with respect to (i) all amounts due to the Cash Management Bank, in respect of customary fees and expenses for the routine maintenance and operation of any Cash Management Account, (ii) the face amount of any checks which have been credited to any Cash Management Account, but are subsequently returned unpaid because of uncollected or insufficient funds, or (iii) other returned items or mistakes made in crediting such Cash Management Account, (b) any other Liens permitted under the Account Control Agreement for a Cash Management Account, (c) Liens created by the Security Documents and the other Loan Documents, (d) inchoate tax Liens, (e) Liens arising from unauthorized UCC or PPSA financing statements or applications for registration of a hypothec under the Register of Personal and Movable Real Rights (Quebec) under the Civil Code of Quebec, (f) any Overcollateralization Amounts and (g) Liens on currency, Cash Equivalents, commodities or Commodities Contracts of the Loan Parties deposited in, or credited to, any Controlled Account that are subject to an Account Control Agreement; provided that, such Liens are specifically permitted by such Account Control Agreement or arise by operation of law.

“Permitted Investors”: Antonia A. Johnson, together with her spouse, children, grandchildren and heirs (and any trust of which any of the foregoing (or any combination thereof) constitute at least 80% of the then current beneficiaries).

“Permitted Refinancing Indebtedness”: as defined in Section 8.2(d).

“Person”: an individual, partnership, corporation, unlimited liability company, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Petition Date”: as defined in the definition of “Eligible Account Receivable” in this Section 1.1.

“Petroleum Products”: crude oil and refined petroleum products (including heating oil, heavy oil, fuel oil, light oil, diesel, gasoline, kerosene, jet fuel, marine gas oil and propane) and any other product or by-product of either of the foregoing, residual fuels, biodiesel, biofuels and ethanol and all rights to transmit, transport or store any of the foregoing.

“Physical Commodity Contract”: a contract for the purchase, sale, transfer or exchange of any physical Eligible Commodity.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which any of the Loan Parties or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or to which any Loan Party or Commonly Controlled Entity has any actual or contingent liability.

“Platform”: as defined in Section 11.2.

“Pledge Agreements”: collectively, the Canadian Pledge Agreement and the U.S. Pledge Agreement.

“Pledged Accounts”: all Commodity Accounts, Deposit Accounts (other than Excluded Accounts) and Securities Accounts of any Grantor.

“Pledged Collateral”: the “Pledged Collateral” as defined in the U.S. Pledge Agreement or the Canadian Pledge Agreement, as applicable.

“Position Report”: a position report in form and substance substantially similar to Exhibit M of either the U.S. Borrower or the Canadian Borrower, as applicable, which shows in detail the calculations supporting, as applicable (i) the U.S. Borrower’s certification of the compliance by the Loan Parties (other than the Canadian Borrower and its Subsidiaries) with the position limits in the Risk Management Policy that are applicable to such Loan Parties and (ii) the Canadian Borrower’s certification of the compliance by the Canadian Borrower and its Subsidiaries with the position limits in the Risk Management Policy that are applicable to the Canadian Borrower and its Subsidiaries.

“Post-Termination LOC”: as defined in Section 3.6(c).

“PPSA”: the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act, including the regulations thereto, or such other applicable legislation in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Previous Credit Agreement”: that certain Credit Agreement, dated as of May 28, 2010, as amended pursuant to (i) the First Amendment to Credit Agreement, dated as of March 22, 2011, (ii) the Second Amendment, dated as of September 27, 2012 and (iii) the Third Amendment, dated as of May 15, 2013, and as otherwise amended, supplemented, waived or modified prior to the Original Closing Date.

“Prime Rate”: for any day, the rate per annum equal to the greater of (a) the rate equal to the PRIMCAN Index rate (rounded upward, if necessary, to the next 1/16 of 1.00%) that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such date (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information service that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (b) the one-month Eurocurrency Rate in effect on such day for Loans denominated in Canadian Dollars plus 1.00%; provided, that if any of the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Prime Rate due to a change in the PRIMCAN Index or the Eurocurrency Rate shall be effective as of the opening of business on the day such change in the PRIMCAN Index or Eurocurrency Rate becomes effective, respectively.

“Prime Rate Loan”: Loans the rate of interest of which is based upon the Prime Rate.

“Prior Claims”: all Liens created by applicable law (in contrast with Liens voluntarily granted) or interests similar thereto under applicable law which rank or are capable of ranking prior or pari passu with the Liens created by the Security Documents including for amounts owing for, or in respect of, employee source deductions, non-resident withholding taxes, vacation pay, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, Quebec corporate taxes, pension fund obligations and overdue rents.

“Product”: as defined in Section 5.21(a).

“Product Taxes”: any amounts which are due and owing to any Governmental Authority, including excise or sales taxes, applicable to services provided under any Materials Handling Contract or the sale of Eligible Commodities, to the extent such amounts are collected or collectable by any Loan Party from such Loan Party’s customer to be remitted to such Governmental Authority.

“Pro Forma Basis”: with respect to the covenants set forth in Section 8.1 on any date of determination, the calculation of such covenants as at such date of determination; provided that the amount of Consolidated EBITDA and Consolidated Fixed Charges in any such calculation shall be the amount of Consolidated EBITDA and Consolidated Fixed Charges for the most recently ended four (4) fiscal quarter period.

“Projections”: as defined in Section 6.1(r).

“Properties”: as defined in Section 5.22(a).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender”: as defined in Section 11.2.

“Qualified Cash Management Bank”: any Cash Management Bank that, at the time a Cash Management Bank Agreement was entered into between a Loan Party and such Cash Management Bank, was (i) a Lender (or an Affiliate thereof) or (ii) if such Cash Management Bank Agreement was entered into prior to the Restatement Effective Date, was a lender under the Previous Credit Agreement, the Original Credit Agreement or the Existing Credit Agreement at the time.

“Qualified Counterparty”: any counterparty to any Financial Hedging Agreement or Commodity OTC Agreement entered into between a Loan Party and a Person that, (i) at the time such Financial Hedging Agreement or Commodity OTC Agreement was entered into, was a Lender or (ii) if such Financial Hedging Agreement or Commodity OTC Agreement was entered into prior to the Restatement Effective Date, was a lender under the Previous Credit Agreement, the Original Agreement or the Existing Credit Agreement at the time such Financial Hedging Agreement or Commodity OTC Agreement was entered into; provided, that, with respect to either clause (i) or clause (ii), such counterparty (other than any counterparty that is the Administrative Agent) shall be a “Qualified Counterparty” with respect to any Financial Hedging Agreement or Commodity OTC Agreement solely to the extent such counterparty has delivered a Hedging Agreement Qualification Notification to the Administrative Agent.

“Qualified Counterparty Swap Amount”: with respect to any Qualified Counterparty, an amount equal to (a) the aggregate unrealized gains to each relevant Loan Party, based upon such Loan Party’s reasonable calculation of such amount in accordance with industry standard valuation models, under all Commodity OTC Agreements and Financial Hedging Agreements between such Qualified Counterparty and such Loan Party minus (b) the aggregate unrealized losses to such Loan Party, based upon such Loan Party’s reasonable calculation of such amount in accordance with industry standard valuation models, under all Commodity OTC Agreements and Financial Hedging Agreements between such Qualified Counterparty and such Loan Party.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quebec Security Documents”: one or more deeds of hypothec to secure payment of debentures (which hypothec shall include, without limitation, a charge on the universality of immovable property) or the Obligations and any other related documents, bonds, debentures or pledge agreements required to perfect a Lien in favor of the Administrative Agent in the Province of Quebec previously executed pursuant to the Existing Credit Agreement and assigned to the Administrative Agent or to be executed from time to time by any Loan Party organized under the laws of the Province of Quebec or having its chief executive office (or domicile) located in the Province of Quebec or having tangible assets located in the Province of Quebec.

“Quebec STA”: An Act respecting the transfer of securities and the establishment of security entitlements, R.S.Q. c. T-11.002, as amended from time to time.

“Quotation Day”: with respect to any Eurocurrency Loan for any Interest Period, (i) if the currency is United States Dollars, two Business Days prior to the commencement of such Interest Period and (ii) if the currency is Canadian Dollars, at approximately 10:15 a.m., Toronto time, on the first day of such Interest Period; provided that if such day is not a Business Day, then on the immediately preceding Business Day.

“Reconciliation Summary”: with respect to the annual and monthly consolidated financial statements (other than the statements of cash flow and owners’ equity) delivered pursuant to Section 7.1, (i) a schedule showing the elimination of transactions between any Loan Party and any Subsidiary of a Loan Party that is not itself a Loan Party and transactions between any Loan Party and any Affiliate of a Loan Party (other than any Subsidiary of a Loan Party), (ii) a statement showing the adjustments made to report such financial statements on an Economic Basis plus or minus any Allowed Reserve, as applicable, and (iii) a statement showing the adjustments made to such financial statements with respect to any Allowed Reserve.

“Recovery Event”: any settlement of or payment in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party resulting in Net Cash Proceeds to the applicable Loan Party in excess of $5,000,000.

“Refunded Dollar Committed Tranche Swing Line Loan”: any Refunded Swing Line Loan made in respect of a Dollar Committed Tranche Swing Line Loan.

“Refunded Dollar Uncommitted Tranche Swing Line Loan”: any Refunded Swing Line Loan made in respect of a Dollar Uncommitted Tranche Swing Line Loan.

“Refunded Multicurrency Swing Line Loan”: any Refunded Swing Line Loan made in respect of a Multicurrency Swing Line Loan.

“Refunded Swing Line Loan”: as defined in Section 2.6(a).

“Register”: as defined in Section 11.7(d).

“Regulation U”: Regulation U of the Board.

“Reimbursement Date”: as defined in Section 3.7(b).

“Reimbursement Obligations”: the obligation of the Borrowers to reimburse any Issuing Lender, pursuant to Section 3.7(a) for Unreimbursed Amounts.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith which are not applied to prepay outstanding Loans pursuant to Section 4.7(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the U.S. Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Person of the U.S. Borrower stating that no Event of Default has occurred and is continuing and that the relevant Loan Party either (i) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets (directly or through the purchase of the Capital Stock of a Person pursuant to an Acquisition or otherwise) to replace, repair or upgrade the assets subject to such Asset Sale or Recovery Event, or (ii) in the case of a Recovery Event, has replaced, repaired or upgraded the asset subject to such Recovery Event prior to such Person’s receipt of the Net Cash Proceeds thereof and the amount expended therefor.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets (directly or through the purchase of the Capital Stock of a Person pursuant to an Acquisition or otherwise) to replace, repair or upgrade the assets subject to such Reinvestment Event (including, in the case of a Recovery Event, amounts expended to replace, repair or upgrade the asset subject to such Recovery Event prior to the receipt by the relevant Loan Party of the Net Cash Proceeds thereof).

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 12 months after such Reinvestment Event and (b) the date on which the applicable Loan Party shall have determined not to, or shall have otherwise ceased to, acquire assets (directly or through the purchase of the Capital Stock of a Person pursuant to an Acquisition or otherwise) to replace, repair or upgrade the assets subject to such Reinvestment Event with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Person”: with respect to any Person, each officer, employee, director, trustee, agent, advisor, affiliate, partner and controlling person of such Person.

“Release”: any release, threatened release, addition, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Material of Environmental Concern into or through the environment.

“Relevant Facility Lender”: with respect to any Acquisition Facility Loan, an Acquisition Facility Lender, with respect to any Dollar Working Capital Facility Committed Tranche Loan, a Dollar Working Capital Facility Committed Tranche Lender, with respect to any Dollar Working Capital Facility Uncommitted Tranche Loan, a Dollar Working Capital Facility Uncommitted Tranche Lender and with respect to any Multicurrency Working Capital Facility Loan, a Multicurrency Working Capital Facility Lender.

“Relevant Facility Loan”: with respect to any L/C Reimbursement Loan related to an Acquisition Facility Letter of Credit, an Acquisition Facility Loan, with respect to any L/C Reimbursement Loan related to a Dollar Working Capital Facility Committed Tranche Letter of Credit, a Dollar Working Capital Facility Committed Tranche Loan, with respect to any L/C Reimbursement Loan related to a Dollar Working Capital Facility Uncommitted Tranche Letter of Credit, a Dollar Working Capital Facility Uncommitted Tranche Loan and with respect to any L/C Reimbursement Loan related to a Multicurrency Working Capital Facility Letter of Credit, a Multicurrency Working Capital Facility Loan.

“Relevant Governmental Body”: with respect to any Benchmark, (a) the central bank for the currency applicable to such Benchmark or any central bank or other supervisor that is responsible for supervising either (i) such Benchmark or (ii) the administrator of such Benchmark or (b) any working group or committee officially endorsed or convened by (i) the central bank for the currency applicable to such Benchmark, (ii) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark or (B) the administrator of such Benchmark, (iii) a group of those central banks or other supervisors or (iv) the Financial Stability Board or any part thereof.

“Relevant L/C Participant”: with respect to an Acquisition Facility Letter of Credit, an Acquisition Facility L/C Participant, with respect to a Dollar Working Capital Facility Committed Tranche Letter of Credit, a Dollar Working Capital Facility Committed Tranche L/C Participant, with respect to a Dollar Working Capital Facility Uncommitted Tranche Letter of Credit, a Dollar Working Capital Facility Uncommitted Tranche L/C Participant and with respect to a Multicurrency Working Capital Facility Letter of Credit, a Multicurrency Working Capital Facility L/C Participant.

“Relevant Letter of Credit”: with respect to an Acquisition Facility Issuing Lender, an Acquisition Facility Letter of Credit, with respect to a Dollar Working Capital Facility Committed Tranche Issuing Lender, a Dollar Working Capital Facility Committed Tranche Letter of Credit, with respect to a Dollar Working Capital Facility Uncommitted Tranche Issuing Lender, a Dollar Working Capital Facility Uncommitted Tranche Letter of Credit and with respect to a Multicurrency Working Capital Facility Issuing Lender, a Multicurrency Working Capital Facility Letter of Credit.

“Relevant Swing Line Lenders”: with respect to the Dollar Working Capital Facility Committed Tranche, the Dollar Committed Tranche Swing Line Lenders, with respect to the Dollar Working Capital Facility Uncommitted Tranche, the Dollar Uncommitted Tranche Swing Line Lenders and with respect to the Multicurrency Working Capital Facility, the Multicurrency Working Capital Facility Swing Line Lenders.

“Relevant Working Capital Facility Issuing Lenders”: with respect to the Dollar Working Capital Facility Committed Tranche, the Dollar Working Capital Facility Committed Tranche Issuing Lenders, with respect to the Dollar Working Capital Facility Uncommitted Tranche, the Dollar Working Capital Facility Uncommitted Tranche Issuing Lenders and with respect to the Multicurrency Working Capital Facility, the Multicurrency Working Capital Facility Issuing Lenders.

“Renewal Notice Date”: as defined in Section 3.4(c).

“Replacement Facility”: as defined in Section 4.21(a).

“Replacement Facility Amendment”: as defined in Section 4.21(c).

“Replacement Facility Closing Date”: as defined in Section 4.21(c).

“Replacement Facility Lender”: as defined in Section 4.21(c).

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under PBGC Reg. § 4043.

“Representatives”: as defined in Section 11.16.

“Requested Increase Amount”: as defined in Section 4.1(b)(i).

“Requested Increase Effective Date”: as defined in Section 4.1(b)(i).

“Required Committed Lenders”: at any time, Lenders, the Committed Facilities Credit Exposure Percentages of which aggregate more than 50%; provided, that the Committed Facilities Credit Exposure of any Defaulting Lender shall be excluded from the calculation of Committed Facilities Credit Exposure Percentages in determining the Required Committed Lenders.

“Required Dollar Working Capital Facility Uncommitted Tranche Lenders”: at any time, Lenders under the Dollar Working Capital Facility Uncommitted Tranche, the Dollar Working Capital Facility Uncommitted Tranche Credit Exposure Percentages of which aggregate more than 50%; provided, that the Dollar Working Capital Facility Uncommitted Tranche Credit Exposure of any Defaulting Lender shall be excluded from the calculation of Dollar Working Capital Facility Uncommitted Tranche Credit Exposure Percentages in determining the Required Dollar Working Capital Facility Uncommitted Tranche Lenders.

“Required Lenders”: at any time, Lenders, the Credit Exposure Percentages of which aggregate more than 50%; provided, that the Credit Exposure of any Defaulting Lender shall be excluded from the calculation of Credit Exposure Percentages in determining the Required Lenders.

“Requirement of Law”: as to any Person, any Law or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves”: individually and collectively, and without duplication, reserves in respect of inventory that is subject to the rights of suppliers under Section 81.1 of the Bankruptcy and Insolvency Act (Canada), reserves in respect of Prior Claims, any Wage Earner Protection Act Reserve and any other reserves that the Administrative Agent deems necessary in its reasonable discretion to maintain with respect to the Collateral or any Loan Party.

“Reset Date”: as defined in Section 2.7(a).

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Person”: (i) with respect to the U.S. Borrower or any Subsidiary, the chief executive officer, president, chairman, chief operating officer, chief accounting officer, chief financial officer, chief risk officer, chief compliance officer, senior vice-president, executive vice-president, vice-president of finance, controller, treasurer or assistant treasurer of the U.S. Borrower or such Subsidiary, as applicable, or any additional natural person notified to the Administrative Agent in an officer’s certificate signed by one or more then existing Responsible Persons of the MLP and that contains a specimen signature of such additional natural person; provided that, with respect to any Borrowing Base Report, “Responsible Person” shall include any vice president responsible for the oversight of the trading and financial operations of the U.S. Borrower or such Subsidiary, as applicable, or any additional natural person notified to the Administrative Agent in an officer’s certificate signed by one or more then existing Responsible Persons of the MLP and that contains a specimen signature of such additional natural person; and (ii) with respect to the MLP, the chief executive officer, president, chairman, chief operating officer, chief accounting officer, chief financial officer, chief risk officer, chief compliance officer, senior vice-president, executive vice-president, vice-president of finance, controller, treasurer or assistant treasurer or any additional natural person notified to the Administrative Agent in an officer’s certificate signed by one or more then existing Responsible Persons of the MLP and that contains a specimen signature of such additional natural person.

“Restatement Effective Date”: the date on which the conditions precedent set forth in Sections 6.1 and 6.2 shall be satisfied or waived, which date is May 19, 2020.

“Restricted Payments”: as defined in Section 8.5.

“RIN”: any renewable identification number associated with the United States government-mandated renewable fuel standards.

“Risk Management Policy”: the risk management policy of the Loan Parties applicable to the funding activities of the Loan Parties as approved by the board of directors of the General Partner (or, after the effectiveness of the Approved Organizational Changes, the board of directors of the MLP) and as in effect as of the Restatement Effective Date, and as the same may be modified in accordance with Section 7.10.

“Sanctioned Country”: at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union, any EU member state, Canada or the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the Canadian government or (c) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate”: the LIBOR Screen Rate and/or the CDOR Screen Rate, as the context may require.

“SEC”: the United States Securities and Exchange Commission.

“SEC Filings”: as defined in Section 7.1.

“Section 4.11 Certificate”: as defined in Section 4.11(e).

“Secured Parties”: collectively, the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender and any Swing Line Lender in its capacity as Swing Line Lender), any Qualified Cash Management Bank, any Qualified Counterparty and, in each instance, their respective successors and permitted assigns.

“Securities Account”: any “Securities Account” as defined in Section 8-501 of the UCC, any “securities account” as defined under the PPSA and any “securities account” as defined in the Quebec STA.

“Security Agreements”: the collective reference to the U.S. Security Agreement, the Canadian Security Agreement and the Quebec Security Documents.

“Security Documents”: the collective reference to each Account Control Agreement, the Security Agreements, the Pledge Agreements, each Mortgage and Security Agreement, the Canadian Omnibus Amendment Agreement, the U.S. Omnibus Amendment Agreement and each other security document hereafter delivered to the Administrative Agent guaranteeing payment of, or granting a Lien on any asset or assets of any Person to secure any of the Obligations or to secure any guarantee of any such Obligations, and, in each case, any Successor Agent Document in respect of any of the foregoing.

“Semi-Monthly Reporting Date”: the fifteenth (15th) day and the last day of each month.

“Single Employer Plan”: any Plan which is subject to Title IV of ERISA, but which is not a Multiemployer Plan.

“S&P”: Standard and Poor’s Financial Services LLC, or any successor to its rating agency business.

“SOFR”: with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Specified Laws”: (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act and (iii) CAML.

“Specified Period”: the period beginning on the Restatement Effective Date through and including the date that is six months following the Restatement Effective Date.

“Specified Time”: (i) in relation to a Loan in United States Dollars, as of 11:00 a.m., London time and (ii) in relation to a Loan in Canadian Dollars, as of 10:15 a.m. Toronto, Ontario time.

“Specified Transaction”: as defined on Schedule 8.10.

“Sprague Resources Canada”: Sprague Resources Canada ULC, an unlimited liability company formed under the laws of British Columbia.

“Subject Natural Gas Receivables”: as defined in the definition of “Natural Gas Transactions” in this Section 1.1.

“Subject Utility” or “Subject Utilities”: as defined in the definition of “Natural Gas Transactions” in this Section 1.1.

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the MLP. As of the Restatement Effective Date, the Subsidiaries of the MLP are listed on Schedule 5.15.

“Subsidiary Guarantors”: Subject to Section 11.5, Sprague Energy Solutions Inc., Sprague Connecticut Properties LLC, Sprague Terminal Services LLC, Sprague Resources Finance Corp, Wintergreen, Sprague Resources Canada, Sprague Co-op Member LLC, Sprague Natural Gas LLC, Sprague Energy LLC, the U.S. Borrower, the Canadian Borrower and Sprague Transport LLC and, after the Restatement Effective Date, each other Person executing and delivering the Guarantee, or becoming a party to the Guarantee as a guarantor (by supplement or otherwise), pursuant to this Agreement.

“Successor Agent Agreement”: that certain Successor Agents Agreement and Master Assignment, dated as of the date hereof, by and among JPMorgan Chase Bank, N.A., as existing administrative agent, JPMorgan Chase Bank, N.A., Toronto Branch, as existing Canadian agent, JPMorgan Chase Bank, N.A. and BNP Paribas, as existing co-collateral agents, each existing lender or issuing lender party thereto and the Administrative Agent, as successor Administrative Agent, successor Canadian agent and successor collateral agent.

“Successor Agent Documents”: (i) the Successor Agent Agreement, (ii) each mortgage assignment and amendment agreement with respect to each Existing Mortgaged Property, in form and substance reasonably satisfactory to the Administrative Agent, (iii) each Account Control Agreement Amendment and Assignment, in form and substance reasonably satisfactory to the Administrative Agent, (iv) an assignment agreement with respect to each Quebec Security Document that is currently in effect immediately prior to giving effect to the Restatement Effective Date, in form and substance reasonably satisfactory to the Administrative Agent, and (v) each document or agreement entered into with a Loan Party that, in accordance with its terms, is a Successor Agent Document.

“Supermajority Lenders”: at any time, Lenders the Credit Exposure Percentages of which aggregate more than 66 2/3%; provided that the Credit Exposure of any Defaulting Lender shall be excluded from the calculation of Credit Exposure Percentage in determining Supermajority Lenders.

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Amounts due to Qualified Counterparties”: as of any date, the aggregate of all Out of the Money Swap Amounts.

“Swap Obligation”: with respect to any Person, any obligation to pay or perform under any Swap.

“Swing Line Cap”: with respect to the obligation of a Swing Line Lender to make or consider making any Swing Line Loan pursuant to Section 2.3, the aggregate amount of the then outstanding Swing Line Loans made by such Swing Line Lender (in its capacity as a Swing Line Lender) as set forth on Schedule 1.1(H); provided, that Schedule 1.1(H) may be modified from time to time to add any new Swing Line Lender and its Swing Line Cap thereto, to remove any Swing Line Lender and its Swing Line Cap therefrom, or to increase or decrease the Swing Line Cap of any Swing Line Lender, in each case with the prior consent of the Borrowers, the Administrative Agent and any such Swing Line Lender being so added or removed or the Swing Line Cap of which is being so changed; provided, further, that the aggregate amount of outstanding Swing Line Loans shall be subject to Sections 2.5 and 6.2(e).

“Swing Line Lenders”: the Dollar Committed Tranche Swing Line Lenders, the Dollar Uncommitted Tranche Swing Line Lenders and/or the Multicurrency Swing Line Lenders, as the context requires.

“Swing Line Loans”: the Dollar Committed Tranche Swing Line Loans, the Dollar Uncommitted Tranche Swing Line Loans and/or the Multicurrency Swing Line Loans, as the context requires.

“Synthetic Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are treated as an operating lease for financial accounting purposes and a financing lease for U.S. income tax purposes, in accordance with GAAP.

“Taxes”: as defined in Section 4.11(a).

“Term SOFR”: the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Tier 1 Counterparty”: in relation to an Eligible Account Receivable or Eligible Unbilled Account Receivable, the counterparty thereto to the extent that (a) such counterparty is Investment Grade or (b) such counterparty’s obligations with respect thereto are supported by Acceptable Investment Grade Credit Enhancement.

“Tier 2 Counterparty”: in relation to an Eligible Account Receivable or Eligible Unbilled Account Receivable, the counterparty thereto to the extent that it is not a Tier 1 Counterparty.

“Title Insurance Company”: as defined in Section 6.1(o).

“Total Acquisition Facility Acquisition Extensions of Credit”: an amount equal to the sum of (a) the aggregate unpaid principal amount of Acquisition Facility Loans outstanding at such time, plus (b) the aggregate amount of Acquisition Facility L/C Obligations outstanding at such time, that are, in each case, Acquisition Facility Acquisition Extensions of Credit.

“Total Acquisition Facility Extensions of Credit”: an amount equal to the sum of (a) the aggregate unpaid principal amount of Acquisition Facility Loans outstanding at such time, plus (b) the aggregate amount of Acquisition Facility L/C Obligations outstanding at such time.

“Total Acquisition Facility Working Capital Extensions of Credit”: an amount equal to the sum of (a) the aggregate unpaid principal amount of Acquisition Facility Loans outstanding at such time, plus (b) the aggregate amount of Acquisition Facility L/C Obligations outstanding at such time, that are, in each case, Acquisition Facility Working Capital Extensions of Credit.

“Total Dollar Working Capital Facility Committed Tranche Extensions of Credit”: an amount equal to the sum of (a) the aggregate unpaid principal amount of Dollar Working Capital Facility Committed Tranche Loans and Dollar Committed Tranche Swing Line Loans outstanding at such time, plus (b) the aggregate amount of Dollar Working Capital Facility Committed Tranche L/C Obligations outstanding at such time.

“Total Dollar Working Capital Facility Uncommitted Tranche Extensions of Credit”: an amount equal to the sum of (a) the aggregate unpaid principal amount of Dollar Working Capital Facility Uncommitted Tranche Loans and Dollar Uncommitted Tranche Swing Line Loans outstanding at such time, plus (b) the aggregate amount of Dollar Working Capital Facility Uncommitted Tranche L/C Obligations outstanding at such time.

“Total Dollar Working Capital Facility Uncommitted Tranche Portions”: (i) initially, the aggregate amount of each Dollar Working Capital Facility Uncommitted Tranche Lender’s Dollar Working Capital Facility Uncommitted Tranche Portion (as such Dollar Working Capital Facility Uncommitted Tranche Portion may be increased from time to time pursuant to Section 4.1(b)) and (ii) from and after the first Conversion to Approving Lenders Date, the aggregate amount of each Approving Lender’s Dollar Working Capital Facility Uncommitted Tranche Portion as of the applicable date of determination. As of the Restatement Effective Date, the Total Dollar Working Capital Facility Uncommitted Tranche Portions is $200,000,000.

“Total Extensions of Credit”: at any time, the Total Dollar Working Capital Facility Committed Tranche Extensions of Credit, the Total Dollar Working Capital Facility Uncommitted Tranche Extensions of Credit, the Total Multicurrency Working Capital Facility Extensions of Credit or the Total Acquisition Facility Extensions of Credit at such time, as the context requires.

“Total Multicurrency Working Capital Facility Extensions of Credit”: an amount equal to the Dollar Equivalent of the sum of (a) the aggregate unpaid principal amount of Multicurrency Working Capital Facility Loans and Multicurrency Swing Line Loans outstanding at such time, plus (b) the aggregate amount of Multicurrency Working Capital Facility L/C Obligations outstanding at such time.

“Total Working Capital Facility Extensions of Credit”: an amount equal to the sum of (a) the Total Dollar Working Capital Facility Committed Tranche Extensions of Credit at such time plus (b) the Total Dollar Working Capital Facility Uncommitted Tranche Extensions of Credit at such time plus (c) the Total Multicurrency Working Capital Facility Extensions of Credit at such time.

“Trade Letter of Credit”: a commercial or standby Letter of Credit supporting the purchase of Eligible Commodities giving rise to Eligible Inventory and/or an Eligible Account Receivable no later than sixty (60) days following the date of issuance of such Letter of Credit.

“Trading Business”: with respect to each Lender, the day-to-day activities of such Lender or a division, Subsidiary or Affiliate of such Lender relating to the proprietary purchase, sale, hedging and/or trading of commodities, including Eligible Commodities, and any related derivative transactions.

“Tranche”: Eurocurrency Loans of the same currency, the then-current Interest Periods of which all begin on the same date and end on the same later date (whether or not such Eurocurrency Loans shall originally have been made on the same day).

“Transferee”: as defined in Section 11.7(f).

“Type”: as to any Loan, its nature as a Base Rate Loan, Prime Rate Loan or a Eurocurrency Loan.

“UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York or, as the context requires, any other applicable jurisdiction.

“UCP 600”: as defined in Section 3.4(g).

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: with respect to a given Benchmark Replacement, such Benchmark Replacement excluding the applicable Benchmark Replacement Adjustment for such Benchmark Replacement.

“United States Dollars” and “$”: dollars in lawful currency of the United States of America.

“Unreimbursed Amount”: as defined in Section 3.7(a).

“U.S. Borrower”: as defined in the introductory paragraph of this Agreement.

“U.S. Borrowing Base”: on any date, solely with respect to the assets of the U.S. Loan Parties, an amount equal to:

(i)             100% of Eligible Cash and Cash Equivalents; plus

(ii)            90% of Eligible Tier 1 Accounts Receivable; plus

(iii)           85% of Eligible Unbilled Tier 1 Accounts Receivable; plus

(iv)           85% of Eligible Tier 2 Accounts Receivable; plus

(v)            80% of Eligible Unbilled Tier 2 Accounts Receivable; plus

(vi)           90% of Eligible Hedged Petroleum Inventory; plus

(vii)          85% of Eligible Petroleum Inventory; plus

(viii)         90% of Eligible Hedged Natural Gas Inventory; plus

(ix)           85% of Eligible Natural Gas Inventory; plus

(x)            70% of Eligible Coal Inventory; plus

(xi)           70% of Eligible Asphalt Inventory; plus

(xii)          80% of U.S. Prepaid Purchases; plus

(xiii)         90% of Eligible Net Liquidity in Futures Accounts; plus

(xiv)         85% of Eligible Exchange Receivables; plus

(xv)          80% of Eligible Short Term Unrealized Forward Gains; plus

(xvi)         70% of Eligible Medium Term Unrealized Forward Gains; plus

(xvii)        60% of Eligible Long Term Unrealized Forward Gains; plus

(xviii)       85% of Eligible Letters of Credit Issued for Commodities Not Yet Received; plus

(xix)         100% of Paid But Unexpired Letters of Credit; plus

(xx)          70% of Eligible RINs; plus

(xxi)         95% of Eligible L/C Backed Accounts Receivable; less

(1)              100% of the First Purchaser Lien Amount; less

(2)              100% of Product Taxes; less

(3)              110% of any Swap Amounts due to Qualified Counterparties solely to the extent, and if, such Swap Amounts due to Qualified Counterparties are in excess of $20,000,000; less

(4)              100% of the Overcollateralization Amount.

Any amounts described in categories (i) through (xxi) and (1) through (4) above which may fall into more than one of such categories shall be counted only once under the category with the highest applicable advance rate percentage, when making the calculation under this definition. In addition, any deductions made from the value of any asset included in the U.S. Borrowing Base in respect of counterparty contra, offsets, counterclaims, unrealized forward losses and any other similar charges or claims shall be without duplication. In calculating the U.S. Borrowing Base, the following adjustments shall be made:

(A)             the value of Accounts Receivable to be included in clauses (ii) through (v) and (xxi) shall not exceed $15,000,000 for Accounts Receivables the Account Debtors of which are Eligible Foreign Counterparties;

(B)              (i) the value of that portion of the U.S. Borrowing Base described in clauses (xv) through (xvii), together with the value of that portion of the Kildair Borrowing Base described in clause (xv) thereof, shall not exceed (1) in the aggregate (and after giving effect to the sublimits set forth in clause (i)(2), (i)(3) and (ii) below), the lesser of (a) 30% of the Aggregate Borrowing Base Amount then in effect and (b) $325,000,000, (2) $175,000,000 from Forward Contracts relating to Petroleum Products, or (3) $165,000,000 from Forward Contracts relating to Natural Gas Products and (ii) the value of that portion of the U.S. Borrowing Base described in clause (xvii) shall not exceed $20,000,000;

(C)              any category of the U.S. Borrowing Base shall be calculated taking into account any elimination and reduction related to any potential offset to such asset category;

(D)              the Administrative Agent may, in its reasonable discretion, determine that one or more assets described in clauses (ii), (iii), (iv), (v), (xiv), (xv), (xvi), (xvii), (xx) or (xxi) does not meet the eligibility requirements for inclusion in the U.S. Borrowing Base, and any such assets shall not be included in the U.S. Borrowing Base;

(E)               notwithstanding anything herein to the contrary, no asset shall be eligible in whole or in part for inclusion in the U.S. Borrowing Base to the extent such asset is in violation of the Risk Management Policy;

(F)               the calculation of the value of the assets included in clauses (ii), (iii), (iv), (v), (xiii) and (xxi) with respect to a counterparty shall be net of any Out of the Money Forward Contract Amount attributable to such counterparty (for purposes of this clause (F), any reference to a counterparty shall include all Subsidiaries and Affiliates of such counterparty which affiliation is known or should be known by the Loan Parties, except for a counterparty that holds itself out as an independent credit and separate legal entity with respect to its Subsidiaries and Affiliates, together with such counterparty’s independent Subsidiaries and Affiliates, and is listed on the Independent Entity Schedule);

(G)              the calculation of the value of the assets included in clauses (ii), (iii), (iv), (v), (xii), (xiv), (xv), (xvi) and (xvii) and (xxi) (to the extent that any of the following constitutes a defense to drawing on the letter of credit supporting the applicable Eligible L/C Backed Account Receivable) that are attributable to a single counterparty shall be netted against any contra, offset, counterclaim, unrealized forward losses or obligations of the U.S. Loan Parties with such counterparty including amounts payable to such counterparty (for purposes of this clause (G), any reference to a counterparty shall include all Subsidiaries and Affiliates of such counterparty which affiliation is known or should be known by the Loan Parties, except for a counterparty that holds itself out as an independent credit and separate legal entity with respect to its Subsidiaries and Affiliates, together with such counterparty’s independent Subsidiaries and Affiliates, and is listed on the Independent Entity Schedule); and

(H)              the value of that portion of the U.S. Borrowing Base described in clause (xx) shall not exceed $10,000,000.

The value of the U.S. Borrowing Base at any time shall be the value of the U.S. Borrowing Base as of such date.

“U.S. Loan Party”: any Loan Party organized under the laws of any jurisdiction within the United States (and excluding any Subsidiary of Kildair).

“U.S. Obligations”: any Obligations treated as Obligations of a U.S. Person for U.S. federal income tax purposes.

“U.S. Omnibus Amendment Agreement”: the Omnibus Amendment Agreement, dated as of the Restatement Effective Date, by and among each Loan Party party thereto and the Administrative Agent, which shall amend the U.S. Security Agreement, the U.S. Pledge Agreement, the Guarantee and that certain Collateral Assignment of License, dated as of September 22, 2017 (as amended, restated, supplemented or otherwise modified from time to time), made by the U.S. Borrower in favor of the Administrative Agent.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Pledge Agreement”: the Amended and Restated U.S. Pledge Agreement, dated as of December 9, 2014, by (a) any Loan Party organized under the laws of any jurisdiction within the United States and (b) any Loan Party pledging Capital Stock of any Person organized under the laws of any jurisdiction within the United States, in favor of the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“U.S. Prepaid Purchases”: as of any date, Eligible Commodities (consisting of Natural Gas Products and Petroleum Products) valued at the then current Value purchased and prepaid by the U.S. Loan Parties from suppliers reasonably acceptable to the Administrative Agent in its sole discretion, with respect to which (w) title shall not have passed to any Loan Party, (x) such Eligible Commodities shall not have been delivered to any Loan Party; provided that such products must be supported by an invoice from said supplier (i) specifying the purpose of the applicable prepayment, and (ii) including a copy of the underlying purchase contract; (y) with respect to prepayment by any Loan Party under any other agreement or arrangement, not more than five (5) Business Days shall have elapsed since such prepayment was made and (z) the Administrative Agent shall have a Perfected First Lien in the right of such Loan Party to receive such Eligible Commodities (including that no provision of any agreement between such supplier and such Loan Party shall prohibit the assignment of a security interest by such Loan Party to the Administrative Agent in such Loan Party’s right to receive such Eligible Commodities).

“U.S. Security Agreement”: the Amended and Restated U.S. Security Agreement, dated as of December 9, 2014, by the Loan Parties organized under the laws of any jurisdiction within the United States, in favor of the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“U.S. Subsidiary”: any Subsidiary of the MLP organized under the laws of any jurisdiction within the United States.

“USA PATRIOT Act”: Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Valuation Agent”: Muse, Stancil & Co. or such other business valuation firm acceptable to the U.S. Borrower and the Administrative Agent.

“Value”: with respect to any Eligible Commodity or Eligible RIN, the Market Value thereof.

“Wage Earner Protection Act Reserve” on any date of determination, a reserve established from time to time by Administrative Agent in such amount as Administrative Agent determines reflects the amounts that may become due under the Wage Earner Protection Program Act (Canada) with respect to the employees of any Loan Party employed in Canada which would give rise to a Lien with priority under applicable law over the Lien securing the Obligations.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wintergreen”: Wintergreen Transport Corporation ULC, an unlimited liability company formed under the laws of British Columbia (being the successor by way of amalgamation to Transit P.M. ULC and Wintergreen Transport Corporation ULC).

“Working Capital Facility”: the Dollar Working Capital Facility Committed Tranche, the Dollar Working Capital Facility Uncommitted Tranche and/or the Multicurrency Working Capital Facility, as the context requires.

“Working Capital Facility Commitments”: the Dollar Working Capital Facility Commitments and/or the Multicurrency Working Capital Facility Commitments, as the context requires.

“Working Capital Facility Letter of Credit”: a Dollar Working Capital Facility Committed Tranche Letter of Credit, a Dollar Working Capital Facility Uncommitted Tranche Letter of Credit and/or a Multicurrency Working Capital Facility Letter of Credit, as the context requires.

“Working Capital Facility Lender”: any Dollar Working Capital Facility Committed Tranche Lender, any Dollar Working Capital Facility Uncommitted Tranche Lender and/or any Multicurrency Working Capital Facility Lender, as the context requires.

“Working Capital Facility Loan”: a Dollar Working Capital Facility Committed Tranche Loan, a Dollar Working Capital Facility Uncommitted Tranche Loan and/or a Multicurrency Working Capital Facility Loan, as the context requires.

“Working Capital Facility Utilization”: with respect to the sum of the aggregate Dollar Working Capital Facility Commitments plus the aggregate Dollar Working Capital Facility Uncommitted Tranche Portions plus the aggregate Multicurrency Working Capital Facility Commitments, for any fiscal quarter, an amount (expressed as a percentage) equal to the quotient of (a) the quotient of (i) the sum of the applicable Total Working Capital Facility Extensions of Credit outstanding as of the close of business on each day during such fiscal quarter divided by (ii) the number of days in such fiscal quarter divided by (b) the sum of the aggregate Dollar Working Capital Facility Commitments plus the aggregate Dollar Working Capital Facility Uncommitted Tranche Portions plus the aggregate Multicurrency Working Capital Facility Commitments, in each case, in effect on the last Business Day of such fiscal quarter.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2              Other Definitional Provisions; Terms Generally. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)               Except as provided for herein (including, for the avoidance of doubt, the proviso in the definition of “Financing Lease”), as used herein and in any Notes, any other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the MLP and its Subsidiaries not defined in Section 1.1 and (subject to Section 1.2(c)) accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the U.S. Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof).

(c)               The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Exhibit and Annex references are to this Agreement unless otherwise specified.

(d)               The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)               Unless otherwise expressly provided herein, (i) references to Governing Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, waivers, supplements and other modifications thereto (including, without limitation, pursuant to the Canadian Omnibus Amendment Agreement and the U.S. Omnibus Amendment Agreement) and (ii) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

(f)                As used herein and in any Notes, any other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and (ii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

1.3              Rounding. Any financial ratios required to be maintained by the U.S. Borrower and/or the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.4              Quebec Matters. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the UCC or a Personal Property Security Act shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” shall include “legal hypothecs”; (l) “joint and several” shall include “solidary”; (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (n) “registered ownership held for a beneficial owner” shall include “ownership on behalf of another as mandatary”; (o) “easement” shall include “servitude”; (p) “priority” shall include “prior claim”; (q) “survey” shall include “certificate of location and plan”; (r) “state” shall include “province”; (s) “fee simple title” shall include “absolute ownership”; (t) “accounts” shall include “claims”.

1.5              Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a Person (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, or segregated series of a Person, shall constitute a separate Person hereunder (and each division of any limited liability company or segregated series of a Person that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.6              Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to (a) the administration of, submission of, calculation of or any other matter related to the rates in the definition of “Eurocurrency Base Rate”, any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, any rate in the definition of “Eurocurrency Base Rate”, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

SECTION 2         AMOUNT AND TERMS OF THE LOANS, COMMITMENTS and DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE PORTIONS

2.1              Working Capital Facility Loans. (a)  Subject to the terms and conditions hereof, each Dollar Working Capital Facility Committed Tranche Lender severally shall make revolving credit loans under the Dollar Working Capital Facility Commitments (the “Dollar Working Capital Facility Committed Tranche Loans”) to the Borrowers in an amount requested by the applicable Borrower from time to time during the Dollar Working Capital Facility Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Dollar Working Capital Facility Committed Tranche Lender’s then outstanding Dollar Working Capital Facility Committed Tranche Extensions of Credit (after giving effect to any application of proceeds of such Dollar Working Capital Facility Committed Tranche Loans pursuant to Section 2.6), does not exceed such Lender’s Dollar Working Capital Facility Commitment at such time; provided that, after giving effect to any Dollar Working Capital Facility Committed Tranche Loan requested by any Borrower, each of the conditions set forth in Section 6.2 shall be satisfied or waived. Dollar Working Capital Facility Committed Tranche Loans may be denominated only in United States Dollars and may from time to time be (i) Eurocurrency Loans, (ii) Base Rate Loans or (iii) a combination thereof, in each case, as the applicable Borrower shall notify the Administrative Agent in accordance with Sections 2.5 and 4.3. No Dollar Working Capital Facility Committed Tranche Loan shall be made as a Eurocurrency Loan after the day that is one (1) month prior to the Dollar Working Capital Facility Commitment Termination Date.

(b)              Subject to the terms and conditions hereof, each Dollar Working Capital Facility Uncommitted Tranche Lender severally shall, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis, consider making revolving credit loans under the Dollar Working Capital Facility Uncommitted Tranche Portions (the “Dollar Working Capital Facility Uncommitted Tranche Loans”) to the Borrowers in an amount requested by the applicable Borrower from time to time during the Dollar Working Capital Facility Uncommitted Tranche Period in an aggregate principal amount at any one time outstanding which, when added to such Dollar Working Capital Facility Uncommitted Tranche Lender’s then outstanding Dollar Working Capital Facility Uncommitted Tranche Extensions of Credit (after giving effect to any application of proceeds of such Dollar Working Capital Facility Uncommitted Tranche Loans pursuant to Section 2.6), does not exceed such Lender’s Dollar Working Capital Facility Uncommitted Tranche Portion at such time; provided that, after giving effect to any Dollar Working Capital Facility Uncommitted Tranche Loan requested by any Borrower, each of the conditions set forth in Section 6.2 shall be satisfied or waived. Dollar Working Capital Facility Uncommitted Tranche Loans may be denominated only in United States Dollars and may from time to time be (i) Eurocurrency Loans, (ii) Base Rate Loans or (iii) a combination thereof, in each case, as the applicable Borrower shall notify the Administrative Agent in accordance with Sections 2.5 and 4.3. No Dollar Working Capital Facility Uncommitted Tranche Loan shall be made as a Eurocurrency Loan after the day that is one (1) month prior to the Dollar Working Capital Facility Uncommitted Tranche Termination Date. NO DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE LENDER SHALL HAVE ANY COMMITMENT OR OBLIGATION TO MAKE ANY DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE LOAN HEREUNDER UNLESS AND UNTIL SUCH DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE LENDER AFFIRMATIVELY COMMITS OR IS DEEMED TO HAVE COMMITTED UNDER SECTION 2.5(d) TO SUCH REQUESTED FUNDING TRANSACTION. NOTHING CONTAINED HEREIN SHALL OTHERWISE COMMIT OR OBLIGATE ANY DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE LENDER, OR BE INTERPRETED AS A PROMISE OR COMMITMENT BY ANY DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE LENDER, TO MAKE OR ELECT TO MAKE ANY SUCH DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE LOAN UNLESS AND UNTIL SUCH DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE LENDER AFFIRMATIVELY COMMITS OR IS DEEMED TO HAVE COMMITTED UNDER SECTION 2.5(d) TO SUCH REQUESTED FUNDING TRANSACTION.

(c)              Subject to the terms and conditions hereof, each Multicurrency Working Capital Facility Lender severally shall make revolving credit loans under the Multicurrency Working Capital Facility Commitments (the “Multicurrency Working Capital Facility Loans”) to the Borrowers in an amount requested by the applicable Borrower from time to time during the Multicurrency Working Capital Facility Commitment Period in an aggregate principal amount at any one time outstanding such that the Dollar Equivalent of such Multicurrency Working Capital Facility Loan, when added to the Dollar Equivalent of such Multicurrency Working Capital Facility Lender’s then outstanding Multicurrency Working Capital Facility Extensions of Credit (after giving effect to any application of proceeds of such Multicurrency Working Capital Facility Loans pursuant to Section 2.6), does not exceed such Lender’s Multicurrency Working Capital Facility Commitment at such time; provided that, after giving effect to any Multicurrency Working Capital Facility Loan requested by any Borrower, each of the conditions set forth in Section 6.2 shall be satisfied or waived. Multicurrency Working Capital Facility Loans may be denominated in United States Dollars or Canadian Dollars (as the applicable Borrower shall notify the Administrative Agent in accordance with Section 2.5) and may from time to time be (x) with respect to Multicurrency Working Capital Facility Loans denominated in United States Dollars, (i) Eurocurrency Loans, (ii) Base Rate Loans or (iii) a combination thereof and (y) with respect to Multicurrency Working Capital Facility Loans denominated in Canadian Dollars, (i) Eurocurrency Loans, (ii) Prime Rate Loans or (iii) a combination thereof, in each case, as the applicable Borrower shall notify the Administrative Agent in accordance with Sections 2.5 and 4.3. No Multicurrency Working Capital Facility Loan shall be made as a Eurocurrency Loan after the day that is one (1) month prior to the Multicurrency Working Capital Facility Commitment Termination Date.

(d)              During the Dollar Working Capital Facility Commitment Period, the Borrowers may borrow, prepay the Dollar Working Capital Facility Committed Tranche Loans in whole or in part, and reborrow Dollar Working Capital Facility Committed Tranche Loans, all in accordance with the terms and conditions hereof. During the Dollar Working Capital Facility Uncommitted Tranche Period, the Borrowers may borrow, prepay the Dollar Working Capital Facility Uncommitted Tranche Loans in whole or in part, and reborrow Dollar Working Capital Facility Uncommitted Tranche Loans, all in accordance with the terms and conditions hereof. During the Multicurrency Working Capital Facility Commitment Period, the Borrowers may borrow, prepay the Multicurrency Working Capital Facility Loans in whole or in part, and reborrow Multicurrency Working Capital Facility Loans, all in accordance with the terms and conditions hereof.

(e)               Each Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not (i) affect in any manner the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement or (ii) result in adverse consequences to the Borrowers.

2.2              [Reserved].

2.3              Swing Line Loans. (a)  Subject to the terms and conditions hereof, the Dollar Committed Tranche Swing Line Lenders shall make a portion of the credit under the Dollar Working Capital Facility Commitments available to the Borrowers by making swing line loans (individually, a “Dollar Committed Tranche Swing Line Loan” and, collectively, the “Dollar Committed Tranche Swing Line Loans”) to the applicable Borrower from time to time in United States Dollars during the Dollar Working Capital Facility Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the Dollar Swing Line Loan Sub-Limit then in effect; provided that (i) the sum of (x) the Dollar Committed Tranche Swing Line Exposure of such Swing Line Lender, (y) the aggregate principal amount of outstanding Dollar Working Capital Facility Committed Tranche Loans made by such Swing Line Lender (in its capacity as a Dollar Working Capital Facility Committed Tranche Lender) and (z) the Dollar Committed Tranche L/C Exposure of such Swing Line Lender (in its capacity as a Dollar Working Capital Facility Committed Tranche Lender) may not exceed such Swing Line Lender’s Dollar Working Capital Facility Commitment then in effect and (ii) the Borrowers shall not request, and no Dollar Committed Tranche Swing Line Lender shall make, any Dollar Committed Tranche Swing Line Loan if, after giving effect to the making of such Dollar Committed Tranche Swing Line Loan, the aggregate amount of the Available Dollar Working Capital Facility Commitments would be less than zero; provided further that, after giving effect to any Dollar Committed Tranche Swing Line Loan requested by any Borrower, each of the conditions set forth in Section 6.2 shall be satisfied or waived. During the Dollar Working Capital Facility Commitment Period, the Borrowers may use the Dollar Swing Line Loan Sub-Limit by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Any Borrower may request a Dollar Committed Tranche Swing Line Loan and such Dollar Committed Tranche Swing Line Loan shall not be required to be requested ratably among the Dollar Committed Tranche Swing Line Lenders.

Notwithstanding anything herein to the contrary, no Dollar Committed Tranche Swing Line Lender shall be obligated to make any Dollar Committed Tranche Swing Line Loan if, after giving effect to the making of such Dollar Committed Tranche Swing Line Loan, the aggregate amount of the then outstanding Swing Line Loans made by such Swing Line Lender (in its capacity as a Swing Line Lender) would exceed such Swing Line Lender’s Swing Line Cap; provided, that subject to the terms and conditions hereof, each Dollar Committed Tranche Swing Line Lender may make any Dollar Committed Tranche Swing Line Loan on a discretionary basis during such time as the aggregate amount of the then outstanding Swing Line Loans made by such Swing Line Lender (in its capacity as a Swing Line Lender) exceed such Swing Line Lender’s Swing Line Cap, but the Swing Line Lender shall have no obligation to do so.

(b)              Subject to the terms and conditions hereof, the Dollar Uncommitted Tranche Swing Line Lenders shall, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY BASIS, consider making a portion of the credit under the Dollar Working Capital Facility Uncommitted Tranche Portions available to the Borrowers by making swing line loans (individually, a “Dollar Uncommitted Tranche Swing Line Loan” and, collectively, the “Dollar Uncommitted Tranche Swing Line Loans”) to the applicable Borrower from time to time in United States Dollars during the Dollar Working Capital Facility Uncommitted Tranche Period in an aggregate principal amount at any one time outstanding not to exceed the Dollar Swing Line Loan Sub-Limit then in effect; provided that (i) the sum of (x) the Dollar Uncommitted Tranche Swing Line Exposure of such Swing Line Lender, (y) the aggregate principal amount of outstanding Dollar Working Capital Facility Uncommitted Tranche Loans made by such Swing Line Lender (in its capacity as a Dollar Working Capital Facility Uncommitted Tranche Lender) and (z) the Dollar Uncommitted Tranche L/C Exposure of such Swing Line Lender (in its capacity as a Dollar Working Capital Facility Uncommitted Tranche Lender) may not exceed such Swing Line Lender’s Dollar Working Capital Facility Uncommitted Tranche Portion then in effect and (ii) the Borrowers shall not request, and no Dollar Uncommitted Tranche Swing Line Lender shall consider making, any Dollar Uncommitted Tranche Swing Line Loan if, after giving effect to the making of such Dollar Uncommitted Tranche Swing Line Loan, the aggregate amount of the Available Dollar Working Capital Facility Uncommitted Tranche Portions would be less than zero; provided further that, after giving effect to any Dollar Uncommitted Tranche Swing Line Loan requested by any Borrower, each of the conditions set forth in Section 6.2 shall be satisfied or waived. During the Dollar Working Capital Facility Uncommitted Tranche Period, the Borrowers may use the Dollar Swing Line Loan Sub-Limit by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Any Borrower may request a Dollar Uncommitted Tranche Swing Line Loan and such Dollar Uncommitted Tranche Swing Line Loan shall not be required to be requested ratably among the Dollar Uncommitted Tranche Swing Line Lenders. NO DOLLAR UNCOMMITTED TRANCHE SWING LINE LENDER SHALL HAVE ANY COMMITMENT OR OBLIGATION TO MAKE ANY DOLLAR UNCOMMITTED TRANCHE SWING LINE LOAN HEREUNDER. NOTHING CONTAINED HEREIN SHALL OTHERWISE COMMIT OR OBLIGATE ANY DOLLAR UNCOMMITTED TRANCHE SWING LINE LENDER, OR BE INTERPRETED AS A PROMISE OR COMMITMENT BY ANY DOLLAR UNCOMMITTED TRANCHE SWING LINE LENDER TO MAKE OR ELECT TO MAKE ANY SUCH DOLLAR UNCOMMITTED TRANCHE SWING LINE LOAN.

Notwithstanding anything herein to the contrary, but without limiting the uncommitted nature of the Dollar Working Capital Facility Uncommitted Tranche, no Dollar Uncommitted Tranche Swing Line Lender shall be obligated to consider making any Dollar Uncommitted Tranche Swing Line Loan if, after giving effect to the making of such Dollar Uncommitted Tranche Swing Line Loan, the aggregate amount of the then outstanding Swing Line Loans made by such Swing Line Lender (in its capacity as a Swing Line Lender) would exceed such Swing Line Lender’s Swing Line Cap; provided, that subject to the terms and conditions hereof, each Dollar Uncommitted Tranche Swing Line Lender may consider making any Dollar Uncommitted Tranche Swing Line Loan on a discretionary basis during such time as the aggregate amount of the then outstanding Swing Line Loans made by such Swing Line Lender (in its capacity as a Swing Line Lender) exceed such Swing Line Lender’s Swing Line Cap, but such Swing Line Lender shall have no obligation to do so.

(c)               Subject to the terms and conditions hereof, the Multicurrency Swing Line Lenders shall make a portion of the credit under the Multicurrency Working Capital Facility Commitments available to the Borrowers by making swing line loans (individually, a “Multicurrency Swing Line Loan” and, collectively, the “Multicurrency Swing Line Loans”) to the applicable Borrower from time to time in United States Dollars or Canadian Dollars (as the applicable Borrower shall notify the Administrative Agent in accordance with Section 2.5) during the Multicurrency Working Capital Facility Commitment Period in an aggregate principal amount at any one time outstanding such that the Dollar Equivalent thereof does not exceed the Multicurrency Swing Line Loan Sub-Limit then in effect; provided that (i) the sum of (x) the Dollar Equivalent of the Multicurrency Swing Line Exposure of such Swing Line Lender, (y) the Dollar Equivalent of the aggregate principal amount of outstanding Multicurrency Working Capital Facility Loans made by such Swing Line Lender (in its capacity as a Multicurrency Working Capital Facility Lender) and (z) the Dollar Equivalent of the Multicurrency L/C Exposure of such Swing Line Lender (in its capacity as a Multicurrency Working Capital Facility Lender) may not exceed such Swing Line Lender’s Multicurrency Working Capital Facility Commitment then in effect and (ii) the Borrowers shall not request, and no Multicurrency Swing Line Lender shall make, any Multicurrency Swing Line Loan if, after giving effect to the making of such Multicurrency Swing Line Loan, the aggregate amount of the Available Multicurrency Working Capital Facility Commitments would be less than zero; provided further that, after giving effect to any Multicurrency Swing Line Loan requested by any Borrower, each of the conditions set forth in Section 6.2 shall be satisfied or waived. During the Multicurrency Working Capital Facility Commitment Period, the Borrowers may use the Multicurrency Swing Line Loan Sub-Limit by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Any Borrower may request a Multicurrency Swing Line Loan and such Multicurrency Swing Line Loan shall not be required to be requested ratably among the Multicurrency Swing Line Lenders.

Notwithstanding anything herein to the contrary, no Multicurrency Swing Line Lender shall be obligated to make any Multicurrency Swing Line Loan if, after giving effect to the making of such Multicurrency Swing Line Loan, the aggregate amount of the then outstanding Swing Line Loans made by such Swing Line Lender (in its capacity as a Swing Line Lender) would exceed such Swing Line Lender’s Swing Line Cap; provided, that subject to the terms and conditions hereof, each Multicurrency Swing Line Lender may make any Multicurrency Swing Line Loan on a discretionary basis during such time as the aggregate amount of the then outstanding Swing Line Loans made by such Swing Line Lender (in its capacity as a Swing Line Lender) exceed such Swing Line Lender’s Swing Line Cap, but the Swing Line Lender shall have no obligation to do so.

(d)               Swing Line Loans (i) denominated in United States Dollars shall be Base Rate Loans and (ii) denominated in Canadian Dollars shall be Prime Rate Loans.

2.4              Acquisition Facility Loans. (a)  Subject to the terms and conditions hereof, each Acquisition Facility Lender severally shall make loans under the Acquisition Facility Commitments (the “Acquisition Facility Loans”) to the Borrowers in an amount requested by the applicable Borrower from time to time during the Acquisition Facility Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Acquisition Facility Lender’s then outstanding Acquisition Facility Extensions of Credit, does not exceed such Acquisition Facility Lender’s Acquisition Facility Commitment at such time; provided that, after giving effect to any Acquisition Facility Loan requested by any Borrower, each of the conditions set forth in Section 6.2 shall be satisfied or waived. During the Acquisition Facility Commitment Period, the Borrowers may borrow, prepay the Acquisition Facility Loans in whole or in part, and reborrow Acquisition Facility Loans, all in accordance with the terms and conditions hereof.

(b)               Acquisition Facility Loans may be denominated only in United States Dollars and may from time to time be (i) Eurocurrency Loans, (ii) Base Rate Loans or (iii) a combination thereof, in each case, as the applicable Borrower shall notify the Administrative Agent in accordance with Sections 2.5 and 4.3. No Acquisition Facility Loan shall be made as a Eurocurrency Loan after the day that is one (1) month prior to the Acquisition Facility Commitment Termination Date.

2.5              Procedure for Borrowing Loans. (a)  The Borrowers may borrow Acquisition Facility Loans, Dollar Working Capital Facility Committed Tranche Loans, Multicurrency Working Capital Facility Loans, Dollar Committed Tranche Swing Line Loans or Multicurrency Swing Line Loans during the applicable Commitment Period or Dollar Working Capital Facility Uncommitted Tranche Loans or Dollar Uncommitted Tranche Swing Line Loans during the Dollar Working Capital Facility Uncommitted Tranche Period, in each case, on any Business Day; provided that the applicable Borrower shall give the Administrative Agent and (solely in the case of Swing Line Loans) the applicable Swing Line Lender, irrevocable notice (which notice must be received by the Administrative Agent (x) in the case of a Working Capital Facility Loan or Acquisition Facility Loan, prior to 1:00 p.m. (New York City time), (A) three (3) Business Days prior to the requested Borrowing Date, if all or any part of the requested Working Capital Facility Loans or Acquisition Facility Loans are to be initially Eurocurrency Loans, or (B) on the same Business Day of the requested Borrowing Date, otherwise, and (y) in the case of a Swing Line Loan (A) under the Dollar Working Capital Facility, prior to 3:00 p.m. (New York City time) on the requested Borrowing Date and (B) under the Multicurrency Working Capital Facility, prior to 2:00 p.m. (New York City time) on the requested Borrowing Date, in each case, in the form attached hereto as Annex I (the “Borrowing Notice”), specifying:

(i)          whether the borrowing is to be an Acquisition Facility Loan, Dollar Working Capital Facility Committed Tranche Loan, Dollar Working Capital Facility Uncommitted Tranche Loan, Multicurrency Working Capital Facility Loan, Dollar Committed Tranche Swing Line Loan, Dollar Uncommitted Tranche Swing Line Loan or a Multicurrency Swing Line Loan;

(ii)         the amount to be borrowed;

(iii)        the requested Borrowing Date;

(iv)       in the case of a Multicurrency Working Capital Facility Loan or a Multicurrency Swing Line Loan, whether such Loan is to be denominated in United States Dollars or Canadian Dollars;

(v)         in the case of a Swing Line Loan, the applicable Swing Line Lender such borrowing is being requested from;

(vi)        in the case of an Acquisition Facility Loan, whether the borrowing is to be an Acquisition Facility Acquisition Extension of Credit, an Acquisition Facility Working Capital Extension of Credit or an Acquisition Facility Maintenance Cap-Ex Extension of Credit;

(vii)       in the case of a Working Capital Facility Loan or an Acquisition Facility Loan, the purpose of such Loan;

(viii)      in the case of a Dollar Working Capital Facility Loan, a Multicurrency Working Capital Facility Loan denominated in United States Dollars or an Acquisition Facility Loan, whether the borrowing is to be a Base Rate Loan, a Eurocurrency Loan or a combination thereof;

(ix)        in the case of a Multicurrency Working Capital Facility Loan denominated in Canadian Dollars, whether the borrowing is to be a Prime Rate Loan, a Eurocurrency Loan or a combination thereof;

(x)         in the case of a Working Capital Facility Loan or an Acquisition Facility Loan, if the borrowing is to be entirely or partly of Eurocurrency Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor.

(b)              Each borrowing of Acquisition Facility Loans, Working Capital Facility Loans and Swing Line Loans shall be in an amount equal to (x) in the case of Base Rate Loans or Prime Rate Loans, $100,000 or C$100,000, as applicable, or a whole multiple of $100,000 or C$100,000, as applicable, in excess thereof (or, if the then aggregate Available Commitments or Available Dollar Working Capital Facility Uncommitted Tranche Portions applicable to such Loans of all Lenders of such Loans are less than $100,000 or the Dollar Equivalent of C$100,000, as applicable, such lesser amount) and (y) in the case of Eurocurrency Loans, $1,000,000 or C$1,000,000, as applicable, or a whole multiple of $100,000 or C$100,000, as applicable in excess thereof.

(c)               Upon receipt of any notice from any Borrower pursuant to Section 2.5(a) with respect to a requested borrowing of Acquisition Facility Loans, the Administrative Agent shall promptly notify each Acquisition Facility Lender thereof, upon receipt of any notice from any Borrower pursuant to Section 2.5(a) with respect to a requested borrowing of Dollar Working Capital Facility Committed Tranche Loans (other than a notice in respect of a Dollar Committed Tranche Swing Line Loan), the Administrative Agent shall promptly notify each Dollar Working Capital Facility Committed Tranche Lender thereof, upon receipt of any notice from any Borrower pursuant to Section 2.5(a) with respect to a requested borrowing of a Dollar Committed Tranche Swing Line Loan, the Administrative Agent shall promptly notify the applicable Dollar Committed Tranche Swing Line Lender thereof, upon receipt of any notice from any Borrower pursuant to Section 2.5(a) with respect to a requested borrowing of Multicurrency Working Capital Facility Loans (other than a notice in respect of a Multicurrency Swing Line Loan), the Administrative Agent shall promptly notify each Multicurrency Working Capital Facility Lender thereof and upon receipt of any notice from any Borrower pursuant to Section 2.5(a) with respect to a requested borrowing of a Multicurrency Swing Line Loan, the Administrative Agent shall promptly notify the applicable Multicurrency Swing Line Lender thereof. Subject to the satisfaction or waiver of the conditions contained in Section 6.2, each Dollar Working Capital Facility Committed Tranche Lender shall make the amount of its Dollar Working Capital Facility Commitment Percentage of each such borrowing of Dollar Working Capital Facility Committed Tranche Loans (other than Dollar Committed Tranche Swing Line Loans), each Multicurrency Working Capital Facility Lender shall make the amount of its Multicurrency Working Capital Facility Commitment Percentage of each such borrowing of Multicurrency Working Capital Facility Loans (other than Multicurrency Swing Line Loans) and each Acquisition Facility Lender shall make the amount of its Acquisition Facility Commitment Percentage of each such borrowing of Acquisition Facility Loans, available to the Administrative Agent for the account of the applicable Borrower at the office of the Administrative Agent specified in Section 11.2 prior to 3:00 p.m. (New York City time) on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Each Loan (other than a Dollar Committed Tranche Swing Line Loan and a Multicurrency Swing Line Loan) so requested will then promptly, and not later than 3:30 p.m. (New York City time), be made available on the Borrowing Date to such Borrower by the Administrative Agent by wire transfer to the account of such Borrower set forth on Schedule 2.2 or to such other account as may be specified by such Borrower in like funds as received by the Administrative Agent.

Notwithstanding the foregoing, on the Restatement Effective Date, (i) Existing Lender shall not be required to advance any Dollar Working Capital Facility Committed Tranche Loans to the extent of its Existing Dollar Working Capital Facility Loans (it being understood that on the Restatement Effective Date, such Existing Dollar Working Capital Facility Loans shall be deemed to be Dollar Working Capital Facility Committed Tranche Loans and such portion of the Existing Dollar Working Capital Facility Loans that were Base Rate Loans shall be Dollar Working Capital Facility Committed Tranche Loans that are Base Rate Loans and such portion of the Existing Dollar Working Capital Facility Loans that were Eurocurrency Loans shall be Dollar Working Capital Facility Committed Tranche Loans that are Eurocurrency Loans (it being understood that for each tranche of Existing Dollar Working Capital Facility Loans that were Eurocurrency Loans, the initial Interest Period for such tranche shall be the Interest Period applicable to such tranche of Existing Dollar Working Capital Facility Loans immediately prior to the Restatement Effective Date)) and the Dollar Working Capital Facility Committed Tranche Lenders (other than the Existing Lender) shall advance funds to the Administrative Agent no later than 3:00 p.m. (New York City time) on the Restatement Effective Date as shall be required (and the Dollar Working Capital Facility Committed Tranche Loans of the Existing Lender shall be repaid as required) such that each Lender’s share of outstanding Dollar Working Capital Facility Committed Tranche Loans on the Restatement Effective Date is equal to its Dollar Working Capital Facility Commitment Percentage on the Restatement Effective Date, (ii) the Existing Lender shall not be required to advance any Multicurrency Working Capital Facility Loans to the extent of its Existing Multicurrency Working Capital Facility Loans (it being understood that on the Restatement Effective Date, such Existing Multicurrency Working Capital Facility Loans denominated in United States Dollars shall be deemed to be Multicurrency Working Capital Facility Loans denominated in United States Dollars, such Existing Multicurrency Working Capital Facility Loans denominated in Canadian Dollars shall be deemed to be Multicurrency Working Capital Facility Loans denominated in Canadian Dollars, and such portion of the Existing Multicurrency Working Capital Facility Loans that were Base Rate Loans shall be Multicurrency Working Capital Facility Loans that are Base Rate Loans, such portion of the Existing Multicurrency Working Capital Facility Loans that were Eurocurrency Loans shall be Multicurrency Working Capital Facility Loans that are Eurocurrency Loans (it being understood that for each tranche of Existing Multicurrency Working Capital Facility Loans that were Eurocurrency Loans, the initial Interest Period for such tranche shall be the Interest Period applicable to such tranche of Existing Multicurrency Working Capital Facility Loans immediately prior to the Restatement Effective Date) and such portion of the Existing Multicurrency Working Capital Facility Loans that were Prime Rate Loans shall be Multicurrency Working Capital Facility Loans that are Prime Rate Loans) and the Multicurrency Working Capital Facility Lenders (other than the Existing Lender) on the Restatement Effective Date as shall be required (and the Multicurrency Working Capital Facility Loans of the Existing Lender shall be repaid as required) such that each Lender’s share of outstanding Multicurrency Working Capital Facility Loans on the Restatement Effective Date is equal to its Multicurrency Working Capital Facility Commitment Percentage on the Restatement Effective Date and (iii) the Existing Lender shall not be required to advance any Acquisition Facility Loans to the extent of its Existing Acquisition Facility Loans (it being understood that on the Restatement Effective Date, such Existing Acquisition Facility Loans shall be deemed to be Acquisition Facility Loans and such portion of the Existing Acquisition Facility Loans that were Base Rate Loans shall be Acquisition Facility Loans that are Base Rate Loans and such portion of the Existing Acquisition Facility Loans that were Eurocurrency Loans shall be Acquisition Facility Loans that are Eurocurrency Loans (it being understood that for each tranche of Existing Acquisition Facility Loans that were Eurocurrency Loans, the initial Interest Period for such tranche shall be the Interest Period applicable to such tranche of Existing Acquisition Facility Loans immediately prior to the Restatement Effective Date)) and the Acquisition Facility Lenders (other than the Existing Lender) shall advance funds to the Administrative Agent no later than 3:00 p.m. (New York City time) on the Restatement Effective Date as shall be required (and the Acquisition Facility Loans of the Existing Lender shall be repaid as required) such that each Acquisition Facility Lender’s share of outstanding Acquisition Facility Loans on the Restatement Effective Date is equal to its Acquisition Facility Commitment Percentage on the Restatement Effective Date; provided, that, in each case, for the ease of the parties, all such payments may be net of the amount that the Existing Lender owes to any such Lender pursuant to the terms of the Successor Agent Agreement.

(d)               Upon receipt of any notice from any Borrower pursuant to Section 2.5(a) with respect to a requested borrowing of Dollar Working Capital Facility Uncommitted Tranche Loans (other than a notice in respect of a Dollar Uncommitted Tranche Swing Line Loan), the Administrative Agent shall promptly notify each Dollar Working Capital Facility Uncommitted Tranche Lender thereof and upon receipt of any notice from any Borrower pursuant to Section 2.5(a) with respect to a requested borrowing of a Dollar Uncommitted Tranche Swing Line Loan, the Administrative Agent shall promptly notify the applicable Dollar Uncommitted Tranche Swing Line Lender thereof. Subject to the satisfaction or waiver of the conditions contained in Section 6.2 and unless a Dollar Working Capital Facility Uncommitted Tranche Lender has provided the Administrative Agent with a Declining Lender Notice prior to 10:00 a.m. (New York City time) on the applicable Borrowing Date, each Dollar Working Capital Facility Uncommitted Tranche Lender that has not so provided a Declining Lender Notice will be deemed to have approved such requested borrowing of Dollar Working Capital Facility Uncommitted Tranche Loans (other than Dollar Uncommitted Tranche Swing Line Loans) and shall make the amount of its Dollar Working Capital Facility Uncommitted Tranche Percentage of each such borrowing of Dollar Working Capital Facility Uncommitted Tranche Loans (other than Dollar Uncommitted Tranche Swing Line Loans) available to the Administrative Agent for the account of the applicable Borrower at the Administrative Agent’s office specified in Section 11.2 prior to 3:00 p.m. (New York City time) on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Each Loan (other than a Dollar Uncommitted Tranche Swing Line Loan) so requested and approved will then promptly, and not later than 3:30 p.m. (New York City time), be made available on the Borrowing Date to such Borrower by the Administrative Agent by wire transfer to the account of such Borrower set forth on Schedule 2.2 or to such other account as may be specified by such Borrower in like funds as received by the Administrative Agent. If the Administrative Agent receives a Declining Lender Notice, pursuant to which a Dollar Working Capital Facility Uncommitted Tranche Lender will be a Declining Lender with respect to a Dollar Working Capital Facility Uncommitted Tranche Loan (other than a Dollar Uncommitted Tranche Swing Line Loan) to be made pursuant to a Borrowing Notice, which Borrowing Notice has already been received by the Administrative Agent and in respect of which the Administrative Agent has already advised the Dollar Working Capital Facility Uncommitted Tranche Lenders of the amount of each Dollar Working Capital Facility Uncommitted Tranche Lender’s Dollar Working Capital Facility Uncommitted Tranche Percentage of such requested Dollar Working Capital Facility Uncommitted Tranche Loan (other than a Dollar Uncommitted Tranche Swing Line Loan), then the relevant Borrower, shall, at its option, by written notice to the Administrative Agent, either (i) agree to receive only the aggregate amount of the Approving Lenders’ Dollar Working Capital Facility Uncommitted Tranche Percentages (prior to giving effect to such Declining Lender Notice) of such requested Dollar Working Capital Facility Uncommitted Tranche Loan (other than a Dollar Uncommitted Tranche Swing Line Loan) (as so notified to such Dollar Working Capital Facility Uncommitted Tranche Lenders by the Administrative Agent) and, at the option of the relevant Borrower, submit to the Administrative Agent a new Borrowing Notice for a subsequent additional funding by the Approving Lenders of the amounts not so funded by the Declining Lender or (ii) rescind such Borrowing Notice and, at the option of the relevant Borrower, submit to the Administrative Agent a new Borrowing Notice in respect of such requested borrowing.

(e)              (i) Upon receipt of any notice from any Borrower pursuant to Section 2.5(a) with respect to a requested borrowing of a Dollar Committed Tranche Swing Line Loan, subject to the satisfaction or waiver of the conditions contained in Section 6.2, the applicable Dollar Committed Tranche Swing Line Lender will make the requested Dollar Committed Tranche Swing Line Loan available to such Borrower within two (2) hours of receipt of the Borrowing Notice therefor on the Borrowing Date by wire transfer to the account of such Borrower set forth on Schedule 2.2 or such other account as may be specified by such Borrower. (ii) If on any Business Day any Dollar Uncommitted Tranche Swing Line Lender elects in its sole discretion to advance a Dollar Uncommitted Tranche Swing Line Loan requested pursuant to a Borrowing Notice delivered pursuant to Section 2.5(a) on such Business Day, each Dollar Working Capital Facility Uncommitted Tranche Lender, other than a Dollar Working Capital Facility Uncommitted Tranche Lender that was a Declining Lender prior to the date of such Borrowing Notice or which delivered a Declining Lender Notice to the Administrative Agent on or before 10:00 a.m. (New York City time) on such Business Day, will be deemed to have approved such requested Dollar Uncommitted Tranche Swing Line Loan and each such Approving Lender shall be obligated, regardless of whether it has affirmatively agreed to fund its Dollar Working Capital Facility Uncommitted Tranche Percentage of any related Dollar Working Capital Facility Uncommitted Tranche Loan to be applied to repay the Refunded Dollar Uncommitted Tranche Swing Line Loans, to make the amount of its Dollar Working Capital Facility Uncommitted Tranche Percentage of such Dollar Working Capital Facility Uncommitted Tranche Loans pursuant to Section 2.6(a) and to fund the amount of its Dollar Working Capital Facility Uncommitted Tranche Percentage of the Dollar Uncommitted Tranche Swing Line Participation Amount with respect to such Dollar Uncommitted Tranche Swing Line Loan pursuant to Section 2.6(b)(ii). Upon receipt of any notice from any Borrower pursuant to Section 2.5(a) with respect to a requested borrowing of a Dollar Uncommitted Tranche Swing Line Loan, subject to the satisfaction or waiver of the conditions contained in Section 6.2, the applicable Dollar Uncommitted Tranche Swing Line Lender, to the extent it has agreed to make such Dollar Uncommitted Tranche Swing Line Loan, will make the requested Dollar Uncommitted Tranche Swing Line Loan available to such Borrower within two (2) hours of receipt of the Borrowing Notice therefor on the Borrowing Date by wire transfer to the account of such Borrower set forth on Schedule 2.2 or such other account as may be specified by such Borrower.

(f)                Upon receipt of any notice from any Borrower pursuant to Section 2.5(a) with respect to a requested borrowing of a Multicurrency Swing Line Loan, subject to the satisfaction or waiver of the conditions contained in Section 6.2, the applicable Multicurrency Swing Line Lender will make the requested Multicurrency Swing Line Loan available to such Borrower within two (2) hours of receipt of the Borrowing Notice therefor on the Borrowing Date by wire transfer to the account of such Borrower set forth on Schedule 2.2 or such other account as may be specified by such Borrower.

2.6               Refunding of Swing Line Loans. (a)  Each Borrower unconditionally promises to pay each Swing Line Loan made to it on or before 1:00 p.m. (New York City time) on the fifth Business Day following the making of such Swing Line Loan (or, if earlier, the Dollar Working Capital Facility Committed Tranche Maturity Date, the Dollar Working Capital Facility Uncommitted Tranche Maturity Date or the Multicurrency Working Capital Facility Maturity Date, as applicable), including by arranging to refinance such Swing Line Loan with a Dollar Working Capital Facility Committed Tranche Loan (in the case of a Dollar Committed Tranche Swing Line Loan), a Dollar Working Capital Facility Uncommitted Tranche Loan (in the case of a Dollar Uncommitted Tranche Swing Line Loan) or a Multicurrency Working Capital Facility Loan (in the case of a Multicurrency Swing Line Loan) in accordance with procedures specified herein; provided that (i) on each date that a Dollar Working Capital Facility Committed Tranche Loan is borrowed, the Borrowers shall repay all Dollar Committed Tranche Swing Line Loans then outstanding and the proceeds of any such Dollar Working Capital Facility Committed Tranche Loans shall be applied by the Administrative Agent to repay any Dollar Committed Tranche Swing Line Loans outstanding, (ii) on each date that a Dollar Working Capital Facility Uncommitted Tranche Loan is borrowed, the Borrowers shall repay all Dollar Uncommitted Tranche Swing Line Loans then outstanding and the proceeds of any such Dollar Working Capital Facility Uncommitted Tranche Loans shall be applied by the Administrative Agent to repay any Dollar Uncommitted Tranche Swing Line Loans outstanding and (iii) on each date that a Multicurrency Working Capital Facility Loan is borrowed, the Borrowers shall repay all Multicurrency Swing Line Loans then outstanding and the proceeds of any such Multicurrency Working Capital Facility Loans shall be applied by the Administrative Agent to repay any Multicurrency Swing Line Loans outstanding. If the Administrative Agent shall not have received full repayment in cash of any Swing Line Loan on or before 1:00 p.m. (New York City time) on the day that is five (5) Business Days after the making of such Swing Line Loan, any Swing Line Lender may, not later than 3:00 p.m. (New York City time), on such day, request on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swing Line Lenders to act on its behalf solely in this regard), that each Dollar Working Capital Facility Committed Tranche Lender, Dollar Working Capital Facility Uncommitted Tranche Lender or Multicurrency Working Capital Facility Lender, as applicable, including the applicable Swing Line Lender, make a Dollar Working Capital Facility Committed Tranche Loan (which initially shall be a Base Rate Loan), a Dollar Working Capital Facility Uncommitted Tranche Loan (which initially shall be a Base Rate Loan) or a Multicurrency Working Capital Facility Loan (which initially shall be a Base Rate Loan (in the case of a Loan denominated in United States Dollars) or a Prime Rate Loan (in the case of a Loan denominated in Canadian Dollars)), as applicable, in an amount equal to such Dollar Working Capital Facility Committed Tranche Lender’s Dollar Working Capital Facility Commitment Percentage, such Dollar Working Capital Facility Uncommitted Tranche Lender’s Dollar Working Capital Facility Uncommitted Tranche Percentage or such Multicurrency Working Capital Facility Lender’s Multicurrency Working Capital Facility Commitment Percentage, as applicable, of the outstanding amount of the applicable Swing Line Loan (a “Refunded Swing Line Loan”). In accordance with Section 2.5(c), unless any of the conditions contained in Section 6.2 shall not have been satisfied or waived (in which event the procedures of clause (b) of this Section 2.6 shall apply), each Dollar Working Capital Facility Committed Tranche Lender, Dollar Working Capital Facility Uncommitted Tranche Lender (other than a Declining Lender) or Multicurrency Working Capital Facility Lender, as applicable, shall make, with respect to each applicable Relevant Swing Line Lender, the ratable portion of the proceeds of its Dollar Working Capital Facility Committed Tranche Loan, Dollar Working Capital Facility Uncommitted Tranche Loan or Multicurrency Working Capital Facility Loan, as applicable, owing to such Swing Line Lender available to such Swing Line Lender for the account of such Swing Line Lender at such Swing Line Lender’s Applicable Lending Office for Base Rate Loans or Prime Rate Loans, as applicable, prior to 4:00 p.m. (New York City time) in funds immediately available on the Business Day such request is made. The proceeds of such Dollar Working Capital Facility Committed Tranche Loans, Dollar Working Capital Facility Uncommitted Tranche Loans or Multicurrency Working Capital Facility Loans, as applicable, shall be immediately applied to repay the Refunded Swing Line Loans.

(b)              (i)  If for any reason any Dollar Committed Tranche Swing Line Loan cannot be refinanced by a Dollar Working Capital Facility Committed Tranche Loan in accordance with paragraph (a) of this Section 2.6, each Dollar Committed Tranche Swing Line Lender irrevocably agrees to grant to each Dollar Working Capital Facility Committed Tranche Lender, and, to induce each Dollar Committed Tranche Swing Line Lender to make Dollar Committed Tranche Swing Line Loans hereunder, each Dollar Working Capital Facility Committed Tranche Lender irrevocably agrees to accept and purchase from each Dollar Committed Tranche Swing Line Lender, on the terms and conditions hereinafter stated, for such Dollar Working Capital Facility Committed Tranche Lender’s own account and risk on the date such Dollar Working Capital Facility Committed Tranche Loan was to have been made, an undivided participation interest in the then-outstanding Dollar Committed Tranche Swing Line Loans in an amount equal to its Dollar Working Capital Facility Commitment Percentage of such Dollar Committed Tranche Swing Line Loans that were to have been repaid with such Dollar Working Capital Facility Committed Tranche Loans (the “Dollar Committed Tranche Swing Line Participation Amount”). Each Dollar Working Capital Facility Committed Tranche Lender shall pay to the Administrative Agent for the account of the applicable Dollar Committed Tranche Swing Line Lender in immediately available funds such Dollar Working Capital Facility Committed Tranche Lender’s Dollar Committed Tranche Swing Line Participation Amount, and upon receipt thereof, the Administrative Agent shall promptly distribute such funds to the applicable Dollar Committed Tranche Swing Line Lender in like funds received.

(ii)         If for any reason any Dollar Uncommitted Tranche Swing Line Loan cannot be refinanced by a Dollar Working Capital Facility Uncommitted Tranche Loan in accordance with paragraph (a) of this Section 2.6, each Dollar Uncommitted Tranche Swing Line Lender irrevocably agrees to grant to each Dollar Working Capital Facility Uncommitted Tranche Lender, and, to induce each Dollar Uncommitted Tranche Swing Line Lender to consider making Dollar Uncommitted Tranche Swing Line Loans hereunder, each Dollar Working Capital Facility Uncommitted Tranche Lender irrevocably agrees to accept and purchase from each Dollar Uncommitted Tranche Swing Line Lender, on the terms and conditions hereinafter stated, for such Dollar Working Capital Facility Uncommitted Tranche Lender’s own account and risk on the date such Dollar Working Capital Facility Uncommitted Tranche Loan was to have been made, an undivided participation interest in the then-outstanding Dollar Uncommitted Tranche Swing Line Loans in an amount equal to its Dollar Working Capital Facility Uncommitted Tranche Percentage of such Dollar Uncommitted Tranche Swing Line Loans that were to have been repaid with such Dollar Working Capital Facility Uncommitted Tranche Loans (the “Dollar Uncommitted Tranche Swing Line Participation Amount”). Each Dollar Working Capital Facility Uncommitted Tranche Lender shall pay to the Administrative Agent for the account of the applicable Dollar Uncommitted Tranche Swing Line Lender in immediately available funds such Dollar Working Capital Facility Uncommitted Tranche Lender’s Dollar Uncommitted Tranche Swing Line Participation Amount, and upon receipt thereof, the Administrative Agent shall promptly distribute such funds to the applicable Dollar Uncommitted Tranche Swing Line Lender in like funds received.

(iii)        If for any reason any Multicurrency Swing Line Loan cannot be refinanced by a Multicurrency Working Capital Facility Loan in accordance with paragraph (a) of this Section 2.6, each Multicurrency Swing Line Lender irrevocably agrees to grant to each Multicurrency Working Capital Facility Lender, and, to induce each Multicurrency Swing Line Lender to make Multicurrency Swing Line Loans hereunder, each Multicurrency Working Capital Facility Lender irrevocably agrees to accept and purchase from each Multicurrency Swing Line Lender, on the terms and conditions hereinafter stated, for such Multicurrency Working Capital Facility Lender’s own account and risk on the date such Multicurrency Working Capital Facility Loan was to have been made, an undivided participation interest in the then-outstanding Multicurrency Swing Line Loans in an amount equal to its Multicurrency Working Capital Facility Commitment Percentage of such Multicurrency Swing Line Loans that were to have been repaid with such Multicurrency Working Capital Facility Loans (the “Multicurrency Swing Line Participation Amount”). Each Multicurrency Working Capital Facility Lender shall pay to the Administrative Agent for the account of the applicable Multicurrency Swing Line Lender in immediately available funds such Multicurrency Working Capital Facility Lender’s Multicurrency Swing Line Participation Amount, and upon receipt thereof, the Administrative Agent shall promptly distribute such funds to the applicable Multicurrency Swing Line Lender in like funds received.

(c)              (i)  If any Dollar Working Capital Facility Committed Tranche Lender failed to timely pay to the Administrative Agent all or a portion of its Dollar Committed Tranche Swing Line Participation Amount required to be paid pursuant to Section 2.6(b)(i), such overdue amounts shall bear interest payable by such Dollar Working Capital Facility Committed Tranche Lender at the rate per annum applicable to Base Rate Loans under the Dollar Working Capital Facility Committed Tranche until such overdue amounts are paid in full.

(ii)         If any Dollar Working Capital Facility Uncommitted Tranche Lender failed to timely pay to the Administrative Agent all or a portion of its Dollar Uncommitted Tranche Swing Line Participation Amount required to be paid pursuant to Section 2.6(b)(ii), such overdue amounts shall bear interest payable by such Dollar Working Capital Facility Uncommitted Tranche Lender at the rate per annum applicable to Base Rate Loans under the Dollar Working Capital Facility Uncommitted Tranche until such overdue amounts are paid in full.

(iii)        If any Multicurrency Working Capital Facility Lender failed to timely pay to the Administrative Agent all or a portion of its Multicurrency Swing Line Participation Amount required to be paid pursuant to Section 2.6(b)(iii), such overdue amounts shall bear interest payable by such Multicurrency Working Capital Facility Lender at the rate per annum applicable to Base Rate Loans (in the case of Multicurrency Swing Line Loans denominated in United States Dollars) or Prime Rate Loans (in the case of Multicurrency Swing Line Loans denominated in Canadian Dollars) under the Multicurrency Working Capital Facility until such overdue amounts are paid in full.

(d)              Each Working Capital Facility Lender’s obligation to make Dollar Working Capital Facility Loans or Multicurrency Working Capital Facility Loans, as applicable, referred to in Section 2.6(a) and to purchase participation interests pursuant to Section 2.6(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Working Capital Facility Lender may have against any Swing Line Lender, any Borrower, or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default, (iii) any failure to satisfy any condition precedent to the applicable extension of credit set forth in Section 6, (iv) any adverse change in the condition (financial or otherwise) of any Loan Party, (v) any breach of this Agreement or any Loan Document by any Loan Party or any other Lender or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e)               Whenever, at any time after any Swing Line Lender has received from any Dollar Working Capital Facility Committed Tranche Lender its Dollar Committed Tranche Swing Line Participation Amount, any Dollar Working Capital Facility Uncommitted Tranche Lender its Dollar Uncommitted Tranche Swing Line Participation Amount or Multicurrency Working Capital Facility Lender its Multicurrency Swing Line Participation Amount, as applicable, such Swing Line Lender receives any payment on account thereof (whether directly from any Borrower or otherwise, including proceeds of collateral applied thereto by such Swing Line Lender) or any payment of interest on account thereof, such Swing Line Lender shall distribute to such Dollar Working Capital Facility Committed Tranche Lender its Dollar Working Capital Facility Commitment Percentage, such Dollar Working Capital Facility Uncommitted Tranche Lender its Dollar Working Capital Facility Uncommitted Tranche Percentage or such Multicurrency Working Capital Facility Lender its Multicurrency Working Capital Facility Commitment Percentage, as applicable, of such payments; provided, however, that in the event that any such payment received by such Swing Line Lender shall be required to be returned by such Swing Line Lender, such Working Capital Facility Lender shall return to such Swing Line Lender the portion thereof previously distributed by such Swing Line Lender to it in like funds received.

2.7               Foreign Exchange Rate. (a)  No later than 1:00 P.M. (New York City time) on each Calculation Date, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to Canadian Dollars, provided that, upon receipt of a Borrowing Notice with respect to a Working Capital Facility Loan or Swing Line Loan pursuant to Section 2.5, the Administrative Agent shall determine the Exchange Rate with respect to Canadian Dollars on the related Calculation Date (it being acknowledged and agreed that the Administrative Agent shall use such Exchange Rate for the purposes of determining compliance with Section 2.1(c) or Section 2.3, as applicable, with respect to such Borrowing Notice). The Exchange Rates so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 11.25 and any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between United States Dollars and Canadian Dollars.

(b)               No later than 5:00 P.M. (New York City time) on each Reset Date, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of (i) the principal amounts of Loans denominated in Canadian Dollars then outstanding (after giving effect to any Loans to be made or repaid on such date), (ii) the aggregate then undrawn and unexpired amount of the then outstanding Multicurrency Working Capital Facility Letters of Credit denominated in Canadian Dollars and (iii) the aggregate amount of drawings under Multicurrency Working Capital Facility Letters of Credit denominated in Canadian Dollars that have not then been reimbursed or converted to a Multicurrency Working Capital Facility Loan.

(c)               The Administrative Agent shall promptly notify the Borrowers and the Working Capital Facility Lenders of each determination of an Exchange Rate hereunder.

2.8              Commitment Fee. Subject to Section 4.18(b)(i), the Borrowers, jointly and severally, agree to pay to the Administrative Agent for the account of each Lender under each Facility (other than the Dollar Working Capital Facility Uncommitted Tranche) a commitment fee for the period from and including the first day of the Commitment Period for such Facility to but not including the Commitment Termination Date for such Facility, computed at the Applicable Commitment Fee Rate for such Facility on the average daily amount of the Available Commitment of such Lender under such Facility during the period for which payment is made, payable quarterly in arrears on the fifth day after the first Business Day of each January, April, July and October (or, if such day is not on a Business Day, the next succeeding Business Day) and on the Commitment Termination Date for such Facility or such earlier date as all of the Commitments under such Facility shall terminate as provided herein, commencing on the first of such dates to occur after the Restatement Effective Date.

SECTION 3        LETTERS OF CREDIT

3.1              Working Capital Facility Letters of Credit. On the Restatement Effective Date, upon the satisfaction of the conditions specified in Section 6.1, (a) each of the Existing Dollar Working Capital Facility Letters of Credit shall automatically be deemed to be Dollar Working Capital Facility Committed Tranche Letters of Credit outstanding under this Agreement and (b) each of the Existing Multicurrency Working Capital Facility Letters of Credit shall automatically be deemed to be Multicurrency Working Capital Facility Letters of Credit outstanding under this Agreement. Subject to the terms and conditions hereof, (A) (x) each Dollar Working Capital Facility Committed Tranche Issuing Lender severally agrees to issue letters of credit (“Dollar Working Capital Facility Committed Tranche Letters of Credit”), for the account of the applicable Borrower requesting the applicable Dollar Working Capital Facility Committed Tranche Letter of Credit, for use by the U.S. Borrower, the Canadian Borrower or any other Loan Party from time to time during the Dollar Working Capital Facility Commitment Period and (y) each Multicurrency Working Capital Facility Issuing Lender severally agrees to issue letters of credit (“Multicurrency Working Capital Facility Letters of Credit”), for the account of the applicable Borrower requesting the applicable Multicurrency Working Capital Facility Letter of Credit, for use by the U.S. Borrower, the Canadian Borrower or any other Loan Party from time to time during the Multicurrency Working Capital Facility Commitment Period and (B) each Dollar Working Capital Facility Uncommitted Tranche Issuing Lender severally agrees, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis, to consider requests for the issuance letters of credit (“Dollar Working Capital Facility Uncommitted Tranche Letters of Credit”), for the account of the applicable Borrower requesting the applicable Dollar Working Capital Facility Uncommitted Tranche Letter of Credit, for use by the U.S. Borrower, the Canadian Borrower or any other Loan Party from time to time during the Dollar Working Capital Facility Uncommitted Tranche Period; provided that, after giving effect to any Working Capital Facility Letter of Credit requested by any Borrower:

(i)                each of the conditions set forth in Section 6.2 shall be satisfied or waived; and

(ii)               Section 3.4 shall not be contravened by any Loan Party at any time.

Each Borrower acknowledges and agrees that, for the avoidance of doubt, (i) (A) each Letter of Credit designated as a Dollar Working Capital Facility Committed Tranche Letter of Credit shall be entirely a Dollar Working Capital Facility Committed Tranche Letter of Credit and no portion thereof will be a Dollar Working Capital Facility Uncommitted Tranche Letter of Credit, an Acquisition Facility Letter of Credit or a Multicurrency Working Capital Facility Letter of Credit and (B) each Letter of Credit designated as a Dollar Working Capital Facility Uncommitted Tranche Letter of Credit shall be entirely a Dollar Working Capital Facility Uncommitted Tranche Letter of Credit and no portion thereof will be a Dollar Working Capital Facility Committed Tranche Letter of Credit, an Acquisition Facility Letter of Credit or a Multicurrency Working Capital Facility Letter of Credit and (ii) each Letter of Credit designated as a Multicurrency Working Capital Facility Letter of Credit shall be entirely a Multicurrency Working Capital Facility Letter of Credit and no portion thereof will be an Acquisition Facility Letter of Credit, a Dollar Working Capital Facility Committed Tranche Letter of Credit or a Dollar Working Capital Facility Uncommitted Tranche Letter of Credit.

NO DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE ISSUING LENDER OR OTHER DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE LENDER SHALL HAVE ANY COMMITMENT OR OBLIGATION TO ISSUE OR PARTICIPATE, AS APPLICABLE, IN ANY DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE LETTER OF CREDIT OR ANY INCREASES OR EXTENSIONS OF MATURITY OF ANY SUCH LETTER OF CREDIT UNLESS AND UNTIL SUCH DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE ISSUING LENDER OR DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE LENDER AFFIRMATIVELY COMMITS OR IS DEEMED TO HAVE COMMITTED UNDER SECTION 3.3(e), SECTION 3.6(a) OR SECTION 4.22(a) TO SUCH REQUESTED DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE LETTER OF CREDIT OR SUCH REQUESTED INCREASE OR EXTENSION. NOTHING CONTAINED HEREIN SHALL OTHERWISE COMMIT OR OBLIGATE ANY DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE ISSUING LENDER OR DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE LENDER, OR BE INTERPRETED AS A PROMISE OR COMMITMENT BY ANY DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE ISSUING LENDER OR DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE LENDER TO ISSUE, ELECT TO ISSUE, EXTEND OR INCREASE ANY SUCH DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE LETTER OF CREDIT OR TO PARTICIPATE OR ELECT TO PARTICIPATE IN ANY SUCH DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE LETTER OF CREDIT OR SUCH INCREASE OR EXTENSION UNLESS AND UNTIL SUCH DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE ISSUING LENDER OR DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE LENDER AFFIRMATIVELY COMMITS OR IS DEEMED TO HAVE COMMITTED UNDER SECTION 3.3(e), SECTION 3.6(a) OR SECTION 4.22(a) TO SUCH REQUESTED DOLLAR WORKING CAPITAL FACILITY UNCOMMITTED TRANCHE LETTER OF CREDIT OR SUCH INCREASE OR EXTENSION.

3.2           Acquisition Facility Letters of Credit. On the Restatement Effective Date, upon the satisfaction of the conditions specified in Section 6.1, each of the Existing Acquisition Facility Letters of Credit shall automatically be deemed to be Acquisition Facility Letters of Credit outstanding under this Agreement. Subject to the terms and conditions hereof, each Acquisition Facility Issuing Lender severally agrees to issue letters of credit (“Acquisition Facility Letters of Credit”), for the account of the applicable Borrower requesting the applicable Acquisition Facility Letter of Credit, from time to time during the Acquisition Facility Commitment Period; provided that, after giving effect to any Acquisition Facility Letter of Credit requested by any Borrower:

(i)            each of the conditions set forth in Section 6.2 shall be satisfied or waived; and

(ii)           Section 3.4 shall not be contravened by any Loan Party at any time.

Each Borrower acknowledges and agrees that, for the avoidance of doubt, each Letter of Credit designated as Acquisition Facility Letter of Credit shall be entirely an Acquisition Facility Letter of Credit and no portion thereof will be a Working Capital Facility Letter of Credit.

3.3           Procedure for the Issuance and Amendments of Letters of Credit.

(a)           Procedure for the Issuance of Letters of Credit. Each Borrower may from time to time request the issuance of an Acquisition Facility Letter of Credit from an Acquisition Facility Issuing Lender, a Dollar Working Capital Facility Committed Tranche Letter of Credit from a Dollar Working Capital Facility Committed Tranche Issuing Lender, a Dollar Working Capital Facility Uncommitted Tranche Letter of Credit from a Dollar Working Capital Facility Uncommitted Tranche Issuing Lender or a Multicurrency Working Capital Facility Letter of Credit from a Multicurrency Working Capital Facility Issuing Lender by delivering to the Issuing Lender of such Letter of Credit and the Administrative Agent a Letter of Credit Request, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request (consistent with requests made by such Issuing Lender from other similarly situated account parties). Such Letter of Credit Request shall specify:

(i)            whether the Letter of Credit requested is to be an Acquisition Facility Letter of Credit, a Dollar Working Capital Facility Committed Tranche Letter of Credit, Dollar Working Capital Facility Uncommitted Tranche Letter of Credit or a Multicurrency Working Capital Facility Letter of Credit;

(ii)           the maximum amount of such Letter of Credit and the account party therefor;

(iii)          in the case of a Multicurrency Working Capital Facility Letter of Credit, whether such Letter of Credit is to be denominated in United States Dollars or Canadian Dollars;

(iv)          in the case of a Working Capital Facility Letter of Credit, if such Working Capital Facility Letter of Credit is a Performance Letter of Credit, a Long Tenor Letter of Credit and/or a Trade Letter of Credit;

(v)           in the case of an Acquisition Facility Letter of Credit, (A) if such Letter of Credit is to be an Acquisition Facility Acquisition Extension of Credit, an Acquisition Facility Working Capital Extension of Credit or an Acquisition Facility Maintenance Cap-Ex Extension of Credit, (B) if such Letter of Credit is a Performance Letter of Credit, a Long Tenor Letter of Credit and/or a Trade Letter of Credit and (C) if such Letter of Credit is an Acquisition Facility Transportation Letter of Credit;

(vi)          the requested date on which such Letter of Credit is to be issued;

(vii)         the purpose and nature of the proposed Letter of Credit;

(viii)        the name and address of the beneficiary of such Letter of Credit;

(ix)          the expiration or termination date of the Letter of Credit;

(x)           the documents to be presented by such beneficiary in the case of a drawing or demand for payment thereunder; and

(xi)          the delivery instructions for such Letter of Credit.

If requested by the Issuing Lender, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. To the extent that any material provision of any such application is inconsistent with the provisions of this Section 3 or adds events of default, grants of security, or remedies not already contained in the Loan Documents, the provisions of this Section 3 and this Agreement shall apply and such provision shall not be given effect.

Notwithstanding anything herein to the contrary, no Issuing Lender shall be obligated to issue or consider issuing any Letter of Credit if, after giving effect to the issuance of such Letter of Credit, the aggregate amount of outstanding L/C Obligations attributable to Letters of Credit issued by such Issuing Lender would exceed such Issuing Lender’s Issuance Cap; provided, that subject to the terms and conditions hereof, each Issuing Lender may issue or consider issuing Letters of Credit on a discretionary basis during such time as the aggregate amount of outstanding L/C Obligations attributable to Letters of Credit issued by such Issuing Lender exceed such Issuing Lender’s Issuance Cap, but the Issuing Lender shall have no obligation to do so.

(b)               Procedure for Amendments of Letters of Credit. The applicable Borrower may from time to time request an amendment (including any extension) to any outstanding Letter of Credit by delivering to the Issuing Lender of such Letter of Credit and the Administrative Agent a Letter of Credit Request which shall specify:

(i)            the Letter of Credit to be amended;

(ii)           the requested date of the proposed amendment;

(iii)          the nature of the proposed amendment; and

(iv)          the delivery instructions for such amendment.

Notwithstanding anything herein to the contrary, no Issuing Lender shall be obligated to amend (or consider amending) any Letter of Credit if, after giving effect to the amendment of such Letter of Credit, the aggregate amount of outstanding L/C Obligations attributable to Letters of Credit issued by such Issuing Lender would exceed such Issuing Lender’s Issuance Cap, provided that subject to the terms and conditions hereof, each Issuing Lender may issue or consider issuing Letters of Credit on a discretionary basis during such time as the aggregate amount of outstanding L/C Obligations attributable to Letters of Credit made by such Issuing Lender exceed such Issuing Lender’s Issuance Cap, but the Issuing Lender shall have no obligation to do so.

(c)          Timing of Letter of Credit Requests. A Letter of Credit Request must be received by the applicable Issuing Lender and the Administrative Agent by no later than 3:00 p.m. (New York City time), on the date such Letter of Credit is to be issued or amended, or such other time as previously agreed between the Issuing Lender thereof and the U.S. Borrower. Upon the issuance of any Letter of Credit or any amendment to an outstanding Letter of Credit, the Administrative Agent and the Acquisition Facility Lenders, the Dollar Working Capital Facility Committed Tranche Lenders, the Dollar Working Capital Facility Uncommitted Tranche Lenders or the Multicurrency Working Capital Facility Lenders, as applicable, shall be entitled to assume that the Letter of Credit Request and certificates, documents and other papers and information reasonably requested by the applicable Issuing Lender in connection therewith were completed and delivered to the satisfaction of such Issuing Lender.

(d)          Validation Procedure. Upon receipt of a Letter of Credit Request by an Issuing Lender, such Issuing Lender will confirm with the Administrative Agent (by telephone and in writing), that the Administrative Agent has received a copy of such Letter of Credit Request and, if not, such Issuing Lender will provide the Administrative Agent, with a copy thereof. Upon receipt by such Issuing Lender of confirmation from the Administrative Agent that the requested Letter of Credit or amendment is permitted in accordance with the terms hereof, such Issuing Lender shall, on the requested date, issue (with respect to a Dollar Working Capital Facility Committed Tranche Letter of Credit, a Multicurrency Working Capital Facility Letter of Credit or an Acquisition Facility Letter of Credit) or consider issuing (with respect to a Dollar Working Capital Facility Uncommitted Tranche Letter of Credit) a Letter of Credit for the account of the applicable Borrower or enter into (with respect to a Dollar Working Capital Facility Committed Tranche Letter of Credit, a Multicurrency Working Capital Facility Letter of Credit or an Acquisition Facility Letter of Credit) or consider entering into (with respect to a Dollar Working Capital Facility Uncommitted Tranche Letter of Credit) the applicable amendment, as the case may be, in each case in accordance with such Issuing Lender’s usual and customary business practices.

(e)           Dollar Working Capital Facility Uncommitted Tranche Letter of Credit Requests. Upon receipt of notice by the Administrative Agent of a Letter of Credit Request from a Borrower under the Dollar Working Capital Facility Uncommitted Tranche, the Administrative Agent will promptly notify each Dollar Working Capital Facility Uncommitted Tranche Lender of its receipt of such Letter of Credit Request and the amount of such applicable Dollar Working Capital Facility Uncommitted Tranche Lender’s Dollar Working Capital Facility Uncommitted Tranche Percentage of the requested Dollar Working Capital Facility Uncommitted Tranche Letter of Credit, and shall deliver such other information received by it relating thereto as any applicable Dollar Working Capital Facility Uncommitted Tranche Lender may request. Unless a Dollar Working Capital Facility Uncommitted Tranche Lender has provided the Administrative Agent with a Declining Lender Notice prior to 10:00 a.m. (New York City time) on the date of issuance of such Dollar Working Capital Facility Uncommitted Tranche Letter of Credit, if the applicable Dollar Working Capital Facility Uncommitted Tranche Issuing Lender elects in its sole discretion to issue or amend, as applicable, a Dollar Working Capital Facility Uncommitted Tranche Letter of Credit pursuant to a Letter of Credit Request, each Dollar Working Capital Facility Uncommitted Tranche Lender (or after a Conversion to Approving Lenders Date, each then Approving Lender) will be deemed to have approved such requested Dollar Working Capital Facility Uncommitted Tranche Letter of Credit. If any Dollar Working Capital Facility Uncommitted Tranche Lender in a timely manner provides the Administrative Agent with such a Declining Lender Notice, the Administrative Agent shall notify the Borrowers and the other Dollar Working Capital Facility Uncommitted Tranche Lenders (other than Declining Lenders) that one or more of the Dollar Working Capital Facility Uncommitted Tranche Lenders have elected not to fund or participate in further Dollar Working Capital Facility Uncommitted Tranche Letters of Credit.

3.4           General Terms of Letters of Credit. (a)  Each Acquisition Facility Letter of Credit and each Dollar Working Capital Facility Letter of Credit is to be denominated only in United States Dollars. Each Multicurrency Working Capital Facility Letter of Credit is to be denominated only in United States Dollars or Canadian Dollars (as the applicable Borrower shall notify the Administrative Agent and the applicable Issuing Lender in accordance with 3.3(a)). Each Letter of Credit is to be either a Trade Letter of Credit or a Performance Letter of Credit.

(b)           Each Letter of Credit shall, subject to Section 3.4(c), expire no later than ninety (90) days after the date of issuance (or extension), unless such Letter of Credit is, subject to the Dollar Long Tenor Letter of Credit Sub-Limit (with respect to a Dollar Working Capital Facility Letter of Credit) or the Multicurrency Long Tenor Letter of Credit Sub-Limit (with respect to a Multicurrency Working Capital Facility Letter of Credit), a Long Tenor Letter of Credit, or, subject to the Dollar Performance Letter of Credit Sub-Limit (with respect to a Dollar Working Capital Facility Letter of Credit), the Multicurrency Performance Letter of Credit Sub-Limit (with respect to a Multicurrency Working Capital Facility Letter of Credit) or subject to the Acquisition Facility Transportation Letter of Credit Sub-Limit (with respect to an Acquisition Facility Transportation Letter of Credit), or a Performance Letter of Credit, in which case, such Letter of Credit (including any such Auto-Renewal Letter of Credit) shall expire no later than the earlier of one (1) year after the date of issuance and the Applicable Facility Termination Date applicable thereto; provided that (i) at any time, the Dollar Equivalent of the aggregate face amount of all Letters of Credit issued with an expiration date after the Applicable Facility Termination Date applicable thereto shall not exceed $300,000,000; (ii) all Letters of Credit with an expiration date after the Applicable Facility Termination Date applicable thereto shall be returned and cancelled (with the beneficiary’s consent) or Cash Collateralized at least 15 Business Days prior to the Applicable Facility Termination Date applicable thereto and (iii) no such Letter of Credit may be issued with an expiration date after the date that is six months after the Applicable Facility Termination Date applicable thereto.

(c)           Upon request by any Borrower in the applicable Letter of Credit Request, the relevant Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”). Unless otherwise agreed upon by the applicable Issuing Lender at its sole discretion, the applicable Borrower shall make a specific request to such Issuing Lender for any renewal of an Auto-Renewal Letter of Credit, such prior notice to be delivered to the applicable Issuing Lender and the Administrative Agent no later than thirty (30) days prior to the expiration or termination date of such Auto-Renewal Letter of Credit (the date of the delivery of such notice, the “Renewal Notice Date”); provided that, unless otherwise agreed upon by the applicable Issuing Lender at its sole discretion, the applicable Borrower shall provide to the applicable Issuing Lender and the Administrative Agent written notice of its intent to not renew such an Auto-Renewal Letter of Credit no later than thirty (30) days prior to the expiration or termination date of such Auto-Renewal Letter of Credit (the date of the delivery of such notice, the “Non-Renewal Notice Date”). Once an Auto-Renewal Letter of Credit has been issued (or is permitted to be outstanding hereunder in the case of an outstanding Letter of Credit that is an Auto-Renewal Letter of Credit), the Lenders shall be deemed to have authorized (but the Lenders may not require) such Issuing Lender to permit the renewal of such Letter of Credit at any time to a date not later than six (6) months after the Applicable Facility Termination Date; provided, however, that no Issuing Lender shall permit any renewal of an Auto-Renewal Letter of Credit if (A) such Issuing Lender has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 3.4 or 6.2 or otherwise), (B) after giving effect to any such renewal, the earlier of the (x) expiration date of such Auto-Renewal Letter of Credit and (y) the next occurring Non-Renewal Notice Date of such Auto-Renewal Letter of Credit would occur after the date that is six (6) months after the Applicable Facility Termination Date, or (C) it has received notice in writing on or before the date that is two (2) Business Days before the Renewal Notice Date from the Administrative Agent, any Lender or the applicable Borrower that one or more of the applicable conditions specified in Section 3.4 or 6.2 is not then satisfied. Notwithstanding anything to the contrary contained herein, no Issuing Lender shall have any obligation to permit the renewal of any Auto-Renewal Letter of Credit at any time if any of the applicable conditions specified in Section 6.2 is not then satisfied.

(d)           If any Issuing Lender (other than MUFG or an Affiliate thereof) shall issue, extend or amend any Letter of Credit without obtaining prior consent of the Administrative Agent (as provided in Section 3.3(d)), or if any Issuing Lender (other than, in the case of clause (i) below, MUFG or an Affiliate thereof) shall permit the extension or renewal of an Auto-Renewal Letter of Credit (i) without giving timely prior notice to the Administrative Agent or (ii) when such extension or renewal is not permitted hereunder (as provided in sub-section (c) above), such Letter of Credit (A) shall for all purposes be deemed to have been issued by such Issuing Lender solely for its own account and risk and (B) shall not be considered a Letter of Credit outstanding under this Agreement, and no Lender shall be deemed to have any participation therein, effective as of the date of such issuance, amendment, extension or renewal, as the case may be, unless the Required Committed Lenders (if such Letter of Credit is a Dollar Working Capital Facility Committed Tranche Letter of Credit, a Multicurrency Working Capital Facility Letter of Credit or an Acquisition Facility Letter of Credit) or the Required Dollar Working Capital Facility Uncommitted Tranche Lenders (if such Letter of Credit is a Dollar Working Capital Facility Uncommitted Tranche Letter of Credit) expressly consent thereto; provided, however, that to be considered a Letter of Credit outstanding under this Agreement, the consent of all Lenders shall be required to the extent that any such issuance, amendment, extension or renewal is not then permitted hereunder by reason of the provisions of this Section 3.4.

(e)           Notwithstanding anything herein to the contrary, an Issuing Lender is under no obligation to issue or provide any Letter of Credit (including any renewal of an Auto-Renewal Letter of Credit) or renew, extend or amend any Letter of Credit unless consented to by such Issuing Lender and the Administrative Agent if:

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing, renewing, extending or amending such Letter of Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance, renewal, extension or amending of a Letter of Credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (in the case of an amendment of a Letter of Credit, for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which such Issuing Lender in good faith deems material to it; or

(ii)           such Letter of Credit or the requested amendment is not in form and substance reasonably acceptable to such Issuing Lender thereof or the issuance of such Letter of Credit shall violate any applicable policies of such Issuing Lender.

(f)            Within one (1) Business Day after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender thereof will also deliver to the applicable Borrower and the Administrative Agent, a true and complete copy of such Letter of Credit or amendment.

(g)          Each Letter of Credit shall be subject to the International Standby Practices (“ISP 98”) International Chamber of Commerce Publication No. 590 or Uniform Customs and Practice for Documentary Credits No. 600 (“UCP 600”), as applicable, and to the extent not inconsistent with ISP 98 or UCP 600, the Laws of the State of New York.

3.5           Fees, Commissions and Other Charges.

(a)           Letter of Credit Fee. The Borrowers shall pay to the Administrative Agent, for the account of the relevant Issuing Lender and the Acquisition Facility L/C Participants, Dollar Working Capital Facility L/C Participants or Multicurrency Working Capital Facility L/C Participants, as applicable, a letter of credit commission, with respect to each outstanding Letter of Credit, in an amount equal to the Applicable L/C Fee Rate times the average daily maximum amount of such Letter of Credit (expressed as United States Dollars or Canadian Dollars, as applicable); provided that such letter of credit commission shall not be in an amount less than $500 or C$500, as applicable, for the period during which such Letter of Credit is outstanding, and, in each case, such commission shall be payable to the Acquisition Facility L/C Participants, Dollar Working Capital Facility L/C Participants or Multicurrency Working Capital Facility L/C Participants, as applicable, and the Issuing Lender of such Letter of Credit to be shared ratably among them in accordance with the average daily amount of their respective Acquisition Facility Commitment Percentages, Dollar Working Capital Facility Commitment Percentages, Adjusted Dollar Working Capital Facility Uncommitted Tranche Percentage and Multicurrency Working Capital Facility Commitment Percentages. Such commission shall be payable quarterly in arrears on each L/C Fee Payment Date.

(b)           Fronting Fee. In addition to the fees and commissions in (a) and (c), the Borrowers shall pay each relevant Issuing Lender an amount equal to 0.20% per annum times the face amount of each Letter of Credit (expressed as United States Dollars or Canadian Dollars, as applicable) issued by such Issuing Lender. Such fee shall be nonrefundable and shall be payable quarterly in arrears on each L/C Fee Payment Date.

(c)           Other Charges. In addition to the foregoing fees and commissions, the Borrowers shall, upon demand, pay or reimburse each Issuing Lender of any Letter of Credit for such normal and customary costs, expenses and fees as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending, processing, negotiating or otherwise administering any Letter of Credit. The Borrowers shall pay each relevant Issuing Lender of any Letter of Credit (i) a fee of no less than $500 for any issuance of a Letter of Credit by such Issuing Lender and (ii) a fee of $100 for any amendment of a Letter of Credit issued by such Issuing Lender (which fees shall be in addition to any fee payable under the preceding sentence for such issuance or amendment).

(d)           Distribution of Fees. The Administrative Agent shall, within two (2) Business Days following its receipt thereof, distribute to the relevant Issuing Lenders and the L/C Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this Section 3.5.

3.6           L/C Participations. (a)  Each Issuing Lender irrevocably agrees to grant and hereby grants to each Relevant L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit hereunder, each Relevant L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each such Issuing Lender, on the terms and conditions hereinafter stated, for such Relevant L/C Participant’s own account and risk, an undivided interest in such Issuing Lender’s obligations and rights under each Relevant Letter of Credit issued or provided by such Issuing Lender hereunder and the amounts paid by such Issuing Lender thereunder equal to such Relevant L/C Participant’s Commitment Percentage or Dollar Working Capital Facility Uncommitted Tranche Percentage (determined as of the date of issuance of such Letter of Credit), as applicable.

(b)           Each L/C Participant’s obligation to accept and purchase for such L/C Participant’s own account and risk, an undivided participation interest in an Issuing Lender’s obligations and rights under each Letter of Credit issued or provided by such Issuing Lender hereunder and the amounts paid by such Issuing Lender thereunder equal to such L/C Participant’s Commitment Percentage or Dollar Working Capital Facility Uncommitted Tranche Percentage thereof, as applicable, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such L/C Participant may have against any Issuing Lender, any Borrower, or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Loan Party, (iv) any breach of this Agreement or any other Loan Document by any Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(c)           The obligations of the L/C Participants to purchase participations in the obligations of the Issuing Lenders under outstanding Letters of Credit pursuant to Section 3.6 shall survive the Applicable Facility Termination Date with respect to Letters of Credit which have been Cash Collateralized pursuant to Section 3.4(b) until the earliest of (i) the expiration date for such Letters of Credit and all drawings thereunder having been repaid in full, (ii) the date the entire amount available under such Letters of Credit is drawn and such drawings are repaid and no further drawings are permitted under such Letters of Credit, and (iii) the date that is six (6) months after the Applicable Facility Termination Date applicable to such Letters of Credit; provided that, notwithstanding any other provision of this Section 3.6(c), with respect to any Letter of Credit having an expiration date following the Applicable Facility Termination Date applicable thereto (such a Letter of Credit, a “Post-Termination LOC”), in no event shall the obligations of the L/C Participants to purchase participations in the obligations of an Issuing Lender under a Post-Termination LOC pursuant to Section 3.6(a) expire or terminate prior to the Business Day following the expiration, cancellation or termination of the last remaining outstanding Post-Termination LOC and the payment in full of all drawings, if any, thereunder.

(d)           If for any reason any Unreimbursed Amount cannot be refinanced by an L/C Reimbursement Loan in accordance with Section 3.7(c), each Relevant L/C Participant shall, on or before the deadline for such Relevant Facility Loan to have been made, pay to the Administrative Agent for the account of the applicable Issuing Lender in immediately available funds such Relevant L/C Participant’s Commitment Percentage or Adjusted Dollar Working Capital Facility Uncommitted Tranche Percentage, as applicable, of such Unreimbursed Amount, and upon receipt thereof, the Administrative Agent shall promptly distribute such funds to the applicable Issuing Lender in like funds received.

(e)           If any L/C Participant fails to timely pay to the Administrative Agent all or a portion of its Commitment Percentage or its Adjusted Dollar Working Capital Facility Uncommitted Tranche Percentage, as applicable, of any Unreimbursed Amount required to be paid pursuant to Section 3.6(d), such overdue amounts shall bear interest payable by such L/C Participant at the rate per annum applicable to Base Rate Loans (in the case of Unreimbursed Amounts denominated in United States Dollars) or Prime Rate Loans (in the case of Unreimbursed Amounts denominated in Canadian Dollars) under the applicable Facility until such overdue amounts are paid in full.

(f)            Whenever, at any time after any Issuing Lender has received from any Relevant L/C Participant its Commitment Percentage or its Adjusted Dollar Working Capital Facility Uncommitted Tranche Percentage, as applicable, of any Unreimbursed Amount, such Issuing Lender receives any payment on account thereof (whether directly from any Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender shall distribute to such Relevant L/C Participant its Commitment Percentage or its Adjusted Dollar Working Capital Facility Uncommitted Tranche Percentage, as applicable, of such payments; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such Relevant L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it in like funds received.

3.7           Reimbursement Obligations of the Borrowers. (a)  Upon receipt by the relevant Issuing Lender from the beneficiary of any Letter of Credit of any notice of a drawing or demand for payment under such Letter of Credit, such Issuing Lender shall promptly notify the applicable Borrower that requested such Letter of Credit and the Administrative Agent thereof. If such Borrower receives notice (confirmed by telephone) from such Issuing Lender of a drawing or demand for payment under a Letter of Credit prior to 1:00 p.m. (New York City time), on any Business Day, such Borrower shall reimburse such Issuing Lender on such Business Day for the Unreimbursed Amount of such Letter of Credit. If such Borrower receives notice (confirmed by telephone) from such Issuing Lender of a drawing or demand for payment under a Letter of Credit at or after 1:00 p.m. (New York City time), on any Business Day, such Borrower shall so reimburse such Issuing Lender on the Business Day immediately following the Business Day upon which such notice was received by such Borrower. Such reimbursement shall be made directly to such Issuing Lender in the currency in which such Letter of Credit was drawn in an amount equal to (i) the amount so paid and (ii) any Non-Excluded Taxes and any reasonable fees, charges or other costs or expenses incurred by such Issuing Lender at its Applicable Lending Office in immediately available funds (such amount that has not been reimbursed by the applicable Borrower being, the “Unreimbursed Amount”).

(b)          If the applicable Borrower fails to fully reimburse any Issuing Lender pursuant to Section 3.7(a) at the time and on the due date specified in such Section (the “Reimbursement Date”), such Issuing Lender shall so notify the Administrative Agent (with a copy to the applicable Borrower), which notice shall be provided on a Business Day, and specify in such notice the amount (and currency) of the Unreimbursed Amount. Immediately upon receipt of such notice from such Issuing Lender, the Administrative Agent shall notify each Relevant L/C Participant of the Reimbursement Date, the Unreimbursed Amount, and the amount (and currency) of such Relevant L/C Participant’s Commitment Percentage or Adjusted Dollar Working Capital Facility Uncommitted Tranche Percentage thereof.

(c)           If there shall be any Unreimbursed Amounts owing to any Issuing Lender on or after such Unreimbursed Amounts were due pursuant to Section 3.7(a), the relevant Issuing Lender may request on behalf of the applicable Borrower (and each Borrower hereby irrevocably authorizes such Issuing Lender to act on its behalf solely in this regard), that each Relevant Facility Lender make a Relevant Facility Loan (which initially shall be a Base Rate Loan (in the case of a Loan denominated in United States Dollars) or a Prime Rate Loan (in the case of a Loan denominated in Canadian Dollars)) in the currency in which such Letter of Credit was drawn and in an amount equal to such Relevant Facility Lender’s Commitment Percentage or Adjusted Dollar Working Capital Facility Uncommitted Tranche Percentage, as applicable, of the outstanding amount of such Unreimbursed Amount (an “L/C Reimbursement Loan”). In accordance with Section 2.5(c) or 2.5(d), as applicable, unless any of the conditions contained in Section 6.2 shall not have been satisfied or waived (in which event the procedures set forth in Section 3.6 shall apply), each Relevant Facility Lender shall make the proceeds of its Relevant Facility Loan available to the Administrative Agent prior to 11:00 a.m. (New York City time) in funds immediately available on the Business Day next succeeding the date such request is made. The proceeds of such Relevant Facility Loans shall be immediately applied to repay the applicable Issuing Lender.

(d)           With respect to Unreimbursed Amounts that are not paid on the date due, interest shall be payable on any and all Unreimbursed Amounts from the date such amounts become payable (whether at stated maturity, by acceleration, demand or otherwise) until payment in full (either in cash or upon the making of a Relevant Facility Loan) at the applicable rate which would be payable on any outstanding Relevant Facility Loans that were Base Rate Loans or (with respect to Unreimbursed Amounts denominated in Canadian Dollars) Prime Rate Loans, as applicable, which were then overdue.

3.8           Obligations Absolute. (a)  The Borrowers’ obligations under this Section 3 shall be absolute, irrevocable and unconditional and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lenders, nor any of their Related Persons, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.9           Role of the Issuing Lenders. (a)  The responsibility of any Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit issued on behalf of any Borrower shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered by or on behalf of the beneficiary under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit. In addition, each Lender and each Borrower agree that, in paying any drawing or demand for payment under any Letter of Credit, the Issuing Lender of such Letter of Credit shall not have any responsibility to inquire as to the validity or accuracy of any document presented in connection with such drawing or demand for payment or the authority of the Person executing or delivering the same.

(b)           No Agent-Related Person nor any of the respective correspondents, participants or assignees of any Issuing Lender shall be liable to any Lender for: (i) any action taken or omitted in connection herewith in respect of any Letter of Credit at the request or with the approval or deemed approved of the Required Lenders, the Required Committed Lenders or the Required Dollar Working Capital Facility Uncommitted Tranche Lenders; (ii) any action taken or omitted in respect of any Letter of Credit in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any Letter of Credit or any document delivered in connection with the issuance or payment of such Letter of Credit.

(c)           The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower from pursuing such rights and remedies as it may have against such beneficiary or transferee. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Lenders shall be liable or responsible for any of the matters described in Section 3.8; provided, however, that anything in such Section or elsewhere herein to the contrary notwithstanding, any Borrower may have a claim against any Issuing Lender and such Issuing Lender may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proved were caused (x) by such Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of such Letter of Credit or (y) as a result of gross negligence or willful misconduct by such Issuing Lender with respect to the payment by such Issuing Lender of any Letter of Credit against presentation of any document or certificate that does not strictly comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing: (i) any Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) no Issuing Lender shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.10         Letter of Credit Request. To the extent that any material provision of any Letter of Credit Request related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4        GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

4.1           Increase, Termination or Reduction of Commitments or Total Dollar Working Capital Facility Uncommitted Tranche Portions. (a)  The U.S. Borrower shall have the right, from time to time, upon not less than four (4) Business Days’ notice to the Administrative Agent, to terminate the Dollar Working Capital Facility Commitments, the Total Dollar Working Capital Facility Uncommitted Tranche Portions, the Multicurrency Working Capital Facility Commitments and/or the Acquisition Facility Commitments or, from time to time, reduce the Dollar Working Capital Facility Commitments, the Total Dollar Working Capital Facility Uncommitted Tranche Portions, the Multicurrency Working Capital Facility Commitments and/or the Acquisition Facility Commitments; provided, that no such termination or reduction of the relevant Commitments or the Total Dollar Working Capital Facility Uncommitted Tranche Portions shall be permitted to the extent that, after giving effect thereto and to any prepayments of the Loans and Cash Collateralization of the Letters of Credit made on or before the effective date thereof, (i) the Total Dollar Working Capital Facility Committed Tranche Extensions of Credit would exceed the aggregate amount of all Dollar Working Capital Facility Commitments of all Dollar Working Capital Facility Committed Tranche Lenders then in effect, (ii) the Total Dollar Working Capital Facility Uncommitted Tranche Extensions of Credit would exceed the Dollar Working Capital Facility Uncommitted Tranche Portions of all Dollar Working Capital Facility Uncommitted Tranche Lenders then in effect, (iii) the Total Multicurrency Working Capital Facility Extensions of Credit would exceed the aggregate amount of all Multicurrency Working Capital Facility Commitments of all Multicurrency Working Capital Facility Lenders then in effect or (iv) the Total Acquisition Facility Extensions of Credit would exceed the aggregate amount of all Acquisition Facility Commitments of all Acquisition Facility Lenders then in effect. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof and shall reduce permanently and ratably the applicable relevant Commitments or Dollar Working Capital Facility Uncommitted Tranche Portions then in effect.

(b)           At any time during the Increase Period, (x)(i) the aggregate Dollar Working Capital Facility Commitments or the Total Dollar Working Capital Facility Uncommitted Tranche Portions may be increased to an amount not to exceed $1,200,000,000 in the aggregate under the Dollar Working Capital Facility (a “Dollar Working Capital Facility Increase”) and (ii) the aggregate Multicurrency Working Capital Facility Commitments may be increased to an amount not to exceed $320,000,000 (a “Multicurrency Working Capital Facility Increase”); provided that the aggregate increases under clauses (x)(i) and (x)(ii) shall not exceed $470,000,000 and (y) the aggregate Acquisition Facility Commitments may be increased to an amount not to exceed $750,000,000 (an “Acquisition Facility Increase”; a Dollar Working Capital Facility Increase, Multicurrency Working Capital Facility Increase and an Acquisition Facility Increase, each being a “Facility Increase”), in each case, pursuant to the following procedure:

(i)            The U.S. Borrower may make a written request for such Facility Increase to the Administrative Agent, who shall forward a copy of any such request to the Lenders under such Facility. Each request by the U.S. Borrower pursuant to the immediately preceding sentence shall specify a proposed effective date of such increase (the “Requested Increase Effective Date”), the aggregate amount of such requested increase (the “Requested Increase Amount”), and shall (subject to clause (iii) below) constitute an invitation to each of the Lenders under such Facility to increase its Commitment or Dollar Working Capital Facility Uncommitted Tranche Portion, as applicable, under such Facility by its Commitment Percentage or Dollar Working Capital Facility Uncommitted Tranche Percentage, as applicable, of such Requested Increase Amount.

(ii)           Each Lender under such Facility, acting in its sole discretion and with no obligations to increase its Commitment or Dollar Working Capital Facility Uncommitted Tranche Portion, as applicable, under such Facility pursuant to this Section 4.1(b), shall by written notice to the U.S. Borrower and the Administrative Agent advise the U.S. Borrower and the Administrative Agent whether or not such Lender agrees to all or any portion of such increase in its Commitment or Dollar Working Capital Facility Uncommitted Tranche Portion, as applicable, under such Facility within ten (10) days after the U.S. Borrower’s request. Any such Lender may accept all of its Commitment Percentage or Dollar Working Capital Facility Uncommitted Tranche Percentage, as applicable, of such increase, a portion of such increase, or decline to accept any of such increase in its Commitment or Dollar Working Capital Facility Uncommitted Tranche Portion, as applicable, under such Facility. If any such Lender shall not have responded affirmatively within such ten (10) day period, such Lender shall be deemed to have rejected the U.S. Borrower’s request for an increase in such Commitment or Dollar Working Capital Facility Uncommitted Tranche Portion, as applicable, in full. Promptly following the conclusion of such ten (10) day period, the Administrative Agent shall notify the U.S. Borrower of the results of the request for the applicable Facility Increase.

(iii)          If the aggregate amount of the increases in the Commitments or Total Dollar Working Capital Facility Uncommitted Tranche Portions under any Facility which the Lenders under such Facility have accepted in accordance with Section 4.1(b)(ii) shall be less than the Requested Increase Amount, the Administrative Agent (subject to the approval of the Administrative Agent and the Issuing Lenders under such Facility, such approvals not to be unreasonably withheld, delayed or conditioned) may offer to such additional Persons (including the Lenders under such Facility), as may be agreed by the U.S. Borrower and the Administrative Agent, the opportunity to make available such amount of new Commitments or Dollar Working Capital Facility Uncommitted Tranche Portions, as applicable, under such Facility as may be required so that the aggregate increases in the Commitments or Dollar Working Capital Facility Uncommitted Tranche Portions, as applicable, under such Facility by the existing Lenders thereunder together with such new Commitments or Dollar Working Capital Facility Uncommitted Tranche Portions, as applicable, by such other Persons (the “New Lenders”) shall equal the Requested Increase Amount (the aggregate Facility Increase provided by such existing Lenders and the New Lenders, the “Increase Amount”). Such Increase Amount shall be in an amount equal to $5,000,000 or a whole multiple thereof. Notwithstanding the foregoing, with respect to up to $100,000,000 in Facility Increases, the Borrowers may receive the Requested Increase Amount by, subject to the approval of the Administrative Agent and the Issuing Lenders under the applicable Facility (such approvals not to be unreasonably withheld, delayed or conditioned), offering to such additional Persons (including the Lenders under the applicable Facility), as may be agreed by the U.S. Borrower and the Administrative Agent, the opportunity to make available such amount of new Commitments or Dollar Working Capital Facility Uncommitted Tranche Portions, as applicable, under the applicable Facility. The effectiveness of all such increases (each such date, the applicable “Increase Effective Date”) in the Commitments or Total Dollar Working Capital Facility Uncommitted Tranche Portions, as applicable, under such Facility are subject to the satisfaction of the following conditions: (A) each Lender that so elects to increase its Commitment or Dollar Working Capital Facility Uncommitted Tranche Portion, as applicable, under such Facility (each an “Increasing Lender”), each New Lender, the Administrative Agent and the U.S. Borrower shall have executed and delivered an agreement, substantially in the form attached hereto as Exhibit P (an “Increase and New Lender Agreement”); (B)(i)(x) with respect to the Dollar Working Capital Facility, the aggregate Dollar Working Capital Facility Commitment plus the Total Dollar Working Capital Facility Uncommitted Tranche Portions after giving effect to such increases shall not exceed $1,200,000,000 in the aggregate and (y) with respect to the Multicurrency Working Capital Facility, the aggregate Multicurrency Working Capital Facility Commitment after giving effect to such increases shall not exceed $320,000,000; provided that the aggregate increases under clauses (i)(x) and (i)(y) shall not exceed $470,000,000 and (ii) with respect to the Acquisition Facility, the aggregate Acquisition Facility Commitments after giving effect to such increase shall not exceed $750,000,000; (C) any fees and other amounts (including pursuant to Section 11.6) payable by the U.S. Borrower in connection with such increase and accession shall have been paid; (D) no Default or Event of Default has occurred and is continuing or would result from such increase in the Commitments or Total Dollar Working Capital Facility Uncommitted Tranche Portions; (E) delivery of an Availability Certification dated as of the date of such increase and (F) with respect to each Mortgaged Property, the Administrative Agent shall have received (1) such amendments to the Mortgage and Security Agreements or new Mortgage and Security Agreements as are in form and substance reasonably satisfactory to the Administrative Agent, in each case, executed and delivered by a duly authorized officer of the relevant Loan Party to the extent necessary to reflect the increase in the applicable Facility (it being understood that, unless requested by the Administrative Agent, no amendment shall increase the amount secured thereby if the same will result in the payment of additional mortgage recording tax) and (2) with respect to each such Mortgage and Security Agreement, a date-down endorsement to the title insurance policy covering such Mortgage and Security Agreement (or if a date-down is not available for a particular jurisdiction, a new title insurance policy in the same insured amount as originally issued or marked up unconditional title commitment, pro forma policy or binder for such insurance) in each case in form and substance not materially less favorable to the Administrative Agent or the Lenders as such title policies or marked up unconditional title commitments, pro forma policies or binders delivered on or prior to the Restatement Effective Date, (3) evidence satisfactory to it that all premiums in respect of a related date-down endorsement or title policy (or policies) have been paid and (4) to the extent required by applicable Law, a standard flood hazard determination for each Mortgaged Property located in the United States, and with respect to any Mortgaged Property in the United States that is located in a special flood hazard area and with respect to any Mortgaged Property located in Canada in a flood plain, evidence of flood insurance in form and substance reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, Extensions of Credit made under any Facility Increase shall bear interest at the rate otherwise applicable to corresponding Extensions of Credit under the applicable Facility.

(iv)          On any Increase Effective Date with respect to any Facility, (A) each Increasing Lender or New Lender thereof shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine for the benefit of the other Lenders under such Facility as being required in order to cause (after giving effect to such increase and the use of such amounts to make payments to the other Lenders under such Facility) each Lender’s portion of the outstanding Loans of all Lenders under such Facility to equal its Commitment Percentage or Adjusted Dollar Working Capital Facility Uncommitted Tranche Percentage, as applicable, of such Loans, (B) the applicable Borrower shall be deemed to have repaid and reborrowed all outstanding Loans of all the Lenders under such Facility to equal its Commitment Percentage or Adjusted Dollar Working Capital Facility Uncommitted Tranche Percentage, as applicable, of such outstanding Loans as of the date of the applicable Facility Increase (with such reborrowing to consist of the Types of Loans, with related Interest Periods, if applicable, specified in a notice delivered by the applicable Borrower in accordance with the requirements of Section 4.3) and (C) the participations in Letters of Credit shall be adjusted to reflect changes in the applicable Commitment Percentages or Adjusted Dollar Working Capital Facility Uncommitted Tranche Percentage, as applicable. The deemed payments made pursuant to clause (B) of the immediately preceding sentence in respect of each Eurocurrency Loan shall be subject to indemnification by the applicable Borrower pursuant to the provisions of Section 4.14 if the deemed payment occurs other than on the last day of the related Interest Periods; provided, that the Administrative Agent and each Lender shall cooperate with the Borrowers to reduce and/or eliminate any such indemnification payments to the extent reasonably possible if such cooperation would not subject the Administrative Agent or such Lender, as applicable, to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Administrative Agent or such Lender.

(v)           Upon the Increase Effective Date with respect to any Facility, Schedule 1.0 of the Increase and New Lender Agreement, which shall reflect the Commitments and the Commitment Percentages, or the Total Dollar Working Capital Facility Uncommitted Tranche Portions and Dollar Working Capital Facility Uncommitted Tranche Percentages, as applicable, of the Lenders under such Facility at such time, shall be deemed to supersede Schedule 1.0 hereto without any further action or consent of any party. The Administrative Agent shall cause a copy of such revised Schedule 1.0 to be available to the Issuing Lenders and the Lenders.

4.2           Interest Rates and Payment Dates. (a)  Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate for such Eurocurrency Loan determined for such day plus the Applicable Margin.

(b)           Each Base Rate Loan (including Dollar Swing Line Loans and Multicurrency Swing Line Loans denominated in United States Dollars) shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin. Each Prime Rate Loan (including Multicurrency Swing Line Loans denominated in Canadian Dollars) shall bear interest at a rate per annum equal to the Prime Rate plus the Applicable Margin.

(c)            If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due after giving effect to any applicable grace periods (whether at the stated maturity, by acceleration or otherwise), all outstanding Obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (i) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00%, (ii) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans or (with respect to Reimbursement Obligations in respect of Letters of Credit denominated in Canadian Dollars) Prime Rate Loans in respect of the applicable Facility plus 2.00%, and (iii) in the case of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder, at a rate per annum equal to the rate then applicable to Base Rate Loans or (with respect to interest payable on any Loan denominated in Canadian Dollars or on any Reimbursement Obligations in respect of Letters of Credit denominated in Canadian Dollars) Prime Rate Loans under the applicable Working Capital Facility plus 2.00%, in each case, from the date of such nonpayment after giving effect to any applicable grace periods until such amount not paid when due is paid in full (after as well as before judgment).

(d)           Interest shall be payable in arrears on each Interest Payment Date or on the applicable date with respect to interest payable pursuant to Section 4.2(c) above.

4.3            Conversion and Continuation Options. (a)  The applicable Borrower may elect from time to time to Convert Eurocurrency Loans denominated in United States Dollars to Base Rate Loans or Convert Eurocurrency Loans denominated in Canadian Dollars to Prime Rate Loans by giving the Administrative Agent at least two (2) Business Days’ prior irrevocable notice of such election in the form attached hereto as Annex II (the “Continuation/Conversion Notice”), such Continuation/Conversion Notice specifying the Facility of the Loans to be Converted and the amount and the date such Conversion is to be made; provided that any such Conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The applicable Borrower may elect from time to time to Convert Base Rate Loans or Prime Rate Loans to Eurocurrency Loans by giving the Administrative Agent irrevocable notice of such election (in the form of a Continuation/Conversion Notice) prior to 1:00 p.m. (New York City time) at its New York office, three (3) Business Days before the date of such election. Any such notice of Conversion to Eurocurrency Loans shall specify the Facility of the Loans to be Converted, the amount to be Converted, the date of such Conversion and the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Relevant Facility Lender thereof. All or any part of outstanding Eurocurrency Loans, Base Rate Loans or Prime Rate Loans may be Converted as provided herein; provided that (i) no Base Rate Loan or Prime Rate Loan may be Converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have reasonably determined that such a Conversion is not appropriate and (ii) no Base Rate Loan or Prime Rate Loan may be Converted into a Eurocurrency Loan after the date that is one (1) month prior to the Applicable Facility Termination Date.

(b)           Any Eurocurrency Loans may be Continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving the Administrative Agent irrevocable notice (in the form of a Continuation/Conversion Notice) prior to 1:00 p.m. (New York City time), at its New York office, in each case, three (3) Business Days before the date such Eurocurrency Loans are to be Continued, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans. If the applicable Borrower fails to give timely notice requesting a Continuation, then the applicable Loans shall be converted to Base Rate Loans (in the case of any Loans denominated in United States Dollars) or Prime Rate Loans (in the case of any Loans denominated in Canadian Dollars). Any automatic Conversion to Base Rate Loans or Prime Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Loans.

(c)           During the existence of an Event of Default, no Loan may be requested as, Converted to or Continued as Eurocurrency Loans if the Required Lenders have reasonably determined that such a request, Conversion or Continuation is not appropriate.

4.4           Minimum Amounts of Tranches; Maximum Number of Tranches. (a)  All borrowings, Conversions and Continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Tranche shall be equal to $1,000,000 or C$1,000,000, as applicable, or a whole multiple of $100,000 or C$100,000, as applicable, in excess thereof.

(b)           No more than (i) an aggregate of twenty (20) Tranches of Eurocurrency Loans shall be outstanding at any one time under the Acquisition Facility and the Dollar Working Capital Facility, (ii) five (5) Tranches of Eurocurrency Loans denominated in United States Dollars shall be outstanding at any one time under the Multicurrency Working Capital Facility and (iii) five (5) Tranches of Eurocurrency Loans denominated in Canadian Dollars shall be outstanding at any one time under the Multicurrency Working Capital Facility; provided that for each Facility Increase in an aggregate principal amount of $50,000,000, two (2) additional Tranches of Eurocurrency Loans may be outstanding under the relevant Facility (up to a maximum of thirty-five (35) Tranches of Eurocurrency Loans for all Facilities) at any one time.

4.5           Repayment of Loans; Evidence of Debt. (a)  Each Borrower unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender or to the relevant Issuing Lender, as applicable, the then unpaid principal amount of each of its Acquisition Facility Loans and each of its Working Capital Facility Loans on the Maturity Date therefor. Each Borrower hereby further agrees to pay interest on the unpaid principal amount of its Loans and Reimbursement Obligations from time to time outstanding from the Restatement Effective Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 4.2.

(b)           Each Lender shall maintain in accordance with its usual practice a record or records setting forth all of the indebtedness of the Borrowers to such Lender resulting from each Loan or other extension of credit hereunder of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent, on behalf of the Borrowers, shall maintain the Register required by Section 11.7(d), and shall include a subaccount therein for each Lender, in which it shall record (i) the amount of each Loan and a copy of the Note, if any, evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest or fee due and payable or to become due and payable from any Borrower to each Lender hereunder, (iii) the amount of such Lender’s share of any Unreimbursed Amount and (iv) both the amount of any sum received by the Administrative Agent hereunder from any Borrower and each Lender’s share thereof.

(d)           The entries made in the Register and the records of each Lender maintained pursuant to Section 4.5(b) shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded (absent manifest error); provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans and other extensions of credit hereunder made to such Borrower by such Lender in accordance with the terms of this Agreement.

(e)           Each Borrower agrees that, upon the request to the Administrative Agent by any Lender, such Borrower will execute and deliver to such Lender a promissory note evidencing the Dollar Working Capital Facility Committed Tranche Loans, the Dollar Working Capital Facility Uncommitted Tranche Loans, the Multicurrency Working Capital Facility Loans, the Dollar Committed Tranche Swing Line Loans, the Dollar Uncommitted Tranche Swing Line Loans, the Multicurrency Swing Line Loans or the Acquisition Facility Loans, as applicable, of such Lender, substantially in the form of Exhibit A-1, A-2, A-3, A-4, A-5, A-6 or A-7 as applicable, with appropriate insertions as to date and principal amount (individually, a “Note” and, collectively, the “Notes”).

4.6           Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans made to it, in whole or in part, without premium or penalty, upon notice by the applicable Borrower in the form attached hereto as Annex III (the “Notice of Prepayment”) delivered to the Administrative Agent (x) no later than 1:00 p.m. (New York City time) at least three (3) Business Days prior to the proposed prepayment date in the case of Eurocurrency Loans, (y) no later than 1:00 p.m. (New York City time) on the proposed prepayment date in the case of Base Rate Loans or Prime Rate Loans and (z) not later than 1:00 p.m. (New York City time) on the proposed prepayment date in the case of Swing Line Loans, in each case, which notice shall specify (x) the date and amount of prepayment, (y) which Loans shall be prepaid and (z) whether the prepayment is of Base Rate Loans, Prime Rate Loans, Eurocurrency Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each; provided that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, or the applicable Borrower revokes any notice of prepayment previously delivered pursuant to this Section 4.6 after the date/time specified above, the applicable Borrower shall also pay any amounts owing pursuant to Section 4.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 4.14. Partial prepayments pursuant to this Section 4.6 shall be in an aggregate principal amount of $100,000 or C$100,000, as applicable, or a whole multiple thereof. If any Borrower shall make any prepayment of a Dollar Committed Tranche Swing Line Loan after 1:00 p.m. (New York City time) on the fifth Business Day following the making of such Dollar Committed Tranche Swing Line Loan and the Dollar Committed Tranche Swing Line Lender shall have requested from the applicable Lenders Refunded Dollar Committed Tranche Swing Line Loans in accordance with Section 2.6(a) on account of such Dollar Committed Tranche Swing Line Loan, the Administrative Agent shall apply such prepayment in the following order: first, to any other Dollar Committed Tranche Swing Line Loans outstanding at such time and second, to any outstanding Dollar Working Capital Facility Committed Tranche Loans that are Base Rate Loans of such Borrower. If the amount of such prepayment by any Borrower is greater than the outstanding amount of such Borrower’s Dollar Committed Tranche Swing Line Loans and Dollar Working Capital Facility Committed Tranche Loans that are Base Rate Loans at the time such prepayment is made, the Administrative Agent shall promptly remit the excess to such Borrower. If any Borrower shall make any prepayment of a Dollar Uncommitted Tranche Swing Line Loan after 1:00 p.m. (New York City time) on the fifth Business Day following the making of such Dollar Uncommitted Tranche Swing Line Loan and the Dollar Uncommitted Tranche Swing Line Lender shall have requested from the applicable Lenders Refunded Dollar Uncommitted Tranche Swing Line Loans in accordance with Section 2.6(a) on account of such Dollar Uncommitted Tranche Swing Line Loan, the Administrative Agent shall apply such prepayment in the following order: first, to any other Dollar Uncommitted Tranche Swing Line Loans outstanding at such time and second, to any outstanding Dollar Working Capital Facility Uncommitted Tranche Loans that are Base Rate Loans of such Borrower. If the amount of such prepayment by any Borrower is greater than the outstanding amount of such Borrower’s Dollar Uncommitted Tranche Swing Line Loans and Dollar Working Capital Facility Uncommitted Tranche Loans that are Base Rate Loans at the time such prepayment is made, the Administrative Agent shall promptly remit the excess to such Borrower. If any Borrower shall make any prepayment of a Multicurrency Swing Line Loan after 1:00 p.m. (New York City time) on the fifth Business Day following the making of such Multicurrency Swing Line Loan and the Multicurrency Swing Line Lender shall have requested from the applicable Lenders Refunded Multicurrency Swing Line Loans in accordance with Section 2.6(a) on account of such Multicurrency Swing Line Loan, the Administrative Agent shall apply such prepayment in the following order: first, to any other Multicurrency Swing Line Loans outstanding at such time and second, ratably to any outstanding Multicurrency Working Capital Facility Loans that are Base Rate Loans or Prime Rate Loans of such Borrower. If the amount of such prepayment by any Borrower is greater than the outstanding amount of such Borrower’s Multicurrency Swing Line Loans and Multicurrency Working Capital Facility Loans that are Base Rate Loans or Prime Rate Loans at the time such prepayment is made, the Administrative Agent shall promptly remit the excess to such Borrower.

4.7           Mandatory Prepayments. (a)  If on any date, the sum of the Total Working Capital Facility Extensions of Credit and the Acquisition Facility Working Capital Extensions of Credit exceeds the Aggregate Borrowing Base Amount, then (i) the U.S. Borrower shall specify, at its sole discretion, one or more of the Working Capital Facility Loans, the Acquisition Facility Working Capital Loans or the Swing Line Loans of the Borrowers to be prepaid and the Borrowers shall prepay such Loan or Loans, and/or (ii) the Borrowers shall Cash Collateralize, replace or decrease (if the beneficiary of such Letter of Credit agrees to such decrease) the amount of outstanding Working Capital Facility Letters of Credit or Acquisition Facility Working Capital Letters of Credit by an amount sufficient to eliminate such excess, no later than three (3) Business Days immediately following such date.

(b)           If on any date (i) the Total Acquisition Facility Acquisition Extensions of Credit shall exceed the Eligible Acquisition Asset Value, (ii) the Total Acquisition Facility Acquisition Extensions of Credit shall exceed the aggregate Acquisition Facility Commitments, (iii) the Total Dollar Working Capital Facility Committed Tranche Extensions of Credit shall exceed the aggregate Dollar Working Capital Facility Commitments, (iv) the Total Dollar Working Capital Facility Uncommitted Tranche Extensions of Credit shall exceed the Total Dollar Working Capital Facility Uncommitted Tranche Portions, (v) the Total Multicurrency Working Capital Facility Extensions of Credit shall exceed the aggregate Multicurrency Working Capital Facility Commitments and/or (vi) any extension of credit under this Agreement shall result in any Applicable Sub-Limit (with each Applicable Sub-Limit calculated including the Dollar Equivalent of any included Extensions of Credit denominated in Canadian Dollars) being exceeded, then (A) the U.S. Borrower shall specify, at its sole discretion, one or more Loans of the Borrowers to be prepaid and the Borrowers shall prepay such Loans and/or (B) the Borrowers shall Cash Collateralize, replace or decrease (if the beneficiary of such Letter of Credit agrees to such decrease) the amount of outstanding Letters of Credit by an amount sufficient to eliminate such excess, no later than three (3) Business Days immediately following such date.

(c)            Unless the Required Lenders shall otherwise agree, if on any date any Borrower or any other Loan Party shall receive Net Cash Proceeds from any individual Asset Sale or Recovery Event, then, unless a Reinvestment Notice shall be delivered in respect thereof within three (3) Business Days thereafter, 100% of such Net Cash Proceeds shall be applied on such third Business Day toward the prepayment of the relevant Loans (provided, however, that the U.S. Borrower shall specify, at its sole discretion, the Loans of the Borrowers to be so prepaid) and Cash Collateralization of the relevant Letters of Credit in accordance with (d), (e) and (f); provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the relevant Loans and Cash Collateralization of the relevant Letters of Credit as set forth in (d) and (e).

(d)           Amounts prepaid pursuant to Section 4.7(c) from the proceeds of Asset Sales or Recovery Events with respect to Acquisition Assets shall be applied, first, to the prepayment of the Acquisition Facility Acquisition Loans that are Base Rate Loans, second, to the prepayment of the Acquisition Facility Acquisition Loans that are Eurocurrency Loans, third, to the Cash Collateralization of the Acquisition Facility Acquisition Letters of Credit, fourth, to the prepayment of the Swing Line Loans (ratably among the Working Capital Facilities), fifth, to the prepayment of Acquisition Facility Working Capital Loans that are Base Rate Loans, sixth, to the prepayment of Acquisition Facility Working Capital Loans that are Eurocurrency Loans, seventh, to the Cash Collateralization of the Acquisition Facility Working Capital Letters of Credit, eighth, to the prepayment of Working Capital Facility Loans that are Base Rate Loans or Prime Rate Loans (ratably among the Working Capital Facilities and, within the Multicurrency Working Capital Facility, ratably among the Base Rate Loans and the Prime Rate Loans), ninth, to the prepayment of Working Capital Facility Loans that are Eurocurrency Loans (ratably among the Working Capital Facilities), and tenth, to the Cash Collateralization of the Working Capital Facility Letters of Credit (ratably among the Working Capital Facilities).

(e)            Amounts prepaid pursuant to Section 4.7(c) from the proceeds of Asset Sales or Recovery Events with respect to assets included in the U.S. Borrowing Base or the Kildair Borrowing Base shall be applied, first, to the prepayment of the Swing Line Loans (ratably among the Working Capital Facilities), second, to the prepayment of Acquisition Facility Working Capital Loans that are Base Rate Loans, third, to the prepayment of Acquisition Facility Working Capital Loans that are Eurocurrency Loans, fourth, to the Cash Collateralization of the Acquisition Facility Working Capital Letters of Credit, fifth, to the prepayment of Working Capital Facility Loans that are Base Rate Loans or Prime Rate Loans (ratably among the Working Capital Facilities and, within the Multicurrency Working Capital Facility, ratably among the Base Rate Loans and the Prime Rate Loans), sixth, to the prepayment of Working Capital Facility Loans that are Eurocurrency Loans (ratably among the Working Capital Facilities), seventh, to the Cash Collateralization of the Working Capital Facility Letters of Credit (ratably among the Working Capital Facilities), eighth, to the prepayment of the Acquisition Facility Acquisition Loans that are Base Rate Loans, ninth, to the prepayment of the Acquisition Facility Acquisition Loans that are Eurocurrency Loans, and tenth, to the Cash Collateralization of the Acquisition Facility Acquisition Letters of Credit.

(f)            The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swing Line Loan, the applicable Swing Line Lenders) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Loan, not later than 1:00 p.m. (New York City time), three (3) Business Days before the date of the prepayment, (ii) in the case of prepayment of a Base Rate Loan or Prime Rate Loan, not later than 1:00 p.m. (New York City time) on the date of the prepayment and (iii) in the case of prepayment of a Swing Line Loan, not later than 1:00 p.m. (New York City time) on the date of prepayment. Each such notice shall specify the prepayment date, the principal amount of each Loan or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the required amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swing Line Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of an extension of credit shall be applied ratably to the Loans included in the prepaid extension of credit and otherwise in accordance with this Section 4.7(f). Prepayments shall be accompanied by accrued interest to the extent required by Section 4.2.

(g)           Any prepayment of Loans pursuant to this Section 4.7, and the rights of the Lenders in respect thereof, are subject to the provisions of Section 4.9.

(h)           For the avoidance of doubt, no amounts prepaid under this Section 4.7 shall permanently reduce any Commitments or any Dollar Working Capital Facility Uncommitted Tranche Portions.

4.8           Computation of Interest and Fees. (a)  All fees and interest hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed, except that (i) interest on Base Rate Loans calculated using clause (b) of the definition of “Base Rate”, (ii) interest on Prime Rate Loans calculated using clause (a) of the definition of “Prime Rate” and (iii) interest on Eurocurrency Loans denominated in Canadian Dollars shall, in each case, be calculated on the basis of a 365/366-day year, as the case may be, for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the U.S. Borrower and the Lenders of each determination of each Eurocurrency Rate for any Eurocurrency Loans outstanding. Any change in the interest rate on a Loan resulting from a change in the Base Rate or Prime Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the U.S. Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the U.S. Borrower, deliver to the U.S. Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.2(a).

4.9           Pro Rata Treatment and Payments. (a)  Other than as expressly set forth herein, each borrowing by any Borrower from the Lenders hereunder and any reduction of the Commitments or Total Dollar Working Capital Facility Uncommitted Tranche Portions under any Facility shall be made pro rata according to the respective Commitment Percentages or Dollar Working Capital Facility Uncommitted Tranche Percentages, as applicable, of the Lenders under such Facility. Other than as expressly set forth herein, each payment (including each prepayment) by any Borrower on account of principal of and interest and fees on the Loans and Reimbursement Obligations under any Facility shall be made pro rata according to the respective outstanding principal amounts of such Borrower’s Loans and Reimbursement Obligations under such Facility, respectively, then held by the Lenders.

(b)           All payments (including prepayments) to be made by any Borrower hereunder on account of principal of Loans (other than Base Rate Loans or Prime Rate Loans on any day other than the Maturity Date of such Loans) shall be accompanied by a payment in an amount equal to all accrued and unpaid interest on such Loans. All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 p.m. (New York City time) on the due date thereof to the Administrative Agent for the account of the applicable Lenders at the office of the Administrative Agent specified in Section 11.2 in United States Dollars or Canadian Dollars, as applicable, in immediately available funds. The Administrative Agent shall distribute such payments to the appropriate Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment obligation shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(c)            Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage or Dollar Working Capital Facility Uncommitted Tranche Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand such amount with interest thereon at a rate equal to the daily average NYFRB Rate (in the case of United States Dollar denominated amounts) or the Administrative Agent’s cost of funds (in the case of Canadian Dollar denominated amounts) for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 4.9 shall be conclusive in the absence of manifest error. If such Lender’s Commitment Percentage or Dollar Working Capital Facility Uncommitted Tranche Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans (in the case of amounts denominated in United States Dollars) or Prime Rate Loans (in the case of amounts denominated in Canadian Dollars) on demand from the applicable Borrower (without duplication of the interest otherwise applicable thereto).

(d)           Subject to Sections 4.7(d) and (e) and Section 4.18, the application of any payment of Loans (including optional and mandatory prepayments), along with the application of any proceeds obtained upon the exercise of remedies by the Administrative Agent for the Lenders hereunder or under any Loan Document, shall be made to each Lender based upon its applicable Commitment Percentage or Adjusted Dollar Working Capital Facility Uncommitted Tranche Percentage, first, to Base Rate Loans and Prime Rate Loans, ratably, and, second, to Eurocurrency Loans, ratably. Each payment of the Eurocurrency Loans shall be accompanied by accrued interest to the date of such payment on the amount paid.

4.10          Requirements of Law. (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender, the Administrative Agent with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Restatement Effective Date:

(i)       does or shall subject any Lender or the Administrative Agent to any Taxes (other than (x) Non-Excluded Taxes, (y) Taxes described in clauses (ii) through (iv) of the definition of Non-Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)      does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate; or

(iii)     does or shall impose on such Lender any other condition, cost or expense (other than Taxes); and the result of any of the foregoing is to increase the cost to such Lender or the Administrative Agent of making, Converting into, Continuing or maintaining this Agreement or any other Loan Document, any Loan or issuing, providing and maintaining any Letter of Credit or holding an interest in any Issuing Lender’s obligations thereunder, or to reduce any amount receivable by the Lender or the Administrative Agent in respect thereof, then the Lender or the Administrative Agent shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking Loans or issuing Letters of Credit if, in the judgment of such Lender or the Administrative Agent, as applicable, such designation (x) would eliminate or reduce amounts payable pursuant to this Section 4.10 or eliminate the need to provide the notice specified in clause (c) of this Section 4.10 and (y) would not subject such Lender or the Administrative Agent to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Administrative Agent;

then, in any such case, and to the extent that such cost is not fully compensated for by an adjustment to the Eurocurrency Rate, the Base Rate, the Prime Rate or any fee on a Letter of Credit or mitigated pursuant to a change in such Lender’s Applicable Lending Office, the Borrowers shall promptly, after receiving notice as specified in clause (c) of this Section 4.10, pay such Lender or the Administrative Agent, as applicable, such additional amount or amounts as will compensate such Lender or the Administrative Agent for such increased cost or reduced amount receivable on a net after-Tax basis.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the Restatement Effective Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time, the Borrowers shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction on a net after-Tax basis.

(c)            If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.10, it shall promptly notify the U.S. Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate prepared in good faith as to any additional amounts payable pursuant to this Section 4.10 submitted by such Lender to the U.S. Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this Section 4.10 shall survive the termination of this Agreement and the payment of the Loans, Reimbursement Obligations and all other amounts payable hereunder. No Lender shall be entitled to claim any additional amounts pursuant to Section 4.10(a) and (b) for circumstances which occurred more than 180 days prior to the date such Lender makes a request for payment hereunder.

(d)           It is agreed and understood that, for all purposes under this Agreement (including for purposes of this Section 4.10 and Section 4.11) that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith on in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canadian (including the Office of the Superintendent of Financial Institutions) or other foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be an adoption or change in a Requirement of Law made subsequent to the Restatement Effective Date, regardless of the date enacted, adopted, implemented or issued.

4.11         Taxes. (a)  Any and all payments by or on behalf of each Loan Party or the Administrative Agent under or in respect of this Agreement or any other Loan Documents to which such Loan Party is a party shall, unless otherwise required by law, be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”). If any Loan Party or the Administrative Agent shall be required under any Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement, the Loans, the Letters of Credit or any of the other Loan Documents to the Administrative Agent or any Lender (including for purposes of this Section 4.11 and Section 4.10 any assignee, successor or participant), as determined in good faith by the applicable Loan Party or the Administrative Agent, (i) such Loan Party or the Administrative Agent shall make all such deductions and withholdings in respect of Taxes, (ii) such Loan Party or the Administrative Agent shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any Requirement of Law, and (iii) in the case of any Non-Excluded Taxes, the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party or the Administrative Agent has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 4.11) such Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions or withholdings been made or required in respect of Non-Excluded Taxes. For purposes of this Agreement the “Non-Excluded Taxes” are Taxes other than (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (A) imposed as a result of such Lender or Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 4.17) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Lender’s or Administrative Agent’s failure to comply with subsection (e) of this Section, (iv) any withholding Taxes imposed under FATCA and (v) any Canadian withholding tax imposed by Part XIII of the Income Tax Act (Canada) that would not have been imposed but for the Administrative Agent or a Lender not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with the applicable Canadian Loan Party, except where the non-arm’s length relationship arises, on account of the Administrative Agent or such Lender having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document. For the avoidance of doubt, the exclusions described in the preceding sentence will apply to the same effect to direct or indirect beneficial owners of a Lender that is fiscally transparent.

(b)           In addition, each Loan Party hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar Taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Loan Document (collectively, “Other Taxes”).

(c)            Each Loan Party hereby agrees to indemnify each Lender that is not fiscally transparent and, in the case of a Lender that is fiscally transparent, its direct or indirect beneficial owners for which such Loan Party has received proof of such ownership and entitlement to the benefits of this Section 4.11 (subject to the same conditions for, and exclusions from indemnification as are applicable to a Lender that is not fiscally transparent), and the Administrative Agent for, and to hold each harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 4.11 imposed on or paid by such Lender or the Administrative Agent, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Loan Parties provided for in this Section 4.11(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by any Loan Party under the indemnity set forth in this Section 4.11(c) shall be paid within ten (10) days from the date on which the Lender or Administrative Agent makes written demand therefor.

(d)           Within thirty (30) days after the date of any payment of Taxes, the applicable Loan Party (or any Person making such payment on behalf of the Loan Parties) shall furnish to such Lender and/or the Administrative Agent for its own account a certified copy of the original official receipt evidencing payment thereof or evidence of such payment as is reasonably satisfactory to such Lender or the Administrative Agent.

(e)            (i)  If any Lender or the Administrative Agent is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, such Lender or the Administrative Agent, as applicable, shall deliver to the applicable Borrower or the Administrative Agent, at the time or times reasonably requested by the applicable Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or the Administrative Agent, if reasonably requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the applicable Borrower or the Administrative Agent as will enable the applicable Borrower or the Administrative Agent to determine whether or not such Lender or the Administrative Agent is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.11(e)(ii)(A), (ii)(B) and (ii)(D) below and any documentation required for Canadian withholding Tax purposes) shall not be required if in the Lender’s or Administrative Agent’s reasonable judgment such completion, execution or submission would subject such Lender or the Administrative Agent to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or the Administrative Agent.

(ii)      Without limiting the generality of the foregoing:

(A)          any Lender that is a U.S. Person shall deliver to the applicable Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), whichever of the following is applicable:

(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)        executed copies of IRS Form W-8ECI;

(3)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “Section 4.11 Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a Section 4.11 Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Section 4.11 Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower and the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender or the Administrative Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or the Administrative Agent shall deliver to the applicable Borrower or the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the applicable Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Borrower or the Administrative Agent as may be necessary for the applicable Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or the Administrative Agent has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of the Restatement Effective Date.

Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)            Without prejudice to the survival of any other agreement of the Loan Parties hereunder, the agreements and obligations of the Loan Parties contained in this Section 4.11 shall survive the termination of this Agreement and the other Loan Documents. Nothing contained in Section 4.10 or this Section 4.11 shall require the Administrative Agent or any Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

(g)           For purposes of determining withholding Taxes imposed under FATCA, from and after the Restatement Effective Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Existing Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(h)           On the Restatement Effective Date, the Administrative Agent (or, on any date thereafter, any successor or replacement Administrative Agent) shall deliver to the applicable Borrower two duly executed originals of either (i) IRS Form W-9 or IRS Form W-8BEN-E, or (ii) such other documentation as the applicable Borrower may reasonably request for purposes of establishing that the applicable Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States or Canada.

(i)             If any Lender requests compensation under Section 4.10 or requires any Borrower to pay any Non-Excluded Taxes or additional amounts to any Lender or any Governmental Authority for  the account of any Lender pursuant to this Section 4.11, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would reduce or eliminate amounts payable pursuant to Section 4.10 or this Section 4.11 or, as the case may be, in the future and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Each Borrower hereby agrees to pay all reasonable costs and expense incurred by any Lender in connection with any such designation or assignment.

(j)             If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (j) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (j), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (j) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

4.12          Lending Offices. Loans of each Type made by any Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

4.13          Credit Utilization Reporting. Within five (5) Business Days after the end of each calendar month, each Issuing Lender shall deliver a report to the Administrative Agent, substantially in the form of Annex IV (a “Credit Utilization Summary”), setting forth, for each Letter of Credit issued or provided by such Issuing Lender, (i) the currency and the amount available to be drawn or utilized under such Letters of Credit as of the end of such calendar month and (ii) the amount of any drawings, payments or reductions of such Letters of Credit during such month, in each case, on an aggregate and per Letter of Credit basis. Upon receiving notice from any Borrower or the beneficiary under a Letter of Credit issued or provided by such Issuing Lender of a reduction or termination of such Letter of Credit, each Issuing Lender shall notify the Administrative Agent thereof.

4.14          Indemnity. Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from any actual loss or expense (other than, in the case of expenses, any administrative, processing or similar fee in respect thereof exceeding $100 for each affected Lender for each relevant event) which such Lender sustains or incurs as a result of (a) default by such Borrower in making a borrowing of, Conversion into or Continuation of Eurocurrency Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of a Eurocurrency Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto. This covenant shall survive the termination of this Agreement and the payment of the Loans, Reimbursement Obligations and all other amounts payable hereunder. No Lender shall be entitled to claim any additional amounts pursuant to this Section 4.14 for circumstances which occurred more than 180 days prior to the date such Lender makes a request for payment hereunder.

4.15          Market Disruption and Inability to Determine Interest Rate. (a)  [Reserved]

(b)            If prior to the first day of any Interest Period for a Eurocurrency Loan other than, in each case, as a result of a Benchmark Transition Event or an Early Opt-in Election:

(i)             the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Base Rate or the Eurocurrency Rate, as applicable, for a Loan in the applicable currency for such Interest Period; or

(ii)           the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of any Facility that the Eurocurrency Base Rate or the Eurocurrency Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their affected Eurocurrency Loans under such Facility during such Interest Period;

then the Administrative Agent shall give telecopy or telephonic notice thereof to the U.S. Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given with respect to the Eurocurrency Base Rate or Eurocurrency Rate applicable to Eurocurrency Loans under any Facility, (x) any such Eurocurrency Loan requested to be made under such Facility on the first day of such Interest Period shall be made as a Base Rate Loan (in the case of a Loan denominated in United States Dollars) or a Prime Rate Loan (in the case of a Loan denominated in Canadian Dollars), (y) any Base Rate Loans or Prime Rate Loans under such Facility that were to have been Converted on the first day of such Interest Period to Eurocurrency Loans shall not be so Converted and shall continue as Base Rate Loans or Prime Rate Loans, as applicable, and (z) any outstanding Eurocurrency Loans under such Facility shall be Converted on the first day of such Interest Period to Base Rate Loans (in the case of Loans denominated in United States Dollars) or Prime Rate Loans (in the case of Loans denominated in Canadian Dollars). Until such notice has been revoked by the Administrative Agent, no further Eurocurrency Loans under such Facility shall be made or Continued as such, nor shall the Borrowers have the right to Convert Loans under such Facility into such Type.

(c)            The Administrative Agent shall promptly revoke (i) any such notice pursuant to clause (b)(i) above if the Administrative Agent determines that adequate and reasonable means exist for ascertaining the relevant Eurocurrency Loan for the applicable Interest Period and (ii) any such notice pursuant to clause (b)(ii) above upon receipt of notice from the requisite Lenders under the applicable Facility necessary to give such notice in clause (b)(ii) that the relevant circumstances described in such clause (b)(ii) have ceased to exist.

4.16         Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make (or consider making) Eurocurrency Loans, Continue Eurocurrency Loans as such and Convert Base Rate Loans or Prime Rate Loans to Eurocurrency Loans shall forthwith be suspended to the extent necessary for such Lender to avoid any such unlawful action until such Lender notifies the Administrative Agent that it is lawful to make or maintain Eurocurrency Loans as contemplated by this Agreement, provided, however, that notwithstanding the suspension contemplated by this clause (a), the commitment of such Lender hereunder to make (or consider making) Base Rate Loans and/or Prime Rate Loans shall continue to be in effect, and (b) such Lender’s Loans then outstanding as Eurocurrency Loans, if any, shall be Converted automatically to available and lawful Interest Periods, if any, or Base Rate Loans (in the case of Loans denominated in United States Dollars) or Prime Rate Loans (in the case of Loans denominated in Canadian Dollars), at the option of the applicable Borrower, on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such Conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.14.

4.17          Replacement of Lenders. If (a)(i)(A) any Borrower is required to pay any additional amount to or indemnify any Lender pursuant to Section 4.11 or (B) any Lender requests compensation under Section 4.10, and (ii) in the case of Section 4.11, a Lender has declined to designate a different Applicable Lending Office, (b) any Lender invokes Section 4.16, (c) any Lender becomes a Defaulting Lender or a Declining Lender, or (d) any Lender has failed to consent to a proposed amendment, waiver or other modification that, pursuant to the terms of Section 11.1, requires the consent of all the Lenders, or all affected Lenders, and with respect to which the Required Lenders shall have granted their consent, then, in each case, so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers may, at the sole cost and expense of the Borrowers, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions and obligations contained in Section 11.7), all of its interests, rights (other than its existing rights to payments pursuant to Sections 4.10 and 4.11) and obligations under this Agreement and the other Loan Documents (or all of its interests, rights and obligations in respect of the Loans, Commitments or Dollar Working Capital Facility Uncommitted Tranche Portions that are the subject of the related amendment, waiver or other modification) to an assignee that shall assume such obligations and become a Lender pursuant to the terms of this Agreement and the other Loan Documents; provided that (i) the transferring Lender shall have received payment of an amount equal to (A) the outstanding principal of its Loans, accrued interest thereon, and accrued fees payable to it hereunder, from the Assignee and (B) any additional amounts (including indemnity payments) payable to it hereunder from the Borrowers and (ii) in the case of a transferring Lender that is also an Issuing Lender, the Letters of Credit issued by such transferring Lender shall have been cash collateralized or backed by a letter of credit or other credit support from a Non-Defaulting Lender or other bank reasonably acceptable to the transferring Lender, in each case, on terms and conditions reasonably satisfactory to such transferring Lender; provided, further, that, if, upon such demand by the Borrowers, such Lender elects to waive its request for additional compensation pursuant to Sections 4.10 or 4.11, or consents to the proposed amendment, waiver or other modification, or in the case of a Declining Lender, revokes its Declining Lender Notice, the demand by the Borrowers for such Lender to so assign all of its rights and obligations under this Agreement shall thereupon be deemed withdrawn. Nothing in this Section 4.17 shall affect or postpone any of the rights of any Lender or any of the Obligations of the Borrowers under any of the foregoing provisions of Sections 4.10, 4.11 or 4.16 in any manner. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interest hereunder in the circumstances contemplated by this Section 4.17.

Notwithstanding the forgoing, in the case of a Declining Lender, (i) the Borrowers may require such Declining Lender to, without recourse (in accordance with and subject to the restrictions and obligations contained in Section 11.7), (A) assign and delegate its rights (other than its existing rights to payments pursuant to Sections 4.10 and 4.11) and obligations under the Dollar Working Capital Facility Uncommitted Tranche (including its Dollar Working Capital Facility Uncommitted Tranche Portion) to such an assignee or (B) assign and delegate its rights (other than its existing rights to payments pursuant to Sections 4.10 and 4.11) and obligations under each Facility (including its Commitment and/or its Dollar Working Capital Facility Uncommitted Tranche Portion) to such an assignee, (ii) in any such case, the Borrowers shall first seek a replacement for such Declining Lender from the existing Lenders under each applicable Facility (other than any Declining Lenders or Defaulting Lenders) pro rata in accordance with such Lender’s applicable Commitment Percentage or Dollar Working Capital Facility Uncommitted Tranche Percentage, as applicable, (without giving effect to the applicable Commitment Percentage or Dollar Working Capital Facility Uncommitted Tranche Percentage of any Declining Lender or Defaulting Lender) and such existing Lenders shall be entitled to accept or decline such requested assignment in their respective sole discretion, (iii) if the request for assignment of such Declining Lender’s Commitments and/or Dollar Working Capital Facility Uncommitted Tranche Portion is not accepted by the existing Lenders on a pro rata basis, such assignment in the applicable Facility shall be offered to the existing Lenders on a non pro rata basis and (iv) if the request for assignment of such Declining Lender’s Commitments and/or Dollar Working Capital Facility Uncommitted Tranche Portion is not accepted by the existing Lenders on a pro rata basis or a non pro rata basis in amounts equal to such Declining Lender’s Commitments and/or Dollar Working Capital Facility Uncommitted Tranche Portion, as applicable, then the Borrowers shall be permitted to arrange an assignment of such excess Commitments and/or Dollar Working Capital Facility Uncommitted Tranche Portion, as applicable, of such Declining Lender to another Person as permitted pursuant to the first paragraph of this Section 4.17. If a Declining Lender revokes its Declining Lender Notice or an assignment by such Declining Lender of its rights and obligations under the Dollar Working Capital Facility Uncommitted Tranche (including its Dollar Working Capital Facility Uncommitted Tranche Portion) is effectuated pursuant to this Section 4.17, then (x) the Dollar Working Capital Facility Uncommitted Tranche L/C Obligations and the Dollar Uncommitted Tranche Swing Line Participation Amounts of the Dollar Working Capital Facility Uncommitted Tranche Lenders in the Dollar Working Capital Facility Uncommitted Tranche shall be readjusted to reflect the re-inclusion of such Declining Lender’s Dollar Working Capital Facility Uncommitted Tranche Portion or the inclusion of such assignee’s Dollar Working Capital Facility Uncommitted Tranche Portion, and (y) such Declining Lender or such assignee (as applicable) shall purchase at par such of the Dollar Working Capital Facility Uncommitted Tranche Loans as the Administrative Agent shall determine may be necessary in order for such Declining Lender or assignee to hold such Dollar Working Capital Facility Uncommitted Tranche Loans, Dollar Working Capital Facility Uncommitted Tranche Portions and/or Obligations in the Dollar Working Capital Facility Uncommitted Tranche in accordance with its Dollar Working Capital Facility Uncommitted Tranche Percentage.

4.18         Defaulting Lender. Notwithstanding any other provision in this Agreement to the contrary, if at any time a Lender becomes a Defaulting Lender, the following provisions shall apply so long as any Lender is a Defaulting Lender:

(a)            If any Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Loans or its participation interests in Swing Line Loans or Letters of Credit which results in its Extensions of Credit under any Facility being less than its Commitment Percentage or Adjusted Dollar Working Capital Facility Uncommitted Tranche Percentage, as applicable, of the Total Extensions of Credit under such Facility, then payments (including principal, interest and fees) to such Defaulting Lender will be suspended until such time as all amounts due and owing to the Lenders under such Facility have been equalized in accordance with such Lenders’ Commitment Percentages or Adjusted Dollar Working Capital Facility Uncommitted Tranche Percentages, as applicable, of the Total Extensions of Credit under such Facility. Further, if at any time prior to the acceleration or maturity of the Obligations under any Facility with respect to which a Defaulting Lender is a Lender at such time, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of a Letter of Credit under such Facility, the Administrative Agent shall apply such payment first to the Loans and participations in Letters of Credit and, if applicable, Swing Line Loans, under such Facility and for which such Defaulting Lender shall have failed to fund its pro rata share to non-Defaulting Lenders under such Facility until such time as such Defaulting Lender’s obligation to fund such Loans and/or participations is satisfied in full or each Lender under such Facility is paid its Commitment Percentage or Adjusted Dollar Working Capital Facility Uncommitted Tranche Percentage, as applicable, of the Total Extensions of Credit under such Facility. After acceleration or maturity of the Obligations under any Facility to which a Defaulting Lender is a Lender, subject to the first sentence of this Section 4.18(a), all principal will be paid ratably as provided in Section 4.9(a).

(b)            Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)             fees shall cease to accrue on the Available Commitments of such Defaulting Lender pursuant to Section 2.8; and

(ii)           with respect to any L/C Participation Obligation, Refunded Swing Line Loan, Dollar Swing Line Participation Amount, or Multicurrency Swing Line Participation Amount (collectively, “Participation Obligations”) of such Defaulting Lender that exists at the time a Lender becomes a Defaulting Lender or thereafter:

(A)            all or any part of such Defaulting Lender’s pro rata portion of all Participation Obligations under each Facility to which such Defaulting Lender is a Lender shall be reallocated among the Non-Defaulting Lenders under such Facility in accordance with their respective Commitment Percentages or Dollar Working Capital Facility Uncommitted Tranche Percentages, as applicable, (calculated without regard to such Defaulting Lender’s Commitment or Dollar Working Capital Facility Uncommitted Tranche Percentage, as applicable, under such Facility) but only to the extent that (x) the sum of all Non-Defaulting Lenders’ Available Commitments or Available Dollar Working Capital Facility Uncommitted Tranche Portions, as applicable, under such Facility is greater than zero and (y) each such Non-Defaulting Lender’s Available Commitment or Available Dollar Working Capital Facility Uncommitted Tranche Portion, as applicable, under such Facility is greater than zero;

(B)             if the reallocation described in clause (ii)(A) above cannot, or can only partially, be effected, then the Borrowers shall within three (3) Business Days following notice by the Administrative Agent to the U.S. Borrower (1) Cash (100%) Collateralize such Defaulting Lender’s portion of the Letters of Credit under the applicable Facility (after giving effect to any partial reallocation pursuant to clause (ii)(A) above) for so long as such Letters of Credit are outstanding and (2) after giving effect to any partial reallocation pursuant to clause (ii)(A) above, if such Defaulting Lender is (x) a Dollar Working Capital Facility Committed Tranche Lender, repay the non-reallocated amount of each Dollar Committed Tranche Swing Line Loan for so long as such Refunded Swing Line Loan and Dollar Committed Tranche Swing Line Participation Amount are outstanding, (y) a Dollar Working Capital Facility Uncommitted Tranche Lender, repay the non-reallocated amount of each Dollar Uncommitted Tranche Swing Line Loan for so long as such Refunded Swing Line Loan and Dollar Uncommitted Tranche Swing Line Participation Amount are outstanding and (z) a Multicurrency Working Capital Facility Lender, repay the non-reallocated amount of each Multicurrency Swing Line Loan for so long as such Refunded Swing Line Loan and Multicurrency Swing Line Participation Amount are outstanding;

(C)             if the Participation Obligations of the Non-Defaulting Lenders under the relevant Facility are reallocated pursuant to clause (ii)(A) above or Cash (100%) Collateralized or repaid pursuant to clause (ii)(B), then the fees payable to the Lenders under such Facility pursuant to Section 2.8 shall be adjusted or reduced, as applicable, in accordance with such Non-Defaulting Lenders’ Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment under such Facility); and

(D)             if any Defaulting Lender’s portion of the Participation Obligations under any Facility is neither Cash (100%) Collateralized nor reallocated pursuant to this Section 4.18(b)(ii), then, without prejudice to any rights or remedies hereunder of the Lenders and Issuing Lenders under such Facility and, in the case of any Working Capital Facility, the Swing Line Lenders under such Facility, all commitment and commission fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment or Dollar Working Capital Facility Uncommitted Tranche Portion, as applicable, under such Facility that was utilized by the Participation Obligations under such Facility) and letter of credit fees payable under Section 3.5(a) with respect to such Defaulting Lender’s portion of the Letters of Credit under such Facility shall be payable to the Issuing Lenders under such Facility and, in the case of any Working Capital Facility, the Swing Line Lenders under such Facility, until such Participation Obligations are Cash (100%) Collateralized, reallocated and/or repaid in full.

(c)            So long as any Lender under any Facility is a Defaulting Lender (i) no Issuing Lender under such Facility shall be required to issue, amend or increase, or consider issuing, amending or increasing, as applicable, any Letter of Credit under such Facility, unless it is satisfied that the exposure of the L/C Participants in respect of such Letter of Credit will be 100% covered by the Commitments or Dollar Working Capital Facility Uncommitted Tranche Portions, as applicable, of the Non-Defaulting Lenders under such Facility and/or cash collateral will be provided by the Borrowers in accordance with Section 4.18(b), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders under such Facility in a manner consistent with Section 3.6 (and Defaulting Lenders shall not participate therein), and (ii) if the Defaulting Lender is a Working Capital Facility Lender, no Swing Line Lender under such Facility shall be required to advance or consider advancing, as applicable, any Swing Line Loan under such Facility, unless it is satisfied that the exposure of the remaining Lenders under such Facility in respect of such Swing Line Loan will be 100% covered by the Commitments or Dollar Working Capital Facility Uncommitted Tranche Portions, as applicable, of the Non-Defaulting Lenders under such Facility.

(d)            So long as any Lender is a Defaulting Lender, such Defaulting Lender shall not be a Qualified Counterparty with respect to any Commodity OTC Agreements or Financial Hedging Agreements, or a Qualified Cash Management Bank with respect to a Cash Management Bank Agreement, entered into while such Lender is a Defaulting Lender.

(e)            In the event that the Administrative Agent, the U.S. Borrower and each Issuing Lender under a Facility in which a Defaulting Lender is a Lender, and, in the case of any Working Capital Facility, each Swing Line Lender under such Facility, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Participation Obligations under such Facility shall be readjusted to reflect the inclusion of such Defaulting Lender’s Commitment or Dollar Working Capital Facility Uncommitted Tranche Percentage, as applicable, under such Facility, and on such date each Lender under such Facility shall purchase at par such of the Loans, funded Participation Obligations and Commitments or Dollar Working Capital Facility Uncommitted Tranche Portions, as applicable, under such Facility as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans, funded Participation Obligations and Commitments or Dollar Working Capital Facility Uncommitted Tranche Portions, as applicable, in accordance with its Commitment Percentage or Dollar Working Capital Facility Uncommitted Tranche Percentage, as applicable, with respect to such Facility.

(f)            If any portion of a Defaulting Lender’s Participation Obligations are reallocated to Non-Defaulting Lenders, then defined terms (including Acquisition Facility Commitment Percentage, Dollar Working Capital Facility Commitment Percentage, Dollar Working Capital Facility Uncommitted Tranche Percentage, Multicurrency Working Capital Facility Commitment Percentage, Acquisition Facility Extensions of Credit, Dollar Working Capital Facility Committed Tranche Extensions of Credit, Dollar Working Capital Facility Uncommitted Tranche Extensions of Credit and Multicurrency Working Capital Facility Extensions of Credit), shall, as necessary or advisable (in the reasonable determination of the Administrative Agent) be read as used in this Agreement (other than Section 10.7) to give effect to such reallocation.

4.19          Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively. Each Borrower confirms that it fully understands and is able to calculate the rates of interest and fees applicable to amounts payable hereunder based on the methodology for calculating per annum rates provided for in this Agreement. Subject to Section 1.6, the Administrative Agent agrees that if requested in writing by a Borrower not more frequently than quarterly it will calculate the nominal and effective per annum rate of interest or fees on any amount payable hereunder during the preceding quarter or at the time of such request (to the extent determinable at that time) and provide such information to such Borrower as soon as reasonably practicable; provided that any error in any such calculation, or any failure to provide such information on request, shall not relieve the Borrowers of any of their respective obligations under this Agreement or any other Loan Document, nor result in any liability to the Administrative Agent or any Lender. To the extent permitted by law, each Borrower hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to any Loan Document, that the interest or fees payable under any Loan Document and the calculation thereof has not been adequately disclosed to the Borrowers, whether pursuant to section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

4.20          Limitations on Interest. If any provision of this Agreement or of any of the other Loan Documents would obligate any Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by any Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Lender under Section 4.2, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from such Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to the Borrowers. Any amount or rate of interest referred to in this Section 4.20 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Restatement Effective Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

4.21          Replacement Facility.

(a)           At any time and from time to time, subject to the terms and conditions set forth herein, the Borrowers may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Relevant Facility Lenders), request to replace a Facility with a new revolving credit facility under this Agreement (a “Replacement Facility”); provided that (i) at the time of each such request and upon the effectiveness of each Replacement Facility Amendment, no Default or Event of Default has occurred and is continuing or shall result therefrom and (ii) the Administrative Agent has consented (such consent not to be unreasonably withheld, delayed or conditioned) in writing to the incurrence of such Replacement Facility. The amount of each Replacement Facility shall not exceed the amount of the Facility being replaced.

(b)           Any Replacement Facility shall rank pari passu in right of payment and security with the Obligations in respect of the other Facilities and the obligors in respect thereof shall be Loan Parties. The interest on any outstanding Loans and Swing Line Loans under any replaced Facility, together with all fees owed by the Borrowers under such Facility, shall be paid in full, the principal of any outstanding Loans and Swing Line Loans under any replaced Facility shall be paid in full, replaced, converted or continued on terms satisfactory to the Lenders under such Facility and all outstanding Letters of Credit under such Facility will be replaced or continued on terms satisfactory to the Lenders under such Facility, in each case on the Replacement Facility Closing Date for such Facility. Any Replacement Facility shall be on the terms and pursuant to the documentation applicable to the Commitments or Dollar Working Capital Facility Uncommitted Tranche Portions in respect of the Facility being replaced (other than maturity date and pricing (interest rate and fees)) or on such other terms reasonably acceptable to the Administrative Agent and the Borrowers, as set forth in the relevant Replacement Facility Amendment; provided that any Replacement Facility shall not have a termination date that is earlier than the termination date of the Facility being replaced. In addition, the terms and conditions applicable to any Replacement Facility may provide for additional or different covenants or other provisions that are agreed between the Borrowers and the Lenders under such Replacement Facility and applicable only during periods after the latest final maturity date for all Loans and Commitments or Dollar Working Capital Facility Uncommitted Tranche Portions, as applicable, (other than those under the Facility being replaced) in effect immediately prior to the date such Replacement Facility is incurred or obtained or the date on which all non-replaced Obligations (except indemnification obligations for which no claim has been made and of which no Responsible Person of any Loan Party has knowledge and Hedging and Bank Product Obligations) are paid in full.

(c)            Each notice from the Borrowers pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Replacement Facility. Any financial institution that elects to extend commitments or uncommitted tranche portions under a Replacement Facility (a “Replacement Facility Lender”) shall be reasonably satisfactory to the U.S. Borrower and (unless such Replacement Facility Lender is already a Lender or a Subsidiary, Affiliate or Approved Fund thereof) the Administrative Agent, and (i) if the Replacement Facility is a replacement of the Acquisition Facility, the Acquisition Facility Issuing Lenders, and (ii) if the Replacement Facility is a replacement of the Dollar Working Capital Facility Committed Tranche, the Dollar Working Capital Facility Uncommitted Tranche or the Multicurrency Working Capital Facility, the Relevant Working Capital Facility Issuing Lenders and the Relevant Swing Line Lenders. Each Replacement Facility Lender that is not already a Lender shall become a Lender under this Agreement pursuant to a Replacement Facility Amendment. Each Replacement Facility shall become effective pursuant to an amendment (each, a “Replacement Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, such Replacement Facility Lender(s) and the Administrative Agent. No Replacement Facility Amendment shall require the consent of any Lenders or any other Person other than the Borrowers, the Administrative Agent and the Replacement Facility Lenders with respect to such Replacement Facility Amendment. No Lender shall be obligated to provide any commitment or uncommitted tranche portion for any Replacement Facility, unless it so agrees in its sole discretion. Commitments in respect of any Replacement Facility shall become Commitments under this Agreement and Dollar Working Capital Facility Uncommitted Tranche Portions in respect of any Replacement Facility shall become Dollar Working Capital Facility Uncommitted Tranche Portions under this Agreement. Notwithstanding anything to the contrary in this Agreement (including Section 11.1), a Replacement Facility Amendment may, without the consent of any other Lenders or any other Person, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section. The effectiveness of any Replacement Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Replacement Facility Lenders party thereto, be subject to the satisfaction or waiver on the date thereof (each, a “Replacement Facility Closing Date”) of each of the conditions set forth in Section 6.2 (it being understood that all references to the date of making any extension of credit in Section 6.2 shall be deemed to refer to the Replacement Facility Closing Date). To the extent reasonably requested by the Administrative Agent, the effectiveness of a Replacement Facility Amendment may be conditioned on the Administrative Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates, additional filings or registrations, mortgage amendments, filing amendments and/or reaffirmation agreements. No Replacement Facility may be implemented unless such Replacement Facility has provisions reasonably satisfactory to the Administrative Agent with respect to Letters of Credit and Swing Line Loans then outstanding under the Facility being replaced.

4.22          Election of Approving Lenders to Continue Funding.

(a)             If the Administrative Agent receives a Declining Lender Notice from a Dollar Working Capital Facility Uncommitted Tranche Lender on any Business Day, it will promptly forward notice of the same to all other Dollar Working Capital Facility Uncommitted Tranche Lenders that are not then Declining Lenders. If as of 10:00 a.m. (New York City time) on any Business Day, (i) the Administrative Agent receives a Declining Lender Notice for reasons other than an Event of Default from one or more Dollar Working Capital Facility Uncommitted Tranche Lenders (the “Declining Lender” or “Declining Lenders” in respect of such Conversion to Approving Lenders Date) and (ii) the other Dollar Working Capital Facility Uncommitted Tranche Lender or Dollar Working Capital Facility Uncommitted Tranche Lenders approve (or are deemed to approve as provided in this Section 4.22(a)) further Dollar Working Capital Facility Uncommitted Tranche Loans or the further issuances of, extensions of, automatic renewal of or amendments to Dollar Working Capital Facility Uncommitted Tranche Letters of Credit, the Administrative Agent shall promptly notify the Dollar Working Capital Facility Uncommitted Tranche Lenders. With respect to any Conversion to Approving Lender Date, any Dollar Working Capital Facility Uncommitted Tranche Lender that has not provided a Declining Lender Notice to the Administrative Agent as of 10:00 a.m. on such date shall automatically, without any action on the part of any Person, be deemed an “Approving Lender” with respect to such Conversion to Approving Lender Date. Each Approving Lender shall (x) with respect to any Dollar Working Capital Facility Uncommitted Tranche Loan, make available (as provided in Section 2.5(d)) its Dollar Working Capital Facility Uncommitted Tranche Percentage of such requested Dollar Working Capital Facility Uncommitted Tranche Loan (in an amount determined pursuant to Section 2.5(d)) and (y) with respect to any Dollar Working Capital Facility Uncommitted Tranche Letter of Credit for which such Approving Lender is the Dollar Working Capital Facility Uncommitted Tranche Issuing Lender, renew or issue such Letter of Credit in an amount consistent with and as provided by Section 3.1(B) (or with respect to any Approving Lender that is not the applicable Dollar Working Capital Facility Uncommitted Tranche Issuing Lender, assume participations in such Dollar Working Capital Facility Uncommitted Tranche Letter of Credit as a Dollar Working Capital Facility Uncommitted Tranche L/C Participant in an amount consistent with and as provided by Section 3.6). From the first date after the Conversion to Approving Lenders Date and thereafter (or until the next Conversion to Approving Lenders Date, if any, at which time one or more Dollar Working Capital Facility Uncommitted Tranche Lenders that had been Approving Lenders may become a Declining Lender), all subsequent Dollar Working Capital Facility Uncommitted Tranche Loans and issuances of Dollar Working Capital Facility Uncommitted Tranche Letters of Credit (or amendments or extensions of such Letters of Credit) shall be made unilaterally by the Approving Lenders in respect of such Conversion to Approving Lenders Date, and no Dollar Working Capital Facility Uncommitted Tranche Letter of Credit thereafter issued (or amended or extended) shall be participated in by the Declining Lenders in respect of such Conversion to Approving Lenders Date pursuant to Section 3.6.

(b)           Notwithstanding the foregoing, however, for purposes of allocating repayments prior to the occurrence of an Event of Default hereunder, the Dollar Working Capital Facility Uncommitted Tranche Percentage of each Dollar Working Capital Facility Uncommitted Tranche Lender, with respect to Dollar Working Capital Facility Uncommitted Tranche Loans and Dollar Working Capital Facility Uncommitted Tranche Letters of Credit outstanding on any specified Conversion to Approving Lenders Date or Increase Effective Date in respect of the Dollar Working Capital Facility Uncommitted Tranche, shall remain fixed at the percentage held by such Dollar Working Capital Facility Uncommitted Tranche Lender the day before such specified Conversion to Approving Lenders Date or Increase Effective Date in respect of the Dollar Working Capital Facility Uncommitted Tranche, as applicable, without respect to any changes which may subsequently occur in such Dollar Working Capital Facility Uncommitted Tranche Lender’s Adjusted Dollar Working Capital Facility Uncommitted Tranche Percentage (prior to the earlier to occur of the next Conversion to Approving Lenders Date or the Increase Effective Date in respect of the Dollar Working Capital Facility Uncommitted Tranche). Upon the occurrence of an Event of Default and thereafter, the allocation of all repayments and proceeds from the exercise of remedies hereunder shall be allocated as provided in Section 8(b) of the U.S. Security Agreement and Section 8(b) of the Canadian Security Agreement.

4.23          Effect of Benchmark Transition Event.

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrowers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.23 will occur prior to the applicable Benchmark Transition Start Date.

(b)          Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent (in consultation with the Borrowers) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 4.23, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 4.23.

(d)            Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a borrowing of, Conversion to or Continuation of Eurocurrency Loans to be made, Converted or Continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a borrowing of or Conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the Benchmark (or a component thereof) will not be used in any determination of Base Rate.

SECTION 5        REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and provide other extensions of credit hereunder and, with respect to the Issuing Lenders, to issue the Letters of Credit, the Loan Parties hereby jointly and severally represent and warrant to the Administrative Agent and each Lender as of the Restatement Effective Date and each Borrowing Date that:

5.1            Financial Condition. (a)  Each of the financial statements delivered pursuant to Section 6.1(r) and Section 7.1 (other than the Annual Budgets, the Operating Forecasts and the financial statements delivered pursuant to Section 6.1(r)(ii)) present fairly in all material respects the financial condition of the Persons covered by such financial statements as at such date, and have been prepared in accordance with GAAP or GAAP adjusted on an Economic Basis plus or minus any Allowed Reserve, as applicable, in each case applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein and, with regard to the non-annual financial statements, subject to normal year-end adjustments and the absence of footnotes).

(b)            The Annual Budgets and the Operating Forecasts have been prepared in good faith under the direction of a Responsible Person of the General Partner (or, after the effectiveness of the Approved Organizational Changes, the MLP). The Annual Budgets and the Operating Forecasts were based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(c)            Except as set forth on Schedule 5.1(c) hereto, neither the MLP nor any of its consolidated Subsidiaries has, at the date of the most recent balance sheet referred to in Section 5.1(a), any material Guarantee Obligation, contingent liability or liability for taxes, or any material long-term lease or unusual forward or long-term commitment, including any material interest rate or foreign currency swap or exchange transaction or other financial derivative which is not reflected in the foregoing statements or in the notes thereto.

(d)            [Reserved].

(e)           The Projections have been prepared based upon good faith estimates and assumptions believed by management of the U.S. Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(f)             During the period from December 31, 2019 to and including the Restatement Effective Date, there has been no sale, transfer or other disposition by any Loan Party or any of their respective consolidated Subsidiaries of any material part of their respective business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of such Loan Party and its consolidated Subsidiaries at December 31, 2019, other than those sales, transfers, dispositions and acquisitions listed on Schedule 5.1(f).

5.2            No Change. Since December 31, 2019, there has been no Material Adverse Effect.

5.3            Existence; Compliance with Law. Each of the Loan Parties (a) is duly formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has the corporate (or analogous) power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4            Power; Authorization; Enforceable Obligations. Each of the Loan Parties has the corporate (or analogous) power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and, if applicable, to borrow hereunder, and, if applicable, has taken all necessary corporate (or analogous) action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Except for (a) the filing of UCC and PPSA financing statements, financing change statements, applications for registration under the Quebec Civil Code and equivalent filings for foreign jurisdictions and the taking of applicable actions referred to in Section 5.16 and (b) the filings or other actions listed on Schedule 5.4 (and including such other authorizations, approvals, registrations, actions, notices or filings as have already been obtained, made or taken and are in full force and effect), no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person, including the FERC, to which any Borrower or other Loan Party is subject, is required in connection with the borrowings hereunder or with the execution, delivery, validity or enforceability of the Loan Documents to which the Loan Parties are a party; provided that approval by the FERC may be required for the transfer of direct or indirect ownership or control of FERC Contract Collateral; provided, further, that no approval of the FERC is required for the granting of the security interest in the FERC Contract Collateral to the Administrative Agent pursuant to the Security Documents. As of the Restatement Effective Date, the only contracts comprising FERC Contract Collateral of the Loan Parties and their respective Subsidiaries as to which further consent of the FERC may be required in connection with the exercise of remedies by the Administrative Agent under the Loan Documents are contracts for the transportation and storage of certain Eligible Commodities. This Agreement has been, and each other Loan Document to which any Loan Party is a party will be, duly executed and delivered on behalf of such Loan Party. This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party thereto enforceable against such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.5            No Legal Bar. The execution, delivery and performance of the Loan Documents to which any of the Loan Parties is a party, the borrowings hereunder and the use of the proceeds thereof (i) will not violate any Requirement of Law, including any rules or regulations promulgated by the FERC, in any material respect or where a waiver has not been obtained, in each case to the extent applicable to or binding upon such Loan Party or its Properties, (ii) will not violate a material Contractual Obligation (including, for the avoidance of doubt, Governing Documents) of any of the Loan Parties, except where such violation could not reasonably be expected to have a Material Adverse Effect and (iii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than Liens created by the Security Documents in favor of the Administrative Agent and Liens permitted by Section 8.3).

5.6            No Material Litigation. No litigation or proceeding to which a Loan Party is party before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened by or against any Loan Party or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, (b) with respect to any of the transactions contemplated by or occurring simultaneously with the entering into of any of the Loan Documents in which such litigation or proceeding is material and has a reasonable basis in fact, or (c) which could, after giving effect to any insurance, bond or reserve, reasonably be expected to have a Material Adverse Effect.

5.7            No Default. No Loan Party is in default under or with respect to any Contractual Obligation in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8            Ownership of Property; Liens. Except for matters disclosed on the title reports and surveys, including minor defects or irregularities in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title could not reasonably be expected to have a Material Adverse Effect, each Loan Party has defensible title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its tangible personal property, and none of such property is subject to any Lien except as permitted by Section 8.3.

5.9           Intellectual Property. Each Loan Party owns, is licensed to use or has a common law or contractual right to access and use, all material trademarks, tradenames, copyrights, patents, industrial designs, technology, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”) except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.9, no claim has been asserted nor is pending by any Person challenging or questioning the use by any such Loan Party of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim, except any claim that could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Loan Parties does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.10         No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of any Loan Party has or could reasonably be expected to have a Material Adverse Effect.

5.11          Taxes. (a)  Each Loan Party and each of its Subsidiaries has timely filed or caused to be filed all material Tax returns required to be filed and has timely paid all material Taxes due and payable by it or imposed with respect to any of its property and all other material fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Loan Parties). Each Loan Party and each of its Subsidiaries has withheld all employee withholdings and has made all employer contributions required to be withheld and made by it pursuant to applicable law on account of the Canada and Quebec pension plans, employment insurance and employee income taxes.

(b)            There are no Liens for Taxes and no claim is being asserted with respect to Taxes, except for statutory liens for Taxes not yet due and payable or for Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and, in each case, with respect to which reserves in conformity with GAAP have been provided on the books of the MLP.

5.12          Federal Regulations. No part of the proceeds of any Loan or Letter of Credit will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U, or for any purpose which violates, or which would be inconsistent with, the provisions of the regulations of the Board. If requested by any Lender or the Administrative Agent, the U.S. Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation U.

5.13          ERISA. Neither a Reportable Event nor a failure to satisfy the minimum funding requirements of Section 412 or 430 of the Code has occurred during the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur with respect to any Single Employer Plan, no Plan is reasonably expected to be in “at risk” status within the meaning of Section 430 of the Code and each Plan (including, to the knowledge of the Loan Parties, a Multiemployer Plan or a multiemployer welfare plan maintained pursuant to a collective bargaining agreement) has complied in all respects with the applicable provisions of ERISA, the Code and the constituent documents of such Plan, except for instances of non-compliance that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred during such six-year period or is reasonably expected to occur (other than a termination described in Section 4041(b) of ERISA), and no Lien in favor of the PBGC or a Plan has arisen during such six-year period or is reasonably expected to arise. Except to the extent that any such excess could not reasonably be expected to have a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Except to the extent that such liability could not reasonably be expected to have a Material Adverse Effect, (i) neither the Loan Parties nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and (ii) the Loan Parties would not become subject to any liability under ERISA if a Loan Party or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the knowledge of the Loan Parties, no such Multiemployer Plan is Insolvent or terminating or is reasonably expected to become Insolvent or be terminated or is, or is reasonably expected to be in endangered, seriously endangered or critical status, in each case within the meaning of Section 432 of the Code. Except to the extent that any such excess could not reasonably be expected to have a Material Adverse Effect, the present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the aggregate liabilities of the Loan Parties and each Commonly Controlled Entity for the provision of post-retirement benefits to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) do not, in the aggregate, exceed the total assets under all such Plans allocable to such benefits except as disclosed in the financial statements of the Loan Parties. Neither the Loan Parties nor any Commonly Controlled Entity has engaged in a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code in connection with any Plan that would subject any Loan Party to liability under ERISA and/or Section 4975 of the Code that could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (1) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS covering such plan’s most recently completed five-year remedial amendment cycle in accordance with Revenue Procedure 2007-44, I.R.B. 2007-28, indicating that such Plan is so qualified and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently pending before the Internal Revenue Service and, to the knowledge of the Borrowers, nothing has occurred subsequent to the issuance of the most recent determination letter which would cause such Plan to lose its qualified status; (2) no liability to the PBGC (other than required premium payments) or the IRS with respect to any Plan, any Plan or Single Employer Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any Loan Party or any Commonly Controlled Entity; (3) no Event of Default under Section 9.1(h) hereof has occurred and neither the Borrowers nor any Commonly Controlled Entity is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an Event of Default; and (4) each of the Loan Parties’ Commonly Controlled Entities have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

5.14          Investment Company Act; Other Regulations. None of the Loan Parties is required to register as an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940. The Loan Parties are not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits their ability to incur Indebtedness.

5.15          Subsidiaries. Schedule 5.15 sets forth as of the Restatement Effective Date the names of all direct or indirect Subsidiaries of the MLP, their respective forms of organization, their respective jurisdictions of organization, the total number of issued and outstanding shares or other interests of Capital Stock thereof, the classes and number of issued and outstanding shares or other interests of Capital Stock of each such class, and with respect to the MLP, the name of each holder of general partnership interests thereof and the number of general partnership interests held by each such holder.

5.16          Security Documents. (a)  The provisions of the Security Documents are effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien in all right, title and interest of each Loan Party thereto in the “Collateral” described therein, subject to any Liens permitted by Section 8.3.

(b)            When any stock certificates representing Pledged Collateral are delivered to the Administrative Agent, and proper financing statements or other applicable filings listed in Schedule 5.16 have been filed in the offices in the jurisdictions listed in Schedule 5.16, the U.S. Pledge Agreement shall constitute a perfected first Lien on, and security interest in, all right, title and interest of each Loan Party thereto in the “Pledged Collateral” described therein, subject to any Liens permitted by Section 8.3.

(c)            When any stock certificates representing Pledged Collateral are delivered to the Administrative Agent, and proper financing statements or other applicable filings listed in Schedule 5.16 have been filed in the offices in the jurisdictions listed in Schedule 5.16, the Canadian Pledge Agreement shall constitute a perfected first Lien on, and security interest in, all right, title and interest of each Person party thereto in the “Pledged Collateral” described therein, subject to any Liens permitted by Section 8.3.

(d)            When proper financing statements or other applicable filings listed in Schedule 5.16 have been filed in the offices in the jurisdictions listed in Schedule 5.16, the security interest granted under the U.S. Security Agreement shall constitute a perfected first Lien on, and security interest in, all right, title and interest of the U.S. Borrower and those Loan Parties party thereto in the portion of the “Collateral” described therein, which can be perfected by such filing, subject to any Permitted Borrowing Base Liens.

(e)            When an Account Control Agreement has been entered into with respect to each Pledged Account of any Loan Party to the U.S. Security Agreement, the U.S. Security Agreement shall constitute a perfected first Lien on, and security interest in, all right, title and interest of the Loan Party thereto in the portion of the “Collateral” described therein that consists of Pledged Accounts, prior and superior in right to any other Person, subject to any Permitted Cash Management Liens.

(f)             When proper financing statements or other applicable filings listed in Schedule 5.16 have been filed in the offices in the jurisdictions listed in Schedule 5.16, the security interest granted under the Canadian Security Agreement and Quebec Security Documents shall constitute a perfected first Lien on, and security interest in, all right, title and interest of the Canadian Borrower and those Loan Parties party thereto in the portion of the “Collateral” described therein, which can be perfected by such filing, subject to any Permitted Borrowing Base Liens.

(g)            When an Account Control Agreement has been entered into with respect to each Pledged Account (except for Deposit Accounts maintained with a financial institution in any province or territory of Canada, other than Quebec) of any Loan Party to the Canadian Security Documents, the Canadian Security Documents shall constitute a perfected first Lien on, and security interest in, all right, title and interest of the Loan Party thereto in the portion of the “Collateral” described therein that consists of Pledged Accounts (except for Deposit Accounts maintained with a financial institution in any province or territory of Canada, other than Quebec), prior and superior in right to any other Person, subject to any Permitted Cash Management Liens.

(h)            When proper financing statements or other applicable filings listed in Schedule 5.16 have been filed in the offices in the jurisdictions listed in Schedule 5.16, the Canadian Security Documents shall constitute a perfected first Lien on, and security interest in, all right, title and interest of the Loan Party thereto in the portion of the “Collateral” described therein that consists of Pledged Accounts consisting of Deposit Accounts maintained with a financial institution in any province or territory of Canada, other than Quebec, prior and superior in right to any other Person, subject to any Permitted Cash Management Liens.

5.17          Accuracy and Completeness of Information. All written factual information, reports and other papers and data with respect to the Loan Parties furnished pursuant to this Agreement and the other Loan Documents, and all factual statements and representations made in writing, to the Administrative Agent, the Arrangers or the Lenders by any Loan Party or on behalf of any Loan Party at its direction, were, at the time the same were so furnished or made, when taken together with all such other written factual information, reports and other papers and data previously so furnished and all such other factual statements and representations previously so made in writing, complete and correct in all material respects, to the extent necessary to give the Administrative Agent, the Arrangers and the Lenders true and accurate knowledge of the subject matter thereof in all material respects, and did not, as of the date so furnished or made, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances in which the same were made. The projections and pro forma information contained in the materials referenced above were based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by the Administrative Agent, the Arrangers and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount; provided, however, that the representation and warranty in this Section 5.17 shall not cover (x) the financial information addressed in Section 5.1 or Section 7.1 or (y) any reports that were prepared by the Administrative Agent, any Arranger, any Lender or any advisor thereof (whether or not such advisor’s fees were paid by any Loan Party), but shall apply to any written information, reports, other papers or data that were approved by any Loan Party for inclusion in any such report.

5.18          Labor Relations. No Loan Party is engaged in any unfair labor practice which could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, there is (a) no unfair labor practice complaint pending or, to the best knowledge of each Loan Party, threatened against a Loan Party before the National Labor Relations Board, the Canada Industrial Relations Board or any other labor relations board of any other province or territory of Canada and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is so pending or, to the knowledge of any Loan Party, threatened, (b) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of each Loan Party, threatened against a Loan Party, and (c) except as listed on Schedule 5.18, no union representation question existing with respect to the employees of a Loan Party and, to the knowledge of any Loan Party, no union organizing activities, certification applications or representative proceedings are taking place or pending with respect to any thereof.

5.19          Insurance. As of the Restatement Effective Date, each Loan Party has, with respect to its properties and business, insurance covering the risks, in the amounts, with the deductible or other retention amounts, and with the carriers, listed on Schedule 5.19, which insurance meets the requirements of Section 7.5 hereof and Section 5(q) of the U.S. Security Agreement or Section 5(p) of the Canadian Security Agreement, as applicable, in each case as of the Restatement Effective Date.

5.20          Solvency. (a)  As of the Restatement Effective Date, and each other Borrowing Date, immediately after giving effect to the Loans and Letters of Credit to be made, issued or provided on such date, (i) the amount of the “present fair saleable value” of the assets of each of the MLP and its Subsidiaries, taken as a whole, the MLP, the U.S. Borrower and the Canadian Borrower will, as of such time, exceed the amount of all “liabilities of each of the MLP and its Subsidiaries, taken as a whole, the MLP, the U.S. Borrower and the Canadian Borrower, contingent or otherwise”, respectively, such quoted terms are determined in accordance with applicable federal and state Laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of each of the MLP and its Subsidiaries, taken as a whole, the MLP, the U.S. Borrower and the Canadian Borrower will be greater than the amount that will be required to pay the liabilities of each of the MLP and its Subsidiaries, taken as a whole, the MLP, the U.S. Borrower and the Canadian Borrower on their respective debts as such debts become absolute and matured, (iii) none of the MLP and its Subsidiaries, taken as a whole, the MLP, the U.S. Borrower or the Canadian Borrower will have an unreasonably small amount of capital with which to conduct their respective businesses, and (iv) each of the MLP and its Subsidiaries, taken as a whole, the MLP, the U.S. Borrower and the Canadian Borrower will be able to pay their respective debts as they mature. For purposes of this Section 5.20, “debt” means “liability on a claim”, “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

5.21          Use of Letters of Credit and Proceeds of Loans. (a)  The proceeds of the Loans under the Working Capital Facility shall be used (1) on the Restatement Effective Date, to refinance outstanding obligations under the Existing Credit Agreement and (2) thereafter only (i) to finance the Loan Parties’ purchase, storage and sale of Petroleum Products, Natural Gas Products, Coal Products, carbon credits, RINs, wood pellets, asphalt and such other energy products as the Required Lenders may approve from time to time (such approval not to be unreasonably withheld) (collectively, “Product”), (ii) to finance (x) maintenance Capital Expenditures and (y)  non-maintenance Capital Expenditures, (iii) for hedging related to the purchase, storage and sale of Product, (iv) for the general working capital purposes of the Loan Parties, (v) to finance the carrying of accounts receivable, (vi) for the payment of contractual margin calls (with respect to exchange-traded contracts, over-the-counter contracts and otherwise) or establishment of reserves in connection therewith, (vii) for the making of Restricted Payments to the extent permitted by Section 8.5 below, (viii) to support certain working capital requirements related to the Loan Parties’ marketing activities and (ix) to pay any fees and expenses payable to the Lenders, the Administrative Agent and any other Secured Parties, and, in each case, not for any other purpose.

(b)             Letters of Credit under the Working Capital Facility shall be used only (1) on the Restatement Effective Date, to refinance any Existing Working Capital Facility Letters of Credit outstanding under the Existing Credit Agreement; provided, that any such refinancing may be accomplished pursuant to Sections 3.1 or 3.2 hereof and (2) thereafter only (i) for the general working capital purposes of the Loan Parties, (ii) to facilitate and finance the purchase of Product for resale or storage, (iii) to secure the obligations of any Loan Party under any contract or agreement or in connection with any legal requirement or governmental permit, such as transportation obligations, bonding obligations, performance and margin-related obligations related to hedging of Product and (iv) to support (w) maintenance Capital Expenditures, (y) solely with respect to the Dollar Working Capital Facility, and in an aggregate amount not to exceed $10,000,000 for such purpose outstanding at any time (with respect to all Dollar Working Capital Facility Letters of Credit), non-maintenance Capital Expenditures, and (z) solely with respect to the Multicurrency Working Capital Facility, and in an aggregate amount not to exceed $7,500,000 for such purpose outstanding at any time (with respect to all Multicurrency Working Capital Facility Letters of Credit), non-maintenance Capital Expenditures, and, in each case, not for any other purpose.

(c)             The proceeds of the Loans under the Acquisition Facility shall be used (1) on the Restatement Effective Date, to refinance outstanding obligations under the Existing Credit Agreement and (2) thereafter, (A) with respect to Acquisition Facility Acquisition Loans, only (i)  to finance the acquisition of Acquisition Assets, the repayment or refinancing of all or any portion of any outstanding Acquisition Facility Acquisition Extensions of Credit, (ii) for general corporate purposes of the Loan Parties, distinct and separate from the general working capital purposes of the Loan Parties and (iii) to pay any fees and expenses payable to the Lenders, the Administrative Agent and any other Secured Parties, and, in each case, not for any other purpose, and (B) with respect to Acquisition Facility Working Capital Loans, only (i) to finance the Loan Parties’ purchase, storage and sale of Product, (ii) to finance maintenance Capital Expenditures, (iii) for hedging related to the purchase, storage and sale of Product, (iv) for the general working capital purposes of the Loan Parties, (v) to finance the carrying of accounts receivable, (vi) for the payment of contractual margin calls (with respect to exchange-traded contracts, over-the-counter contracts and otherwise) or establishment of reserves in connection therewith, (vii)  for the making of Restricted Payments to the extent permitted by Section 8.5 below, (viii) to support certain working capital requirements related to the Loan Parties’ marketing activities and (ix) to pay any fees and expenses payable to the Lenders, the Administrative Agent and any other Secured Parties, and, in each case, not for any other purpose.

(d)             Letters of Credit under the Acquisition Facility shall be used only (1) on the Restatement Effective Date, to refinance any Existing Acquisition Facility Letters of Credit outstanding under the Existing Credit Agreement; provided, that any such refinancing may be accomplished pursuant to Sections 3.1 or 3.2 hereof and (2) thereafter, (A) with respect to Acquisition Facility Acquisition Letters of Credit, only (i) to support the acquisition of Acquisition Assets, the repayment or refinancing of all or any portion of any outstanding Acquisition Facility Acquisition Extensions of Credit, (ii) for general corporate purposes of the Loan Parties, distinct and separate from the general working capital purposes of the Loan Parties and (iii) for Acquisition Facility Performance Letters of Credit; provided, that Acquisition Facility Transportation Letters of Credit shall be in an aggregate amount not to exceed the Acquisition Facility Transportation Letter of Credit Sub-Limit and shall be as long as the Acquisition Facility Extensions of Credit do not exceed the Eligible Acquisition Asset Value, and, in each case, not for any other purpose, and (B) with respect to Acquisition Facility Working Capital Letters of Credit (i) for the general working capital purposes of the Loan Parties, (ii) to facilitate and finance the purchase of Product for resale or storage, (iii) to secure the obligations of any Loan Party under any contract or agreement or in connection with any legal requirement or governmental permit, such as transportation obligations, bonding obligations, performance and margin-related obligations related to hedging of Product and (iv) to support maintenance Capital Expenditures, and, in each case, not for any other purpose.

5.22          Environmental Matters. Except as set forth on Schedule 5.22:

(a)             To the best of each Loan Party’s knowledge and belief, such knowledge and belief being that of a reasonable person who had conducted due diligence and good faith inquiry, the facilities and properties owned, leased or operated by the Loan Parties (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law except in either case insofar as such violation or liability, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(b)            To the best of each Loan Party’s knowledge and belief, such knowledge and belief being that of a reasonable person who had conducted due diligence and good faith inquiry, (i) except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect, the Properties and all operations at the Properties are in compliance, and have, for the lesser of the last five years or for the duration of their ownership, lease, or operation by Loan Parties, been in compliance in all material respects with all applicable Environmental Laws and Environmental Permits, and (ii) there is no contamination at, under or about the Properties or violation of any Environmental Law or Environmental Permit with respect to the Properties or the business at the Properties operated by Loan Parties (the “Business”) which could materially interfere with the continued operation of the Properties or materially impair the fair saleable value thereof. All Environmental Permits necessary in connection with the ownership and operation of each Loan Party’s business have been obtained and are in full force and effect, except where any such failure to obtain and maintain in full force and effect (individually or in the aggregate) has not had and is not reasonably likely to result in a Material Adverse Effect. Without limiting the foregoing, all material permits, registrations, licenses or similar authorizations or notifications required to construct and operate bulk storage tanks and other bulk storage facilities at the Properties are in effect.

(c)             No Loan Party has received any written notice of violation, alleged violation, non-compliance, liability or potential liability pursuant to Environmental Laws or Environmental Permits with regard to any of the Properties or the Business, nor do the Loan Parties have knowledge or reason to believe that any such notice will be received or is being threatened, except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in a Material Adverse Effect.

(d)             To the best of each Loan Party’s knowledge and belief, such knowledge and belief being that of a reasonable person who had conducted due diligence and good faith inquiry, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(e)             No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Loan Party, threatened, under any Environmental Law to which any Loan Party is or will be named as a party with respect to any of the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements or liens outstanding under any Environmental Law with respect to any of the Properties or the Business, except insofar as such proceeding, action, decree, order or other requirement or lien, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(f)              There has been no Release of Materials of Environmental Concern at or from any of the Properties arising from or related to the operations of any Loan Party in connection with any of the Properties or otherwise in connection with the Business and, to the knowledge of each Loan Party, no other Person has caused or suffered to exist any Release of Materials of Environmental Concern at or from the Properties, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

5.23           Risk Management Policy. The Risk Management Policy has been duly adopted in accordance with the internal risk policies of the U.S. Borrower, is in full force and effect with respect to all Loan Parties, and has been previously delivered to the Administrative Agent (for distribution to the Lenders) and certified by a Responsible Person of the U.S. Borrower as being a true and correct copy and in full force and effect, and the Risk Management Policy in effect as of the Restatement Effective Date is attached hereto as Exhibit I.

5.24           Anti-Corruption Laws and Sanctions. The U.S. Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the U.S. Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the U.S. Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of the U.S. Borrower its Affiliates, directors and agents, are in compliance with Anti-Corruption Laws, applicable Requirements of Law relating to money laundering and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the U.S. Borrower or the Canadian Borrower being designated as a Sanctioned Person. None of (a) the U.S. Borrower, any Subsidiary or to the knowledge of the U.S. Borrower or such Subsidiary any of their respective directors, officers, employees or Affiliates, or (b) to the knowledge of the U.S. Borrower, any agent of the U.S. Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws, applicable Requirements of Law relating to money laundering or applicable Sanctions.

5.25          Canadian Pension Plan and Benefit Plans. Schedule 5.25 lists all Canadian Benefit Plans and Canadian Pension Plans currently maintained or contributed to the Loan Parties and their Subsidiaries. The Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration. Each Loan Party and each of their Subsidiaries has in all material respects complied with and performed its obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations). All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in compliance in all material respects with the terms thereof, any funding agreement and all applicable laws. There have been no withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans contrary to the terms of the Canadian Pension Plans or the Canadian Benefit Plans, respectively, or applicable law. No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made except where such improvement could not be reasonably expected to have a Material Adverse Effect and, in any event, no such improvements will result in a solvency deficiency or going concern unfunded liability in the affected Canadian Pension Plans. The pension fund under each Canadian Pension Plan is exempt from the payment of any income tax and there are no taxes, penalties or interest owing in respect of any such pension fund. All material reports and disclosures relating to the Canadian Pension Plans required by such plans and any Requirement of Law to be filed or distributed have been filed or distributed. There has been no partial termination of any Canadian Pension Plan and no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration by a regulatory authority of a partial termination of any Canadian Pension Plan under Requirements of Law. Except as set forth on Schedule 5.25, there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as set forth on Schedule 5.25, each of the Canadian Pension Plans is fully funded on both a going concern and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles). The Loan Parties that are Non-U.S. Subsidiaries do not have employees or own any assets located outside of Canada.

5.26          EEA Financial Institutions. No Loan Party is an Affected Financial Institution.

5.27          Beneficial Ownership Certification. As of (a) the Restatement Effective Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 6.1(y)(ii) is true and correct in all respects and (b) the date delivered, the information included in each Beneficial Ownership Certification delivered pursuant to Section 7.13(a)(iii) is true and correct in all respects.

SECTION 6        CONDITIONS PRECEDENT

6.1             Conditions Precedent. WITHOUT LIMITING THE UNCOMMITTED NATURE OF THE UNCOMMITTED TRANCHE UNDER THIS AGREEMENT, the effectiveness of this Agreement is subject to the satisfaction or waiver of the following conditions precedent:

(a)             Loan Documents. The Administrative Agent shall have received:

(i)        this Agreement, executed and delivered by a duly authorized officer of each Borrower, the Administrative Agent and each Lender set forth on Schedule 1.0;

(ii)       the U.S. Omnibus Amendment Agreement, executed and delivered by a duly authorized officer of each Loan Party party thereto;

(iii)      the Canadian Omnibus Amendment Agreement, executed and delivered by a duly authorized officer of each Loan Party party thereto;

(iv)      the Canadian Pledge Agreement Supplement, executed and delivered by a duly authorized officer of Sprague Resources Canada;

(v)       the Addendum to Canadian Security Agreement, executed and delivered by a duly authorized officer of Sprague Resources Canada;

(vi)      the Pledge Agreement Supplement, executed and delivered by a duly authorized officer of Sprague Natural Gas LLC;

(vii)     the Addendum to Security Agreement, executed and delivered by a duly authorized officer of Sprague Natural Gas LLC;

(viii)    the Addendum to Guarantee, executed and delivered by a duly authorized officer of each of Sprague Resources Canada and Sprague Natural Gas LLC;

(ix)       with respect to any Successor Agent Document in respect of a Quebec Security Document that is currently in effect immediately prior to giving effect to the Restatement Effective Date, (A) an assignment agreement in respect of such Quebec Security Document and (B) a new deed of hypothec, in each case, executed and delivered by a duly authorized officer or attorney of each party thereto;

(x)        the Perfection Certificate, executed and delivered by a duly authorized officer of each Loan Party;

(xi)       an amended and restated subordination agreement with respect to Intercompany Subordinated Indebtedness substantially in the form of Exhibit H-1, executed and delivered by a duly authorized officer of each party thereto;

(xii)      for each Dollar Working Capital Facility Committed Tranche Lender requesting the same, a Note of the Borrowers substantially in the form of Exhibit A-1 and conforming to the requirements hereof and executed by a duly authorized officer of each Borrower;

(xiii)    for each Dollar Working Capital Facility Uncommitted Tranche Lender requesting the same, a Note of the Borrowers substantially in the form of Exhibit A-2 and conforming to the requirements hereof and executed by a duly authorized officer of each Borrower;

(xiv)    for each Multicurrency Working Capital Facility Lender requesting the same, a Note of the Borrowers substantially in the form of Exhibit A-3 and conforming to the requirements hereof and executed by a duly authorized officer of each Borrower;

(xv)     for each Dollar Committed Tranche Swing Line Lender requesting the same, a Note of the Borrowers substantially in the form of Exhibit A-4 and conforming to the requirements hereof and executed by a duly authorized officer of each Borrower;

(xvi)    for each Dollar Uncommitted Tranche Swing Line Lender requesting the same, a Note of the Borrowers substantially in the form of Exhibit A-5 and conforming to the requirements hereof and executed by a duly authorized officer of each Borrower;

(xvii)   for each Multicurrency Swing Line Lender requesting the same, a Note of the Borrowers substantially in the form of Exhibit A-6 and conforming to the requirements hereof and executed by a duly authorized officer of each Borrower;

(xviii)  for each Acquisition Facility Lender requesting the same, a Note of the Borrowers substantially in the form of Exhibit A-7 and conforming to the requirements hereof and executed by a duly authorized officer of each Borrower;

(xix)     each of the Account Control Agreements, executed and delivered by a duly authorized officer of each party thereto; provided that (i) to the extent an Account Control Agreement was executed and delivered under the Existing Credit Agreement and remains in full force and effect after giving effect to the Restatement Effective Date, a new Account Control Agreement shall not be required (provided that to the extent any amendment to, or assignment of, an existing Account Control Agreement is required in order for it to remain in full force and effect after giving effect to the Restatement Effective Date, such amendment or assignment shall be executed and delivered on the Restatement Effective Date, or if it cannot be so delivered, shall be delivered in accordance with Section 7.17, by a duly authorized officer of each party thereto (each, an “Account Control Agreement Amendment and Assignment”) and (ii) to the extent an Account Control Agreement cannot be delivered with respect to any Pledged Account on the Restatement Effective Date, such Account Control Agreement shall be delivered in accordance with Section 7.17 by a duly authorized officer of each party thereto;

(xx)     the Successor Agent Agreement and, subject to Section 7.17, each other Successor Agent Document, in each case, executed and delivered by a duly authorized officer of each party thereto;

(xxi)     a Trademark Security Agreement, executed and delivered by a duly authorized officer of the U.S. Borrower;

(xxii)    a Copyright Security Agreement, executed and delivered by a duly authorized officer of the U.S. Borrower;

(xxiii)   a Canadian Trade-mark Security Agreement, executed and delivered by a duly authorized officer of the Canadian Borrower; and

(xxiv)  subject to Section 7.17, (A) with respect to each Mortgaged Property (other than an Existing Mortgaged Property), a Mortgage and Security Agreement in respect thereof and (B) with respect to each Existing Mortgaged Property, an amendment to the Mortgage and Security Agreement in respect thereof, in each case, executed and delivered by a duly authorized officer of each party thereto and in form and substance reasonably satisfactory to the Administrative Agent.

(b)             Secretary’s Certificates. The Administrative Agent shall have received a certificate of each Loan Party, dated the Restatement Effective Date, substantially in the form of Exhibit E, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by (i) the President or any Vice President and the Secretary or any Assistant Secretary on behalf of such Person, or, if applicable, of the general partner or managing member or members of such Person, on behalf of such Person, or (ii) in the case of any such Person that is a limited liability company, partnership or limited partnership that does not have any such officers, the general partner, in the case of a partnership or limited partnership, or, in the case of a limited liability company, the managing member or members of such Person, on behalf of such Person.

(c)             Borrowing Base Report; Marked-to-Market Report; Position Report. The Administrative Agent shall have received a Borrowing Base Report showing the Aggregate Borrowing Base Amount, the U.S. Borrowing Base and the Kildair Borrowing Base, a Marked-to-Market Report and a Position Report, in each case as of April 30, 2020, with appropriate insertions and supporting schedules and dated the Restatement Effective Date, reasonably satisfactory in form and substance to the Administrative Agent, and executed by a Responsible Person of the U.S. Borrower.

(d)             Proceedings of the Loan Parties. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or analogous body) of each Loan Party authorizing as applicable to such Person (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Security Documents, certified on behalf of such Person by the Secretary or an Assistant Secretary of such Person, or, if applicable, of the general partner or managing member or members of such Person, as of the Restatement Effective Date, which certification shall be included in the certificate delivered in respect of such Person pursuant to Section 6.1(b), shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(e)             Incumbency Certificates. The Administrative Agent shall have received a certificate of each Loan Party, dated the Restatement Effective Date, as to the incumbency and signature of the officers of such Person or, if applicable, of the general partner or managing member or members of such Person, executing any Loan Document, or having authorization to execute any certificate, notice or other submission required to be delivered to the Administrative Agent or a Lender pursuant to this Agreement, which certificate shall be included in the certificate delivered in respect of such Person pursuant to Section 6.1(b), shall be reasonably satisfactory in form and substance to the Administrative Agent, and shall be executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Person, or, if applicable, of the general partner or managing member or members of such Person, on behalf of such Person.

(f)              Organizational Documents. The Administrative Agent shall have received true and complete copies of the Governing Documents of each Loan Party, certified as of the Restatement Effective Date as complete copies thereof by the Secretary or an Assistant Secretary of such Person, or, if applicable, of the general partner or managing member or members of such Person, on behalf of such Person, which certification shall be included in the certificate delivered in respect of such Person pursuant to Section 6.1(b) and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(g)             Good Standing Certificates. The Administrative Agent shall have received certificates of status, compliance or good standing (as applicable) dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of each Loan Party in the jurisdiction of its organization.

(h)             Consents, Licenses and Approvals. The Administrative Agent shall have received a certificate of a Responsible Person of the U.S. Borrower either (x) attaching copies of all consents, authorizations and filings referred to in Section 5.4 (other than the Mortgage and Security Agreements and any UCC financing statement or PPSA financing statement or Civil Code of Quebec filings filed pursuant to the Security Documents), and stating that such consents, licenses and filings are in full force and effect or (y) stating that no such consents, licenses or approvals are so required.

(i)              U.S. Borrower’s Certificate. The Administrative Agent shall have received a certificate substantially in the form of Exhibit S signed by a Responsible Person of the U.S. Borrower, stating on behalf of the U.S. Borrower that:

(i)        The representations and warranties contained in Section 5 are true and correct in all material respects on and as of such date, as though made on and as of such date;

(ii)       No Default or Event of Default exists; and

(iii)      There has not occurred since December 31, 2019 (x) a Material Adverse Effect or (y) a development or an event that has resulted in a material adverse change in the operations, business, assets, properties or condition (financial or other condition) of Kildair and its Subsidiaries taken as a whole.

(j)              Fees. The Administrative Agent, the Arrangers and the Lenders shall have received the fees (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent) to be received on the Restatement Effective Date referred to herein and in the Fee Letter and, to the extent invoiced at least two Business Days prior to the Restatement Effective Date (or such lesser time as agreed by the U.S. Borrower) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and the Lead Arranger in connection with the negotiation of the Loan Documents and due diligence with respect thereto.

(k)             Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the following executed legal opinions:

(i)        the executed legal opinion(s) of Baker Botts L.L.P., counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and in accordance with customary opinion practice;

(ii)       the executed legal opinion of local Pennsylvania counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and in accordance with customary opinion practice;

(iii)      the executed  legal opinions of Stikeman Elliott LLP, Canadian counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and in accordance with customary opinion practice, which opinions shall cover, inter alia, (i) corporate law matters concerning the Loan Parties organized in Canada and the validity, perfection and priority of the security interests in the Collateral (other than in respect of any Mortgaged Property) described in the Canadian Security Agreement and the Canadian Pledge Agreement and, subject to Section 7.17, in each Mortgaged Property located in the Province of British Columbia or the Province of Ontario, and (ii) the validity, perfection and priority of the security interests in the Collateral (other than in respect of any Mortgaged Property) described in the Quebec Security Documents and, subject to Section 7.17, in each Mortgaged Property located in the Province of Quebec; and

(iv)      subject to Section 7.17, an executed legal opinion of local counsel to the Loan Parties with respect to each Mortgaged Property (other than properties located in Canada that are covered in the opinions provided pursuant to Section 6.1(k)(iii)), in form and substance reasonably satisfactory to the Administrative Agent and in accordance with customary opinion practice.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require in accordance with customary opinion practice.

(l)              Successor Agent Agreement. The Effective Date (as defined in the Successor Agent Agreement) shall have occurred.

(m)            Risk Management Policy. The Administrative Agent and the Lenders shall have received a copy of the Risk Management Policy, including position and other limits, which shall be satisfactory in content and form to the Administrative Agent.

(n)             Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent, under the UCC, PPSA, Civil Code of Quebec and equivalent legislation in all relevant jurisdictions and all customary judgment and tax Lien searches for financing transactions of this nature in all applicable jurisdictions, which may have been filed with respect to personal property of the Loan Parties, and the results of such search shall be reasonably satisfactory to the Administrative Agent.

(o)             Actions to Perfect Liens. Subject to the limitations provided in Section 7.17, all filings, recordings, registrations and other actions, including the filing of financing statements on form UCC-1, PPSA financing statements and filings under the Civil Code of Quebec, necessary or, in the opinion of the Administrative Agent, desirable to perfect, or continue the perfection of, the Liens created by the Security Documents, shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent or the title insurance company issuing the policy referred to in Section 6.1(u) (the “Title Insurance Company”) in proper form for filing, registration or recordation.

(p)            Termination and Release from Existing Account Control Agreements. The Administrative Agent shall have received evidence satisfactory to it of the termination of any account control agreement executed and delivered under the Existing Credit Agreement for which a new Account Control Agreement is being entered into as of the Restatement Effective Date in favor of the Administrative Agent, or if such account control agreement cannot be terminated and such new Account Control Agreement cannot be entered into, in each case, on the Restatement Effective Date, such evidence shall have been received by the Administrative Agent in accordance with Section 7.17.

(q)            [Reserved].

(r)             Financial Statements. The Administrative Agent and the Lenders shall have received each of the following:

(i)        the most recently required financial statements or other information required to be delivered under Section 7.1 of the Existing Credit Agreement, together with such additional financial information as the Administrative Agent shall reasonably request; and

(ii)       a projected income statement and balance sheet (the “Projections”) for the MLP and its consolidated Subsidiaries for each Fiscal Year beginning after the Restatement Effective Date and ending on or prior to December 31, 2022, in each case prepared in accordance with GAAP adjusted on an Economic Basis plus or minus any Allowed Reserve, and accompanied by such information as the Administrative Agent may reasonably request to confirm the tax, legal and business assumptions made in such projections.

(s)             Insurance. The Administrative Agent shall have received, subject to Section 7.17, (i) evidence in form and substance reasonably satisfactory to it that all of the insurance-related requirements of Section 7.5 hereof and Section 5(q) of the U.S. Security Agreement and Section 5(p) of the Canadian Security Agreement, as applicable, shall have been satisfied and (ii) evidence that the premiums then due and payable on each insurance policy have been paid, and with respect to flood insurance policies, (A) they shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) shall name the Administrative Agent as additional insured or loss payee, as applicable, (C) shall (x) identify the addresses of each property located in a special flood hazard area or, in the case of Mortgaged Property located in Canada, a flood plain, (y) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (z) provide that the insurer will give the Administrative Agent 30 days written notice of cancellation or non-renewal.

(t)              Appraisals; Surveys. The Administrative Agent shall have received, subject to Section 7.17, (x)(i) real property appraisals with respect to each Mortgaged Property (other than any Existing Mortgaged Property) from an appraiser reasonably acceptable to the Administrative Agent and (ii) current or existing ALTA/ACSM surveys with respect to each Mortgaged Property (other than any Existing Mortgaged Property) reasonably acceptable to the Administrative Agent and which is sufficient for the title insurance company to remove the survey exception for each Mortgage Policy and to issue such survey dependent endorsements as are reasonably requested by the Administrative Agent and (y)(i) the real property appraisals with respect to each Existing Mortgaged Property that were delivered pursuant to the Existing Credit Agreement and (ii) the ALTA/ACSM surveys with respect to each Existing Mortgaged Property that were delivered pursuant to the Existing Credit Agreement.

(u)            Title Insurance Policy. The Administrative Agent shall have received, subject to Section 7.17, (x) with respect to each Mortgage and Security Agreement intended to encumber an Existing Mortgaged Property, date-down endorsement and amendment to the existing title insurance policy or policies covering title insurance in the name of the Administrative Agent for the ratable benefit of the Secured Parties and insuring the Lien of the Mortgage and Security Agreement on such Existing Mortgaged Property, in an amount equal to, for any fee mortgage policy, the aggregate of the land value and insurable building and improvements value of such Existing Mortgaged Property (or such lesser amount as may be acceptable to Administrative Agent) and evidence that all premiums in respect of the date-down endorsements and amendments or title policies have been paid, and for any leasehold mortgage policy, an agreed upon value of the leasehold estate reasonably acceptable to Administrative Agent, issued by a nationally recognized title insurance company insuring the Lien of such Mortgage and Security Agreement as a valid first Lien on the Mortgaged Property described therein, free of all other Liens that are not expressly permitted under this Agreement, containing no general survey exception or mechanics lien exception and issued together with such endorsements and affirmative coverage as the Administrative Agent may reasonably request and evidence that all premiums in respect thereto have been paid and (y) with respect to each Mortgage and Security Agreement intended to encumber a Mortgaged Property (other than an Existing Mortgaged Property), a policy or policies of title insurance insuring the Lien of the Mortgage and Security Agreement on such Mortgaged Property, in an amount equal to, for any fee mortgage policy, the aggregate of the land value and insurable building and improvements value of such Mortgaged Property (or such lesser amount as may be acceptable to Administrative Agent), and for any leasehold mortgage policy, an agreed upon value of the leasehold estate reasonably acceptable to Administrative Agent (the mortgage policies delivered pursuant to clause (x) or (y), the “Mortgage Policies”), issued by a nationally recognized title insurance company insuring the Lien of such Mortgage and Security Agreement as a valid first Lien on the Mortgaged Property described therein, free of all other Liens that are not expressly permitted under this Agreement, containing no general survey exception or mechanics lien exception and issued together with such endorsements and affirmative coverage as the Administrative Agent may reasonably request and evidence that all premiums in respect thereto have been paid.

(v)               Solvency. The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit V from either the chief financial officer of the MLP or the General Partner.

(w)              Copies of Recorded Documents. The Administrative Agent shall have received, subject to Section 7.17, a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in Section 6.1(u).

(x)                Environmental Reports. The Administrative Agent shall have received, subject to Section 7.17: (x) (i) for each Mortgaged Property (other than an Existing Mortgaged Property), a Phase I ESA, in each case prepared by an environmental consultant reasonably acceptable to the Administrative Agent, in form, scope, and substance reasonably satisfactory to the Administrative Agent, together with a letter from the environmental consultant permitting the Administrative Agent and the Lenders to rely on the environmental assessment as if addressed to and prepared for each of them and (y) with respect to any Existing Mortgaged Property, the environmental reports that were delivered pursuant to the Existing Credit Agreement, together with evidence satisfactory that the Administrative Agent and the Lenders are permitted to rely on the environmental assessment as if addressed to and prepared for each of them.

(y)                PATRIOT Act; CAML. The Administrative Agent shall have received, no later than five (5) days prior to the Restatement Effective Date, (i) all documentation and other information requested by the Administrative Agent no later than ten (10) days prior to the Restatement Effective Date that are required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and CAML and (ii) a Beneficial Ownership Certification in relation to each Loan Party.

(z)                Flood Determination. The Administrative Agent and Lenders shall have received, subject to Section 7.17, in form and substance reasonably acceptable to the Administrative Agent, (i) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property located in the United States, (ii) for each Mortgaged Property located in the United States that is located in a special flood hazard area, a notice about special flood hazard area status and flood disaster assistance duly executed by the U.S. Borrower and (iii) for each Mortgaged Property located in the United States that is located in a special flood hazard area and for each Mortgaged Property located in Canada that is located in a flood plain, (A) flood insurance, in an amount reasonably satisfactory to the Administrative Agent, (1) maintained with a financially sound and reputable insurer, (2) covering buildings and contents for such Mortgaged Property and (3) otherwise complying with Section 6.1(s).

(aa)             No Change. There has not occurred since December 31, 2019 (x) a Material Adverse Effect or (y) a development or an event that has resulted in a material adverse change in the operations, business, assets, properties or condition (financial or other condition) of Kildair and its Subsidiaries taken as a whole.

(bb)            Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

6.2             Conditions to Each Credit Extension. WITHOUT LIMITING THE UNCOMMITTED NATURE OF THE UNCOMMITTED TRANCHE UNDER THIS AGREEMENT, the obligation of each Lender to make (or consider making) any Loan requested to be made by it on any date (including its initial Loan, if any) and the agreement of the Issuing Lenders to issue (or consider issuing) or provide (or consider providing) any Letter of Credit (including the initial Letters of Credit, if any) is subject to the satisfaction or waiver of the following conditions precedent:

(a)               Borrowing Notice or Letter of Credit Request. The Administrative Agent shall have received a Borrowing Notice or Letter of Credit Request pursuant to Section 2.5 or Section 3.3, as the case may be.

(b)               Representations and Warranties. Each of the representations and warranties made by the U.S. Borrower and the other Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of such date as if such representation and warranty was made on and as of such date, except to the extent any such representation and warranty relates solely to a specified prior date, in which case such representation and warranty shall have been true and correct in all material respects as of such specified date.

(c)               No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(d)               Borrowing Base Report. The Administrative Agent shall have timely received a Borrowing Base Report for the most recent period for which such Borrowing Base Report is required to be delivered in accordance with Section 6.1(c) or Section 7.2(c), as applicable.

(e)               Borrowing Availability. After giving effect to such extension of credit requested to be made on such date,

(i)                the sum of the Total Working Capital Facility Extensions of Credit and the Total Acquisition Facility Working Capital Extensions of Credit shall not exceed the Aggregate Borrowing Base Amount as of such date,

(ii)               the Total Acquisition Facility Acquisition Extensions of Credit shall not exceed the Eligible Acquisition Asset Value,

(iii)              the Total Acquisition Facility Extensions of Credit shall not exceed the aggregate Acquisition Facility Commitments,

(iv)              the Total Dollar Working Capital Facility Committed Tranche Extensions of Credit shall not exceed the aggregate Dollar Working Capital Facility Commitments,

(v)               the Total Dollar Working Capital Facility Uncommitted Tranche Extensions of Credit shall not exceed the Total Dollar Working Capital Facility Uncommitted Tranche Portions

(vi)              the Total Multicurrency Working Capital Facility Extensions of Credit shall not exceed the aggregate Multicurrency Working Capital Facility Commitments,

(vii)             such extension of credit shall not result in any Applicable Sub-Limit (with each Applicable Sub-Limit calculated including the Dollar Equivalent of any included Extensions of Credit denominated in Canadian Dollars) being exceeded,

(viii)            with respect to any such extension of credit under the Acquisition Facility, the Loan Parties shall be in compliance with the covenants set forth in Section 8.1 calculated on a Pro Forma Basis, and

(ix)              the Administrative Agent shall have received a certificate of a Responsible Person of the U.S. Borrower (such certificate, the “Availability Certification”) certifying as to the satisfaction of each of the specific conditions set forth in Sections 6.2(b) and (c) and clauses (i)-(viii) of Section 6.2(e) as of such date.

(f)                Working Capital Facility Extensions of Credit. If, at the time any Borrower requests any extension of credit under any Working Capital Facility, the then outstanding principal balance of the Total Working Capital Facility Extensions of Credit (including the Dollar Equivalent of the face amount of all Working Capital Facility Letters of Credit) is less than $35,593,600 (such requested extension of credit, a “Working Capital Taxable Advance”), then, with respect to any Mortgage covering real property located in the State of New York which has a Secured Amount (as defined in each such Mortgage) allocated to the Total Working Capital Facility Extensions of Credit which is more than the then outstanding principal balance of the Total Working Capital Facility Extensions of Credit (prior to giving effect to the Working Capital Taxable Advance and calculated including the Dollar Equivalent of the face amount of all Working Capital Facility Letters of Credit), the U.S. Borrower shall cause to be recorded in the appropriate land records in which such Mortgage is recorded a supplemental instrument in form and substance satisfactory to the Administrative Agent which evidences that each such Mortgage secures such Working Capital Taxable Advance, and the Borrowers shall pay all applicable mortgage recording tax on that portion of the Working Capital Taxable Advance which equals the lesser of (i)(A) the excess of the Secured Amount (as defined in each such Mortgage) of each such Mortgage which is allocated to the Total Working Capital Extensions of Credit over (B) the then outstanding principal balance of the Total Working Capital Extensions of Credit (including the Dollar Equivalent of the face amount of all Working Capital Facility Letters of Credit) allocated to such Mortgage without giving effect to such Working Capital Taxable Advance and (ii) (A) the excess of the outstanding principal balance of the Total Working Capital Facility Extensions of Credit (including the Dollar Equivalent of the face amount of all Working Capital Facility Letters of Credit) allocated to such Mortgage after giving effect to the Working Capital Taxable Advance over (B) the outstanding principal balance of the Total Working Capital Facility Extensions of Credit (including the Dollar Equivalent of the face amount of all Working Capital Facility Letters of Credit) allocated to such Mortgage prior to the Working Capital Taxable Advance. Before such Working Capital Taxable Advance is made, the U.S. Borrower shall furnish the Administrative Agent with a recorded, stamped copy of such supplemental instrument(s) and evidence satisfactory to the Administrative Agent that all applicable mortgage recording tax due in connection with such Working Capital Taxable Advance (and the recording of such supplemental instrument(s) has been paid.

(g)               Acquisition Facility Extensions of Credit. If, at the time any Borrower requests any extension of credit under the Acquisition Facility, the then outstanding principal balance of the Total Acquisition Facility Extensions of Credit (including the face amount of all Acquisition Facility Letters of Credit) is less than $20,406,400 (such requested extension of credit, an “Acquisition Taxable Advance”), then, with respect to any Mortgage covering real property located in the State of New York which has a Secured Amount (as defined in each such Mortgage) allocated to the Acquisition Facility Extensions of Credit which is more than the then outstanding principal balance of the Total Acquisition Facility Extensions of Credit (prior to giving effect to the Acquisition Taxable Advance and calculated including the face amount of all Acquisition Facility Letters of Credit), the U.S. Borrower shall cause to be recorded in the appropriate land records in which such Mortgage is recorded a supplemental instrument in form and substance satisfactory to the Administrative Agent which evidences that each such Mortgage secures such Acquisition Taxable Advance, and the Borrowers shall pay all applicable mortgage recording tax on that portion of the Acquisition Taxable Advance which equals the lesser of (i) (A) the excess of the Secured Amount (as defined in each such Mortgage) of each such Mortgage which is allocated to the Total Acquisition Facility Extensions of Credit over (B) the then outstanding principal balance of the Total Acquisition Facility Extensions of Credit (including the face amount of all Acquisition Facility Letters of Credit) allocated to such Mortgage without giving effect to such Acquisition Taxable Advance and (ii) (A) the excess of the outstanding principal balance of the Total Acquisition Facility Extensions of Credit (including the face amount of all Acquisition Facility Letters of Credit) allocated to such Mortgage after giving effect to the Acquisition Taxable Advance over (B) the outstanding principal balance of the Total Acquisition Facility Extensions of Credit (including the face amount of all Acquisition Facility Letters of Credit) allocated to such Mortgage prior to the Acquisition Taxable Advance. Before such Acquisition Taxable Advance is made, the U.S. Borrower shall furnish the Administrative Agent with a recorded, stamped copy of such supplemental instrument(s) and evidence satisfactory to the Administrative Agent that all applicable mortgage recording tax due in connection with such Acquisition Taxable Advance (and the recording of such supplemental instrument(s) has been paid.

SECTION 7        AFFIRMATIVE COVENANTS

Each of the Borrowers hereby jointly and severally agrees that, commencing on the Restatement Effective Date and continuing so long as any of the Commitments or Dollar Working Capital Facility Uncommitted Tranche Portions remain in effect, any Letter of Credit remains outstanding that has not been Cash Collateralized or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document (except contingent indemnification and expense reimbursement obligations for which no claim has been made), each Loan Party shall:

7.1               Financial Statements. Furnish to the Administrative Agent (for distribution to each Lender):

(a)               as soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year of the MLP commencing with the Fiscal Year ending on December 31, 2019, a copy of (i) the audited consolidated balance sheet of the MLP and its consolidated Subsidiaries as at the end of such year, (ii) the audited consolidated balance sheet of Kildair and its consolidated Subsidiaries as at the end of such year, in each case with the related consolidated statements of income and retained earnings and cash flows for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception (other than any qualification or exception that is expressly solely with respect to, or expressly resulting from (x) any Maturity Date occurring within one year from the time such opinion is delivered or (y) any actual or potential inability to satisfy a financial covenant under Section 8.1), or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing, and (iii) the unaudited consolidated balance sheet of Sprague Resources Canada and its consolidated Subsidiaries that are Loan Parties as at the end of such year, in each case with the related consolidated statements of income and retained earnings and cash flows for such year, prepared in accordance with GAAP;

(b)               as soon as available, but in any event not later than 45 days after the end of each fiscal quarter of the MLP (except for the fourth fiscal quarter of each Fiscal Year of the MLP), the unaudited consolidated balance sheet of the MLP and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income and retained earnings and cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, prepared in accordance with GAAP and setting forth, in each case in comparative form the figures for the previous year, certified by a Responsible Person of the U.S. Borrower as being fairly presented in all material respects (subject to normal year end audit adjustments and the absence of footnotes);

(c)               as soon as available, but in any event not later than 30 days after the end of each calendar month, the unaudited consolidated and consolidating balance sheet of the MLP and its consolidated Subsidiaries as at the end of such calendar month and the related unaudited consolidated and consolidating statements of income and the unaudited consolidated retained earnings and cash flows for such month and the portion of the Fiscal Year through the end of such month, prepared in accordance with GAAP adjusted on an Economic Basis plus or minus any Allowed Reserve, as applicable, and setting forth, beginning with the first calendar month ending after the Restatement Effective Date, in each case in comparative form the figures for the previous year, certified by a Responsible Person of the U.S. Borrower, as being fairly presented in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

(d)               as soon as available, but in any event not later than 60 days after the commencement of each Fiscal Year of the U.S. Borrower, the Annual Budget for such Fiscal Year;

(e)               as soon as available, but in any event not later than 30 days after the end of each calendar month, (i) the Operating Forecast for the next succeeding calendar month and (ii) a comparison of actual performance (as to income) of the MLP and its consolidated Subsidiaries against the Operating Forecast for such calendar month;

(f)                concurrently with the delivery of the financial statements referred to in Section 7.1(a), a Reconciliation Summary for the annual financial statements delivered pursuant to Section 7.1(a); and

(g)               concurrently with the delivery of the financial statements referred to in Section 7.1(c), a Reconciliation Summary for the monthly financial statements delivered pursuant to Section 7.1(c).

All such financial statements (other than the Annual Budgets and the Operating Forecasts) shall present fairly in all material respects the financial condition of the Persons covered by such financial statements as at such date and shall be prepared in reasonable detail and, except as noted herein, in accordance with GAAP or GAAP adjusted on an Economic Basis plus or minus any Allowed Reserve, as applicable, applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and, with regard to the non-annual financial statements, subject to normal year-end adjustments and the absence of footnotes). The Annual Budgets and the Operating Forecasts shall have been prepared in good faith under the direction of a Responsible Person of the General Partner (or, after the effectiveness of the Approved Organizational Changes, the MLP) and based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. Information required to be delivered pursuant to this Section 7.1 shall be deemed to have been delivered if such information, or one or more annual or quarterly or other reports or proxy statements containing such information, shall have been posted and shall remain available on a website maintained by the SEC (such reports or proxy statements, the “SEC Filings”), provided that the U.S. Borrower shall have notified (which may be made by facsimile or electronic mail) the Administrative Agent of the posting of any such information pursuant to Section 7.7(l). In addition, and notwithstanding any other provision of this Section 7.1, to the extent any SEC Filing shall have been certified by a Responsible Officer of the MLP, no further certification by the U.S. Borrower shall be required under this Section 7.1 with respect to the information contained in such SEC Filing; provided, that the MLP hereby allows the Administrative Agent and the Lenders to rely upon such certification as if such certification had been made to the Administrative Agent and the Lenders.

7.2              Certificates; Other Information. Furnish to the Administrative Agent (for distribution to the Lenders, including, if requested by a Lender, through posting on Intralinks or other web site in use to distribute information to the Lenders):

(a)               concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements, if such accountants are willing to provide such certificate (provided that if such independent certified public accountants are unwilling to provide such certificate and such certificate is customarily given by independent certified public accountants of nationally recognized standing in the market, the Loan Parties shall engage another certified public accountant willing to provide such certificate), stating in substance that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default arising out of the financial covenants in Section 8.1, except as specified in such certificate;

(b)               concurrently with the delivery of the financial statements referred to in Section 7.1(c), a certificate of a Responsible Person of the U.S. Borrower substantially in the form of Exhibit O (such a certificate, a “Compliance Certificate”) (A) stating that such Responsible Person has obtained no knowledge of any Default or Event of Default, in each case except as specified in such certificate, (B) stating the Loan Parties are in material compliance with the Risk Management Policy and (C) showing in detail the calculations supporting such Person’s certification of the Loan Parties’ compliance with the requirements of Sections 8.1(a) and 8.7 and, if such period ends on a date which is also the end date of a fiscal quarter, the requirements of Sections 8.1(b) and 8.1(c);

(c)               (x) within seven (7) Business Days after the last day of each calendar month, a Borrowing Base Report for the Loan Parties dated the last day of such calendar month, (y) within seven (7) Business Days after each Semi-Monthly Reporting Date at any time that either (i) the Borrowing Base Availability is less than or equal to $50,000,000 or (ii) the Acquisition Facility Working Capital Sub-Limit, plus, the aggregate Working Capital Facility Commitments, plus, the Total Dollar Working Capital Facility Uncommitted Tranche Portions, minus, the Total Working Capital Facility Extensions of Credit, minus, the Total Acquisition Facility Working Capital Extensions of Credit is less than or equal to $50,000,000 or (iii) an Event of Default shall have occurred and be continuing, a Borrowing Base Report dated as of the applicable Semi-Monthly Reporting Date, and (z) at any time and from time to time, as the U.S. Borrower may determine in its sole, absolute discretion, a Borrowing Base Report for the Loan Parties dated as of a date within the seven (7) Business Days preceding delivery thereof to the Administrative Agent;

(d)               as soon as available, but in any event not later than seven (7) Business Days after each Semi-Monthly Reporting Date, a Marked-to-Market Report and Position Report, as of the applicable Semi-Monthly Reporting Date, in form reasonably acceptable to the Administrative Agent, certified by the U.S. Borrower;

(e)               if any such report described in clauses (b), (c) or (d) above is not reasonably satisfactory in form and substance to the Administrative Agent, the U.S. Borrower shall promptly deliver such information supplementing such report as the Administrative Agent may reasonably request;

(f)                concurrently with the delivery of the financial statements referred to in Section 7.1, a written briefing on any material overdue Account Receivables or any other material impairment in the value of the assets of the Loan Parties;

(g)               upon request by the Administrative Agent, copies of any Employee Benefit Plan, Plan, Canadian Benefit Plan, or Canadian Pension Plan and related documents, reports and correspondence;

(h)               concurrently with the delivery of the financial statements referred to in Section 7.1(a) or 7.1(c), management’s discussion and analysis with respect to such financial statements;

(i)                promptly, and at least one (1) Business Day after the initial execution and delivery thereof by the parties thereto, (i) notice of the entrance into any document or agreement governing any Indebtedness incurred by any Loan Party pursuant to Section 8.2(h) having a principal amount equal to or in excess of $10,000,000 or that is a note (other than a promissory note evidencing commercial Indebtedness), debenture, bond or other like obligation, together with a certificate of a Responsible Person of the U.S. Borrower stating that such Indebtedness complies with the terms of Section 8.2(h), and (ii) true, correct and complete copies of any material documents and agreements governing any Indebtedness incurred by any Loan Party pursuant to Section 8.2(h) having a principal amount in excess of $50,000,000 or that is a note (other than a promissory note evidencing commercial Indebtedness), debenture, bond or other like obligation; and

(j)                promptly, such additional financial and other information regarding the Loan Parties as the Administrative Agent or any Lender may from time to time reasonably request.

7.3               Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on its books.

7.4               Conduct of Business and Maintenance of Existence. (i) Continue to engage in business of the same general type as now conducted by it or as described in Section 8.13 and preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 8.4 or where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (ii) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect and (iii) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

7.5               Maintenance of Property; Insurance. (i) Keep substantially all its property useful and necessary in its business in good working order and condition in all material respects (excepting ordinary wear and tear and the effect of events or circumstances as to which such property is covered by insurance or as to which funds have been reserved); (ii) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, which insurance shall name the Administrative Agent for the ratable benefit of the Secured Parties as lender loss payee, in the case of property insurance, as an additional insured, in the case of liability insurance, and as an additional insured and recipient of a mortgagee endorsement, in the case of environmental liability insurance, as its interests may appear; (iii) furnish to the Administrative Agent (for distribution to the Lenders through posting on Intralinks or other web site in use to distribute information to the Lenders), upon request, full information as to the insurance carried, evidence of the underlying policy, the related cover note and all addenda thereto; and (iv) promptly pay all insurance premiums.

7.6               Inspection of Property; Books and Records; Discussions. At the sole expense of the Loan Parties: (i) keep books of records and accounts in conformity with GAAP that present fairly the financial condition of the MLP and its consolidated Subsidiaries covered thereby and (ii) within three (3) Business Days of the date agreed or requested therefor, permit representatives of the Administrative Agent to (x) visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice during normal business hours once during each twelve (12) month period following the Restatement Effective Date (or more often at the Administrative Agent’s discretion exercised in good faith); provided that, during the continuance of an Event of Default, such visits and inspections may occur at any time, and (y) discuss the business, operations, properties and financial and other condition of the Loan Parties with officers and employees of the Loan Parties and with their independent certified public accountants to the extent consistent with the national policies of such independent certified public accountants, upon reasonable notice during normal business hours. Information obtained by the Administrative Agent pursuant to this Section 7.6 shall be shared with a Lender upon the request of such Lender.

7.7               Notices. Promptly give notice to the Administrative Agent (for distribution to the Lenders, including, if requested by a Lender, through posting on Intralinks or other web site in use to distribute information to the Lenders) of:

(a)                the occurrence of any Default or Event of Default;

(b)                any (i) default or event of default under any Contractual Obligation of any Loan Party or (ii) litigation, investigation or proceeding which may exist at any time between any Loan Party and any Governmental Authority, which in either case could reasonably be expected to have a Material Adverse Effect;

(c)                (i) any litigation or administrative or arbitration proceeding to which any Loan Party is a party in which the amount involved is $5,000,000 or more and not covered by insurance, segregated cash reserves or bonds, or in which injunctive or similar relief is sought or (ii) any Lien on any of the Collateral (other than Liens created hereby or Liens permitted on Collateral pursuant to Section 8.3);

(d)                the following events: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a determination that a plan is in “at risk” status within the meaning of Section 430 of the Code, a failure to make any required contribution to a Plan when such contributions have become due, the creation of any Lien in favor of the PBGC or a Plan, a determination that a Multiemployer Plan is in endangered, seriously endangered or critical status, in each case within the meaning of Section 432 of the Code, or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan in which any Borrower or any other Loan Party is reasonably expected to have a liability in excess of $5,000,000 or (ii) the institution of proceedings or the taking of any other action by the PBGC to terminate any Single Employer Plan;

(e)                 the Borrowing Base Availability becoming less than or equal to $50,000,000;

(f)                 the Acquisition Facility Working Capital Sub-Limit, plus, the aggregate Working Capital Facility Commitments, plus, the Total Dollar Working Capital Facility Uncommitted Tranche Portions, minus, the Total Working Capital Facility Extensions of Credit, minus, the Total Acquisition Facility Working Capital Extensions of Credit becoming less than or equal to $50,000,000;

(g)                 the sum of the Total Working Capital Facility Extensions of Credit and the Total Acquisition Facility Working Capital Extensions of Credit exceeding the Aggregate Borrowing Base Amount;

(h)                 the Total Acquisition Facility Acquisition Extensions of Credit exceeding the Eligible Acquisition Asset Value;

(i)                  [Reserved];

(j)                  the occurrence of any event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral;

(k)                 a Material Adverse Effect;

(l)                  any filing made by any Borrower or any other Loan Party with the SEC of any annual, regular, periodic or special report or registration statement which any Borrower or any other Loan Party files with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934; and

(m)                any change in the information provided in any Beneficial Ownership Certification delivered pursuant to Section 6.1(y)(ii) or Section 7.13(a)(iii) that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Each notice pursuant to Section 7.7(a)-(k) shall be accompanied by a statement of a Responsible Person setting forth details of the occurrence referred to therein and stating what action the Loan Parties propose to take with respect thereto.

7.8                 Environmental Laws. (a) (i) With respect to properties and assets located in Canada, obtain and maintain and comply with all Environmental Permits required by applicable Environmental Laws in all material respects, (ii) direct or obtain agreement, to the extent that any lease existing as of the Restatement Effective Date allows and in all cases pursuant to terms that shall be contained in all leases renewed or entered into after the Restatement Effective Date, compliance by all tenants and subtenants, if any, with, any and all applicable Environmental Laws, and direct all tenants and subtenants to obtain and comply with and maintain, any and all Environmental Permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect and (iii) without limiting the foregoing, comply in all material respects with all material permits, registrations, licenses or similar authorizations or notifications required to construct and operate bulk storage tanks and other bulk storage facilities at the Properties.

(b)                  Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, compliance and other actions, required under Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

7.9                  Periodic Audit of Borrowing Base Assets. Permit the Administrative Agent or any other designee of the Administrative Agent to perform, or to have an independent inspector mutually reasonably acceptable to the U.S. Borrower and the Required Lenders perform, a periodic due diligence inspection, test and review of all of the assets of the Loan Parties that comprise each asset category set forth in the definitions of “U.S. Borrowing Base” and “Kildair Borrowing Base” and the Borrowers’ internal controls, credit and risk practices and trading book on a mutually convenient Business Day (a) within sixty (60) days following the Restatement Effective Date or such later date if determined by the Administrative Agent in its sole discretion and (b) once during each twelve (12) month period following the Restatement Effective Date (which, for the avoidance of doubt, may be in addition to such inspection, test and review that may be conducted pursuant to clause (a)), in each case, the results of which shall be reasonably satisfactory to the Administrative Agent in all material respects and provided by the Administrative Agent to each Lender; provided, however, the Administrative Agent or any other designee of the Administrative Agent shall be entitled to perform additional due diligence inspections, tests and reviews of such inventory and accounts receivable on Business Days at any time and/or frequency that the Administrative Agent or the Required Lenders deem necessary at any time during the occurrence and continuance of an Event of Default; provided, further, that (i) the reasonable and out of pocket cost and expense of all such due diligence inspections, tests and reviews conducted pursuant to clause (a) or (b) and (ii) the cost and expense of all such due diligence inspections, tests and reviews conducted during the occurrence and continuance of an Event of Default, in each case, shall be borne exclusively by the Borrowers.

7.10                Risk Management Policy. (a)  Keep the Risk Management Policy in full force and effect and conduct its business in compliance with the Risk Management Policy.

(b)                  The U.S. Borrower shall provide at least ten (10) Business Days’ prior written notice to the Administrative Agent (for distribution to the Lenders through posting on Intralinks) of any proposed amendment, modification, supplement or other change to such Risk Management Policy, which proposed amendment, modification, supplement or other change must be approved by the Administrative Agent (which may require the approval of the Supermajority Lenders at its reasonable discretion; provided, that (i) subject to the following clause (ii), failure of a Lender to respond to any request by the Administrative Agent for approval within ten (10) Business Days after receipt of such request shall be deemed an approval of such proposed amendment, modification, supplement or other change and (ii) the Administrative Agent may, in its sole discretion, extend such ten (10) Business Day period if the Administrative Agent determines that any such proposed amendment, modification, supplement or other change requires additional review by any Lender) if it relates to modifications to stop loss position limits, or contract or commodity traded limits (including outright position limits). The U.S. Borrower shall provide to the Administrative Agent (for distribution to the Lenders, including, if requested by a Lender, through posting on Intralinks or other web site in use to distribute information to the Lenders), within ten (10) days of the effectiveness of any such amendment, modification, supplement or other change, such revised Risk Management Policy in its entirety.

7.11                Collections of Accounts Receivable. (a) Pursuant to and in accordance with Section 3(c) of the U.S. Security Agreement, Section 3(c) of the Canadian Security Agreement or any similar provision in any Quebec Security Document, as applicable, (i) instruct each Account Debtor of an Account Receivable to make all payments to the applicable Loan Party in respect of such Account Receivable to a Controlled Account and (ii) with respect to any items sent directly to a Loan Party by an Account Debtor, hold such items in trust for the Secured Parties and promptly deposit such items into a Controlled Account, (b) (i) instruct each Forward Contract Counterparty of a Forward Contract to make all payments to the applicable Loan Party in respect of such Forward Contract to a Controlled Account and (ii) with respect to any items sent directly to a Loan Party by a Forward Contract Counterparty, hold such items in trust for the Secured Parties and promptly deposit such items into a Controlled Account and (c) otherwise comply with Section 3 of the U.S. Security Agreement, Section 3 of the Canadian Security Agreement or any similar provision in any Quebec Security Document, as applicable.

7.12                Taxes. Each Loan Party and each of its Subsidiaries shall timely file or cause to be filed all material Tax returns required to be filed by it and shall timely pay all material Taxes due and payable by it or imposed with respect to any of its property and all other material fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes, fees or other charges, the amount or validity of which is being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Loan Party). Each Loan Party and each of its Subsidiaries shall withhold all employee withholdings required to be withheld and shall make all employer contributions required to be made by it pursuant to applicable law on account of the Canada and Quebec pension plans, employment insurance and employee income taxes.

7.13                 Additional Collateral; Further Actions.

(a)                   In the event that any such Loan Party acquires or forms any additional Subsidiary (other than an Exempt CFC or any Subsidiary thereof or an Immaterial Subsidiary) (it being understood that the acquisition of any additional Subsidiary shall include, for purposes of this clause (a), any existing Subsidiary that ceases to be an Exempt CFC (and any Subsidiary thereof that is not an Exempt CFC or a Subsidiary of an Exempt CFC) and any existing Subsidiary that ceases to be an Immaterial Subsidiary), shall:

(i)                     cause such additional Subsidiary to become a party to the applicable Security Documents and Guarantee;

(ii)                    if such additional Subsidiary holds any Capital Stock of any Subsidiary, cause such additional Subsidiary to execute such pledge agreements or addenda to the applicable Pledge Agreement, each in form and substance satisfactory to the Administrative Agent, and take such other action as shall be necessary or advisable (including the filing of financing statements on Form UCC-1, PPSA financing statements and financing change statements and filings under the Civil Code of Quebec and the delivery of pledge agreements) in order to perfect the pledge of all of the Capital Stock of such Subsidiary in favor of the Administrative Agent for the benefit of the Secured Parties; provided that in the case of a pledge of Capital Stock of any Subsidiary that is an Exempt CFC, no more than 65% of the voting Capital Stock of such Subsidiary shall be pledged;

(iii)                   cause such additional Subsidiary to deliver to the Administrative Agent and the Lenders (A) with respect to any such additional Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and has not previously delivered a Beneficial Ownership Certification, a Beneficial Ownership Certification and (B) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; including the USA PATRIOT Act and CAML;

(iv)                    if effective to perfect a Lien on such accounts in the applicable jurisdiction in respect of such accounts in any jurisdiction in the United States or Canada or otherwise requested by the Administrative Agent in its sole discretion, cause an Account Control Agreement for each Deposit Account (other than any Excluded Account), Securities Account and Commodity Account of such additional Subsidiary to be executed and delivered by such Subsidiary and the bank, broker or other Person maintaining such Deposit Account, Securities Account or Commodity Account to the extent required by the U.S. Security Agreement or the Canadian Security Documents, as applicable;

(v)                     no later than sixty (60) days (or such longer time as may be agreed by the Administrative Agent) following the request of the Administrative Agent, solely with respect to any real property having a value equal to or in excess of $500,000, (A) cause any such additional Subsidiary that owns a fee simple or material leasehold estate in real property located in the United States or Canada to (i) prepare, execute and deliver a mortgage, deed of trust or deed of hypothec, as applicable, (if and to the extent permissible under the terms of the lease) in substantially the same form as the Mortgage and Security Agreement together with any Form UCC-1 financing statements and PPSA financing statements or filings under the Civil Code of Quebec required by the Administrative Agent and (ii) for any real property located in the United States, deliver a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination and with respect to each such real property that is located in a flood zone, flood acknowledgements executed by the U.S. Borrower and, with respect to any such real property and any Mortgaged Property located in Canada in a flood plain, flood insurance and evidence of the payment of premiums then due and payable for such flood insurance, in each case in form and substance reasonably satisfactory to the Administrative Agent and subject to the requirements set forth in Section 6.1(z), (B) cause any such Subsidiary that owns a fee simple or material leasehold estate in such real property located outside of the United States or Canada to prepare, execute and deliver all mortgage or security documentation determined by the Administrative Agent to be sufficient to create and/or perfect a Lien in favor of the Administrative Agent on such real property, and to take such other actions as the Administrative Agent shall request in order to create and/or perfect a Lien in favor of the Administrative Agent on such real property of such Subsidiary and (C) cause such Subsidiary to deliver a mortgage title insurance policy (only for such real property located in the United States or Canada), survey (only for such real property located in the United States or Canada), zoning report and appraisal of the real property, in each case in form and substance reasonably satisfactory to the Administrative Agent subject to the matters and in the form required by Sections 6.1(t) and (u); and

(vi)                    take any other action as shall be necessary or advisable (including the filing of financing statements on Form UCC-1 and PPSA financing statements and any other filing necessary to maintain the perfection of the security interest in the applicable jurisdiction) to cause such Lien described in this Section 7.13(a) to be a Perfected First Lien on all right, title and interest of such Collateral.

(b)                     The Administrative Agent shall be entitled to receive legal opinions of one or more counsel to the Borrowers and such additional Subsidiary addressing such matters as the Administrative Agent may reasonably request and as is customary opinion practice, including the enforceability of each Security Document to which such additional Subsidiary becomes a party and the pledge of the Capital Stock of such Subsidiary, and the creation, validity and perfection of the Liens so granted by such Subsidiary and the U.S. Borrower and/or other Loan Parties to the Administrative Agent for the benefit of the Lenders.

(c)                     (i) With respect to any fee simple or material leasehold estate in real property having a value equal to or in excess of $500,000 of any of the Loan Parties located in the United States or Canada which were not Mortgaged Properties on the Restatement Effective Date, including pipelines, identified by the Administrative Agent or with respect to any such property acquired by any Loan Party after the Restatement Effective Date, the applicable Loan Party shall, no later than sixty (60) days (or such longer time as may be agreed by the Administrative Agent) following the request of the Administrative Agent, prepare, execute and deliver a mortgage, deed of trust or deed of hypothec, as applicable (if and to the extent permissible under the terms of the lease), in substantially the same form as the Mortgage and Security Agreement (or Quebec Security Documents in the case of real property located in the Province of Quebec) together with any Form UCC-1 financing statements and PPSA financing statements or filings under the Civil Code of Quebec required by the Administrative Agent, and with respect to any fee simple or leasehold estate in real property of any of the Loan Parties (other than an Exempt CFC or any Subsidiary thereof) located outside the United States and Canada, the applicable Loan Party shall prepare, execute and deliver all mortgage or security documentation determined by the Administrative Agent to be sufficient to create and/or perfect a Lien in favor of the Administrative Agent on such real property, and take such other actions as the Administrative Agent shall request in order to create and/or perfect a Lien in favor of the Administrative Agent on any Mortgaged Property of such Loan Party; and (ii) with respect to any Mortgaged Property having a value equal to or in excess of $500,000 of any Loan Party (whether or not mortgaged on the Restatement Effective Date or thereafter), the applicable Loan Party shall, no later than sixty (60) days (or such longer time as may be agreed by the Administrative Agent) following the request of the Administrative Agent, cause such Loan Party to deliver a mortgagee’s title insurance policy (only for a Mortgaged Property located in the United States or Canada), survey (only for a Mortgaged Property located in the United States or Canada) and appraisal of such Mortgaged Property, in each case in form and substance reasonably satisfactory to the Administrative Agent subject to the matters and in the form required by 6.1(t) and (u) hereof, (iii) no later than sixty (60) days (or such longer time as may be agreed by the Administrative Agent) following the request of the Administrative Agent, the U.S. Borrower shall deliver legal opinions of one or more counsel to the applicable Loan Party with respect to each Mortgage and Security Agreement and each non-United States or non-Canadian mortgage and collateral document (in each case, covering real property having a value equal to or in excess of $500,000), addressing such matters as the Administrative Agent may reasonably request and is customary opinion practice, including the enforceability of such Security Documents, and the creation, validity and perfection of the Liens so granted by the applicable Loan Party and (iv) with respect to any Mortgaged Property located in the United States and having a value equal to or in excess of $500,000 of any Loan Party (whether or not mortgaged on the Restatement Effective Date or thereafter), the applicable Loan Party shall deliver, as promptly as practicable (or such longer time as may be agreed by the Administrative Agent) following the request of the Administrative Agent, a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination and if such Mortgaged Property is located in a flood zone, flood acknowledgements executed by the U.S. Borrower, and with respect to any such property and any Mortgaged Property located in Canada, flood insurance and evidence of the payment of premiums then due and payable for such flood insurance, in each case in form and substance reasonably satisfactory to the Administrative Agent and subject to the requirements set forth in Section 6.1(z).

(d)                   No later than sixty (60) days (or such longer time as may be agreed by the Administrative Agent) following the request of the Administrative Agent (which request shall not be made unless the Administrative Agent has a reasonable basis to make such request with respect to one or more Mortgaged Properties), the Loan Parties shall promptly order and, upon completion, provide the Administrative Agent with an environmental report as described under Section 6.1(x). The Administrative Agent may, upon the receipt of a Phase I ESA and after consultation with the U.S. Borrower regarding the results of such Phase I ESA and the recommendations therein, require the delivery of further environmental assessments or reports to the extent such further assessments or reports are recommended in the Phase I ESA or the Administrative Agent has a reasonable basis to require such further assessments or reports.

7.14                 Use of Proceeds. Use the entire amount of the proceeds of the Loans and the Letters of Credit as set forth in Section 5.21.

7.15                 Cash Management. Maintain all of the Pledged Accounts of the Loan Parties at a Cash Management Bank.

7.16                 New Business Valuations of Approved Acquisition Assets. If at any time any Approved Acquisition Asset has been destroyed or damaged in any material respect or any other event or condition has occurred that results in a material adverse change in the value of any Approved Acquisition Asset, (a) the U.S. Borrower shall promptly notify the Administrative Agent thereof, and permit the Administrative Agent, in its sole discretion, and at sole expense of the Borrowers and the other Loan Parties, to obtain a new Business Valuation of such Approved Acquisition Asset and (b) without derogating from the U.S. Borrower’s obligations to provide notification pursuant to clause (a) above, if the Administrative Agent otherwise becomes aware of any such destruction, damage, event or condition without notification from the U.S. Borrower, the Administrative Agent shall be permitted, in its sole discretion, upon notice to and at the sole expense of the Borrowers and the other Loan Parties, to obtain a new Business Valuation of such Approved Acquisition Asset, provided that in the case of clause (a) or (b), a new Business Valuation shall not be required if the U.S. Borrower has agreed to remove the affected Approved Acquisition Asset from the calculation of the Eligible Acquisition Asset Value.

7.17          Post-Closing Matters. (a)  Within sixty (60) days after the Restatement Effective Date (or such longer time as may be agreed by the Administrative Agent), to the extent not satisfied on the Restatement Effective Date, (i) cause the possessory Collateral set forth in Section 5(c) of the Successor Agent Agreement to be delivered to the Administrative Agent, (ii) cause each of the documents set forth on Schedule 5.3 of the Successor Agent Agreement to be duly executed and delivered to the Administrative Agent, (iii) cause each of the documents set forth in Section 6.1(a)(xix) and Section 6.1(p) to be duly executed and delivered to the Administrative Agent, (iv) cause each of the insurance deliverables set forth in Section 6.1(s) to have been delivered to the Administrative Agent, (v) cause each of (A) the legal opinions that are permitted to be delivered after the Restatement Effective Date under Sections 6.1(k)(iii) and (iv), (B) the appraisals and surveys set forth in Section 6.1(t), (C) the title insurance policy deliverables set forth in Section 6.1(u), (D) the copies of the recorded documents set forth in Section 6.1(w), (E) the environmental reports set forth in Section 6.1(x), the flood determination deliverables set forth in Section 6.1(z) and (F) each Mortgage and Security Agreement or amendment thereto set forth in Section 6.1(a)(xxiv), in each case, to be delivered to the Administrative Agent and (vi) take each action set forth in Section 6.1(o) with respect to any Security set forth in this Section 7.17.

(b)            Within twenty (20) Business Days after the Restatement Effective Date (or such longer time as may be agreed by the Administrative Agent), cause any Quebec Security Document that has been assigned to the Administrative Agent pursuant to Section 6.1(a)(ix)(A) to be terminated (if so requested by the Administrative Agent).

7.18          Canadian Pension Plans and Benefit Plans. (a)  For each existing, or hereafter adopted, Canadian Pension Plan and Canadian Benefit Plan, in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan or Canadian Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations). Within 45 days after the Restatement Effective Date (or such longer time as may be agreed by the Administrative Agent), (i) and (ii) cause each of the documents set forth on Schedule 5.3 of the Successor Agent Agreement to be duly executed and delivered to the Administrative Agent.

(b)           Remit, withhold or pay (and cause each of its Subsidiaries to remit, withhold or pay) all employer or employee payments, contributions or premiums required to be remitted, withheld or paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan, in each case in a timely fashion in compliance in all material respects with the terms thereof, any funding agreements and all applicable laws.

(c)            Deliver to the Administrative Agent (i) if requested by the Administrative Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that any Loan Party or any Subsidiary of any Loan Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; (iii) notification within 30 days of any increases having a cost to one or more of the Loan Parties and their Subsidiaries in excess of $500,000 per annum in the aggregate, in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any such plan to which any Loan Party was not previously contributing; and (iv) notification within 30 days of any voluntary or involuntary termination of, or participation in, a Canadian Pension Plan or a Canadian Benefit Plan.

SECTION 8        NEGATIVE COVENANTS

Each of the Borrowers hereby jointly and severally agrees that, commencing on the Restatement Effective Date and continuing so long as any of the Commitments or Dollar Working Capital Facility Uncommitted Tranche Portions remain in effect, any Letter of Credit remains outstanding that has not been Cash Collateralized or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document (except contingent indemnification and expense reimbursement obligations for which no claim has been made), no Loan Party shall, directly or indirectly:

8.1           Financial Condition Covenants.

(a)            Minimum Consolidated Net Working Capital. Permit, as of the last day of any calendar month, the Consolidated Net Working Capital to be less than the Minimum Consolidated Net Working Capital Amount applicable as of such day in accordance with the definitions thereof.

(b)           Minimum Consolidated Fixed Charge Coverage Ratio. Permit, as of the last day of any fiscal quarter (commencing with the fiscal quarter ending March 31, 2020), for the twelve (12) month period ending on such day, the Consolidated Fixed Charge Coverage Ratio to be less than the Minimum Consolidated Fixed Charge Coverage Ratio.

(c)            Maximum Consolidated Total Leverage Ratio. Permit, as of the last day of any fiscal quarter (commencing with the fiscal quarter ending March 31, 2020), for the twelve (12) month period ending on such day, the Consolidated Total Leverage Ratio to exceed the Maximum Consolidated Total Leverage Ratio applicable as of such day in accordance with the definition thereof.

8.2           Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, or permit any preferred stock to be issued or outstanding, except:

(a)            Indebtedness of such Loan Party under this Agreement and the other Loan Documents;

(b)           (i) any Intercompany Subordinated Indebtedness and (ii) any Axel Johnson Subordinated Indebtedness;

(c)            Indebtedness in respect of purchase money security interests, Financing Leases or Synthetic Leases; provided that the aggregate amount of Indebtedness incurred pursuant to this Section 8.2(c) in any Fiscal Year shall not exceed $50,000,000;

(d)            Indebtedness outstanding on the Restatement Effective Date and listed on Schedule 8.2, or any refinancings, refundings, renewals or extensions thereof (such refinanced, refunded, renewed or extended Indebtedness, “Permitted Refinancing Indebtedness”); provided that (i) the stated amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension (except to the extent of non-cash interest), (ii) such refinancing, refunding, renewal or extended Indebtedness shall (A) not have a stated final maturity prior to the final maturity date of the Indebtedness being refinanced, refunded, renewed or extended and (B) have an average life to maturity equal to or greater than such Indebtedness, (iii) the terms of such refinancing, refunding, renewal or extension, taken as a whole, shall not be more restrictive than the terms of such Indebtedness, (iv) any guarantee entered into in connection with such refinancing, refunding, renewal or extension that is not a refinancing of an existing guarantee of such Indebtedness shall not be permitted under this Section 8.2(d) (except that a Loan Party may guarantee such refinanced Indebtedness) and (v) if the Indebtedness being refinanced, refunded, renewed or extended is subordinated, such Permitted Refinancing Indebtedness shall be subordinated to at least the same extent, and on terms at least as favorable to the Lenders, as the Indebtedness being refinanced, refunded, renewed or extended;

(e)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Indebtedness (other than credit or purchase cards) is extinguished within one (1) Business Day after notification to any Loan Party of its incurrence;

(f)            Indebtedness under one or more Contango Facilities in an amount outstanding at any time not to exceed $125,000,000 in the aggregate;

(g)           limited recourse Indebtedness of any Borrower or any other Loan Party to any Governmental Authority in respect of a capital project financing provided by such Governmental Authority, but only so long as (i) such funding accounts for 100% of the capital costs of such project in excess of any Investment by such Borrower or such Loan Party, (ii) the recourse to such Borrower or such Loan Party, as applicable, with respect to such Indebtedness is limited to its interest in the project financed by such Indebtedness and proceeds from the operation of such project, (iii) the aggregate principal amount of all such Indebtedness at any time outstanding shall not exceed $20,000,000 and (iv) the terms of such Indebtedness are reasonably satisfactory to the Administrative Agent; and

(h)           additional unsecured Indebtedness of the Loan Parties in an aggregate principal amount (for all Loan Parties) not to exceed $500,000,000 at any one time outstanding; provided, that (i) the terms of such unsecured Indebtedness shall not be more restrictive, in the aggregate to the Loan Parties, than the terms, conditions, covenants and defaults contained in the Loan Documents, (ii) the terms of such unsecured Indebtedness shall permit Obligations under the Loan Documents in a principal amount at least equal to 115% of the combined aggregate amount of the Working Capital Facility Commitments in effect as of the date the documentation for any such unsecured Indebtedness is entered into, the Dollar Working Capital Facility Uncommitted Tranche Portions in effect as of the date the documentation for any such unsecured Indebtedness is entered into and the Acquisition Facility Commitments in effect as of the date the documentation for any such unsecured Indebtedness is entered into without meeting any financial ratio test (including any incurrence test) contained in the documentation for such unsecured Indebtedness, (iii) the Weighted Average Life to Maturity of such unsecured Indebtedness shall be at least ninety-one (91) days after the Maturity Date, (iv) the maturity date of such unsecured Indebtedness shall be at least six (6) months after the Maturity Date, (v) such unsecured Indebtedness shall not be guaranteed by any Subsidiary of the MLP that is not a Loan Party; and (vi) no Default or Event of Default shall have occurred and be continuing as of the date of incurrence or refinancing of such unsecured Indebtedness (or would occur as a result thereof) and as of such date, the Loan Parties would be in compliance with the covenants set forth in Section 8.1 calculated on a Pro Forma Basis as of such date assuming the incurrence of such unsecured Indebtedness.

Notwithstanding the foregoing, in no event shall any Indebtedness of (i) any Loan Party, on the one hand, owing to (ii) the MLP or any Subsidiary or any Affiliate of the MLP, on the other hand, be permitted hereunder other than pursuant to Section 8.2(b).

8.3           Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)            Liens for taxes, assessments or governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of such Loan Party, in conformity with GAAP;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s Liens, or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings or which have been bonded over or otherwise adequately secured against;

(c)            pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation or in connection with casualty insurance;

(d)           deposits or bonds to secure (i) the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds and (ii) indemnities, performance and similar bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)            Permitted Cash Management Liens;

(f)            easements, rights-of-way, restrictions and other similar title exceptions and encumbrances, landlords’ and lessors’ Liens on rented premises and restrictions on transfers of leases, each incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, secure obligations that do not constitute Indebtedness, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Loan Parties;

(g)           Liens arising from precautionary or unauthorized UCC or PPSA financing statements or applications for registration of a hypothec under the Register of Personal and Movable Real Rights (Quebec) under the Civil Code of Quebec;

(h)           Liens created pursuant to the Security Documents and the other Loan Documents;

(i)             First Purchaser Liens;

(j)             netting and other offset rights granted by any Loan Party to counterparties under Commodity Contracts and Financial Hedging Agreements on or with respect to payment and other obligations owed by such Loan Party to such counterparties;

(k)            Liens in existence on the Restatement Effective Date that are listed, and the property subject thereto described, on Schedule 8.3;

(l)             Liens on cash and short-term investments deposited as collateral by a Loan Party under any Commodity Contract or Financial Hedging Agreement with the counterparty (or counterparties) thereto;

(m)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.1(i) or securing appeal or other surety bonds related to such judgments;

(n)           Liens of an account bank on currency, Cash Equivalents, commodities or Commodities Contracts of Wintergreen or Sprague Resources Canada, deposited in, or credited to, an account with such account bank; provided that such Liens arise by operation of law;

(o)           Liens securing Indebtedness of the Loan Parties permitted by Section 8.2(f); provided that such Liens do not at any time encumber any property other than the inventory, forward contracts and receivables related to the Cash and Carry Transactions financed by such Indebtedness;

(p)           Liens securing Indebtedness of the Loan Parties permitted by Section 8.2(g) on the property being financed by such Indebtedness and proceeds of such property;

(q)           restrictions under federal, provincial, territorial and state securities laws on the transfer of securities;

(r)            Liens constituting purchase money security interests (including mortgages, conditional sales, Financing Leases and any other title retention or deferred purchase devices) in real property, interests in leases or personal property existing or created on the date on which such property is acquired; provided, however, that (i) each such security interest shall attach solely to the particular item of property so acquired, and the principal amount of Indebtedness secured thereby shall not exceed the cost (including all such Indebtedness secured thereby, whether or not assumed) of such item of property; and (ii) the Indebtedness secured thereby was incurred, and permitted, pursuant to Section 8.2(c);

(s)            Liens securing the Maine Dock Liability Obligations in connection with the incurrence of such liability; provided, however, that such Lien shall attach solely to the property acquired;

(t)            Liens on assets not included in the U.S. Borrowing Base or the Kildair Borrowing Base securing obligations of the Loan Parties in an amount not to exceed $2,500,000 in the aggregate at any one time outstanding;

(u)           Liens granted to a Subject Utility on the Subject Natural Gas Receivables purchased by such Subject Utility (and not other assets of a Loan Party) pursuant to a Natural Gas Transaction;

(v)           minor defects or irregularities in title that do not interfere with the Loan Parties’ ability to conduct their businesses as currently conducted or to utilize the relevant properties for their intended purposes and except where the failure to have unfettered title could reasonably be expected to have a Material Adverse Effect; and

(w)           the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any Canadian real property or any interest therein, provided they do not, in the aggregate, in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Loan Parties.

Notwithstanding anything to the contrary contained in this Agreement or any Security Document (including any provision for, reference to, or acknowledgement of, any Lien or Permitted Borrowing Base Lien or Permitted Cash Management Lien), nothing herein and no approval by the Administrative Agent or Lenders of any Lien, Permitted Borrowing Base Lien or Permitted Cash Management Lien (whether such approval is oral or in writing) shall be construed as or deemed to constitute a subordination by the Administrative Agent or the Lenders of any security interest or other right, interest or Lien in or to the Collateral or any part thereof in favor of any Lien, Permitted Borrowing Base Lien or Permitted Cash Management Lien or any holder of any Lien, Permitted Borrowing Base Lien or Permitted Cash Management Lien.

8.4            Limitation on Fundamental Changes. Enter into any reorganization, statutory arrangement, merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets of such Loan Party, except for the following, in each case so long as, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing:

(a)            (w) the reorganization or statutory arrangement (not involving any compromise of claims hereunder), merger, consolidation, amalgamation or liquidation of any Subsidiary (other than the Canadian Borrower) into the U.S. Borrower in a transaction in which the U.S. Borrower is the surviving or resulting entity, (x) the reorganization or statutory arrangement (not involving any compromise of claims hereunder), merger, consolidation, amalgamation or liquidation of any Subsidiary of the Canadian Borrower into the Canadian Borrower in a transaction in which the Canadian Borrower is the surviving or resulting entity, (y) the reorganization or statutory arrangement (not involving any compromise of claims hereunder), merger, consolidation, amalgamation or liquidation of any Subsidiary (other than any Borrower) into the MLP in a transaction in which the MLP is the surviving or resulting entity and (z) a Specified Transaction;

(b)           the reorganization or statutory arrangement (not involving any compromise of claims hereunder), merger, consolidation, amalgamation or liquidation of any Wholly-Owned Subsidiary (but excluding any Borrower) into or with a Wholly-Owned Subsidiary or the reorganization or statutory arrangement (not involving any compromise of claims hereunder), merger, consolidation, amalgamation or liquidation of any Person into a Wholly-Owned Subsidiary (other than any Borrower) or pursuant to which such Person will become a Wholly-Owned Subsidiary (other than any Borrower) in a transaction in which the resulting or surviving entity is a Wholly-Owned Subsidiary (it being understood that if any Person involved is a Loan Party, the surviving entity shall be a Loan Party);

(c)            the conveyance, sale, lease, assignment, transfer or disposal of all, or substantially all, of the property, business or assets of a Loan Party to another Loan Party;

(d)           sales or other Dispositions permitted under Section 8.6 (other than Section 8.6(h));

(e)            any inactive Subsidiary (other than the Canadian Borrower) may be liquidated; and

(f)            the Approved Organizational Changes as contemplated in Section 11.30 hereof.

8.5           Restricted Payments. Declare or pay any dividend (other than distributions payable solely in common Capital Stock of the MLP) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of any Loan Party or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of any Loan Party (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions, being herein called “Restricted Payments”); provided that:

(a)            the MLP at any time may make Restricted Payments payable solely in common Capital Stock of the MLP;

(b)           any Loan Party that is a Subsidiary of the MLP may make Restricted Payments to the MLP or any other Loan Party that owns Capital Stock of such Loan Party;

(c)            the MLP may make Restricted Payments (i) with the proceeds received by the MLP from the substantially concurrent issue of new common Capital Stock of the MLP or (ii) with the proceeds received by the MLP from the substantially concurrent consummation of a Specified Transaction;

(d)           the MLP may (i) redeem, repurchase or otherwise acquire or retire for value its Capital Stock or (ii) pay, settle, exercise, redeem, repurchase, or exchange any other award constituting a Restricted Payment, in the case of clauses (i) and (ii), that is held or received by current or former officers, directors or employees (or their estates or beneficiaries under their estates or their immediate family members), of the General Partner (solely to the extent such Restricted Payment is made prior to the effectiveness of the Approved Organizational Changes) and the MLP or any of its Subsidiaries pursuant to any equity subscription agreement, equity plan, equity option agreement, unitholders’ agreement, incentive plan or similar agreement under which such Capital Stock was issued or such award made; provided that the aggregate cash consideration paid therefor in any calendar year (commencing with the 2020 calendar year) does not exceed an aggregate amount of $5,500,000 (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years);

(e)            the following shall be permitted: (i) any repurchase of Capital Stock deemed to occur upon the exercise of units, options or other rights to the extent such Capital Stock represents a portion of the exercise price of those units, options or other rights; (ii) any repurchase or other acquisition of Capital Stock made in lieu of withholding taxes in connection with any exercise or exchange of equity options, warrants, incentives or other rights to acquire Capital Stock; and (iii) any payment of cash made in lieu of the issuance of fractional units upon the exercise of units, options, or other rights or the conversion or exchange of Capital Stock of any such Person; provided that the aggregate cash consideration paid pursuant to this clause (e) in any calendar year (commencing with the 2020 calendar year) does not exceed an aggregate amount of $2,500,000; and

(f)            the MLP may make Restricted Payments (including quarterly distributions contemplated under the MLP Operational Document) if at the time of such Restricted Payment and after giving effect thereto, no Event of Default has occurred and is continuing and the Loan Parties are in compliance with the covenants set forth in Section 8.1 calculated on a Pro Forma Basis after giving effect to such Restricted Payment.

8.6           Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including Accounts Receivable and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell or permit the issuance or sale of any shares of such Subsidiary’s Capital Stock to any Person other than any Loan Party, except:

(a)            the sale or other disposition of obsolete or worn out property in the ordinary course of business;

(b)           the sale or other disposition of any property in the ordinary course of business;

(c)            the sale of Eligible Commodities and Eligible RINs in the ordinary course of business;

(d)           sales or other dispositions of Investments permitted under Section 8.8 in the ordinary course of business;

(e)            leases or subleases of real property not material to the business of any Loan Party entered into in the ordinary course of business;

(f)            the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(g)           any Disposition of Acquisition Assets so long as at the time of and after giving effect to such Disposition, Total Acquisition Facility Acquisition Extensions of Credit (after giving effect to any repayment of the Acquisition Facility occurring in connection with such Disposition) do not exceed the Eligible Acquisition Asset Value, and no Default or Event of Default shall have occurred and be continuing;

(h)           sales or other Dispositions permitted under Section 8.4 (other than Section 8.4(d));

(i)             any Disposition by a Loan Party to another Loan Party;

(j)             any Disposition listed on Schedule 8.6;

(k)            any Restricted Payment permitted by Section 8.5 and any Investment permitted by Section 8.8;

(l)             any of the following: (i) the termination or unwinding of any Financial Hedging Agreement or Commodity OTC Agreement; (ii) the surrender, modification, release or waiver of contract rights; or (iii) the settlement, release, modification, waiver or surrender of contract, tort or other claims of any kind; and

(m)           Dispositions by a Loan Party of Subject Natural Gas Receivables to a Subject Utility pursuant to a Natural Gas Transaction.

8.7           Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) Capital Expenditures other than: (i) Capital Expenditures made with respect to the maintenance or improvement of assets or property then owned by any Loan Party not to exceed $40,000,000 in the aggregate in any Fiscal Year; and (ii) Capital Expenditures made with respect to any acquisition of any additional assets or property in a single transaction not to exceed $75,000,000, provided that the aggregate amount of such Capital Expenditures for all such acquisitions of additional assets or property in any Fiscal Year shall not exceed $175,000,000.

8.8           Limitation on Investments, Loans and Advances. Make any Investment in any Person, except:

(a)            extensions of trade credit in the ordinary course of business (including, for the avoidance of doubt, ordinary course extensions of credit under Commodity Contracts and Financial Hedging Agreements made in accordance with the Risk Management Policy);

(b)           Investments in Cash Equivalents;

(c)            Investments by any Loan Party in any Loan Party;

(d)           Investments consisting of cash and Cash Equivalents posted as collateral to satisfy margin requirements with counterparties of Commodity Contracts or Financial Hedging Agreements of any Loan Party;

(e)            Investments (including debt obligations and equity securities) received in connection with the bankruptcy, insolvency, arrangement or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(f)            Investments in existence on the Restatement Effective Date and listed on Schedule 8.8, together with any renewals and extensions thereof, so long as the principal amount of such renewal or extension does not exceed the original principal amount of such Investment;

(g)           payroll, travel and other loans or advances to, or Guarantee Obligations issued to support the obligations of, current or former officers, directors, and employees of the General Partner (solely to the extent such loan or advance is made, or such Guarantee Obligation is issued, prior to the effectiveness of the Approved Organizational Changes), the MLP or any Subsidiary, in each case in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

(h)           any Investment resulting from pledges and deposits permitted by Section 8.3(c), (d), (l) and (m);

(i)             any Investment using the proceeds of any issuance of common Capital Stock of the MLP; and

(j)             any other Investment if at the time of such Investment and after giving effect thereto, no Event of Default has occurred and is continuing and the Loan Parties are in compliance with the covenants set forth in Section 8.1 calculated on a Pro Forma Basis.

8.9           Limitation on Payments or Modifications of Junior Debt Instruments. (a) Except as provided in clause (b) of this Section 8.9, amend, modify or change, or consent or agree to any material amendment, modification or change to any of the terms of any Intercompany Subordinated Indebtedness, any Axel Johnson Subordinated Indebtedness, or any other Indebtedness of a Loan Party that is subordinated in right of payment to the Obligations, is secured on a junior Lien basis on the Collateral or is unsecured (the foregoing Indebtedness, “Junior Indebtedness”) (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate, increase the non-cash portion of the rate or extend the date for payment of interest thereon or that would relax or waive any covenant therein or (in the case of any Intercompany Subordinated Indebtedness or Axel Johnson Subordinated Indebtedness) which would modify any term relating to such Indebtedness not addressed in Exhibit H-1 or Exhibit H-2, as applicable, that could not reasonably be expected to be adverse to the interests of the Lenders), (b) amend the subordination provisions of any Intercompany Subordinated Indebtedness, Axel Johnson Subordinated Indebtedness or any other Junior Indebtedness that is subordinated in right of payment to the Obligations without the consent of the Required Lenders, (c) make any voluntary payment, prepayment, repurchase or redemption of, or otherwise optionally or voluntarily defease or segregate funds with respect to, any Junior Indebtedness, provided that such payments shall be permitted (subject to clause (d) of this Section 8.9) so long as no Default or Event of Default has occurred and is continuing and the Loan Parties are in compliance with the covenants set forth in Section 8.1 calculated on a Pro Forma Basis or (d) make any payment on any Junior Indebtedness in violation of any subordination provisions applicable thereto.

8.10          Limitation on Transactions with Affiliates. Engage in any transaction with any Affiliate or Subsidiary unless such transaction is (i) otherwise permitted under this Agreement and (ii) on terms no less favorable in all material respects to such Loan Party than it would obtain in a comparable arm’s-length transaction with a Person which is not an Affiliate or Subsidiary; provided, however, that this Section 8.10 shall not apply to:

(a)            any payment or other transaction listed on Schedule 8.10 (or any renewal thereof that is not materially adverse to the Lenders);

(b)           any transaction in respect of which such Loan Party delivers to the Administrative Agent a letter addressed to the board of directors of such Loan Party from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the MLP qualified to render such letter, which letter states that (i) such transaction is on terms no less favorable in all material respects to such Loan Party than it would obtain in a comparable arm’s-length transaction with a Person which is not an Affiliate or Subsidiary or (ii) such transaction is fair, when taken as a whole, to such Loan Party from a financial point of view;

(c)            any payment or transaction by one Loan Party with one or more other Loan Parties;

(d)           any Restricted Payment that is permitted to be made pursuant to Section 8.5;

(e)            [reserved];

(f)            any issuance of common Capital Stock of the MLP; or

(g)           any Axel Johnson Subordinated Indebtedness and any payment with respect thereto permitted hereunder.

8.11          Accounting Changes. Make any significant change in its accounting treatment or reporting practices, except as required by GAAP, or change its Fiscal Year without the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed). At the end of any calendar year during which any such change has occurred, the affected Loan Party shall prepare and deliver to the Administrative Agent (for distribution to the Lenders through posting on Intralinks or other web site in use to distribute information to the Lenders) an explanatory statement, in form and substance reasonably satisfactory to the Administrative Agent, reconciling the previous treatment or practice with the new treatment or practice.

8.12          Limitation on Negative Pledge Clauses. Enter into, or permit to exist, with any Person any agreement which effectively prohibits or limits the ability of a Loan Party to create, incur, assume or suffer to exist any Lien upon or otherwise transfer any interest in any of its property, assets or revenues as Collateral, whether now owned or hereafter acquired, other than:

(a)            this Agreement;

(b)           the Loan Documents;

(c)            agreements evidencing Indebtedness permitted to be incurred under Section 8.2(c) and (g), any industrial revenue bonds, purchase money security interests or Financing Leases permitted by this Agreement, and agreements relating to the Maine Dock Liability Obligations (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby);

(d)           leases, contracts and agreements containing restrictions on assignment entered into in the ordinary course of business;

(e)            licensing agreements or management agreements with customary provisions restricting assignment, entered into in the ordinary course of business;

(f)             joint venture agreements containing customary and standard provisions regarding ownership and distribution of the assets or equity interests of such joint venture;

(g)           agreements that neither restrict the Administrative Agent’s or any Secured Party’s ability to obtain first priority liens on Collateral included in the U.S. Borrowing Base or the Kildair Borrowing Base or in the calculation of Eligible Acquisition Asset Value nor restrict in any material respect the Administrative Agent’s or any Secured Party’s ability to exercise the remedies available to them under applicable Law and the Security Documents, subject to Liens permitted hereunder; provided that in no event shall such agreements restrict the payment of the Loans and other Obligations;

(h)           agreements entered into by a Loan Party with a third party customer or supplier of such Loan Party in the ordinary course of business with respect to a transaction that places restrictions on a portion of the cash of such Loan Party in an amount reasonably related to the amount of such transaction on terms consistent with the past practice of such Loan Party;

(i)             Materials Handling Contracts and other agreements entered into in the ordinary course of business with commodity storage, transportation and/or processing facilities that prohibit Liens on the commodities that are the subject thereof and which shall not be included in the U.S. Borrowing Base or the Kildair Borrowing Base;

(j)             Commodity Contracts and Financial Hedging Agreements not included in the U.S. Borrowing Base or the Kildair Borrowing Base and containing restrictions on the assignment thereof; provided that, for the avoidance of doubt, to the extent any such prohibition, restriction or limitation is ineffective as a matter of law, the account receivable deriving from or the proceeds of such contract or agreement may be included in the U.S. Borrowing Base or the Kildair Borrowing Base;

(k)            agreements purporting to prohibit the existence of any Liens upon, or transferring of any interest in, any Excluded Asset (as such term is defined in the U.S. Security Agreement or the Canadian Security Agreement, as applicable); provided that such prohibition is entered into in the ordinary course and not in contemplation of such asset becoming an Excluded Asset (as such term is defined in the U.S. Security Agreement or the Canadian Security Agreement, as applicable); and

(l)             agreements with respect to assets not included in the U.S. Borrowing Base or the Kildair Borrowing Base, the aggregate value of such assets at any one time outstanding not to exceed $7,500,000.

8.13          Limitation on Lines of Business. Enter into any business except for those lines of business in which the Loan Parties are engaged on the Restatement Effective Date, and any activities reasonably related, complementary or incidental thereto.

8.14          Governing Documents. Except for the Approved Organizational Changes, amend its Governing Documents in any manner that could reasonably be expected to be materially adverse to the interests of the Lenders and the Administrative Agent without the prior written consent of the Required Lenders, which shall not be unreasonably withheld, conditioned or delayed.

8.15          Limitations on Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the U.S. Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the U.S. Borrower or any other Subsidiary of the U.S. Borrower or (b) make loans or advances to, or other Investments in, the U.S. Borrower or any other Subsidiary of the U.S. Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under this Agreement, (ii) any restrictions existing under the other Loan Documents and (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

8.16          Canadian Pension Plan. Except with the written consent of the Required Lenders: (i) establish, maintain, administer, sponsor, contribute to, participate in or assume or incur any liability in respect of any new defined benefit Canadian Pension Plan, or acquire an interest in any Person if such Person sponsors, administers, contributes to, participates in or has any liability in respect of, any defined benefit Canadian Pension Plan; (ii) permit its Canadian unfunded pension fund and other employee benefit plan obligations and liabilities to remain unfunded other than in accordance with applicable law; or (iii) terminate or wind-up any defined benefit Canadian Pension Plan.

8.17          Use of Proceeds. Request any Loan or Letter of Credit, and the Borrowers shall not use, and each shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to contravene, or require any notification to the Attorney General of Canada under, the Foreign Extraterritorial Measures (United States) Order, 1992, by any Borrower or any of their respective Subsidiaries located in Canada.

8.18          Loan Parties. Permit any Loan Party to become an Exempt CFC.

SECTION 9        EVENTS OF DEFAULT

9.1           Events of Default. If any of the following events shall occur and be continuing:

(a)            (i) Any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms thereof or hereof, or (ii) any Loan Party shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any of the other Loan Documents, when such interest or other amount becomes due in accordance with the terms thereof or hereof, and in the case of this clause (ii), the same shall remain unremedied for a period of three (3) Business Days; or

(b)           Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is identified as such and contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been false or misleading in any material respect on or as of the date made or deemed made; or

(c)           Any Loan Party shall (i) default in the observance or performance of any covenant contained in any of 7.1(a) (annual financial statements), (c) (monthly financial statements), (f) (annual Reconciliation Summary) and (g) (monthly Reconciliation Summary), 7.2 (other than 7.2(e), (g) and (i)), 7.4, 7.6, 7.7(a), (b) or (e)-(h) or 8 of the Agreement, Sections 5(a), (d), (g), (h), (i), (j), (n)(i), (n)(iii), (q) or (t) of the U.S. Security Agreement or Sections 5(a), (d), (g), (h), (i), (j), (m)(i), (m)(iii), (o) or (s) of the Canadian Security Agreement or (ii) default in the observance or performance, in any material respect, of any covenant contained in Section 5(q) of the U.S. Security Agreement or Section 5(p) of the Canadian Security Agreement; or

(d)           Any Loan Party shall default in the observance or performance of any covenant contained in (x) Section 7.10 and such default shall remain unremedied for a period of four (4) Business Days or (y) Section 7.17 and such default shall remain unremedied for a period of three (3) Business Days; or

(e)            Any Loan Party shall default in the observance or performance of any other obligation applicable to it contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a), (b), (c) and (d) of this Section 9), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (x) such Loan Party having knowledge of such default or (y) notice thereof from the Administrative Agent to any Borrower; or

(f)            Any Loan Party shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Loans or Reimbursement Obligations) or in the payment of any Guarantee Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, if the aggregate amount of the Indebtedness and/or Guarantee Obligations of any Loan Party in respect of which such default or defaults shall have occurred is at least $10,000,000; (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or such Guarantee Obligation (in each case involving the amounts specified in clause (A) above) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity (other than with respect to Indebtedness that is, by its terms, callable upon demand) or such Guarantee Obligation to become payable; or (C) default in the observance or performance of any obligation (payment or otherwise) under a Financial Hedging Agreement or a Commodity OTC Contract that would allow the counterparty thereof to exercise a right to terminate its position under such Financial Hedging Agreement or Commodity OTC Contract, if the aggregate net exposure with regard to all such positions is in excess of $10,000,000; or

(g)           (i) Any Loan Party shall commence any case, proceeding or other action (A) under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement, liquidation, winding-up or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief with regard to all or any substantial part of its assets, which shall not have been vacated, discharged, or stayed or bonded pending appeal within forty-five (45) days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h)          (i) Any Person that is a fiduciary, party-in-interest or disqualified person with respect to a Plan shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving such Plan; (ii) any failure to satisfy the minimum funding requirements of Section 412 or 430 of the Code, whether or not waived, shall occur with respect to any Plan, a Plan shall be determined to be “at risk” status within the meaning of Section 430 of the Code or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity; (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iv) any Single Employer Plan shall terminate pursuant to Section 4041(c) or 4042 of ERISA; (v) the Loan Parties or any Commonly Controlled Entity incur any liability in connection with a complete or partial withdrawal from, or the Insolvency or termination of, a Multiemployer Plan or a determination that any Multiemployer Plan is or is expected to be endangered, seriously endangered or in critical status, in each case within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA, or any Loan Party or any Commonly Controlled Entity fails to make any required contributions to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (vi) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan; (vii) the failure by any Loan Party or any of its Commonly Controlled Entities to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (viii) the withdrawal by any Loan Party or any of their respective Commonly Controlled Entities from any Single Employer Plan with two or more contributing sponsors or the termination of any such Single Employer Plan resulting in liability to any Loan Party or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (ix) the imposition of liability on any Loan Party or any of their respective Commonly Controlled Entities pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (x) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any of their respective Commonly Controlled Entities of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan; (xi) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against any Loan Party or any of their respective Commonly Controlled Entities in connection with any Plan; (xii) receipt from the IRS of notice of the failure of any Single Employer Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Single Employer Plan (or any other Plan) to qualify for exemption from taxation under Section 501(a) of the Code; (xiii) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Single Employer Plan; or (xiv) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (xiv) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(i)            One or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (to the extent not paid or covered by insurance) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(j)            (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby with respect to Collateral having an aggregate fair market value in excess of $10,000,000 (other than, in each case, by reason of the express release thereof pursuant to Section 11.5); or

(k)           The Guarantee shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 11.5), to be in full force and effect or any Loan Party shall so assert; or

(l)            (i) Any Loan Party shall, directly or indirectly, terminate or cause to terminate, in whole or in part, or initiate the termination of, in whole or in part, any Canadian Pension Plan so as to result in any liability which could reasonably be expected to have a Material Adverse Effect; (ii) a going concern unfunded liability or the solvency deficiency (calculated using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles) exists under any Canadian Pension Plan; (iii) any Loan Party or any of its Subsidiaries shall fail to make minimum required contributions to amortize any funding deficiencies under a Canadian Pension Plan within the time period set out in Requirements of Laws or fail to make a required contribution under any Canadian Pension Plan or Canadian Benefit Plan which could result in the imposition of a Lien upon the assets of such Loan Party or any of its Subsidiaries; or (iv) any Loan Party or any of its Subsidiaries makes any withdrawals or applications of assets of a Canadian Pension Plan or Canadian Benefit Plan contrary to the terms of the Canadian Pension Plan or Canadian Benefit Plan, respectively, or applicable laws;

(m)          Any agreement or provision pertaining to the subordination of any Axel Johnson Subordinated Indebtedness or Intercompany Subordinated Indebtedness under a subordination agreement shall cease, for any reason, to be in full force and effect, while such Indebtedness is outstanding; or

(n)           Any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) of this Section 9 with respect to any Borrower, the Commitments and Dollar Working Capital Facility Uncommitted Tranche Portions shall immediately and automatically terminate and the Loans and Reimbursement Obligations (except as provided in the following paragraph) hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the U.S. Borrower, declare the Commitments and Dollar Working Capital Facility Uncommitted Tranche Portions to be terminated forthwith, whereupon the Commitments and Dollar Working Capital Facility Uncommitted Tranche Portions shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the U.S. Borrower, declare the Loans and, except as provided in the following paragraph, Reimbursement Obligations hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

With respect to all outstanding Letters of Credit with respect to which demand for payment shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrowers shall at such time Cash Collateralize the aggregate then-undrawn and unexpired amount of such Letters of Credit. The Borrowers hereby grant to the Administrative Agent, for the benefit of the Issuing Lenders, the Lenders, the L/C Participants and the other Secured Parties, a security interest in such Cash Collateral to secure all obligations of the Borrowers under this Agreement and the other Loan Documents and all other Obligations. Cash Collateralized amounts shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and fees owing with respect to such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the Notes and any other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the Notes and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers. The Borrowers shall execute and deliver to the Administrative Agent, for the account of the Issuing Lenders, the Lenders, the L/C Participants and the other Secured Parties, such further documents and instruments as the Administrative Agent may reasonably request to evidence the creation and perfection of the security interest in such Cash Collateral account.

The Secured Parties shall have rights and remedies as provided in the Loan Documents, provided that for purposes of clarification, the parties acknowledge that the net proceeds from the exercise of remedies against any Collateral and any disposition thereof or the use of funds in any Cash Management Account shall be applied first to pay outstanding Obligations or, as provided in the Loan Documents, to prepay Obligations or as Cash Collateral for certain Obligations, with any amounts in excess thereof, subject to applicable Requirements of Law, being returned to the Loan Parties or whomever else may be lawfully entitled to receive the same.

SECTION 10    THE ADMINISTRATIVE AGENT

10.1         Appointment. (a)  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b)           Each Qualified Counterparty and each Qualified Cash Management Bank, pursuant to the terms of the applicable Hedging Agreement Qualification Notification and/or by accepting the grant by the Loan Parties of the security interest in the Collateral pursuant to the Security Documents, hereby irrevocably designates and appoints the Administrative Agent as the agent of such Qualified Counterparty or Qualified Cash Management Bank under this Agreement and the other Loan Documents, and each such Qualified Counterparty and Qualified Cash Management Bank irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Qualified Counterparty or Qualified Cash Management Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(c)           For the purposes of holding any security granted by the Canadian Borrower or any other Loan Party pursuant to the laws of the Province of Quebec prior to the date hereof, to secure payment of any bond issued by the Canadian Borrower or any Loan Party, each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the person holding the power of attorney (i.e. “fondé de pouvoir”) (in such capacity, the “Attorney”) of the Lenders as contemplated under Article 2692 of the Civil Code of Québec at the time of the granting of such security, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Lender hereby irrevocably appoints and authorizes the Administrative Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Lenders to hold and be the sole registered holder of any bond which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents. Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time. Any person who becomes a Lender shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Custodian in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this Article 10 shall also constitute the substitution of the Attorney and the Custodian.

(d)           For the purposes of holding any security granted by the Canadian Borrower or any other Loan Party pursuant to the Laws of the Province of Quebec on or following the date hereof, the Secured Parties hereby irrevocably appoint and authorize the Administrative Agent to act as their hypothecary representative as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on their behalf, and for their benefit, any security, including any hypothec or other Lien, and to exercise such powers and duties that are conferred upon the Administrative Agent, as hypothecary representative, under any Loan Documents. Any person who becomes a Secured Party shall, upon becoming a Secured Party (including any Lender by its execution of an Assignment and Acceptance). be deemed to have consented to and confirmed the Administrative Agent as the hypothecary representative of the Secured Parties and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Administrative Agent in such capacity. For greater certainty, the Administrative Agent, in its capacity as hypothecary representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Administrative Agent in this Agreement, which shall apply mutatis mutandis. The substitution of the Administrative Agent pursuant to the provisions of this Article 10, shall also constitute the substitution of the Administrative Agent as hypothecary representative as aforesaid.

10.2         Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3         Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates (each, an “Agent-Related Person”) shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4         Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the U.S. Borrower, the Canadian Borrower or any other Loan Party), independent accountants and other experts selected by the Administrative Agent with reasonable care. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders, the Majority Facility Lenders, the Required Committed Lenders or the Required Dollar Working Capital Facility Uncommitted Tranche Lenders, as applicable, (or such greater percentage of Lenders as shall be required therefor under Section 11.1) as it deems appropriate or as otherwise required by Section 11.1 or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, the Majority Facility Lenders, the Required Committed Lenders or the Required Dollar Working Capital Facility Uncommitted Tranche Lenders, as applicable, (or such greater percentage of Lenders as shall be required therefor under Section 11.1) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and all future holders of the Loans and all other Obligations.

10.5         Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender, or any Borrower or any other Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6         Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Borrower or any other Loan Party or any audit performed by the Administrative Agent’s internal auditor pursuant to Section 7.9, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, any Arranger of the Facilities, any Commitments, any Dollar Working Capital Facility Uncommitted Tranche Portions or any amendment to this Agreement or any other Lender and their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties and made its own decision to extend credit to the Borrowers hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, any Arranger of the Facilities, any Commitments, any Dollar Working Capital Facility Uncommitted Tranche Portions or any amendment to this Agreement or any other Lender and their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under any of the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrowers or any other Loan Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to monitor the Collateral used to calculate the U.S. Borrowing Base or the Kildair Borrowing Base or the reporting requirements or the contents of reports delivered by any Borrower. Each Lender assumes the responsibility of keeping itself informed at all times.

10.7         Indemnification. The Lenders agree to indemnify the Administrative Agent and each other Agent-Related Person on an after-Tax basis in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Commitment Percentages and/or Adjusted Dollar Working Capital Facility Uncommitted Tranche Percentages (as applicable) in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans and Reimbursement Obligations and the cash collateralization of the L/C Obligations) be imposed on, incurred by or asserted against the Administrative Agent or such Agent-Related Person in any way relating to or arising out of, the Commitments, the Dollar Working Capital Facility Uncommitted Tranche Portions, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s or such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section 10.7 shall survive the payment of the Loans, Reimbursement Obligations and all amounts payable hereunder and the cash collateralization of the L/C Obligations.

10.8         Administrative Agent in Its Individual Capacity. The Administrative Agent and its Subsidiaries and Affiliates may make loans and other extensions of credit to, accept deposits from and generally engage in any kind of business with the Borrowers and the other Loan Parties and their Subsidiaries and Affiliates as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans and other extensions of credit made by it hereunder, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

10.9         Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the U.S. Borrower and the Lenders (or, if the Administrative Agent has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, the Administrative Agent may be removed at any time thereafter by an instrument or concurrent instruments in writing delivered to the Borrowers and the Administrative Agent and signed by the Required Lenders). If the Administrative Agent shall resign (or be removed) as the Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders (unless no Lender is willing to act as the Administrative Agent, in which case the Administrative Agent may be any Person approved by the Required Lenders) a successor Administrative Agent for the Lenders, which successor Administrative Agent shall be approved by the U.S. Borrower (which approval shall not be unreasonably withheld and shall not be required during the continuance of an Event of Default), whereupon such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans or other Obligations. After any retiring Administrative Agent’s resignation (or removal) as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Administrative Agent hereunder and under the other Loan Documents until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.10       Collateral Matters.

(a)            The Administrative Agent is authorized on behalf of all of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b)           The Lenders, and each Qualified Counterparty and each Qualified Cash Management Bank (pursuant to the terms of the applicable Hedging Agreement Qualification Notification and/or by accepting the grant by the Loan Parties of the security interest in the Collateral pursuant to the Security Documents), irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and the Dollar Working Capital Facility Uncommitted Tranche Portions, and payment in full of all Loans and all other Obligations known to the Administrative Agent and payable under this Agreement or any other Loan Document (except indemnification obligations for which no claim has been made and of which no Responsible Person of any Loan Party has knowledge or any obligations owed under a Commodity OTC Agreement with a Qualified Counterparty, any Financial Hedging Agreement with a Qualified Counterparty or any Cash Management Bank Agreement with a Qualified Cash Management Bank); (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale, transfer or other disposition permitted hereunder; (iii) constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to any Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by a Loan Party to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the portion of the Lenders required by Section 11.1. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.10; provided that the absence of any such confirmation for whatever reason shall not affect the Administrative Agent’s rights under this Section 10.10.

(c)            The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

10.11       Arrangers, Co-Documentation Agents, Co-Collateral Agents and the Co-Syndication Agents. None of any Arranger, any Co-Documentation Agent, any Co-Collateral Agent or any Co-Syndication Agent, in their respective capacities as such, shall have any duties or responsibilities, nor shall any such Person in such capacity incur any liability under this Agreement or the other Loan Documents.

10.12       Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by the Administrative Agent or with the consent or at the direction of the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

10.13       Single Action Rule. Each Secured Party hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action with respect to the Collateral, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales, PPSA sales or other similar dispositions of Collateral; provided, however, that the foregoing shall not prohibit (i)  the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents, (ii) the applicable Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as a Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender, as the case may be) hereunder and under the other Loan Documents, (iv) any Lender or Issuing Lender from exercising set-off rights in accordance with Section 11.8(b) (subject to the terms of Section 11.8(a)), or (v) any Lender or Issuing Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under the Bankruptcy Code or any Insolvency Law; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.1 and (B) in addition to the matters set forth in clauses (ii), (iii), (iv) and (v) of the preceding proviso and subject to Section 11.8(b), any Lender or Issuing Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. No Subordinated Party shall commence any enforcement action against any of the Collateral except to the extent their right to do so is expressly provided for or permitted in Loan Documents.

10.14       Collateral Sharing Provisions. Each Secured Party hereby acknowledges and agrees that their respective Lien priorities, the distribution of proceeds of Collateral, the exercise of remedies under the Security Documents, amendment and waivers of the Loan Documents and other matters relating to the Collateral are subject to and governed by Section 9.1 of this Agreement, Sections 8 and 10 of the U.S. Security Agreement, Sections 8 and 10 of the Canadian Security Agreement, Section 8 of the U.S. Pledge Agreement and Section 8 of the Canadian Pledge Agreement. Each Secured Party, by delivering its signature page hereto, to an Assignment and Acceptance or to a Hedging Agreement Qualification Notification and/or by accepting the grant by the Loan Parties of the security interest in the Collateral pursuant to the Security Documents (as the case may be), shall be deemed to have acknowledged receipt of, consented to and approved and agreed to be bound by Section 9.1 of this Agreement, Section 10 of the U.S. Security Agreement and Section 10 of the Canadian Security Agreement.

10.15       Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, the Dollar Working Capital Facility Uncommitted Tranche Portions or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, the Dollar Working Capital Facility Uncommitted Tranche Portions and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments, the Dollar Working Capital Facility Uncommitted Tranche Portions and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, the Dollar Working Capital Facility Uncommitted Tranche Portions and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, the Dollar Working Capital Facility Uncommitted Tranche Portions and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, the Dollar Working Capital Facility Uncommitted Tranche Portions and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 11    MISCELLANEOUS

11.1         Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1 or as otherwise expressly set forth in this Agreement (including Section 4.23). The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents with the Loan Parties party thereto for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights and obligations of the Lenders or of the Loan Parties party thereto hereunder or thereunder or (b) waive or consent to any departure from, prospectively, concurrently or retrospectively, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver or consent and no such amendment, supplement or modification shall:

(i)            reduce the amount or extend the scheduled date of maturity of any Loan or payment Obligation hereunder or any installment thereof (other than any such Obligation to pay any interest or letter of credit commission at the rate set forth in Section 4.2(c)), or extend the due date for any Reimbursement Obligation, or reduce the stated rate of any interest or fee payable hereunder (other than the rates of interest or fees set forth in Section 4.2(c)) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment or Dollar Working Capital Facility Uncommitted Tranche Portion, in each case without the additional written consent of each Lender affected thereby; or

(ii)           increase any percentage in the definitions of “U.S. Borrowing Base” or “Kildair Borrowing Base” or otherwise amend or modify the definitions of “U.S. Borrowing Base”, “Kildair Borrowing Base” or “Aggregate Borrowing Base Amount” or any direct or indirect component definition of the foregoing that has the effect of increasing the Borrowing Base Availability, in each case without the written consent of the Supermajority Lenders; or

(iii)          amend or modify the definition of “Eligible Commodities” or any component definition thereof that has the effect of adding commodities thereto without the written consent of the Supermajority Lenders; or

(iv)          consent to any changes to the Risk Management Policy which are materially adverse to the Lenders without the written consent of the Supermajority Lenders; or

(v)           amend, modify or waive any provision of this Section 11.1 or change the percentage specified in the definition of Required Lenders, Majority Facility Lenders or Supermajority Lenders, or consent to the assignment or transfer by any Loan Party of any of their rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all of the Lenders; or

(vi)          (A) change the percentage specified in the definition of Required Committed Lenders without the written consent of all of the Committed Lenders or (B) change the percentage specified in the definition of Required Dollar Working Capital Facility Uncommitted Tranche Lenders without the written consent of all of the Dollar Working Capital Facility Uncommitted Tranche Lenders; or

(vii)         consent to the release by the Administrative Agent of all or substantially all of the Collateral or release any Loan Party from its Guarantee Obligations under the Guarantee or provide for the Collateral or the Guarantee to no longer secure or guarantee all Obligations ratably, without the written consent of all of the Lenders, except to the extent such release is permitted or required under this Agreement; or

(viii)        amend, modify or waive any provision of Section 4.7(d) or (e), Section 4.9(a) or (b) or Section 11.8 or Section 8(b) of the U.S. Security Agreement, Section 8(b) of the Canadian Security Agreement, Section 8(a) of the U.S. Pledge Agreement or Section 8(a) of the Canadian Pledge Agreement, without the written consent of all the Lenders affected thereby; or

(ix)           amend, modify or waive any provision of Section 10, or any other provision affecting the rights, duties or obligations of the Administrative Agent, without the written consent of the Administrative Agent; or

(x)            amend, modify or waive any provision of Section 3, or any provision of Section 11.7(c) affecting the right of the Issuing Lenders to consent to certain assignments thereunder, without the written consent of the Issuing Lenders or any other provision affecting the rights, duties or obligations of any Issuing Lenders, without the additional written consent of any Issuing Lender directly affected thereby; or

(xi)           amend, modify or waive any provision affecting the rights, duties or obligations of any Swing Line Lender, without the written consent of any Swing Line Lender directly affected thereby.

Notwithstanding the foregoing, (a) amendments, supplements, modifications or waivers that impact only the Dollar Working Capital Facility Uncommitted Tranche shall only require Required Dollar Working Capital Facility Uncommitted Tranche Lender consent or all Dollar Working Capital Facility Uncommitted Tranche Lender or affected Dollar Working Capital Facility Uncommitted Tranche Lender consent, as set forth above and (b) amendments, supplements, modifications or waivers that impact only the Committed Facilities shall only require Required Committed Lender consent or all Committed Lender or affected Committed Lender consent, as set forth above.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans and other Obligations. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Notwithstanding the foregoing, (a) the Administrative Agent, with the consent of the U.S. Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and (b) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

11.2         Notices.

(a)           General. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or other electronic (including email) transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by overnight courier or delivery by hand, when delivered, (b) in the case of delivery by mail, three (3) Business Days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile or other electronic (including email) transmission, when sent and receipt has been electronically confirmed, addressed as follows in the case of the U.S. Borrower, the Canadian Borrower and the Administrative Agent, and as set forth in Schedule 1.0 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

U.S. Borrower:	Sprague Operating Resources LLC
185 International Drive
Portsmouth, New Hampshire 03801
Attention: Paul Scoff, Esq.
Fax: (603) 430-5324

Canadian Borrower:	Kildair Service ULC
92, chemin Delangis
St-Paul de Joliette (QC) J0K 3E0
Attn: Jacques Ferraro
Fax : 450 756-4783
With a copy to:

Sprague Operating Resources LLC
185 International Drive
Portsmouth, New Hampshire 03801
Attention: Paul Scoff, Esq.
Fax: (603) 430-5324
with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112-4498
Attention: Robert Wann, Esq.
Robert.Wann@bakerbotts.com

The Administrative Agent:	For credit/administrative:
MUFG Bank, Ltd.
1221 Avenue of the Americas
New York, NY 10020-1104
Attention: Lawrence Blat / Andre Fatovic
Group Email address: Agencydesk@us.mufg.jp
Phone: (212) 405-6621

For collateral management / operations:
MUFG Bank, Ltd.
1221 Avenue of the Americas
New York, NY 10020-1104
Attention: Nathalie Buchanan
Group Email address: CFCMG@us.mufg.jp
Phone: (212) 782-4647

For loan support:
MUFG Bank, Ltd.
Harborside Financial Center, 500 Plaza III
Jersey City, NJ 07311
Attention: Oz Kurt (Ozkan Kurt)
Email address: LODAgencyServices@us.mufg.jp
Phone: (201) 413-8567
Fax: (201) 521-2304

For standby letter of credit support:
Trade Service Operations
MUFG Bank, Ltd.
Harborside Financial Center, 500 Plaza III
Jersey City, NJ 07311
Attention: Jaya Angara
Email address: IOD_SBLC@us.mufg.jp
Phone: (201) 413-8843
Fax: (201) 521-2336 / 2312

For documentary letter of credit support:
Trade Service Operations
MUFG Bank, Ltd.
Harborside Financial Center, 500 Plaza III
Jersey City, NJ 07311
Attention: Daniel Lamptey
Email address: dlamptey@us.mufg.jp
Phone: (201) 413-8841
Fax: (201) 521-2341

For all other purposes:
MUFG Bank, Ltd.
1251 Avenue of the Americas
New York, NY 10020-1104
(212) 782-6445
Primary Contact

Attention: Sally Haswell
Shaswell@us.mufg.jp
Phone: 212-782-4709
Secondary Contacts
Attention: Kara McNulty
kmcnulty@us.mufg.jp
Phone: 212-782-4213

with a copy to (which shall not constitute notice):
Cadwalader, Wickersham & Taft LLP
227 W. Trade Street, Suite 2400
Charlotte, North Carolina 28202
Attention: Jeffrey A. Nagle, Esq.
Jeffrey.Nagle@cwt.com
Fax: 704-348-5200

provided that any notice, request or demand to or upon the Administrative Agent, the Issuing Lenders or the Lenders pursuant to Section 2.5, 2.6, 3.3, 3.6, 3.7, 4.1, 4.3, 4.6, 4.7, or 4.9 shall not be effective until received.

(b)               The Platform. EACH BORROWER HEREBY ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT WILL MAKE AVAILABLE TO THE LENDERS MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWERS HEREUNDER (COLLECTIVELY, “BORROWER MATERIALS”) BY POSTING THE BORROWER MATERIALS ON INTRALINKS OR ANOTHER SIMILAR ELECTRONIC SYSTEM (THE “PLATFORM”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any other Agent-Related Person have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers, the other Loan Parties or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws and Canadian federal and provincial securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its securities for purposes of United States Federal or state securities laws and Canadian federal and provincial securities Laws.

(c)               Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly and in good faith believed to be given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers jointly and severally indemnify the Administrative Agent and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly and believed in good faith to be given by or on behalf of any Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.3             No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein and in the other Loan Documents provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

11.4             Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5             Release of Collateral and Guarantee Obligations. (a)  Upon any sale or other transfer of any Collateral that is permitted under the Loan Documents by any Loan Party or a sale of all of the assets of, or all of the Capital Stock of, a Subsidiary in a transaction that is permitted under the Loan Documents (other than a sale, transfer or other disposition to another Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.10 hereof, the security interest in such Collateral shall automatically terminate and the Administrative Agent shall execute and a deliver a termination or satisfaction of any Mortgage and Security Agreement affecting such Collateral, in proper form for recording.

(b)               Upon any sale or other transfer of all of the Capital Stock of any Loan Party that is permitted or consented to under the Loan Documents (other than a sale or transfer to another Loan Party), the Guarantee of such Loan Party shall automatically be released and terminated.

(c)               Upon termination of the Commitments and the Dollar Working Capital Facility Uncommitted Tranche Portions and payment in full of the Loans and all other Obligations payable under this Agreement or any other Loan Document (except indemnification obligations for which no claim has been made and of which no Responsible Person of any Loan Party has knowledge and Hedging and Bank Product Obligations) and upon the date on which all Letters of Credit have been terminated, expired, Cash Collateralized or otherwise dealt with to the satisfaction of the applicable Issuing Lender, the pledge and security interest granted pursuant to this Agreement and the other Loan Documents shall automatically terminate and all rights to the Collateral shall revert to the applicable Loan Party. Upon any such termination or pursuant to any termination or release as described in Section 11.5(a), the Administrative Agent will, at the applicable Loan Party’s expense, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.

11.6            Payment of Costs and Expenses. Each Borrower, jointly and severally, agrees (a) to pay or reimburse the Administrative Agent and the Lead Arranger for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities and the development, preparation, negotiation, execution, delivery and administration of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of one firm of counsel to the Administrative Agent and the Lead Arranger, one regulatory counsel to the Administrative Agent and the Lead Arranger and a single firm of local counsel in each applicable jurisdiction, (b) to pay or reimburse each Lender, the Swing Line Lender, each Issuing Lender, the Administrative Agent and the Lead Arranger, for all its documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the documented fees and disbursements of counsel to each Lender, the Lead Arranger, the Swing Line Lender and each Issuing Lender and of counsel to the Administrative Agent, (c) to pay or reimburse the Administrative Agent and the Lead Arranger for their documented costs and expenses incurred in connection with inspections performed pursuant to Section 7.9, and any other due diligence performed in connection with this Agreement and the other Loan Documents, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent (including the fees and expenses of Cadwalader, Wickersham & Taft LLP and Fasken Martineau DuMoulin LLP), (d) to pay, indemnify, and hold each Lender, the Swing Line Lender, the Issuing Lenders, the Administrative Agent and the Lead Arranger harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes (except to the extent the Borrowers have otherwise indemnified such Person for such taxes under Section 4.11(b)), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent (including the determination of whether or not any such waiver or consent is required) under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) on a net after-Tax basis, to pay, indemnify, and hold each Lender, the Issuing Lenders, the Administrative Agent and the Arrangers, and each of their respective officers, employees, directors, trustees, agents, advisors, affiliates, partners and controlling persons (each, an “Indemnitee”), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable and documented fees and expenses of one firm of counsel for all Indemnitees, taken as a whole, and if necessary, one regulatory counsel and a single firm of local counsel in each appropriate jurisdiction for all Indemnitees, taken as a whole (and in the case of an actual or perceived conflict of interest, by another firm of counsel for the affected Indemnitee)) other than Taxes (as to which Section 4.10 and Section 4.11 shall govern) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, and any such other documents or the use or proposed use of proceeds of the Facilities, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Loan Parties and any of their Subsidiaries, or any of the Properties, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”); provided that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (x) are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any Related Person thereof, (y) are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from any material breach of the obligations of such Indemnitee or any Related Person thereof or (z) result from any proceeding that is solely among Indemnitees (other than any proceeding against the Administrative Agent or any Arranger or Person fulfilling a similar role in respect of the Facilities in its capacity or in fulfilling its role as such) and does not involve an act or omission by the U.S. Borrower or any of its Affiliates. The agreements in this Section 11.6 shall survive repayment of the Loans, Reimbursement Obligations and all other amounts payable hereunder.

11.7             Successors and Assigns; Participations and Assignments. (a)  This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any purported such assignment or transfer by any Borrower without such consent of each Lender shall be null and void).

(b)               Any Lender may, in accordance with applicable Law, at any time sell to one or more banks, financial institutions or other entities (other than the U.S. Borrower or any of its Subsidiaries or Affiliates or any natural person) (individually, a “Participant” and, collectively, the “Participants”) (so long as no Default or Event of Default has occurred and is continuing, only to a Person other than an Ineligible Participant) participating interests in any Loan or Reimbursement Obligation owing to such Lender, any Commitment of such Lender, any Dollar Working Capital Facility Uncommitted Tranche Portion of such Lender or any other interest of such Lender hereunder and under the other Loan Documents (a “Participation”). In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan, Reimbursement Obligation or other interest for all purposes under this Agreement and the other Loan Documents, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, except with respect to Section 4.10 and 4.11, under which the Participant has certain rights with respect thereto. In no event shall any Participant under any such Participation have any right to approve any amendment to or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or the stated rate of interest on, the Loans, Reimbursement Obligation or any fees payable hereunder, or postpone the date of the final maturity of the Loans or Reimbursement Obligations, in each case to the extent subject to such Participation (and, for the avoidance of doubt, each Borrower may exercise any rights granted to them in Section 4.17 with respect to the Lender that sold a Participation to such Participant to the extent that the direction by such Participant to such Lender to not consent to any such amendment would cause the applicable Lender to be subject to the provisions of Section 4.17). The Borrowers agree that if amounts outstanding under this Agreement are due or unpaid during an Event of Default, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable Law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.8(a) as fully as if it were a Lender hereunder. The Borrowers also agree that each Participant shall be entitled to the benefits of, and be bound by the obligations imposed on the Lenders in, Sections 4.10, 4.11 and 4.14 with respect to its Participation in the Commitments or the Dollar Working Capital Facility Uncommitted Tranche Portions, as applicable, and the Loans and other extensions of credit hereunder outstanding from time to time as if it were a Lender (it being understood that the documentation required under Section 4.11(e) shall be delivered to the participating Lender); provided, that no Participant shall be entitled to receive any greater payments under Sections 4.10, 4.11 and 4.14, with respect to its participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from change in Law that occurs after the Participant acquired the applicable participation and the Participant agrees to be subject to the provisions of Section 4.17, as if it were an assignee under paragraph (c) of this Section. Each Lender that sells a participation agrees to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 4.17 with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, uncommitted tranche portions, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, uncommitted tranche portion, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)               Any Lender may, in accordance with applicable Law, at any time and from time to time assign to any Lender or any Subsidiary, Affiliate or Approved Fund thereof, or, with the consent of the Administrative Agent, and, in the case of an assignment of the Acquisition Facility Commitments, the Acquisition Facility Issuing Lenders, and, in the case of an assignment of any Working Capital Facility Commitment or any Dollar Working Capital Facility Uncommitted Tranche Portion, the Relevant Working Capital Facility Issuing Lenders and the Relevant Swing Line Lenders, and, so long as no Event of Default has occurred and is continuing, the U.S. Borrower (which consent shall not be unreasonably withheld or delayed), to any other Person (other than the U.S. Borrower or any of its Subsidiaries or Affiliates, any natural person or any Defaulting Lender) (the “Assignee”), all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F, appropriately completed (an “Assignment and Acceptance”), executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or any Subsidiary, Affiliate or Approved Fund thereof, by the Administrative Agent, and, in the case of an assignment of the Acquisition Facility Commitments, the Acquisition Facility Issuing Lenders, and, in the case of an Assignment of any Working Capital Facility Commitment or any Dollar Working Capital Facility Uncommitted Tranche Portion, the Relevant Working Capital Facility Issuing Lenders and the Relevant Swing Line Lenders, and, so long as no Event of Default has occurred and is continuing and the U.S. Borrower is not deemed to consent to such assignment, the U.S. Borrower) and attaching the Assignee’s relevant tax forms, administrative details and wiring instructions, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) each such assignment to an Assignee (other than any Lender) shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (other than in the case of (A) an assignment of all of a Lender’s interests under this Agreement or (B) an assignment to another Lender, a Subsidiary, an Affiliate or an Approved Fund of such assigning Lender), unless otherwise agreed by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the U.S. Borrower (such amount to be aggregated in respect of assignments by to any Lender and the affiliates or Approved Funds thereof), (ii) in the case of an assignment by a Lender to a Bank CLO managed by such Lender or an affiliate of such Lender, unless such assignment to such Bank CLO has been consented to by the Administrative Agent, and in the case of an assignment of the Acquisition Facility Commitments, the Acquisition Facility Issuing Lenders, and, in the case of an Assignment of any Working Capital Facility Commitment or any Dollar Working Capital Facility Uncommitted Tranche Portion, the Relevant Working Capital Facility Issuing Lenders, and the Relevant Swing Line Lenders, and, so long as no Event of Default has occurred and is continuing and the U.S. Borrower is not deemed to consent to such assignment, the U.S. Borrower (such consent not to be unreasonably withheld or delayed), the assigning Lender shall retain the sole right to approve any amendment, waiver or other modification of this Agreement or any other Loan Document; provided that the Assignment and Acceptance between such Lender and such Bank CLO may provide that such Lender will not, without the consent of such Bank CLO, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to Section 11.2, and (iii) each Assignee shall comply with the provisions of Section 4.11(e). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments or a Dollar Working Capital Facility Uncommitted Tranche Portion, as applicable, as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this paragraph (c) and paragraph (e) of this Section 11.7, (x) the consent of the U.S. Borrower shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrowers, for any assignment which occurs at any time when any of the events described in Section 9.1(g) shall have occurred and be continuing and (y) the U.S. Borrower shall be deemed to have consented to any assignment that requires consent of the U.S. Borrower pursuant to the terms hereof unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.7 shall be treated for purposes of this Agreement as a sale by such Lender of a Participation in such rights and obligations in accordance with Section 11.7(b).

(d)               The Administrative Agent, on behalf of the Borrowers, shall maintain at the address of the Administrative Agent referred to in Section 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders (including all Assignees and successors) and the Commitments of, Dollar Working Capital Facility Uncommitted Tranche Portions of, and principal amounts (and stated interest) of the Loans and other Obligations owing to, each Lender from time to time. The entries made in the Register shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded (absent manifest error), and the Borrowers, the Administrative Agent and the Lenders may (and, in the case of any Loan or other Obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other Obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary; provided, however, that the failure of the Administrative Agent to maintain the Register, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans and other extensions of credit hereunder made to any Borrower by such Lender in accordance with the terms of this Agreement. Any assignment of any Loan or other Obligation hereunder, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. The parties intend for the Loans or other Obligations to be in registered form for tax purposes and this provision shall be construed in accordance with that intent.

(e)               Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender (or any Subsidiary, Affiliate or Approved Fund thereof), by the Administrative Agent, and, in the case of an assignment of the Acquisition Facility Commitments, the Acquisition Facility Issuing Lenders, and, in the case of an assignment of any Working Capital Facility Commitment or any Dollar Working Capital Facility Uncommitted Tranche Portion, the Relevant Working Capital Facility Issuing Lenders and the Relevant Swing Line Lenders and, so long as no Event of Default has occurred and is continuing and the U.S. Borrower is not deemed to consent to such assignment, the U.S. Borrower), together with payment to the Administrative Agent by the assigning Lender of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the applicable Register and give notice of such acceptance and recordation to the Lenders and the U.S. Borrower.

(f)                Each Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee (so long as no Default or Event of Default has occurred and is continuing, other than an Ineligible Participant) in each case, any and all financial information in such Lender’s possession concerning the Borrowers, the other Loan Parties and their Subsidiaries and Affiliates which has been delivered to such Lender by or on behalf of any Borrower or the other Loan Parties pursuant to this Agreement or which has been delivered to such Lender by or on behalf of any Borrower or other Loan Parties in connection with such Lender’s credit evaluation of the Borrowers, the other the Loan Parties and their Subsidiaries or Affiliates prior to becoming a party to this Agreement; provided that such Transferee or prospective Transferee shall have agreed to be bound by the provisions of Section 11.16 hereof.

(g)               For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 11.7 concerning assignments of Loans and other extensions of credit hereunder and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including (i) any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank (including the Bank of Canada) or any central bank having jurisdiction over such Lender in accordance with applicable Law and (ii) any pledge or assignment by a Lender which is a fund to its trustee for the benefit of such trustee and/or its investors to secure its obligations under any indenture or Governing Documents to which it is a party; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)               Notwithstanding the foregoing, any Lender may, with notice to, but without consent of, any Borrower and the Administrative Agent, and in accordance with the definition of “Conduit Lender” set forth in Section 1.1 hereof and the terms of this Section 11.7(h), designate a Conduit Lender and fund any of the Loans or Unreimbursed Amounts which such Lender is obligated to make or pay hereunder by causing such Conduit Lender to fund such Loans or Unreimbursed Amounts on behalf of such Lender. Any Conduit Lender may assign any or all of the Loans or Unreimbursed Amounts it may have funded hereunder to its designating Lender without the consent of any Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.7(c). Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy, insolvency or similar Law in connection with any obligation of such Conduit Lender under the Loan Documents, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. In addition, notwithstanding the foregoing, any Conduit Lender may (i) with notice to, but without the prior written consent of, any Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans or Reimbursement Obligations to any financial institutions (consented to by the U.S. Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such Conduit Lender to support the funding or maintenance of Loans or Reimbursement Obligations by such Conduit Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans and its Reimbursement Obligations to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such Conduit Lender. This clause (h) may not be amended without the written consent of any Conduit Lender directly affected thereby.

11.8             Adjustments; Set-off. (a)  If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans or Reimbursement Obligations with regards to either Facility, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender under such Facility, if any, in respect of such other Lender’s Loans or Reimbursement Obligations under such Facility, or interest thereon, except to the extent specifically provided hereunder, such Benefited Lender shall purchase for cash from the other Lenders under such Facility a participating interest in such portion of each such other Lender’s Loans or Reimbursement Obligations under such Facility, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders under such Facility; except that with respect to any Lender that is a Defaulting Lender by virtue of such Lender failing to fund its Commitment Percentage or Dollar Working Capital Facility Uncommitted Tranche Percentage of any Loan or Participation Obligation, such Defaulting Lender’s pro rata share of the excess payment shall be allocated to the Lender (or the Lenders, pro rata) that funded such Defaulting Lender’s Commitment Percentage or Dollar Working Capital Facility Uncommitted Tranche Percentage thereof; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Loan Party shall be applied to any Excluded Swap Obligations of such Loan Party. Each Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans or Reimbursement Obligations may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)               In addition to any rights and remedies of the Lenders provided by Law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable Law, during the existence of an Event of Default, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the applicable Borrower; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder or under any other Loan Document, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with Section 4.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Secured Parties, and (ii) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to promptly notify the U.S. Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off or application.

11.9             Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission or electronic mail transmission in portable document format of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or by electronic mail in portable document format shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents shall be deemed to include electronic signatures, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. A set of the copies of this Agreement signed by all the parties shall be lodged with the U.S. Borrower and the Administrative Agent.

11.10           Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11          Integration. This Agreement and the other Loan Documents represent the agreement of the parties hereto with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12          Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.13          Submission to Jurisdiction; Waiver of Certain Damages. Each Loan Party and, solely with respect to clause (e), each other party hereto, hereby irrevocably and unconditionally:

(a)               submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)               consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)               agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Loan Parties as the case may be, at their address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)               agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction; and

(e)               without limiting the obligations of each Borrower under Section 11.6 or the obligations of any other Loan Party pursuant to Section 18 of the U.S. Security Agreement, Section 18 of the Canadian Security Agreement or Section 2(c) of the Guarantee, waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding any special, exemplary, punitive or consequential damages; provided, that nothing contained in this clause (e) shall limit the indemnifying party’s indemnification obligations to the extent set forth herein or in any other Loan Document to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder.

11.14           Acknowledgements. Each Loan Party hereby acknowledges that:

(a)                it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)               neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Loan Parties arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrowers and the other Loan Parties, on one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)               no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

11.15           Waivers of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16           Confidentiality. (a)  Each Lender Party shall use its best efforts to (i) keep confidential (and shall cause its directors, officers, employees, representatives, agents, professional advisors or auditors (collectively, “Representatives”) to keep confidential) all information that such Lender Party receives from or on behalf of the Loan Parties other than information that is identified by any of the Loan Parties as being non-confidential information (all such information that is not so identified being “Confidential Information”); provided that nothing in this Section 11.16 shall prevent any Lender Party from (A) disclosing, subject to the terms and requirements of this Section 11.16, such information to a Subsidiary or an Affiliate or its or their Representatives provided that such Subsidiary, Affiliate, or Representatives, as applicable, have been advised of the confidential nature, and restrictions on use, of such Confidential Information set forth in this Section 11.16, (B) disclosing Confidential Information in connection with the exercise of any remedy hereunder, (C) using Confidential Information solely for purposes of evaluating and administering the Loans and the Loan Documents, (D) disclosing Confidential Information to a Participant, an Assignee or a potential Transferee, in each case in accordance with Section 11.7(f), (E) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section, disclosing Confidential Information to (i) any actual or prospective party (or its Representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder or (ii) any credit insurance provider with respect to any Borrower and its obligations or (F) to the National Association of Insurance Commissioners, any title or credit insurance company or any similar organizations; provided further that Confidential Information shall not include information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry and (ii) subject to Section 11.16(d), not disclose Confidential Information to Representatives of its Trading Business. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 11.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

(b)               Notwithstanding anything in this Section 11.16 to the contrary, any Confidential Information may be disclosed by any Lender Party or any Representative (the affected Lender Party or Representative being the “Disclosing Party”) if the Disclosing Party is compelled by judicial process or is required by Law or regulation or is requested to do so by any examiner or any other regulatory authority or recognized self-regulatory organization including the New York Stock Exchange, the Federal Reserve Board, the New York State Banking Department and the Securities & Exchange Commission, in each case having or asserting jurisdiction over the Disclosing Party.

(c)               The obligations of each Lender Party and its Representatives under this Section 11.16 with respect to Confidential Information shall not apply to (i) any Confidential Information which, as of the date of disclosure by such Lender Party or its Representatives, is in the public domain or subsequently comes into the public domain other than as a result of a breach of the obligations of such Lender Party or its Representatives hereunder, or (ii) any Confidential Information that was or becomes available to such Lender Party or its Representatives from a person or source that is or was not, to the knowledge of such Lender Party or its Representatives, bound by a confidentiality agreement with any Loan Party or otherwise prohibited from transferring such information to any other Person, or (iii) any Confidential Information which was or becomes available to such Lender Party or its Representatives without any obligation of confidentiality prior to its disclosure by or on behalf of the Loan Parties or (iv) any Confidential Information that was developed by such Lender Party or its Representative without the use of information provided by any Loan Party.

(d)               Notwithstanding anything herein to the contrary, any Lender Party may disclose Confidential Information to those Representatives of its Trading Business, solely to the extent (i) such disclosure is (A) advisable, in the good faith discretion of such Lender Party, to assist such Lender Party in protecting and enforcing its rights under any Loan Document and other credit facilities which such Lender Party or any of its Subsidiaries or Affiliates has with the applicable Loan Party (or any of its Subsidiaries or Affiliates) and (B) relevant to such assistance, (ii) such Representatives have been advised of, and agree to, the confidential nature, and restrictions on use, of such Confidential Information and need to know same in connection with providing such assistance, and (iii) such Confidential Information is not used for any purpose other than that set forth in this Section 11.16.

(e)               Each of the Lender Parties acknowledges that (a) the Confidential Information may include material non-public information concerning the Loan Parties and their related parties or their respective securities, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws and Canadian securities laws.

11.17           Specified Laws. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Specified Laws, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the names and addresses of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Specified Laws.

11.18           No Fiduciary Duty, etc. Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Lender Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Lender Party is acting solely in the capacity of an arm’s length contractual counterparty to such Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, such Borrower or any other Person. Each Borrower agrees that it will not assert any claim against any Lender Party based on an alleged breach of fiduciary duty by such Lender Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Lender Party is advising such Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lender Parties shall have no responsibility or liability to the Borrowers with respect thereto.

Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Lender Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrowers and other companies with which the Borrowers may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Lender Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrowers and/or their Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Lender Party will use confidential information obtained from the Borrowers by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrowers in connection with the performance by such Lender Party of services for other companies, and no Lender Party will furnish any such information to other companies. Each Borrower also acknowledges that no Lender Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrowers, confidential information obtained from other companies.

11.19           Additional Borrowers. At any time and from time-to-time after the Restatement Effective Date, the U.S. Borrower may request that any of its Subsidiaries (other than an Exempt CFC or a direct or indirect Subsidiary of an Exempt CFC) become a borrower under this Agreement (each Subsidiary which becomes a borrower pursuant to the terms of this Section 11.19, an “Additional Borrower”). Such Subsidiary shall become an Additional Borrower with effect on and from the date on which the Administrative Agent notifies the U.S. Borrower that each of the following has been satisfied (which date shall be within ten (10) Business Days after each Lender has received the documents referred to in Section 11.19(e):

(a)                the Administrative Agent receives a duly completed and executed Joinder Agreement, substantially in the form of Exhibit U;

(b)                each Lender has approved of such Additional Borrower;

(c)               the U.S. Borrower confirms that no Default or Event of Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower and each of the representations and warranties relating to the Additional Borrower and the Loan Parties (other than the representations and warranties set forth in 5.1, 5.4, 5.6, 5.7, 5.17 and 5.20) is true and not misleading in any material respect (except that any representation and warranty that is qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) as if made on date of accession of Additional Borrower;

(d)               the Subsidiary is incorporated, organized or formed in the United States of America, Canada or another jurisdiction approved by the Supermajority Lenders;

(e)               the Administrative Agent has received all of the documents and other evidence referred to in Section 6.1(b) and Sections 6.1(d) through 6.1(g) in relation to that Additional Borrower together with a legal opinion in respect of the Additional Borrower from a law firm qualified to issue legal opinions with respect to the jurisdiction of incorporation, organization or formation and (with respect to any Additional Borrower organized under the laws of any jurisdiction of Canada) the jurisdiction of the chief executive office and domicile (within the meaning of the Civil Code of Quebec) and each jurisdiction in which material tangible assets are located, each in form and substance reasonably satisfactory to the Administrative Agent;

(f)               the Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent, of the UCC and PPSA and Civil Code of Quebec (if relevant), judgment and tax Lien filings, and all customary searches for financing transactions of this nature in all applicable jurisdictions, which may have been filed with respect to personal property of such Additional Borrower, and the results of such search shall be reasonably satisfactory to the Administrative Agent;

(g)               the Administrative Agent and each Lender shall have received copies of a collateral and risk management review (the “Additional Borrower Collateral Risk Review”), in form and substance satisfactory to the Administrative Agent, of all of the assets of such Additional Borrower that would comprise each asset category set forth in the definition of “U.S. Borrowing Base” or “Kildair Borrowing Base”, as applicable, prepared by Administrative Agent’s internal or external collateral and risk manager; provided, however, that (i) the Additional Borrower Collateral Risk Review shall be completed (or in the event it is not completed, be deemed completed) by a date no later than the date twenty-one (21) calendar days following the U.S. Borrower’s request that a Subsidiary become an Additional Borrower, which such request may not be made more than sixty (60) calendar days prior to the date such Subsidiary shall become an Additional Borrower and (ii) prior to the completion of the Additional Borrower Collateral Risk Review, the Administrative Agent may, in its sole discretion, count the assets of such Additional Borrower in the calculation of the U.S. Borrowing Base or Kildair Borrowing Base, as applicable;

(h)              the Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 7.5 hereof, Section 5(q) of the U.S. Security Agreement and Section 5(p) of the Canadian Security Agreement, in each case to the extent applicable, shall have been satisfied with respect to such Additional Borrower;

(i)                each Lender shall have received all of the documents referred to in Section 6.1(y) with respect to that Additional Borrower and has confirmed to the Administrative Agent that such documents are in form and substance reasonably satisfactory to such Lender;

(j)                such Additional Borrower becomes a Grantor; and

(k)               such Additional Borrower appoints the U.S. Borrower to act on its behalf as the agent for such Additional Borrower hereunder and under the other Loan Documents and authorizes the U.S. Borrower to take such actions on its behalf and to exercise such powers as are delegated to the U.S. Borrower by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, and the U.S. Borrower accepts such appointment (which appointment shall not be terminated or revoked without the consent of the Administrative Agent and the Required Lenders).

The Administrative Agent, the Borrowers and any Additional Borrowers shall be permitted to amend this Agreement and the other Loan Documents solely as necessary or advisable to permit the Additional Borrower to borrow hereunder and as otherwise required or advisable in connection therewith.

11.20      Joint and Several Liability. (a) All Loans, upon funding, shall be deemed to be jointly funded to and received by the Borrower Parties, (b) each Borrower Party jointly and severally agrees to pay, and shall be jointly and severally liable under this Agreement for, all Obligations, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared, or disbursed by or among the Borrower Parties themselves, or the manner in which the Administrative Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records, (c) each Borrower Party shall be liable for all amounts due to the Administrative Agent and/or any Lender under this Agreement, regardless of which Borrower Party actually receives Loans or other Extensions of Credit hereunder or the amount of such Loans and Extensions of Credit received or the manner in which the Administrative Agent and/or such Lender accounts for such Loans or other Extensions of Credit on its books and records, and (d) each Borrower Party’s Obligations with respect to Loans and other Extensions of Credit made to it, and such Borrower Party’s Obligations arising as a result of the joint and several liability of such Borrower Party hereunder, with respect to Loans and other Extensions of Credit made to the other Borrower Parties hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower Party. The Borrower Parties acknowledge and expressly agree with the Administrative Agent and each Lender that the joint and several liability of each Borrower Party is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrower Parties and is not required or given as a condition of Extensions of Credit to such Borrower Party. Each Borrower Party’s obligations under this Agreement shall be separate and distinct obligations. Each Borrower Party’s obligations under this Agreement shall, to the fullest extent permitted by Law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower Party or of any Note or other document evidencing all or any part of the Obligations of any other Borrower Party, (ii) the absence of any attempt to collect the Obligations from any other Borrower Party, any other Loan Party, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by the Administrative Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower Party or any other Loan Party, or any part thereof, or any other agreement now or hereafter executed by any other Borrower Party or any other Loan Party and delivered to the Administrative Agent and/or any Lender, (iv) the failure by the Administrative Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower Party or any other Loan Party, (v) the Administrative Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code or Insolvency Laws, of the application of Section 1111(b)(2) of the Bankruptcy Code or corresponding provisions of Insolvency Laws, (vi) any borrowing or grant of a security interest by any other Borrower Party, as debtor-in-possession under Section 364 of the Bankruptcy Code or under Insolvency Laws, (vii) the disallowance of all or any portion of the Administrative Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower Party under Section 502 of the Bankruptcy Code or under Insolvency Laws, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower Party. With respect to any Borrower Party’s Obligations arising as a result of the joint and several liability of the Borrower Parties hereunder with respect to Loans or other Extensions of Credit made to any of the other Borrower Parties hereunder, such Borrower Party waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent and/or any Lender now has or may hereafter have against any other Borrower Party, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower Party to the Administrative Agent and/or any Lender. Upon any Event of Default, the Administrative Agent may proceed directly and at once, without notice, against any Borrower Party to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower Party or any other Person, or against any security or collateral for the Obligations. Each Borrower Party consents and agrees that the Administrative Agent shall be under no obligation to marshal any assets in favor of any Borrower Party or against or in payment of any or all of the Obligations. Each Borrower Party further acknowledges that credit extended to each Borrower Party hereunder will directly or indirectly benefit each other Borrower Party.

11.21     Contribution and Indemnification among the Borrower Parties; Subordination. Each Borrower Party is obligated to repay the Obligations as joint and several obligor under this Agreement. To the extent that any Borrower Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower Party hereunder or other Obligations incurred directly and primarily by any other Borrower Party (an “Accommodation Payment”), then the Borrower Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrower Parties in an amount, for each of such other Borrower Parties, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower Party’s Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrower Parties. As of any date of determination, the “Allocable Amount” of each Borrower Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower Party hereunder without (a) rendering such Borrower Party “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section 11.21 shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section 11.21 shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

11.22     Express Waivers by Borrower Parties in Respect of Cross Guaranties and Cross Collateralization. To the extent permitted under applicable law, each Borrower Party agrees as follows:

(a)               Each Borrower Party hereby waives: (i) notice of acceptance of this Agreement; (ii) notice of the making of any Loans, the issuance of any Letter of Credit or any other financial accommodations made or extended under the Loan Documents or the creation or existence of any Obligations; (iii) notice of the amount of the Obligations, subject, however, to such Borrower Party’s right to make inquiry of the Administrative Agent to ascertain the amount of the Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of any other Borrower Party or of any other fact that might increase such Borrower Party’s risk with respect to such other Borrower Party under the Loan Documents; (v) notice of presentment for payment, demand, protest, and notice thereof as to any promissory notes or other instruments among the Loan Documents; and (vi) all other notices (except if such notice is specifically required to be given to such Borrower Party hereunder or under any of the other Loan Documents to which such Borrower Party is a party) and demands to which such Borrower Party might otherwise be entitled.

(b)               Each Borrower Party hereby waives the right by statute or otherwise to require the Administrative Agent or any other Secured Party to institute suit against any other Borrower Party or to exhaust any rights and remedies which the Administrative Agent or any other Secured Party has or may have against any other Borrower Party. Each Borrower Party further waives any defense arising by reason of any disability or other defense of any other Borrower Party (other than the defense that the Obligations shall have been fully and finally performed and paid) or by reason of the cessation from any cause whatsoever of the liability of any such Borrower Party in respect thereof.

(c)               Each Borrower Party hereby waives and agrees not to assert against the Administrative Agent or any Lender: (i) any defense (legal or equitable), set-off, counterclaim, or claim which such Borrower Party may now or at any time hereafter have against any other Borrower Party or any other party liable under the Loan Documents; (ii) any defense, set-off, counterclaim, or claim of any kind or nature available to any other Borrower Party against the Administrative Agent or any Lender, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (iii) any right or defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender under any applicable law; and (iv) the benefit of any statute of limitations affecting any other Borrower Party’s liability hereunder.

(d)               Each Borrower Party consents and agrees that, without notice to or by such Borrower Party and without affecting or impairing the obligations of such Borrower Party hereunder, the Administrative Agent may (subject to any requirement for consent of any of the Lenders to the extent required by this Agreement), by action or inaction: (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Loan Documents; (ii) release all or any one or more parties to any one or more of the Loan Documents or grant other indulgences to any other Borrower Party in respect thereof; (iii) amend or modify in any manner and at any time (or from time to time) any of the Loan Documents; or (iv) release or substitute any Person liable for payment of the Obligations, or enforce, exchange, release, or waive any security for the Obligations or any Guarantee of the Obligations.

(e)               Each Borrower Party represents and warrants to the Administrative Agent and the Lenders that, as of the date of entry of any Additional Borrower into this Agreement, such Borrower Party is currently informed of the financial condition of all other Borrower Parties and all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower Party further represents and warrants that, as of the date of entry of such Borrower Party into this Agreement, such Borrower Party has read and understands the terms and conditions of the Loan Documents. Each Borrower Party agrees that neither the Administrative Agent nor any Lender has any responsibility to inform any Borrower Party of the financial condition of any other Borrower Party or of any other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

11.23      Limitation on Obligations of Borrower Parties. In the event that in any action or proceeding involving any state, federal provincial, territorial or foreign corporate law, or any state, federal, provincial, territorial or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, the obligations of any Borrower Party, including for the obligations of any other Borrower Party, under this Agreement shall be held or determined to be void, avoidable, invalid or unenforceable (including because of Section 548 of the Bankruptcy Code or any applicable Insolvency Laws or any applicable state, provincial, territorial or federal Law relating to fraudulent conveyances or transfers, preferences or transfers at an undervalue), then, notwithstanding any other provision of this Agreement to the contrary, the amount of such liability of a Borrower Party shall, without any further action by any Loan Party, the Administrative Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable (such highest amount determined hereunder being the relevant Borrower’s “Maximum Liability”); provided that nothing contained in this Section 11.23 shall limit the liability of any Borrower Party to repay Loans made directly or indirectly to or for the benefit of that Borrower Party or any Subsidiary of that Borrower Party (including Loans advanced to any other Borrower Party and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower Party or any of its Subsidiaries), Obligations relating to Letters of Credit issued for the direct or indirect benefit of such Borrower Party or any of its Subsidiaries, and all interest, fees, expenses and other related Obligations under the Loan Documents with respect thereto, for which such Borrower Party shall be primarily liable for all purposes hereunder. This Section 11.23 with respect to the Maximum Liability of each Borrower Party is intended solely to preserve the rights of the Administrative Agent and the Lenders to the maximum extent not subject to avoidance under applicable Law, and no Loan Party nor any other person or entity shall have any right or claim under this Section 11.23 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Borrower Party hereunder shall not be rendered void, voidable, invalid or unenforceable under applicable Law.

11.24     Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement or any other Loan Document in respect of Swap Obligations; provided, however, that in the event that in any action or proceeding involving any state, federal, provincial, territorial or foreign corporate law, or any state, federal, provincial, territorial or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, the obligations of any Qualified ECP Guarantor under this Section 11.24 shall be held or determined to be void, avoidable, invalid or unenforceable (including because of Section 548 of the Bankruptcy Code or any applicable Insolvency Laws or any applicable state, provincial, territorial or federal Law relating to fraudulent conveyances or transfers, preferences or transfers at an undervalue), then, notwithstanding any other provision of this Section 11.24 to the contrary, the amount of such liability of such Qualified ECP Guarantor under this Section 11.24 shall, without any further action by any Loan Party, the Administrative Agent or any Secured Party, be automatically limited and reduced to the highest amount that is valid and enforceable. The obligations of each Qualified ECP Guarantor under this Section 11.24 shall remain in full force and effect until the termination of the Commitments and Dollar Working Capital Facility Uncommitted Tranche Portions and payment in full of the Loans and all other Obligations. Each Qualified ECP Guarantor intends that this Section 11.24 constitute, and this Section 11.24 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

11.25      Judgment Currency. (a)  The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in United States Dollars or Canadian Dollars, as applicable, shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than United States Dollars or Canadian Dollars, as applicable, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender or Issuing Lender of the full amount of United States Dollars or Canadian Dollars, as applicable, expressed to be payable to the Administrative Agent or such Lender or Issuing Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than United States Dollars or Canadian Dollars, as applicable, (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in United States Dollars or Canadian Dollars, as applicable, the conversion shall be made at the Dollar Equivalent or Canadian Dollar Equivalent, as applicable, determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)               If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties shall pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of United States Dollars or Canadian Dollars, as applicable, which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)              For purposes of determining the Dollar Equivalent or Canadian Dollar Equivalent or any other rate of exchange for this Section 11.25, such amounts shall include any premium and costs payable in connection with the purchase of United States Dollars or Canadian Dollars, as applicable.

11.26      English Language. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit y afférents soient rédigés en anglais seulement et que tous les documents, y compris tous avis, envisagés par cette convention soient rédigés en anglais seulement.

11.27      Effect of Amendment and Restatement. On the Restatement Effective Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety by this Agreement. The parties hereto acknowledge and agree that (a) this Agreement and other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment or reborrowing, or termination of the Obligations under the Existing Credit Agreement as in effect prior to the Restatement Effective Date and (b) such Obligations are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement. Each Loan Party hereby reaffirms its duties and obligations under each Loan Document to which it is a party including any Lien granted therein (such reaffirmation is solely for the convenience of the parties hereto and is not required by the terms of the Existing Credit Agreement). Each reference to this Agreement in any Loan Document shall be deemed to be a reference to this Agreement as amended and restated hereby.

11.28      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.29      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Financial Hedging Agreements, Commodity OTC Agreements, Swaps or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that the rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 11.29, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)        a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii)       a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)      a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.30      Approved Organizational Changes. The MLP may (i) convert from a Delaware limited partnership to a Delaware limited liability company and (ii) change its name in connection with such conversion (such changes in clauses (i) and (ii), the “Approved Organizational Changes”), in each case, subject to the satisfaction of the following conditions:

(a)               Notice. The MLP has given the Administrative Agent at least thirty (30) days prior written notice of such change;

(b)               Loan Documents. The MLP shall have executed and delivered to the Administrative Agent such security agreements, pledges, financing statements or amendments thereto or other documents, or additional or supplemental documents or amendments to the Loan Documents, in each case as shall be deemed necessary or appropriate by the Administrative Agent in its reasonable discretion, including:

(i)        a reaffirmation of each applicable Loan Document, each in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by a duly authorized officer of the MLP and each other party thereto; and

(ii)       a tripartite acknowledgment of conversion and name change for each Controlled Account of the MLP (if any), in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by a duly authorized officer of the MLP and each other party thereto;

(c)               Legal Opinions. The Administrative Agent shall have received legal opinions with respect to such change and the effect thereof covering the applicable subject matter, each in form and substance reasonably satisfactory to the Administrative Agent;

(d)               Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent of the Uniform Commercial Code, judgment and tax Lien filings, and all customary searches for financing transactions of this nature in all applicable jurisdictions, which may have been filed with respect to personal property of the MLP and the results of such search shall be reasonably satisfactory to the Administrative Agent;

(e)               Actions to Perfect Liens. All filings, recordings, registrations and other actions, including the filing of financing statements on form UCC-1 and or UCC-3, necessary or, in the opinion of the Administrative Agent, desirable to perfect or continue the perfection of the Liens created by the Security Documents, shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation;

(f)               Secretary’s Certificate. The Administrative Agent shall have received a certificate of the MLP in respect of the Approved Organizational Changes, substantially in the form of Exhibit E, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by (i) the President or any Vice President and the Secretary or any Assistant Secretary on behalf of such Person, or, if applicable, of the managing member or members of such Person, on behalf of such Person, or (ii) in the case of any such Person that is a limited liability company, partnership or limited partnership that does not have any such officers, the managing member or members of such Person, on behalf of such Person;

(g)              Proceedings of the MLP. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or analogous body) of the MLP, certified on behalf of such Person by the Secretary or an Assistant Secretary of such Person, or, if applicable, of the managing member or members of such Person, which certification shall be included in the certificate delivered in respect of such Person pursuant to Section 11.30(f), shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded;

(h)               Incumbency Certificate. The Administrative Agent shall have received a certificate of the MLP, as to the incumbency and signature of the officers of such Person or, if applicable, of the managing member or members of such Person, executing any Loan Document, or having authorization to execute any certificate, notice or other submission required to be delivered to the Administrative Agent or a Lender pursuant to this Agreement, which certificate shall be included in the certificate delivered in respect of such Person pursuant to Section 11.30(f), shall be reasonably satisfactory in form and substance to the Administrative Agent, and shall be executed, as applicable, by the President or any Vice President or Director and the Secretary or any Assistant Secretary of such Person, or, if applicable, of the managing member or members of such Person, on behalf of such Person;

(i)                 Organizational Documents. The Administrative Agent shall have received true and complete copies of the Governing Documents of the MLP, certified as complete copies thereof by the Secretary or an Assistant Secretary of such Person, or, if applicable, of the managing member or members of such Person, on behalf of such Person, which certification shall be included in the certificate delivered in respect of such Person pursuant to Section 11.30(f) and shall be in form and substance reasonably satisfactory to the Administrative Agent;

(j)                Good Standing Certificate. The Administrative Agent shall have received certificates of status, compliance or good standing (as applicable) dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of the MLP in the jurisdiction of its organization;

(k)               Consents, Licenses and Approvals. The Administrative Agent shall have received a certificate of a Responsible Person of the MLP either (i) attaching copies of all consents, authorizations and filings referred to in Section 5.4 (other than any Uniform Commercial Code financing statement filed pursuant to the Security Documents), and stating that such consents, licenses and filings are in full force and effect or (ii) stating that no such consents, licenses or approvals are so required;

(l)                Risk Management Policy. The Administrative Agent and the Lenders shall have received a copy of the Risk Management Policy in respect of the Approved Organizational Changes, including position and other limits, which shall be satisfactory in content and form to the Administrative Agent; and

(m)              Know Your Customer Information. Each Lender shall have received all of the documents referred to in Section 6.1(y) with respect to the MLP and shall have confirmed to the Administrative Agent that such documents are in form and substance reasonably satisfactory to such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SPRAGUE OPERATING RESOURCES LLC, as a Borrower

By:	/s/ Paul A. Scoff
Name: Paul A. Scoff
Title: Vice President, General Counsel, Chief Compliance Officer and Secretary

KILDAIR SERVICE ULC, as a Borrower

By:	/s/ Paul A. Scoff
Name: Paul A. Scoff
Title: Secretary

[Signature Page to Second A&R Credit Agreement]

ADMINISTRATIVE AGENT AND LENDERS:

MUFG Bank, Ltd.,
as Administrative Agent and a Lender

By:	/s/ Christopher Taylor
Name: Christopher Taylor
Title: Managing Director

[Signature Page to Second A&R Credit Agreement]

MUFG Bank, LTD., Canada Branch
as a Multicurrency Working Capital Facility Lender

By:	/s/ Philippe Boivin
Name: Philippe Boivin
Title: Managing Director

[Signature Page to Second A&R Credit Agreement]

BNP Paribas,
as a Lender under the Dollar Working Capital Facility Committed Tranche, the Dollar Working Capital Uncommitted Tranche, and the Acquisition Facility

By:	/s/ Redi Meshi
Name: Redi Meshi
Title: Vice President

By:	/s/ Margarita Boulankova
Name: Margarita Boulankova
Title: Director

BNP Paribas (acting through its Canada Branch)
as a Lender under the Multicurrency Working Capital Facility

By:	/s/Jean Rolin
Name: Jean Rolin
Title: Director

By:	/s/Nicholas Brazeau
Name: Nicholas Brazeau
Title: VP, Coverage

[Signature Page to Second A&R Credit Agreement]

Customers Bank,
as a Lender

By:	/s/ Joseph T. O’Leary, Jr.
Name: Joseph T. O’Leary, Jr.
Title: Executive Vice President

[Signature Page to Second A&R Credit Agreement]

Wells Fargo Bank, N.A.,
as a Lender

By:	/s/ William Aldridge
Name: William Aldridge
Title: Director

[Signature Page to Second A&R Credit Agreement]

People’s United Bank, National Association,
as a Lender
By:	/s/ Patricia L. Camelio
Name: Patricia L. Camelio
Title: Senior Vice President

[Signature Page to Second A&R Credit Agreement]

Coöperatieve Rabobank U.A., New York Branch,
as a Lender

By:	/s/ Hayon Scarr
Name: Hayon Scarr
Title: Executive Director

By:	/s/ Edward Santos
Name: Edward Santos
Title: Vice President

[Signature Page to Second A&R Credit Agreement]

Santander Bank, N.A.,
as a Lender

By:	/s/ John P. Nuzzo
Name: John P. Nuzzo
Title: Senior Vice President

[Signature Page to Second A&R Credit Agreement]

Société Générale,
as a Lender

By:	/s/ Michiel V.M. Van Der Voort
Name: Michiel V.M. Van Der Voort
Title: Managing Director

[Signature Page to Second A&R Credit Agreement]

ABN AMRO Capital USA LLC,
as a Lender

By:	/s/ Suzanne Durney
Name: Suzanne Durney
Title: Managing Director

By:	/s/ Rod Hutchinson
Name: Rod Hutchinson
Title: Managing Director

[Signature Page to Second A&R Credit Agreement]

Citizens Bank, N.A.,
as a Lender

By:	/s/ Harvey Thayer
Name: Harvey Thayer
Title: SVP

[Signature Page to Second A&R Credit Agreement]

Webster Bank, N.A.,
as a Lender

By:	/s/ Carol Carver
Name: Carol Carver
Title: Senior Vice President

[Signature Page to Second A&R Credit Agreement]

Citibank, N.A.,
as a Lender

By:	/s/ Marina E. Gross
Name: Marina E. Gross
Title: Senior Vice President

[Signature Page to Second A&R Credit Agreement]